As filed with the Securities and Exchange Commission on November 12, 2020

Registration No. 333-242307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

UBER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	45-2647441
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1455 Market Street, 4th Floor
San Francisco, California 94103
(415) 612-8582

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nelson Chai

Chief Financial Officer
Uber Technologies, Inc.
1455 Market Street, 4th Floor
San Francisco, California 94103
(415) 612-8582

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony West Keir Gumbs Uber Technologies, Inc. 1455 Market Street, 4th Floor San Francisco, California 94103 (415) 612-8582	Andrew J. Nussbaum, Esq. Mark A. Stagliano, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Tad J. Freese, Esq. Chad G. Rolston, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the transaction described in the enclosed consent solicitation statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this consent solicitation statement/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement (of which this preliminary consent solicitation statement/prospectus is a part), as filed with the Securities and Exchange Commission, is effective. This preliminary consent solicitation statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY CONSENT SOLICITATION STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION
DATED NOVEMBER 12, 2020

CONSENT SOLICITATION STATEMENT OF POSTMATES INC. AND PROSPECTUS OF UBER TECHNOLOGIES, INC.

To Stockholders of Postmates Inc.:

As you may be aware, Postmates Inc. (“Postmates”) entered into an Agreement and Plan of Merger, dated as of July 5, 2020 (the “merger agreement”), with Uber Technologies, Inc. (“Uber”) and two of Uber’s wholly owned subsidiaries, pursuant to which, through two successive mergers, Postmates will become a wholly owned subsidiary of Uber (collectively, the “mergers”). Pursuant to the merger agreement, Postmates will amend its eighth amended and restated certificate of incorporation (the “Postmates certificate”) to make certain changes to the liquidation preference for the shares of its Series G preferred stock in connection with the mergers, as set forth in the certificate of amendment to the Postmates certificate (the “Postmates certificate amendment”). The transactions contemplated by the merger agreement, including the mergers and the Postmates certificate amendment, are collectively referred to as the “transaction.”

The aggregate consideration to be paid by Uber will be approximately $2.65 billion, subject to certain adjustments set forth in the merger agreement, consisting of shares of Uber common stock, based on a fixed price of $31.45 per share, which represents the volume weighted average closing sale price per share of Uber common stock on the New York Stock Exchange (the “NYSE”) for the 10 consecutive trading days ending on and including June 29, 2020. Subject to the applicable provisions of the merger agreement, each share of Postmates common stock, Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock, in each case issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares as described in the accompanying consent solicitation statement/prospectus), will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to (i) in the case of Postmates preferred stock, the number of shares of Uber common stock allocable from the aggregate merger consideration to each share of Postmates preferred stock in accordance with the Postmates certificate, as amended by the Postmates certificate amendment, and (ii) in the case of the Postmates common stock, the quotient of (a) the sum of (i) the aggregate merger consideration of approximately $2.65 billion (subject to certain adjustments set forth in the merger agreement) minus (ii) the aggregate preferred stock merger consideration, divided by (b) the number of shares of Postmates common stock outstanding on a fully diluted basis as calculated in accordance with the merger agreement. As of November 11, 2020, the most recent practicable date prior to the printing of the accompanying consent solicitation statement/prospectus, based upon the number of shares of Postmates capital stock outstanding, the aggregate exercise price of Postmates options, stock appreciation rights and warrants, the aggregate cash, indebtedness and estimated transaction expenses of Postmates, in each case determined in accordance with the merger agreement, and the average closing price of Uber common stock over the 10 trading day period ending five trading days prior to such date, in each case as of such date, each share of Postmates common stock, Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock would have been converted into into 0.3473, 0.3473, 0.3473 and 0.4023 shares of Uber common stock, respectively. Because Uber’s share price will fluctuate between now and the completion of the transaction, and because the consideration will not be adjusted to reflect changes in Uber’s share price, Postmates stockholders cannot be sure of the value of the shares of Uber common stock they will receive in the transaction, and the value of the Uber common stock received by Postmates stockholders in the transaction may differ from the implied value based on the share price on the date of the merger agreement or on November 11, 2020. See the section entitled “The Transaction—Consideration to Postmates Stockholders” beginning on page 61 of the accompanying consent solicitation statement/prospectus, including the hypothetical example set forth therein.

Uber common stock is traded on the NYSE under the symbol “UBER.” On November 11, 2020, the most recent practicable date prior to the printing of the accompanying consent solicitation statement/prospectus, the last reported sale price of Uber common stock on the NYSE was $46.23.

The board of directors of Postmates (the “Postmates board”) has considered the transaction and the terms of the merger agreement and has unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders. However, (a) the adoption of the merger agreement requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates common stock and Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (iii) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii) and (iii), collectively, the “Postmates stockholder approval”), and (b) the adoption of the Postmates certificate amendment requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (iii) the holders of at least a majority of the outstanding shares of Postmates Series G preferred stock (voting as a separate class) entitled to vote thereon and (iv) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Postmates certificate amendment approval”).

The Postmates stockholder approval and the Postmates certificate amendment approval are required for the transaction to close, and you are being sent this document to ask you to approve the adoption of the merger agreement and the Postmates certificate amendment by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.

The Postmates board has set October 30, 2020 as the record date (the “record date”) for determining Postmates stockholders entitled to execute and deliver written consents with respect to this solicitation. If you are a holder of Postmates capital stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Postmates. See the section entitled “Solicitation of Written Consents” beginning on page 52 of the accompanying consent solicitation statement/prospectus.

Subsequent to the execution of the merger agreement, Uber and certain stockholders of Postmates, representing approximately 65.7% of the outstanding shares of Postmates capital stock, approximately 52.5% of the outstanding shares of Postmates common stock and approximately 75.3% of the outstanding shares of Postmates preferred stock, including 100% of the outstanding shares of Postmates Series G preferred stock, in each case as of the record date, entered into a support agreement (the “support agreement”) under which they have agreed, promptly (and in any event within two business days) after the registration statement of which the accompanying consent solicitation statement/prospectus forms a part is declared effective by the Securities and Exchange Commission (the “SEC”), to execute and deliver written consents approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of their shares of Postmates capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all parties to the support agreement will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

No vote of Uber stockholders is required to complete the transaction.

We encourage you to read carefully the accompanying consent solicitation statement/prospectus and the documents incorporated by reference into the accompanying consent solicitation statement/prospectus in their entirety, including the section entitled “Risk Factors” beginning on page 27 of the accompanying consent solicitation statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent solicitation statement/prospectus, or determined if the accompanying consent solicitation statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying consent solicitation statement/prospectus is dated [          ], 2020, and is first being mailed to Postmates stockholders on or about [          ], 2020.

Bastian Lehmann
President and Chief Executive Officer

Postmates Inc.
201 3rd Street, Suite 200
San Francisco, CA 94103

Notice of Solicitation of Written Consent

To Stockholders of Postmates Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of July 5, 2020 (the “merger agreement”), by and among Uber Technologies, Inc. (“Uber”), News Merger Sub Corp., a wholly owned subsidiary of Uber (“Merger Sub”), News Merger Company LLC, a wholly owned subsidiary of Uber (“Merger Company”), and Postmates Inc. (“Postmates”), Merger Sub will be merged with and into Postmates (the “first merger”), with Postmates continuing as the surviving corporation and a wholly owned subsidiary of Uber, and immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company (the “second merger” and, together with the first merger, the “mergers”), with Merger Company continuing as the surviving company and a wholly owned subsidiary of Uber. Pursuant to the merger agreement, Postmates will amend its eighth amended and restated certificate of incorporation (the “Postmates certificate”) to make certain changes to the liquidation preference for the shares of its Series G preferred stock in connection with the mergers, as set forth in the certificate of amendment to the Postmates certificate (the “Postmates certificate amendment”). The transactions contemplated by the merger agreement, including the mergers and the Postmates certificate amendment, are collectively referred to as the “transaction.”

The accompanying consent solicitation statement/prospectus is being delivered to you on behalf of the board of directors of Postmates (the “Postmates board”) to request that Postmates stockholders as of the record date of October 30, 2020 approve the adoption of the merger agreement and the Postmates certificate amendment by executing and returning the written consent furnished with the accompanying consent solicitation statement/prospectus.

The accompanying consent solicitation statement/prospectus describes the merger agreement, the transaction and the actions to be taken in connection with the transaction and provides additional information about the parties involved. Please give this information your careful attention. Copies of the merger agreement and the Postmates certificate amendment are attached as Annex A and Annex C, respectively, to the accompanying consent solicitation statement/prospectus.

A summary of the appraisal and dissenters’ rights that may be available to you is described in “Appraisal and Dissenters’ Rights” beginning on page 129 of the accompanying consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal or dissenters’ rights you must not sign and return a written consent approving the adoption of the merger agreement. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the merger agreement. In addition, you must take all other steps necessary to perfect your appraisal or dissenters’ rights.

The Postmates board has considered the transaction and the terms of the merger agreement and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders.

Please complete, date and sign the written consent furnished with the accompanying consent solicitation statement/prospectus and return it promptly to Postmates by one of the means described in “Solicitation of Written Consents” beginning on page 52 of the accompanying consent solicitation statement/prospectus.

By Order of the Board of Directors: Rob Rieders General Counsel

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IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS

This consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Uber (File No. 333-242307), constitutes a prospectus of Uber under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Uber common stock to be issued to Postmates stockholders pursuant to the merger agreement. This consent solicitation statement/prospectus also constitutes a consent solicitation statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Postmates with respect to the proposals to approve the adoption of the merger agreement and the Postmates certificate amendment.

Neither Uber nor Postmates has authorized anyone to give any information or make any representation about the transaction, Uber or Postmates that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither Uber nor Postmates takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this consent solicitation statement/prospectus.

This consent solicitation statement/prospectus is dated [          ], 2020. The information contained in this consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this consent solicitation statement/prospectus to Postmates stockholders nor the issuance by Uber of common stock pursuant to the merger agreement will create any implication to the contrary.

This consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Uber contained in or incorporated by reference into this consent solicitation statement/prospectus has been provided by Uber, and the information concerning Postmates contained in this consent solicitation statement/prospectus has been provided by Postmates.

Unless otherwise indicated or as the context otherwise requires, all references in this consent solicitation statement/prospectus to:

•	“CCC” refers to the California Corporations Code;
•	“closing” refers to the closing of the first merger;
•	“closing date” refers to the date on which the closing actually occurs;
•	“DGCL” refers to the General Corporation Law of the State of Delaware;
•	“effective time” refers to the effective time of the first merger;
•	“first merger” refers to the merger of Merger Sub with and into Postmates, with Postmates continuing as the surviving corporation and as a wholly owned subsidiary of Uber;
•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of July 5, 2020, by and among Uber, Merger Sub, Merger Company and Postmates;
•	“Merger Company” refers to News Merger Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Uber;
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•	“Merger Sub” refers to News Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Uber;
•	“mergers” refers to, collectively, the first merger and the second merger;
•	“Postmates” refers to Postmates Inc., a Delaware corporation;
•	“Postmates amended certificate” refers to the Postmates certificate, as amended by the Postmates certificate amendment;
•	“Postmates board” refers to the board of directors of Postmates;
•	“Postmates capital stock” refers to, collectively, the Postmates common stock and the Postmates preferred stock;
•	“Postmates certificate” refers to the eighth amended and restated certificate of incorporation of Postmates, a copy of which is attached as Annex B to this consent solicitation statement/prospectus;
•	“Postmates certificate amendment” refers to the amendment of the Postmates certificate, in the form of the certificate of amendment attached as Annex C to this consent solicitation statement/prospectus;
•	“Postmates common stock” refers to the common stock, par value $0.000001 per share, of Postmates;
•	“Postmates preferred stock” refers to the preferred stock, par value $0.000001 per share, of Postmates;
•	“Postmates Series E preferred stock” refers to the Series E preferred stock, par value $0.000001 per share, of Postmates;
•	“Postmates Series F preferred stock” refers to the Series F preferred stock, par value $0.000001 per share, of Postmates;
•	“Postmates Series G preferred stock” refers to the Series G preferred stock, par value $0.000001 per share, of Postmates;
•	“Postmates stockholders” refers to the holders of Postmates capital stock;
•	“Postmates warrant” refers to a warrant to purchase shares of Postmates capital stock;
•	“second effective time” refers to the effective time of the second merger;
•	“second merger” refers to the merger of Postmates with and into Merger Company, with Merger Company continuing as the surviving company and as a wholly owned subsidiary of Uber;
•	“surviving company” refers to Merger Company as the surviving company in the second merger;
•	“surviving corporation” refers to Postmates as the surviving corporation in the first merger;
•	“transaction” refers to the transactions contemplated by the merger agreement, including the mergers and the Postmates certificate amendment;
•	“Uber” refers to Uber Technologies, Inc., a Delaware corporation;
•	“Uber board” refers to the board of directors of Uber;
•	“Uber common stock” refers to the shares of common stock, par value $0.00001 per share, of Uber;
•	“Uber stockholders” refers to the holders of Uber common stock; and
•	“we,” “our” and “us” refer to Uber and Postmates, collectively.
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QUESTIONS AND ANSWERS

The following are some of the questions that stockholders of Uber and Postmates may have regarding the transaction and answers to those questions. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this consent solicitation statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this consent solicitation statement/prospectus. You are urged to read this consent solicitation statement/prospectus in its entirety. Additional important information is also contained in the Annexes to this consent solicitation statement/prospectus. You should pay special attention to the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Questions and Answers about the Transaction

Why am I receiving this consent solicitation statement/prospectus?

The Postmates board is providing this consent solicitation statement/prospectus to Postmates stockholders and is soliciting such stockholders’ written consent in connection with the merger agreement, pursuant to which Uber has agreed to acquire Postmates. In addition, pursuant to the registration statement of which this consent solicitation statement/prospectus forms a part, Uber is registering shares of Uber common stock issuable to Postmates stockholders upon completion of the transaction. This consent solicitation statement/prospectus contains important information about the transaction, the merger agreement and certain related matters, and you should read this consent solicitation statement/prospectus carefully and in its entirety.

What will happen in the transaction?

Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber. Immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company, with Merger Company continuing as the surviving company in the second merger and as a wholly owned subsidiary of Uber. Pursuant to the merger agreement, Postmates will amend the Postmates certificate to make certain changes to the liquidation preference for the Postmates Series G preferred stock in connection with the mergers, as set forth in the Postmates certificate amendment.

See the sections entitled “The Transaction—Structure of the Transaction” and “The Merger Agreement—The Transaction,” the merger agreement attached as Annex A to this consent solicitation statement/prospectus, the Postmates certificate attached as Annex B to this consent solicitation statement/prospectus and the Postmates certificate amendment attached as Annex C to this consent solicitation statement/prospectus for more information about the transaction and the merger agreement.

What will holders of Postmates capital stock receive in the first merger?

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Postmates or any other person:

•	each share of Postmates common stock issued and outstanding immediately prior to the effective time (other than any cancelled shares (as defined under “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock”) or dissenting shares (as defined under “The Merger Agreement—Dissenting Shares”)) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share common merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”)
•	each share of Postmates Series G preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted
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into the right to receive a number of shares of Uber common stock equal to the per share Series G merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”);
•	each share of Postmates Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series F merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”); and
•	each share of Postmates Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series E merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”).

See the sections entitled “The Transaction—Consideration to Postmates Stockholders” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

What will holders of Postmates warrants receive in the first merger?

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Postmates or any other person, each Postmates warrant that is outstanding and unexercised immediately prior to the effective time will be automatically converted into the right to receive a number of shares of Uber common stock equal to the quotient of (a) the product of (i) the number of shares of Postmates common stock in respect of which such Postmates warrant was exercisable immediately prior to the effective time in accordance with the terms of the applicable Postmates warrant multiplied by (ii) the excess (if any) of (x) the cash equivalent per share common merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”) minus (y) the per share exercise price of such Postmates warrant, divided by (b) the Uber trading price (as defined under “The Transaction—Consideration to Postmates Stockholders”).

See the section entitled “The Merger Agreement—Treatment of Postmates Warrants.”

What will holders of Postmates equity awards receive in the first merger?

At the effective time, options to purchase shares of Postmates common stock granted under the Postmates equity plan (each, a “Postmates option”) will be treated as follows:

•	each Postmates option that is outstanding and unexercised immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be assumed and converted automatically into an option to purchase the number of shares of Uber common stock (an “Uber option”) equal to the product of (a) the total number of shares of Postmates common stock subject to the Postmates option immediately prior to the effective time multiplied by (b) the equity award exchange ratio (as defined under “The Merger Agreement—Treatment of Postmates Equity Awards”) (rounded down to the nearest whole share), with an exercise price per share of Uber common stock equal to the quotient of (i) the per share exercise price for shares of Postmates common stock subject to the corresponding Postmates option immediately prior to the effective time divided by (ii) the equity award exchange ratio (rounded up to the nearest whole cent). Each Uber option will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates option under the Postmates equity plan and the applicable award agreement, including vesting terms;
•	each Postmates option that is not converted into an Uber option as set forth above (including each Postmates option that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be deemed exercised for net shares (each as
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defined under “The Merger Agreement—Treatment of Postmates Equity Awards”), each of which net share will be treated as Postmates common stock and receive the per share common merger consideration, less applicable tax withholding; and
•	each Postmates option that is an underwater option (as defined under “The Merger Agreement—Treatment of Postmates Equity Awards”) will be cancelled and terminated, without payment in respect thereof.

At the effective time, stock appreciation rights in respect of Postmates common stock granted under the Postmates equity plan (each, a “Postmates stock appreciation right”) will be treated as follows:

•	each Postmates stock appreciation right that is outstanding and unexercised immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be assumed and converted automatically into a stock appreciation right with respect to Uber common stock (an “Uber stock appreciation right”) equal to the product of (a) the number of shares of Postmates common stock subject to the Postmates stock appreciation right immediately prior to the effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole share), with an exercise price per share of Uber common stock equal to the quotient of (i) the exercise price per share of Postmates common stock subject to the corresponding Postmates stock appreciation right immediately prior to the effective time divided by (ii) the equity award exchange ratio (rounded up to the nearest whole cent). Each Uber stock appreciation right will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates stock appreciation right under the Postmates equity plan and the applicable award agreement, including vesting terms;
•	each Postmates stock appreciation right that is not converted into an Uber stock appreciation right as set forth above (including each Postmates stock appreciation right that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be deemed exercised for net shares, each of which net share will be entitled to receive an amount in cash equal to the cash equivalent per share common merger consideration, less applicable tax withholding; and
•	each Postmates stock appreciation right that is an underwater stock appreciation right (as defined under “The Merger Agreement—Treatment of Postmates Equity Awards”) will be cancelled and terminated, without payment in respect thereof.

At the effective time, restricted stock units in respect of Postmates common stock granted under the Postmates equity plan (each, a “Postmates restricted stock unit”) will be treated as follows:

•	each Postmates restricted stock unit that is outstanding immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be converted automatically into a restricted stock unit with respect to a number of shares of Uber common stock (an “Uber restricted stock unit”) equal to the product of (a) the number of shares of Postmates common stock subject to the Postmates restricted stock unit immediately prior to the effective time multiplied by (B) the equity award exchange ratio (rounded down to the nearest whole share). Each Uber restricted stock unit will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates restricted stock unit under the Postmates equity plan and the applicable award agreement, including vesting terms; and
•	each Postmates restricted stock unit that is outstanding immediately prior to the effective time and that is not converted into an Uber restricted stock unit as set forth above (including each Postmates restricted stock unit that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be cancelled and converted into the right to receive the per share common merger consideration, less applicable tax withholding.
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See the section titled “The Merger Agreement—Treatment of Postmates Equity Awards.”

What happens if the transaction is not completed?

If the transaction is not completed for any reason, Postmates stockholders will not receive any merger consideration for their shares of Postmates capital stock, and Postmates will remain an independent company. If the merger agreement is terminated, in certain circumstances, Uber may be required to pay Postmates a termination fee of up to $145,750,000, as described under the section entitled “The Merger Agreement—Expenses and Termination Fee.”

Failure to complete the transaction could negatively impact Uber, Postmates and their respective businesses, prospects, financial condition and results of operations. The price of Uber common stock may decline to the extent that its current market price reflects a market assumption that the transaction will be completed. In addition, some costs related to the transaction must be paid by Uber and Postmates even if the transaction is not completed. Furthermore, Uber and Postmates may experience negative reactions from their respective stockholders, customers, restaurants, independent contractor couriers, vendors and/or other persons with whom Uber or Postmates has a business relationship, which could have an adverse effect on their respective businesses, financial condition and results of operations.

The merger agreement contains non-solicitation provisions that restrict the ability of Postmates, during the pendency of the transaction, to solicit, knowingly encourage or knowingly facilitate, participate in any discussions or negotiations regarding, or approve, endorse or recommend, any proposal the completion of which would constitute an alternative transaction for purposes of the merger agreement, which includes any transaction pursuant to which any third party would acquire beneficial ownership of more than 15% of the outstanding shares of Postmates capital stock or securities representing 15% or more of the voting power of Postmates and any merger or similar transaction pursuant to which any third party would acquire assets or businesses of Postmates or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Postmates and its subsidiaries, taken as a whole. In addition, under the terms of the merger agreement, Postmates is subject to restrictions on the conduct of its business prior to the completion of the transaction, including, among other things, restrictions on its ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, commence or settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect Postmates’ business, strategy, operations and prospects prior to the completion of the transaction or in the event the transaction is not completed. If the transaction is not completed, the strategic alternatives available to Postmates, including remaining an independent company, and the opportunities available to Postmates to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the transaction and/or may not be as favorable to Postmates and its stockholders as the transaction. See the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Postmates,” “The Merger Agreement—Covenants and Agreements—Conduct of Business of Postmates Prior to Completion of the Transaction” and “Risk Factors.”

If I am a Postmates stockholder or warrant holder, how will I receive the consideration to which I will become entitled?

After the transaction is completed, a letter of transmittal and written instructions for the surrender of Postmates stock certificates and Postmates warrants will be mailed to Postmates stockholders and warrant holders. The merger agreement provides that the adoption of the merger agreement by Postmates stockholders constitutes approval of the provisions of the letter of transmittal. Upon receipt by the exchange agent of a Postmates stock certificate representing your shares of Postmates capital stock or a Postmates warrant, a validly executed letter of transmittal duly completed in accordance with the instructions provided by the exchange agent and any other documents reasonably required by the exchange agent, (a) you will be entitled to receive the number of shares of Uber common stock (which will be in uncertificated book-entry form), together with any cash in lieu of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock, in each case that you

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have the right to receive pursuant to the applicable provisions of the merger agreement, and (b) the Postmates stock certificate or Postmates warrant surrendered will be cancelled. For more information about the exchange of shares of Postmates capital stock and Postmates warrants for shares of Uber common stock, see the section entitled “The Merger Agreement—Exchange Procedures.”

Are there any important risks related to the transaction or Uber’s or Postmates’ businesses of which I should be aware?

Yes, there are important risks related to the transaction and Uber’s, Postmates’ and the surviving company’s businesses. Before making any decision on how to vote, we urge you to read carefully and in its entirety the section entitled “Risk Factors.”

Are Postmates stockholders entitled to seek appraisal or dissenters’ rights?

Pursuant to Section 262 of the DGCL and Chapter 13 of the CCC (if deemed applicable to the transaction by virtue of Section 2115 of the CCC), holders of Postmates capital stock who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, have the right to seek appraisal of the fair value of their shares of Postmates capital stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the first merger is completed. The “fair value” of shares of Postmates capital stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the consideration that a Postmates stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal or dissenters’ rights, Postmates stockholders must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section entitled “Appraisal and Dissenters’ Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

What are the conditions to the completion of the transaction?

Completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), no law having been enacted, or order or injunction having been issued or granted, by a governmental entity of competent jurisdiction that prohibits the completion of the mergers or results in an unacceptable condition (as defined under “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”), the receipt of the Postmates stockholder approval and the Postmates certificate amendment approval, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the approval for listing on the New York Stock Exchange (the “NYSE”) of the shares of Uber common stock to be issued in the first merger. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction.”

When is the transaction expected to be completed?

Uber and Postmates currently expect the transaction to close in the fourth quarter of 2020, subject to certain conditions. Neither Uber nor Postmates can predict, however, the actual date on which the transaction will be completed, or whether it will be completed, because the transaction is subject to certain factors outside the control of each of Uber and Postmates.

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Who can help answer my questions?

If you are a Postmates stockholder and would like additional copies of this consent solicitation statement/prospectus or a replacement written consent, or if you have questions about the transaction, the process for returning your written consent, or the other matters discussed in this consent solicitation statement/prospectus, you should contact: Postmates Inc., Attention: General Counsel, 201 Third Street, Suite 200, San Francisco, CA 94103.

If you are an Uber stockholder and would like additional copies of this consent solicitation statement/prospectus, or if you have questions about the transaction or the other matters discussed in this consent solicitation statement/prospectus, you should contact: Uber Technologies, Inc., Attention: Investor Relations, 1455 Market Street, 4th Floor, San Francisco, CA 94103.

Where can I find more information about Uber and Postmates?

You can find more information about Uber and Postmates from the various sources described under “Where You Can Find More Information.”

Questions and Answers for Uber Stockholders

Why am I not being asked to vote on the transaction?

In accordance with applicable law, no vote of Uber stockholders is required in connection with the transaction. Therefore, your vote or consent is not being sought. The purpose of the registration statement of which this consent solicitation statement/prospectus is a part is to register the shares of Uber common stock being issued to Postmates stockholders in the transaction and to provide Postmates stockholders with important information about Uber, Postmates, the merger agreement and the transaction.

Did the Uber board approve the merger agreement?

Yes. The Uber board approved the merger agreement and the transaction, and determined that the merger agreement and the transaction are fair to and in the best interests of Uber and its stockholders.

Questions and Answers for Postmates Stockholders

Did the Postmates board approve the merger agreement and the Postmates certificate amendment?

Yes. Following a review of the merger agreement and the Postmates certificate amendment and of the negotiations between Postmates and its representatives on behalf of Postmates and Uber and its representatives on behalf of Uber with respect to the merger agreement and the Postmates certificate amendment, the Postmates board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders. For a discussion of the factors considered by the Postmates board in approving the merger agreement and the Postmates certificate amendment, see the section entitled “The Transaction—Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board.”

Do any of the Postmates directors or officers have interests in the transaction that may differ from or be in addition to my interests as a Postmates stockholder?

Yes. Postmates stockholders should be aware that some of Postmates’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Postmates stockholders generally. The Postmates board was aware of and considered these interests, among other matters, in deciding to approve the terms of the merger agreement and the transaction. For a further discussion of these interests, see the section entitled “Interests of Postmates’ Directors and Executive Officers in the Transaction.”

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What am I being asked to approve?

Postmates stockholders are being asked to approve the following proposals:

•	Merger agreement proposal. A proposal to approve the adoption of the merger agreement (the “merger agreement proposal”); and
•	Postmates certificate amendment proposal. A proposal to approve the adoption of the Postmates certificate amendment (the “Postmates certificate amendment proposal” and, together with the merger agreement proposal, the “proposals”).

What is the recommendation of the Postmates board?

The Postmates board unanimously recommends that Postmates stockholders approve each of the proposals by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

What stockholder consent is required to approve the transaction?

Uber and Postmates cannot complete the transaction unless Postmates stockholders approve each of the proposals.

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (iii) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii) and (iii), collectively, the “Postmates stockholder approval”).

The approval of the Postmates certificate amendment proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (iii) the holders of at least a majority of the outstanding shares of Postmates Series G preferred stock (voting as a separate class) entitled to vote thereon and (iv) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon (the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Postmates certificate amendment approval”).

Subsequent to the execution of the merger agreement, Uber and certain stockholders of Postmates (each, a “support stockholder”), representing approximately 65.7% of the outstanding shares of Postmates capital stock, approximately 52.5% of the outstanding shares of Postmates common stock and approximately 75.3% of the outstanding shares of Postmates preferred stock, including 100% of the outstanding shares of Postmates Series G preferred stock, in each case as of the record date, entered into a support agreement (the “support agreement”) under which they have agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC, to execute and deliver written consents approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of their shares of Postmates capital stock entitled to act by written consent with respect thereto. The support stockholders are required to deliver such written consents even if the Postmates board changes its recommendation that Postmates stockholders approve each of the proposals. The execution and delivery of written consents by all of the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

In accordance with applicable law, no vote of Uber stockholders is required in connection with the transaction.

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Who is entitled to give a written consent?

The Postmates board has set October 30, 2020 as the record date (the “record date”) for determining the holders of Postmates capital stock entitled to execute and deliver written consents with respect to this solicitation. Holders of Postmates capital stock on the record date will be entitled to give or withhold a consent using the written consent furnished with this consent solicitation statement/prospectus.

How can I return my written consent?

If you hold shares of Postmates capital stock as of the record date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Postmates. Once you have completed, dated and signed your written consent, deliver it to Postmates by emailing a .pdf copy of your written consent to consents@postmates.com or by mailing your written consent to Postmates Inc., P.O. Box 8016, Cary, NC 27512-9903, Attention: General Counsel. Postmates will not call or convene any meeting of its stockholders in connection with the Postmates stockholder approval or the Postmates certificate amendment approval. Postmates stockholders should not send stock certificates with their written consents.

What happens if I do not return my written consent?

If you hold shares of Postmates capital stock as of the record date and you do not return your written consent, that will have the same effect as a vote against each of the proposals. However, under the support agreement, the support stockholders have agreed to deliver their written consents promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective by the SEC. Therefore, a failure of any other Postmates stockholder to deliver a written consent is not expected to have any effect on the approval of the proposals.

What happens if I return by written consent but do not indicate a decision with respect to proposals?

If you hold shares of Postmates capital stock as of the record date and you return a signed written consent without indicating your decision on either of the proposals, you will have given your consent to approve each proposal for which you did not indicate a decision.

What is the deadline for returning my written consent?

Postmates has set November 25, 2020 as the targeted final date for receipt of written consents (such date, as it may be extended in accordance with the next sentence, the “consent deadline”). Postmates reserves the right to extend the consent deadline beyond November 25, 2020. Any such extension may be made without notice to Postmates stockholders.

Can I change or revoke my written consent?

Yes. You may change or revoke your consent to either of the proposals at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the support agreement will constitute the Postmates stockholder approval and the Postmates certificate amendment approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Solicitation of Written Consents—Submission of Written Consents.”

What do I need to do now?

Postmates urges you to read carefully and consider the information contained in this consent solicitation statement/prospectus, including the Annexes, and to consider how the transaction will affect you as a stockholder of Postmates. Once the registration statement of which this consent solicitation statement/prospectus forms a part has

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been declared effective by the SEC, Postmates will solicit your written consent. The Postmates board unanimously recommends that all Postmates stockholders approve the proposals by executing and returning to Postmates the written consent furnished with this consent solicitation prospectus/prospectus as soon as possible and no later than the consent deadline.

What will happen to my existing shares of Postmates capital stock or Postmates warrants in the transaction?

At the effective time, your shares of Postmates capital stock will no longer represent an ownership interest in Postmates, as each share of Postmates capital stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will be cancelled and automatically converted into the right to receive the applicable portion of the aggregate merger consideration (as defined under “The Transaction—Consideration to Postmates Stockholders”) payable in respect thereof, any cash amount payable in respect of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement. For additional information about the consideration payable to holders of Postmates capital stock pursuant to the merger agreement, see the sections entitled “The Transaction—Consideration to Postmates Stockholders” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock.”

In addition, at the effective time, each Postmates warrant that is outstanding and unexercised immediately prior to the effective time will automatically be converted into the right to receive a number of shares of Uber common stock in accordance with the terms of the merger agreement and the applicable Postmates warrant. For additional information about the consideration payable to holders of Postmates warrants pursuant to the merger agreement, see the section entitled “The Merger Agreement—Treatment of Postmates Warrants.”

Should I send my stock certificates to Postmates now?

No. Do not send in your certificates now. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Postmates stock certificates will be mailed to Postmates stockholders. For more information, see the section entitled “The Merger Agreement—Exchange Procedures.”

Who can help answer my questions?

If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this consent solicitation statement/prospectus or a replacement written consent, please contact: Postmates Inc., Attention: General Counsel, 201 Third Street, Suite 200, San Francisco, CA 94103.

What are the U.S. federal income tax consequences of the mergers to U.S. holders of Postmates common stock?

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the completion of the mergers that Postmates receives an opinion from its counsel (or, if Postmates’ counsel is unwilling or unable to issue such opinion, from Uber’s counsel) dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Latham & Watkins LLP has delivered an opinion to Postmates to the same effect as the opinion described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Uber and Postmates, and assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (the “IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.

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No ruling has been, or will be, sought by Postmates or Uber from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the mergers, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Postmates common stock in a fully taxable transaction.

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss on the receipt of Uber common stock in exchange for Postmates common stock, excluding any cash received in lieu of fractional shares of Uber common stock.

For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

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SUMMARY

This summary highlights selected information included in this consent solicitation statement/prospectus and may not contain all of the information that is important to you. To better understand the transaction, you should carefully read this entire consent solicitation statement/prospectus and its Annexes and the other documents referred to in this consent solicitation statement/prospectus. Additional important information about Uber and Postmates is also contained in the Annexes to, and the documents incorporated by reference into, this consent solicitation statement/prospectus. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information” beginning on page 138 of this consent solicitation statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 55)

Uber Technologies, Inc.

Uber Technologies, Inc. is a technology platform that uses a massive network, leading technology, operational excellence and product expertise to power movement from point A to point B. Uber develops and operates proprietary technology applications supporting a variety of offerings on their platform. Uber connects consumers with independent providers of ride services for ridesharing services, and connects consumers with restaurants, grocers and other stores and delivery service providers for meal preparation, grocery, and other delivery services. Uber also connects consumers with public transportation networks, e-bikes, e-scooters and other personal mobility options. Uber uses this same network, technology, operational excellence and product expertise to connect shippers with carriers in the freight industry. Uber is also developing technologies that will provide autonomous driving vehicle solutions to consumers, networks of vertical take-off and landing vehicles and new solutions to solve everyday problems. Uber’s technology is available in 68 countries around the world, principally in the United States and Canada, Latin America, Europe, the Middle East, Africa, and Asia (excluding China and Southeast Asia).

Uber was incorporated as Ubercab, Inc. in Delaware in July 2010, and changed its name to Uber Technologies, Inc. in February 2011. Uber completed its initial public offering in May 2019. Uber common stock is listed on the NYSE under the symbol “UBER.”

Uber Technologies, Inc.
1455 Market Street

4th Floor

San Francisco, CA 94103
Phone: (415) 612-8582

Additional information about Uber and its subsidiaries is included in the documents incorporated by reference in this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”

News Merger Sub Corp.

News Merger Sub Corp., a wholly owned subsidiary of Uber, is a Delaware corporation that was incorporated on July 1, 2020 for the purpose of entering into the merger agreement and effecting the first merger. At the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber.

Merger Sub’s principal executive offices and its telephone number are the same as those of Uber.

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News Merger Company LLC

News Merger Company LLC, a wholly owned subsidiary of Uber, is a Delaware limited liability company that was formed on July 1, 2020 for the purpose of effecting the second merger. Immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company, with Merger Company continuing as the surviving company in the second merger and as a wholly owned subsidiary of Uber. As a result of the second merger, Merger Company will own the legacy business of Postmates.

Merger Company’s principal executive offices and its telephone number are the same as those of Uber.

Postmates Inc.

Postmates is a pioneer of on-demand logistics. Postmates has built a technology platform that enables consumers who use Postmates’ platform to order food and goods from over 740,000 restaurants and other retailers for delivery or pick up. Since inception, Postmates’ platform has generated over $8.7 billion in gross merchandise volume and fulfilled over 250 million orders, through September 30, 2020. Postmates’ network, which consists of their customers, merchants and a fleet of independent contractors, served 4,213 cities and was available to approximately 80% of U.S. households as of September 30, 2020.

Postmates Inc. was incorporated in Delaware in 2011.

Postmates Inc.
201 3rd Street

Suite 200

San Francisco, CA 94103

Phone: (415) 659-9465

The Transaction (page 61)

The terms and conditions of the transaction described below are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction.

The merger agreement provides, among other matters, for the acquisition of Postmates by Uber pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”). Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber. Immediately following the first merger, Postmates will be merged with and into Merger Company, with Merger Company continuing as the surviving company in the second merger and as a wholly owned subsidiary of Uber.

Pursuant to the merger agreement, and subject to the Postmates certificate amendment approval, Postmates will amend the Postmates certificate, a copy of which is attached as Annex B to this consent solicitation statement/prospectus, to make certain changes to the liquidation preference for the shares of the Postmates Series G preferred stock in connection with the mergers, as set forth in the Postmates certificate amendment, a copy of which is attached as Annex C to this consent solicitation statement/prospectus. The Postmates certificate amendment provides that the liquidation amount per share that a holder of Postmates Series G preferred stock is entitled to receive in connection with the first merger will be equal to the greater of (a) the sum of (i) $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions) and (ii) any accrued or declared but unpaid dividends thereon and (b) the consideration that such share of Postmates Series G preferred stock would have otherwise been entitled to receive had all such shares of Postmates Series G preferred stock converted into shares of Postmates common stock immediately prior to the effective time. For purposes of calculating the consideration that such share of Postmates Series G preferred stock would have otherwise been entitled to receive

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under clause (b) in connection with the first merger, such consideration will be equal to the per share common merger consideration. The Postmates Series G preferred stock accrues dividends initially at the rate of 5.0% per annum (increasing by 1.0% per annum on September 9, 2020 and at the end of each six-month period thereafter, up to a maximum of 8.0%), compounded on a semi-annual basis, of the sum of (A) $9.1575 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions) per share plus (B) the amount of previously accrued dividends on such share.

Under the Postmates certificate currently in effect, Postmates is not permitted to enter into any transaction deemed to be a liquidation, dissolution or winding up of Postmates under the Postmates certificate (including the transaction), unless the per share proceeds payable to the holders of Postmates Series G preferred stock at the closing of such transaction are at least $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions), without first obtaining the approval of holders of a majority of the outstanding shares of Postmates Series G preferred stock. The Postmates certificate amendment will amend the Postmates certificate in a manner that will provide that in the transaction, the per share proceeds payable to the holders of Postmates Series G preferred stock will be at least $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions). A majority of the holders of Postmates Series G preferred stock required the Postmates certificate amendment as a condition to their support of the transaction.

Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board (page 74)

Following a review of the merger agreement and the Postmates certificate amendment and of the negotiations between Postmates and its representatives on behalf of Postmates and Uber and its representatives on behalf of Uber with respect to the merger agreement and the Postmates certificate amendment, the Postmates board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders. For a discussion of the factors considered by the Postmates board in approving the merger agreement and the Postmates certificate amendment, see the section entitled “The Transaction—Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board.”

Regulatory Approvals (page 81)

Under the HSR Act, the mergers cannot be completed until, among other things, Uber and Postmates each files a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a request for additional information or documentary material with respect to the transaction (a “second request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On July 16, 2020, each of Uber and Postmates filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ. In order to give the DOJ more time to review the transaction, on August 17, 2020, Uber voluntarily withdrew its notification and report form and refiled it on August 19, 2020. On September 9, 2020, the DOJ issued a second request to each of Uber and Postmates to further review the transaction. On October 30, 2020, Uber and Postmates each certified substantial compliance with the second requests. On November 6, 2020, Uber sent a letter to the DOJ indicating that, subject to and upon the closing of the transaction, Uber will waive exclusivity provisions between Postmates and approximately 800 restaurants in certain geographic areas across the United States and, for a period of six months after closing, Uber will not enter into exclusivity agreements with those restaurants. On November 9, 2020, the DOJ granted early termination of the waiting period under the HSR Act with respect to the transaction, effective immediately.

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At any time before or after the completion of the transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be.

In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and the NYSE, as well as any required filings with state or local licensing authorities.

Conditions to Completion of the Transaction (page 103)

As more fully described in this consent solicitation statement/prospectus and in the merger agreement, the respective obligations of each party to effect the mergers will be subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Uber, Merger Sub, Merger Company and Postmates, as the case may be, to the extent permitted by applicable law:

•	the receipt of each of the Postmates stockholder approval and the Postmates certificate amendment approval;
•	the expiration or termination of any waiting period (and any extension thereof) applicable to the mergers under the HSR Act without the imposition, individually or in the aggregate (taken together with all divestiture actions (as defined under “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”)), of an unacceptable condition (as defined under “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions”) by a governmental entity of competent jurisdiction;
•	the absence of any law enacted or promulgated by, or order, judgment, decree, ruling or injunction issued or granted by, a governmental entity of competent jurisdiction, in each case which has the effect of (x) enjoining or otherwise prohibiting the completion of the mergers (a “restraint”) or (y) resulting, individually or in the aggregate (taken together with all divestiture actions), in an unacceptable condition;
•	the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated by the SEC; and
•	the approval for listing on the NYSE of the shares of Uber common stock issuable to Postmates stockholders in connection with the first merger, subject to official notice of issuance.

The obligations of Uber, Merger Sub and Merger Company to effect the mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Uber to the extent permitted by applicable law:

•	the accuracy of the representations and warranties made in the merger agreement by Postmates as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;
•	performance in all material respects by Postmates of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;
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•	the absence since the date of the merger agreement of any effects that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect (as defined under “The Merger Agreement—Representations and Warranties”) on Postmates; and
•	the receipt by Uber of each of the agreements, instruments, certificates and other documents required to be delivered by Postmates at or prior to the closing pursuant to the merger agreement.

The obligations of Postmates to effect the mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Postmates to the extent permitted by applicable law:

•	the accuracy of the representations and warranties made in the merger agreement by Uber, Merger Sub and Merger Company as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;
•	performance in all material respects by each of Uber, Merger Sub and Merger Company of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;
•	the absence since the date of the merger agreement of any effects that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Uber;
•	the receipt by Postmates of each of the agreements, instruments, certificates and other documents required to be delivered by Uber at or prior to the closing pursuant to the merger agreement; and
•	the receipt by Postmates of a written opinion from counsel, in form and substance reasonably satisfactory to Postmates, dated as of the closing date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in the opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Solicitation of Written Consents; Expenses (page 54)

The merger agreement provides that Postmates will seek the Postmates stockholder approval and the Postmates certificate amendment approval pursuant to this consent solicitation statement/prospectus, and Postmates will not call or convene any meeting of its stockholders in connection with the Postmates stockholder approval or the Postmates certificate amendment approval. Postmates stockholders are being asked to approve each of the merger agreement proposal and the Postmates certificate amendment proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

Only Postmates stockholders of record at the close of business on October 30, 2020, the record date, will be entitled to execute and deliver a written consent. Each holder of Postmates common stock is entitled to one vote for each share of Postmates common stock held as of the record date. Each holder of Postmates preferred stock is entitled to the number of votes equal to the number of shares of Postmates common stock into which the shares of Postmates preferred stock held by such holder could be converted as of the record date. The holders of Postmates common stock will vote as a separate class, the holders of Postmates preferred stock will vote together as a single class on an as-converted to common stock basis, the holders of Postmates capital stock will vote together as a single class on an as-converted to common stock basis and the holders of Postmates Series G preferred stock will vote as a separate class.

As of the close of business on the record date, there were 78,364,940 shares of Postmates common stock outstanding and 108,526,803 shares of Postmates preferred stock outstanding, consisting of 76,480,863 shares of Postmates Series E preferred stock, 15,665,925 shares of Postmates Series F preferred stock and 16,380,015 shares of Postmates Series G preferred stock, in each case entitled to execute and deliver written consents with respect to the merger agreement proposal and the Postmates certificate amendment proposal, and directors and executive officers of Postmates and their affiliates owned and were entitled to consent with respect to 17,469,621 shares of Postmates

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common stock (representing approximately 22.3% of such shares outstanding on that date) and 57,168,404 shares of Postmates preferred stock (representing approximately 52.7% of such shares outstanding on that date), consisting of 49,174,651 shares of Postmates Series E preferred stock (representing approximately 64.3% of such shares outstanding on that date), 5,263,751 shares of Postmates Series F preferred stock (representing approximately 33.6% of such shares outstanding on that date) and 2,730,002 shares of Postmates Series G preferred stock (representing approximately 16.7% of such shares outstanding on that date). Postmates currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal and the Postmates certificate amendment proposal, although none of them has entered into any agreements obligating him or her to do so, other than Mr. Lehmann, who has entered into the support agreement.

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (iii) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon.

The approval of the Postmates certificate amendment proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (iii) the holders of at least a majority of the outstanding shares of Postmates Series G preferred stock (voting as a separate class) entitled to vote thereon and (iv) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon.

Subsequent to the execution of the merger agreement, Uber and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of its shares of Postmates capital stock entitled to act by written consent with respect thereto. The shares of Postmates capital stock that are owned by the support stockholders and subject to the support agreement represent approximately 65.7% of the outstanding shares of Postmates capital stock, approximately 52.5% of the outstanding shares of Postmates common stock and approximately 75.3% of the outstanding shares of Postmates preferred stock, including 100% of the outstanding shares of Postmates Series G preferred stock, in each case as of the record date. The support stockholders are required to deliver such written consents even if the Postmates board changes its recommendation that Postmates stockholders approve each of the proposals. The execution and delivery of written consents by all of the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

You may consent to each of the proposals with respect to your shares of Postmates capital stock by completing and signing the written consent furnished with this consent solicitation statement/prospectus and returning it to Postmates by the consent deadline. Your consent to the proposals may be changed or revoked at any time before the consent deadline.

You may execute a written consent to approve the merger agreement proposal and the Postmates certificate amendment proposal (which is equivalent to a vote for each such proposal), or disapprove, or abstain from consenting with respect to, the merger agreement proposal and the Postmates certificate amendment proposal (which is equivalent to a vote against each such proposal). If you do not return your written consent, it will have the same effect as a vote against the merger agreement proposal and the Postmates certificate amendment proposal. If you are a record holder of shares of Postmates capital stock and you return a signed written consent without

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indicating your decision on either of the proposals, you will have given your consent to approve each of the proposals for which you did not indicate a decision.

Due to the obligations of the support stockholders under the support agreement, a failure of any other Postmates stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent, is not expected to have any effect on the approval of the proposals.

Postmates stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Postmates stock certificates will be mailed to Postmates stockholders. Do not send in your certificates now.

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Postmates. Officers and employees of Postmates may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Termination of the Merger Agreement (page 104)

The merger agreement may be terminated and the transaction may be abandoned at any time before the effective time as follows:

•	by mutual written consent of Uber and Postmates;
•	by either Uber or Postmates, as applicable, if (i) there has been a breach or failure to perform in any material respect by Postmates, on the one hand, or Uber, Merger Sub or Merger Company, on the other hand, of its covenants or agreements under the merger agreement or (ii) any of the representations and warranties of Postmates, on the one hand, or Uber, Merger Sub or Merger Company, on the other hand, set forth in the merger agreement have become inaccurate, which breach, failure to perform or inaccuracy would result in an applicable condition to the other parties’ obligation to effect the mergers not being satisfied (and is not capable of being cured by the outside date of July 6, 2021 (subject to extension as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) or is not cured before the earlier of (x) the third business day immediately prior to the outside date and (y) the 30th day following receipt of written notice thereof) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party that is then in material breach of its representations, warranties, covenants or agreements in the merger agreement, which breach would result in an applicable condition to the other parties’ obligation to effect the mergers not being satisfied);
•	by either Uber or Postmates, if the effective time has not occurred on or before the outside date (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been the principal cause of or principally resulted in the failure to close and such action or failure constitutes a material breach of the merger agreement);
•	by Uber, if, prior to the receipt of the Postmates stockholder approval, Postmates has materially breached its non-solicitation obligations or its obligations in respect of the Postmates board recommendation, the Postmates stockholder approval and the Postmates certificate amendment approval; or
•	by either Uber or Postmates, if a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that (i) results in a permanent restraint and has become final and non-appealable or (ii) requires, as a final and non-appealable condition, that Uber, Postmates or any of their respective subsidiaries take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate (taken together with all divestiture actions), an unacceptable condition.
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In addition, the merger agreement may be terminated by Uber if any support stockholder has failed to execute and deliver to Uber the support agreement to which such support stockholder is a party within one day following the execution of the merger agreement. However, subsequent to the execution of the merger agreement, each of the support stockholders delivered to Uber the support agreement within one day following the execution of the merger agreement.

Expenses and Termination Fee (page 105)

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transaction will be paid by the party incurring such costs and expenses.

Termination Fee

The merger agreement requires Uber to pay Postmates an amount equal to (x) $145,750,000 minus (y) the then aggregate outstanding principal amount of the initial loan (as defined under “The Merger Agreement—Covenants and Agreements—Interim Financing”), which may be up to $100,000,000, an amount which Postmates determined prior to the execution of the merger agreement would likely be required to operate its business during the following 12 months, plus accrued interest thereon (the “termination fee”), if all of the following occur:

•	either Uber or Postmates terminates the merger agreement because the first merger has not been completed by the outside date of July 6, 2021 (subject to extension as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”);
•	at the time of such termination, all of the conditions to the respective obligations of each party to effect the mergers have been satisfied or waived, except for one or more of the closing conditions related to antitrust approval and the absence of any law or order prohibiting the completion of the mergers or resulting in an unacceptable condition, in each case in respect of an antitrust law, and any conditions that by their nature are to be satisfied at the closing, if such conditions would be satisfied or waived if the closing were to occur at such time; and
•	no material breach by Postmates of its obligations under the merger agreement has been the principal cause of the failure to be satisfied of all or any of the conditions related to antitrust approval and the absence of any law or order prohibiting the completion of the mergers or resulting in an unacceptable condition.

In addition, the merger agreement requires Uber to pay Postmates the termination fee if each of the following occur:

•	either Uber or Postmates terminates the merger agreement because a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that results in a permanent restraint that has become final and non-appealable or Uber terminates the merger agreement because any such order, judgment, decree, ruling or injunction requires, as a final and non-appealable condition, that Uber, Postmates or any of their respective subsidiaries take any action that would reasonably be expected to result in, individually or in the aggregate (taken together with all divestiture actions undertaken), an unacceptable condition, in each case pursuant to an antitrust law; and
•	no material breach by Postmates of its obligations under the merger agreement has been the principal cause of the imposition of such order, judgment, decree, ruling or injunction.

The termination fee will not be payable if the merger agreement is terminated under circumstances other than those expressly set forth above, including if the merger agreement is terminated as a result of a breach or failure to perform in any material respect by any party of its covenants or agreements under the merger agreement or any of the representations and warranties of a party set forth in the merger agreement having become inaccurate, which

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breach, failure to perform or inaccuracy would result in an applicable condition to the other parties’ obligation to effect the mergers not being satisfied (subject to the cure provisions in the merger agreement), or if the merger agreement is terminated as a result of Postmates having materially breached its non-solicitation obligations or its obligations in respect of the Postmates board recommendation, the Postmates stockholder approval and the Postmates certificate amendment approval.

Interests of Postmates’ Directors and Executive Officers in the Transaction (page 112)

In considering the recommendation of the Postmates board that Postmates stockholders approve the adoption of the merger agreement and the Postmates certificate amendment, Postmates stockholders should be aware and take into account the fact that certain Postmates directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Postmates stockholders generally.

These interests include, among other things, arrangements that provide for severance benefits (including the vesting of certain equity-based awards) in the event certain executives’ employment is terminated under certain circumstances following completion of the transaction, retention bonuses in the form of Postmates restricted stock units, the conversion of Postmates equity-based awards into Uber equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transaction. Certain executive officers of Postmates may also serve as officers of the surviving company following the transaction.

The Postmates board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation, of the transaction, in approving the merger agreement and the transaction and in making the Postmates board recommendation.

Comparison of Stockholders’ Rights (page 115)

Both Uber and Postmates are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. However, Uber stockholders and Postmates stockholders have different rights pursuant to the constituent documents of each of Uber and Postmates. Upon the completion of the transaction, Postmates stockholders will become Uber stockholders and will have rights different from those they currently have as Postmates stockholders. Certain differences between the constituent documents of Uber and Postmates are described in the section entitled “Comparison of Stockholders’ Rights.”

Accounting Treatment (page 83)

Uber and Postmates prepare their financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Uber considered as the accounting acquirer and Postmates as the accounting acquiree. Accordingly, Uber will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

U.S. Federal Income Tax Consequences (page 108)

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Postmates receives an opinion from its counsel (or, if Postmates’ counsel is unwilling or unable to issue such opinion, from Uber’s counsel) dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Latham & Watkins LLP has delivered an opinion to Postmates to the same effect as the opinion described in the preceding sentence. Each such opinion will be or is based on, among

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other things, certain facts, representations and covenants, each made by officers of Uber and Postmates, and assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Postmates or Uber from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the mergers, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Postmates common stock in a fully taxable transaction.

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss on the receipt of Uber common stock in exchange for Postmates common stock, excluding any cash received in lieu of fractional shares of Uber common stock.

The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Appraisal and Dissenters’ Rights (page 129)

Pursuant to Section 262 of the DGCL and Chapter 13 of the CCC (if deemed applicable to the transaction by virtue of Section 2115 of the CCC), Postmates stockholders who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, have the right to seek appraisal of the fair value of their shares of Postmates capital stock, as determined by the Delaware Court of Chancery or applicable California superior court, respectively, if the first merger is completed. The “fair value” of shares of Postmates capital stock as determined by the Delaware Court of Chancery or applicable California superior court could be more or less than, or the same as, the value of the consideration that a Postmates stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal or dissenters’ rights, Postmates stockholders must strictly comply with the procedures prescribed by Delaware and/or California law, as applicable. These procedures are summarized in the section entitled “Appraisal and Dissenters’ Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

Risk Factors (page 27)

In evaluating the merger agreement and transaction, you should carefully read this consent solicitation statement/prospectus and the documents incorporated by reference herein and the Annexes attached hereto. In particular, you should consider the factors discussed in the section entitled “Risk Factors.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present selected historical consolidated financial data of Uber. The selected historical consolidated financial data as of December 31, 2019 and 2018, and for the years ended December 31, 2019, 2018 and 2017, has been derived from Uber’s audited consolidated financial statements and accompanying notes contained in Uber’s Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated into this consent solicitation statement/prospectus by reference. The selected historical consolidated financial data as of December 31, 2017 and 2016, and for the year ended December 31, 2016, has been derived from Uber’s audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this consent solicitation statement/prospectus by reference. The selected historical consolidated financial data as of December 31, 2015 and for the year ended December 31, 2015 has been derived from Uber’s accounting records and has been prepared on the same basis as Uber’s audited consolidated financial statements included in Uber’s Annual Report on Form 10-K for the year ended December 31, 2019. The selected historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 has been derived from Uber’s unaudited consolidated financial statements contained in Uber’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated into this consent solicitation statement/prospectus by reference, and has been prepared on the same basis as Uber’s audited consolidated financial statements included in Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.

The information set forth below is only a summary. You should read the following information together with Uber’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Uber’s Annual Report on Form 10-K for the year ended December 31, 2019 and Uber’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, which are incorporated by reference into this consent solicitation statement/prospectus. Uber’s annual and interim period results are not necessarily indicative of Uber’s results in any future period. In the opinion of Uber’s management, the selected historical consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 set forth in the tables below reflect all normal recurring adjustments necessary for the fair statement of results of operations and financial position for these periods. For more information, see the section entitled “Where You Can Find More Information.”

Consolidated Statement of Operations Data	Nine Months Ended September 30,		Year Ended December 31,
(In millions, except share amounts, which are reflected in thousands, and per share amounts)	2019	2020	2015 (1)	2016 (1)	2017	2018	2019
Revenue	$10,078	$8,913	$1,995	$3,845	$7,932	$11,270	$14,147
Total costs and expenses (2)	17,703	12,899	3,334	6,868	12,012	14,303	22,743
Loss from operations	(7,625)	(3,986)	(1,339)	(3,023)	(4,080)	(3,033)	(8,596)
Income (loss) from continuing operations before income taxes and loss from equity method investment (3)	(7,376)	(6,014)	(1,603)	(3,218)	(4,575)	1,312	(8,433)
Income (loss) from discontinued operations, net of income taxes (4)	—	—	(1,098)	2,876	—	—	—
Net income (loss) attributable to Uber Technologies, Inc.	$(7,410)	$(5,799)	$(2,688)	$(370)	$(4,033)	$997	$(8,506)
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders: (5)
Basic	$(6.79)	(3.33)	(6.57)	(0.90)	(9.46)	—	(6.81)
Diluted	$(6.79)	$(3.33)	$(6.57)	$(0.90)	$(9.46)	—	$(6.81)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,092,241	1,739,488	408,838	411,501	426,360	443,368	1,248,353
Diluted	1,092,241	1,739,488	408,838	411,501	426,360	478,999	1,248,353

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(1)	On January 1, 2017, Uber adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), on a full retrospective basis. Accordingly, Uber’s audited consolidated financial statements for 2016 were recast to conform to ASC 606. See Note 1 – Description of Business and Summary of Significant Accounting Policies and Note 2 – Revenue to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019. Comparative information for 2015 continues to be reported under the accounting standards in effect for this period and has not been recast to conform to ASC 606.
(2)	Total costs and expenses include $4.4 billion and $591 million of stock-based compensation for the nine months ended September 30, 2019 and 2020, respectively. Total costs and expenses include $209 million, $128 million, $137 million, $172 million and $4.6 billion of stock-based compensation for the years ended December 31, 2015, 2016, 2017, 2018 and 2019, respectively. For the year ended December 31, 2019, total costs and expenses include $3.6 billion of stock-based compensation expense for awards with a performance-based vesting condition satisfied upon Uber’s initial public offering. For additional information, see Note 11 – Redeemable Convertible Preferred Stock, Common Stock, and Equity (Deficit) to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.
(3)	Income (loss) from continuing operations before income taxes and loss from equity method investment in 2018 includes a $2.3 billion gain on the sale of Uber’s Southeast Asia operations, a $2.0 billion unrealized gain on Uber’s non-marketable equity securities related to Didi and a $954 million gain on the disposal of Uber’s Russia and Commonwealth of Independent States operations. For additional information, see Note 10 – Supplemental Financial Statement Information to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.

Income (loss) from continuing operations before income taxes and loss from equity method investment during the nine months ended September 30, 2020 includes (i) 382 million in restructuring and related charges in the second quarter of 2020 and $6 million in restructuring and related credits in the third quarter of 2020, (ii) a $111 million reversal of stock-based compensation expense, included in and offsetting the second quarter of 2020 stock-based compensation expense, related to forfeitures of awards for employees that were part of the second quarter 2020 restructuring, and (iii) an impairment charge of $1.7 billion primarily related to Uber’s investment in Didi in the first quarter of 2020.

(4)	In 2016, income (loss) from discontinued operations, net of income taxes reflects a gain on disposition of discontinued operations related to the divestiture of Uber China, partially offset by the loss from operations from Uber China.
(5)	For a description of Uber’s computation of basic and diluted net income (loss) per common share see Note 1 – Description of Business and Summary of Significant Accounting Policies and Note 13 – Net Income (Loss) Per Share to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In millions)	2020	2015 (1)	2016 (1)	2017	2018	2019 (2), (3)
Cash and cash equivalents	$6,154	$4,188	$6,241	$4,393	$6,406	$10,873
Total assets	28,894 (4)	6,740	15,713	15,426	23,988	31,761
Long-term debt, net of current portion	6,667	1,423	3,087	3,048	6,869	5,707
Total liabilities	18,712	4,078	9,198	11,773	17,196	16,578
Redeemable convertible preferred stock	—	6,256	11,111	12,210	14,177	—
Additional paid-in capital	31,549	120	209	320	668	30,739
Accumulated deficit	(22,162)	(4,265)	(4,806)	(8,874)	(7,865)	(16,362)
Total equity (deficit)	9,633	(4,146)	(4,596)	(8,557)	(7,385)	14,872

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(1)	On January 1, 2017, Uber adopted ASC 606 on a full retrospective basis. Accordingly, Uber’s audited consolidated financial statements for 2016 were recast to conform to ASC 606. See Note 1 – Description of Business and Summary of Significant Accounting Policies and Note 2 – Revenue to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019. Comparative information for 2015 continues to be reported under the accounting standards in effect for this period and has not been recast to conform to ASC 606.
(2)	On January 1, 2019, Uber adopted ASC 842, Leases, using the modified retrospective transition method and used the effective date as the date of initial application. Consequently, financial information is not updated for periods before January 1, 2019. For additional information, see Note 1 – Description of Business and Summary of Significant Accounting Policies to Uber’s consolidated financial statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.
(3)	On May 14, 2019, Uber closed its initial public offering, issued and sold 180 million shares of Uber common stock and received net proceeds of approximately $8.0 billion. Upon closing of such offering, (i) all Uber’s outstanding redeemable convertible preferred stock automatically converted to Uber common stock, (ii) holders of convertible notes elected to convert all outstanding notes into Uber common stock and (iii) an outstanding warrant (exercisable upon the closing of such offering) was exercised to purchase Uber common stock. For additional information, see Note 1 - Description of Business and Summary of Significant Accounting Policies included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019.
(4)	On January 2, 2020, Uber completed the acquisition of substantially all of the assets of Careem Inc. and its subsidiaries (collectively, “Careem”) for approximately $3.0 billion, consisting of up to approximately $1.7 billion of convertible notes issued to Careem stockholders upon the closing of Uber’s acquisition of Careem and approximately $1.3 billion in cash, subject to certain adjustments. The acquisition has been accounted for as a business combination, resulting in an increase of $2.5 billion in goodwill and $540 million in intangible assets. On July 6, 2020, Uber closed on the purchase of a controlling interest of 55% in Cornershop Global LLC (“CS-Global”) for approximately $361 million. The acquisition has been accounted for as a business combination, resulting in an increase of $370 million in goodwill and $122 million in intangible assets. On July 14, 2020, Uber completed the acquisition of 100% of the equity of Routematch Holdings, Inc. (“Routematch”) for approximately $114 million. The acquisition was accounted for as a business combination, resulting in an increase of $89 million in goodwill and $27 million in intangible assets.
(5)	Amount as of September 30, 2020 includes senior notes issued in May 2020 with an aggregate principal amount of $1 billion and senior notes issued September 2020 with an aggregate principal amount of $500 million.

Pursuant to SEC Regulation S-X Rule 3-05, Uber’s acquisition of Postmates currently does not require Uber to file financial statements or pro forma financial information with the SEC with respect to Postmates as a significant subsidiary, since none of the significance tests under SEC Regulation S-X Rule 3-05 are met at the 20 percent level. The significance tests may need to be updated at the closing of the transaction based on the financial data of Uber and Postmates as of and for the year ended December 31, 2020. However, Postmates’ audited consolidated financial statements for the years ended December 31, 2019 and 2018 and Postmates’ unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2020 and 2019 are being voluntarily provided and are attached as Annex H and Annex I, respectively, to this consent solicitation statement/prospectus. Postmates’ unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that management of Postmates considers necessary for the fair statement of the financial position and results of operations for such periods in accordance with GAAP.

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MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Shares of Uber common stock currently trade on the NYSE under the symbol “UBER.” There were 387 registered owners of Uber common stock at the close of business on February 19, 2020. The table below sets forth, for the calendar quarters indicated, the high and low per share closing sale prices of Uber common stock as reported by the NYSE.

	High	Low
Fiscal Year Ended December 31, 2019
First Quarter	$—	$—
Second Quarter	46.38	37.10
Third Quarter	44.53	30.29
Fourth Quarter	33.75	25.99
Fiscal Year Ended December 31, 2020
First Quarter	$41.27	$14.82
Second Quarter	37.21	22.82
Third Quarter	37.95	29.42
Fourth Quarter (through November 11, 2020)	48.18	33.41

On July 2, 2020, the last trading day before the announcement of the merger agreement, the last reported sale price of Uber common stock on the NYSE was $30.68. On November 11, 2020, the most recent practicable date prior to the date of this consent solicitation statement/prospectus, the last reported sale price of Uber common stock on the NYSE was $46.23.

Postmates is a privately held company and there is no public trading market for Postmates common stock or Postmates preferred stock.

Dividend Information

Uber has never declared or paid cash dividends on Uber common stock.

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RISK FACTORS

In reviewing the transaction described in this consent solicitation statement/prospectus, you should consider carefully the following risk factors, together with general investment risks and all of the other information included in, or incorporated by reference into, this consent solicitation statement/prospectus. This consent solicitation statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Special Note Regarding Forward-Looking Statements.”

The risks described below are certain material risks, although not the only risks, relating to the transaction and each of Uber, Postmates and the surviving company in relation to the transaction. The risks described below are not the only risks that Uber or Postmates currently faces or that Uber or the surviving company will face after the completion of the transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Uber or the surviving company or the market price of Uber common stock following the completion of the transaction.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Uber, Postmates and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transaction

There is no assurance when or if the transaction will be completed.

The completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, the expiration or termination of the applicable waiting periods under the HSR Act, no law having been enacted, or order or injunction having been issued or granted, by a governmental entity of competent jurisdiction that prohibits the completion of the mergers or results in an unacceptable condition (as described below), the receipt of the Postmates stockholder approval and the Postmates certificate amendment approval, the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the approval for listing on the NYSE of the shares of Uber common stock to be issued in the first merger. There can be no assurance that the conditions to the obligations of the parties to effect the mergers will be satisfied or waived. In particular, federal, state or local governmental or regulatory authorities and, in certain instances, private parties may seek to challenge the transaction and/or impose conditions on Uber, Postmates and/or the surviving company as a condition to completion of the transaction under applicable antitrust or other laws. In addition, there can be no assurance that any consents, clearances or approvals necessary or advisable to be obtained in connection with the transaction will be obtained in a timely manner or at all, or whether they will be subject to actions, conditions, limitations or restrictions that may jeopardize or delay the completion of the transaction, materially reduce or delay the anticipated benefits of the transaction or allow the parties to terminate the merger agreement. Under the terms of the merger agreement, neither Uber nor any of its subsidiaries is obligated to, or to offer, consent, agree or commit to, and neither Postmates nor any of its subsidiaries will be permitted to, or to offer, consent, agree or commit to, without the prior written consent of Uber, (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of, or otherwise take any action with respect to or affecting, certain specified assets, agreements, business or portion of business of Uber or any Uber subsidiary, or (ii) take any action that, individually or, taken together with all sales, licenses, assignments, transfers, divestitures, hold separates, waivers, modifications, terminations, or other dispositions or conveyances, conduct or behavioral commitments or other actions contemplated by the merger agreement, in the aggregate, would or would reasonably be expected to have a materially adverse effect on Postmates, Uber and/or their respective subsidiaries, in each case measured on a scale relative to the combined size of Postmates and its subsidiaries, taken as a whole (each of the items in clauses (i) and (ii), an “unacceptable condition”, and any action of the type contemplated by either clause (i) or (ii), a “divestiture action”). Divestiture actions that are unrelated to the parties’ on-demand food delivery businesses or domestic operations may give rise to, or be taken into account in determining whether there is, an unacceptable condition. For a discussion of the conditions to the completion of the transaction, see the section entitled

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“The Merger Agreement—Conditions to Completion of the Transaction.” If the transaction, or the integration of the companies’ respective businesses, is not completed within the expected time frame, such delay may materially and adversely affect the synergies and other benefits that Uber and Postmates expect to achieve as a result of the transaction and could result in additional costs or liabilities, loss of revenue and other adverse effects on Uber’s and the surviving company’s business, financial condition and results of operations.

The merger agreement may be terminated in certain circumstances, including, among others, if the first merger has not been completed by the outside date of July 6, 2021 (subject to extension as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) or if a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that results in a permanent restraint that has become final and non-appealable or requires, as a final and non-appealable condition, that Uber, Postmates or any of their respective subsidiaries take any action that would reasonably be expected to result in an unacceptable condition. Uber and Postmates can also mutually agree to terminate the merger agreement at any time prior to the effective time. Uber will be required to pay Postmates a termination fee of $145,750,000 upon termination of the merger agreement in specified circumstances. The merger agreement may also be terminated in circumstances in which such fee will not be payable. In the event that the merger agreement is terminated, the strategic alternatives available to Postmates, including remaining an independent company, and the opportunities available to Postmates to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the transaction and/or may not be as favorable to Postmates and its stockholders as the transaction. See the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

The aggregate number of shares of Uber common stock to be received by holders of Postmates capital stock in the transaction will not change between now and the time the transaction is completed for the purpose of reflecting changes in the trading price of Uber common stock. Because the market price of Uber common stock will fluctuate, Postmates stockholders cannot be sure of the value of the shares of Uber common stock they will receive in the transaction. Since the holders of Postmates preferred stock will be entitled to receive at least their liquidation preference based on the Uber closing price, the uncertainty in the value of Uber common stock received at closing will be disproportionately borne by the holders of Postmates common stock.

As a result of the first merger, each share of Postmates capital stock issued and outstanding immediately prior to the effective time (other than cancelled shares or dissenting shares) will be automatically converted into the right to receive a certain number of shares of Uber common stock in accordance with the terms of the merger agreement. The aggregate number of shares of Uber common stock to be issued collectively to Postmates stockholders in the first merger will not be adjusted for the purpose of reflecting changes in the trading price of Uber common stock. The exact value of the consideration to Postmates stockholders will therefore depend, among other factors, on the price per share of Uber common stock at the effective time, which may be greater or less than, or the same as, the price per share of Uber common stock at the time of entry into the merger agreement or the date of this consent solicitation statement/prospectus. However, the allocation of the shares of Uber common stock among holders of each class and series of Postmates capital stock may change between signing and closing as a result of changes in the trading price of Uber common stock pursuant to the application of the provisions of the Postmates amended certificate as described below.

Pursuant to the merger agreement and the Postmates amended certificate, in the first merger, the holders of Postmates preferred stock are entitled to receive the greater of (a) the sum of (i) the applicable liquidation preference of such series of Postmates preferred stock under the Postmates amended certificate (equal to $5.2669 per share for the Postmates Series E preferred stock, $7.9791 per share for the Postmates Series F preferred stock and $13.73625 per share for the Postmates Series G preferred stock) plus (ii) any declared (or, in the case of the Postmates Series G preferred stock, accrued) and unpaid dividends thereon and (b) the amount that such share would have otherwise been entitled to receive had all such shares of the applicable series of Postmates preferred stock converted into shares of Postmates common stock immediately prior to the effective time. Under the terms of the Postmates amended certificate, the value of the Uber common stock issued to Postmates stockholders in the first merger will be based on the average of the closing price per share of Uber common stock over the 10 trading day period ending five trading days prior to the closing date (the “Uber closing price”). Thus, changes in the price per share of Uber common stock between signing

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and closing will impact the determination as to whether holders of any series of Postmates preferred stock are paid their liquidation preference or paid the amount of consideration they would have been entitled to receive if shares of such series of Postmates preferred stock had converted into shares of Postmates common stock. Since the holders of Postmates preferred stock will be entitled to receive at least their liquidation preference based on the Uber closing price, the uncertainty in the value of Uber common stock received at closing will be disproportionately borne by the holders of Postmates common stock.

Pursuant to the merger agreement and the Postmates amended certificate, in the first merger, the holders of Postmates common stock are entitled to receive a number of shares of Uber common stock equal to the quotient of (a) the sum of (i) the aggregate merger consideration of approximately $2.65 billion (subject to certain adjustments set forth in the merger agreement) minus (ii) the aggregate preferred stock merger consideration, divided by (b) the number of shares of Postmates common stock outstanding on a fully diluted basis as calculated in accordance with the merger agreement.

As of November 11, 2020, the most recent practicable date prior to the printing of this consent solicitation statement/prospectus, based upon the number of shares of Postmates capital stock outstanding, the aggregate exercise price of Postmates options, stock appreciation rights and warrants, the aggregate cash, indebtedness and estimated transaction expenses of Postmates, in each case determined in accordance with the merger agreement, and the average closing price of Uber common stock over the 10 trading day period ending five trading days prior to such date, in each case as of such date, each share of Postmates common stock, Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock would have been converted into 0.3473, 0.3473, 0.3473 and 0.4023 shares of Uber common stock, respectively. Because Uber’s share price will fluctuate between now and the completion of the transaction, and because the consideration will not be adjusted to reflect changes in Uber’s share price, Postmates stockholders cannot be sure of the value of the shares of Uber common stock they will receive in the transaction, and the value of the Uber common stock received by Postmates stockholders in the transaction may differ from the implied value based on the share price on the date of the merger agreement or on November 11, 2020. As a result of the preferential rights of holders of Postmates preferred stock under the Postmates amended certificate relative to holders of Postmates common stock, in certain circumstances, including if the Uber closing price above is significantly less than the Uber trading price, the value of the consideration that holders of Postmates common stock are entitled to receive in accordance with the merger agreement and the Postmates amended certificate could be substantially diminished. See the section entitled “The Transaction—Consideration to Postmates Stockholders,” including the hypothetical example set forth therein.

The market price of Uber common stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in the businesses, operations and prospects of Uber, the effects of the novel coronavirus (“COVID-19”) pandemic and an evolving regulatory landscape. Market assessments of the benefits of the transaction and the likelihood that the transaction will be completed, as well as general and industry specific market and economic conditions, may also impact the market price of Uber common stock. Many of these factors are beyond Uber’s and Postmates’ control. You should obtain current market price quotations for Uber common stock; however, as noted above, the prices at the effective time may be greater or less than, or the same as, such price quotations.

There has been no public market for Postmates capital stock and the lack of a public market may make it more difficult to determine the fair market value of Postmates than if there were such a public market.

The outstanding shares of Postmates capital stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Postmates than if the outstanding shares of Postmates capital stock were traded publicly. The value ascribed to Postmates’ securities in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of Postmates capital stock may have traded on a public market. The consideration to be paid to Postmates stockholders in the first merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Postmates capital stock may have traded on a public market.

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Postmates’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Postmates stockholders generally.

Certain of the directors and executive officers of Postmates negotiated the terms of the merger agreement. Certain Postmates’ directors and executive officers have interests in the transaction that may be different from, or in addition to, those of Postmates stockholders. These interests include, but are not limited to, the continued employment of certain executive officers of Postmates by Uber following the completion of the transaction, the treatment in the transaction of Postmates equity awards and the severance, indemnification and other rights, as applicable, of Postmates’ directors and executive officers. Postmates’ stockholders should be aware of these interests when they consider the recommendation of the Postmates board in favor of the adoption of the merger agreement and the Postmates certificate amendment.

The members of the Postmates board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the transaction, and in making the Postmates board recommendation. The interests of Postmates’ directors and executive officers are described in more detail in the section of this consent solicitation statement/prospectus entitled “Interests of Postmates’ Directors and Executive Officers in the Transaction.”

If the mergers, taken together, do not qualify as a “reorganization” under Section 368(a) of the Code, U.S. Postmates common stockholders may be required to pay additional U.S. federal income taxes.

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Postmates receive an opinion from counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Latham & Watkins LLP has delivered an opinion to Postmates to the same effect as the opinion described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Uber and Postmates, and assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Postmates or Uber from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the mergers, U.S. holders may be treated as if they sold their Postmates common stock in a fully taxable transaction.

For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Uber and Postmates are subject to various uncertainties, including litigation and contractual restrictions and requirements while the transaction is pending, that could adversely affect their businesses, financial condition and results of operations.

During the pendency of the transaction, it is possible that customers, restaurants, independent contractor couriers, vendors and/or other persons with whom Uber or Postmates has a business relationship, including the on-trend brands and key social influencers with which Postmates has built business relationships, may elect to use the services of other meal delivery platforms or providers, delay or defer certain business decisions or decide to seek to terminate, change or renegotiate their relationships with Uber or Postmates, as the case may be, as a result of the

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transaction, which could significantly reduce the expected benefits of the transaction and/or negatively affect Uber’s or Postmates’ revenues, earnings and cash flows, as well as the market price of Uber common stock, regardless of whether the transaction is completed. Uncertainty about the effects of the transaction on employees may impair the ability to attract, retain and motivate key personnel during the pendency of the transaction and, if the transaction is completed, for a period of time thereafter. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with Uber following the completion of the transaction, Uber and Postmates may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Uber and Postmates will also incur significant costs related to the transaction, some of which must be paid even if the transaction is not completed. These costs are substantial and include financial advisory, legal and accounting costs.

Under the terms of the merger agreement, Postmates is also subject to certain restrictions on the conduct of its business prior to the completion of the transaction, which may adversely affect its ability to execute certain of its business strategies, including, among other things, the ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, commence or settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect Postmates’ business, strategy, operations and prospects prior to the completion of the transaction. Uber is also subject to certain restrictions on the conduct of its business prior to the completion of the transaction, including its ability to enter into certain transactions involving mergers, acquisitions or investments.

Also pursuant to the merger agreement, Uber has agreed to make available to Postmates interim financing of up to $100,000,000, available during the period beginning on the date of the merger agreement and ending on the one-year anniversary of the date of the merger agreement, and additional interim financing of up to $100,000,000, available on the one-year anniversary of the date of the merger agreement if the transaction has not been completed by such date. However, such interim financing may not be sufficient to meet Postmates’ cash needs. In addition, such interim financing may, if drawn, in part or in whole, (i) offset a portion of the aggregate merger consideration, (ii) offset the amount of the termination fee that may be payable by Uber to Postmates under certain circumstances, (iii) be repayable by Postmates to Uber and/or (iv) be forgiven, in each case in certain circumstances pursuant to the merger agreement.

In addition, Uber, Postmates and their respective affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings and litigation matters that arise from time to time. In certain cases, Uber and Postmates are involved in the same, or substantially similar, disputes, inspections, investigations, proceedings and litigation matters, and it is possible that the resolution or outcome of such matters may be affected as a result of the announcement, pendency or completion of the transaction, including because of any similarities or differences in, or changes resulting from the transaction to, the businesses and business practices of Uber and/or Postmates. For example, in May 2020, the California Attorney General, in conjunction with the city attorneys for San Francisco, Los Angeles and San Diego, filed a complaint in San Francisco Superior Court against Uber and certain other parties, but not Postmates, alleging violations of California Assembly Bill 5, which was amended and replaced by California Assembly Bill 2257 as of September 4, 2020. In August 2020, the San Francisco Superior Court issued a preliminary injunction enjoining Uber and Lyft from classifying drivers as independent contractors during the pendency of the lawsuit. This injunction was upheld on appeal with the injunction to take effect subject to the outcome of Proposition 22.

Proposition 22 is a California state ballot initiative that provides a framework for drivers and couriers that use platforms like Uber and Postmates for independent work. Based on the unofficial results published by the California Secretary of State as of the date of this filing, Proposition 22 has been approved by California voters, which means that the California Attorney General's preliminary injunction will not go into effect and drivers and couriers will be able to maintain their status as independent contractors under California law and Uber and Postmates will be required to comply with the provisions of Proposition 22. Uber and Postmates expect that Proposition 22 will go into effect in the fourth quarter of 2020.

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Additionally, Uber and Postmates have been the subject of other lawsuits and governmental inquiries in other jurisdictions, including, in the case of Postmates, statewide workers’ compensation audits in Washington and Ohio, a payroll tax audit in Oregon, and worker classification litigation in markets including, for example, New York, Massachusetts and Illinois, and anticipate future claims, lawsuits, arbitration proceedings, administrative actions, and government investigations and audits challenging the classification of drivers and couriers, respectively, as independent contractors. Each of Uber and Postmates believes that its current and historical approach to classification is supported by the law and intends to continue to defend itself vigorously in these matters. However, the results of litigation and arbitration are inherently unpredictable and legal proceedings related to these claims, individually or in the aggregate, could have a material impact on Uber’s and Postmates’ businesses, financial condition, results of operations and cash flows. Regardless of the outcome, litigation and arbitration of these matters may have an adverse impact on Uber and Postmates because of defense and settlement costs, diversion of management resources and other factors.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the transaction.

Litigation relating to the transaction may be filed against the Postmates board and/or the Uber board that could result in substantial costs or delay or prevent the completion of the transaction.

In connection with the transaction, it is possible that stockholders of Postmates and/or Uber may file putative class action lawsuits against the Postmates board and/or the Uber board. Among other remedies, these stockholders could seek damages and/or to enjoin the transaction. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the completion of the transaction and/or result in substantial costs. Any such actions may create uncertainty relating to the transaction and may be distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transaction is completed may adversely affect Uber’s business, financial condition and results of operations following the completion of the transaction.

The merger agreement contains provisions that restrict the ability of Postmates to pursue alternatives to the transaction.

The merger agreement contains non-solicitation provisions that restrict the ability of Postmates to solicit, knowingly encourage or knowingly facilitate, participate in any discussions or negotiations regarding, or approve, endorse or recommend, any proposal the completion of which would constitute an alternative transaction (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by Postmates”) for purposes of the merger agreement. In addition, the merger agreement does not permit Postmates to terminate the merger agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction provides for the payment of consideration with a higher value per share of Postmates capital stock than the market value of Uber common stock proposed to be received or realized in the transaction. See the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Postmates.”

Certain stockholders of Postmates have executed a support agreement that requires each such stockholder to deliver a written consent in favor of the adoption of the merger agreement and the Postmates certificate amendment, which will constitute approval of the transaction by Postmates stockholders, even if the Postmates board changes its recommendation.

Subsequent to the execution of the merger agreement, certain stockholders of Postmates entered into a support agreement with Uber, pursuant to which each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of their shares of Postmates capital stock entitled to act by written consent with respect thereto. The support stockholders are required to deliver such written consents even if the Postmates board changes its recommendation that Postmates stockholders approve each of the proposals. The execution and delivery of written consents by all of

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the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

Risks Related to Uber and the Surviving Company after Completion of the Transaction

Uber may not be able to integrate the surviving company successfully or manage the combined business effectively, and many of the anticipated synergies and other benefits of acquiring Postmates may not be realized or may not be realized within the expected time frame.

Uber and Postmates entered into the merger agreement with the expectation that the transaction would result in various benefits, including, among other things, operating efficiencies, synergies and cost savings. Achieving the anticipated benefits of the transaction is subject to a number of uncertainties, including whether the businesses of Uber and Postmates can be integrated in an efficient and effective manner.

In addition, following the completion of the transaction, the size of Uber’s Eats business will increase beyond the current size of either Uber’s or Postmates’ business. Uber’s future success depends, in part, on its ability to manage this expanded combined business, which will pose certain challenges, including challenges related to the management and monitoring of new operations and increased costs and complexity.

It is possible that the integration process could take longer than anticipated or that the management of the combined business could be more difficult than expected, and could result in the loss of valuable employees, the disruption of ongoing businesses, processes, systems and business relationships, or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect Uber’s ability to achieve the anticipated benefits of the transaction. Uber’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the closing. Uber may have difficulty addressing possible differences in corporate cultures, management philosophies, business practices and technological systems, and other differences between the two companies, including, for example, with respect to independent contractor couriers and batching processes. The integration process is subject to a number of risks and uncertainties, and no assurance can be given that the anticipated benefits of the transaction will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could adversely affect Uber and the surviving company’s future businesses, financial condition, results of operations and prospects.

The COVID-19 pandemic and the impact of actions taken to mitigate the pandemic has adversely affected the businesses, financial condition and results of operations of each of Uber and Postmates, and may continue to adversely affect the businesses, financial condition and results of operations of Uber and the surviving company following the completion of the transaction.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on the business, financial condition and results of operations of Uber, Postmates or the surviving company due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties, including the duration and spread of the outbreak, additional actions that may be taken by governmental entities, the further impact on drivers, restaurants, consumers and business partners, and other factors. In addition, there can be no assurance that any efforts taken by Uber, Postmates or the surviving company to address the adverse impacts of the COVID-19 pandemic or actions taken to contain the COVID-19 pandemic or its impact will be effective or will not result in significant additional costs. If Uber or Postmates is unable to recover from a business disruption on a timely basis or otherwise mitigate the adverse effects of the COVID-19 pandemic, the businesses, financial condition and results of operations of Uber, Postmates and the surviving company following the completion of the transaction could be materially and adversely affected, and the transaction and efforts to integrate the businesses of the two companies may be delayed or become more costly or difficult. For a more detailed discussion of the impacts of the COVID-19 pandemic on Uber’s business, results of operations, financial position and cash flows, see the “Risk Factors” section and other disclosures in Uber’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference herein.

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Uncertainties associated with the transaction may cause a loss of management personnel and other key employees, and Uber and the surviving company may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of Uber and the surviving company.

Uber and Postmates are dependent on the experience and industry knowledge of their respective management personnel and other key employees to execute their business plans. Uber’s success after the completion of the transaction will depend in part upon the ability of Uber to attract, motivate and retain key management personnel and other key employees of Uber and Postmates. Prior to completion of the transaction, current and prospective employees of Uber and Postmates may experience uncertainty about their roles following the completion of the transaction, which may have an adverse effect on the ability of each of Uber and Postmates to attract, motivate or retain management personnel and other key employees. In addition, no assurance can be given that Uber will be able to attract, motivate or retain management personnel and other key employees of Uber and Postmates to the same extent that Uber and Postmates have previously been able to attract or retain their respective employees. If management personnel or other key employees terminate their employment, Uber’s and the surviving company’s business activities may be adversely affected and management attention may be diverted from successfully integrating Uber and Postmates to hiring suitable replacements, all of which may cause Uber’s and the surviving company’s businesses and operations following the completion of the transaction to suffer.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Postmates is a party, which may have an adverse impact on the surviving company’s business and results of operations.

The completion of the transaction may trigger change in control, assignment and other provisions in certain agreements to which Postmates is a party. If Uber and Postmates are unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Uber and Postmates are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Uber or the surviving company. Any of the foregoing or similar developments may have an adverse impact on the businesses, financial condition and results of operations of Uber and the surviving company following the completion of the transaction, or the ability to successfully integrate their respective businesses and/or execute their respective strategies.

Following the transaction, the market price of Uber common stock may be affected by factors different from those affecting the shares of Uber common stock or Postmates capital stock currently, and Postmates stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest.

The market price of Uber common stock after the transaction may be affected by factors different from those affecting the shares of Uber common stock or Postmates common stock currently. In the first merger, holders of Postmates capital stock will become holders of Uber common stock. Uber’s business and financial position differs from that of Postmates in important respects. For example, while Postmates operates solely in the on-demand delivery space in the United States, Uber has multiple businesses that operate globally, with operations in 68 countries as of September 30, 2020. In addition to Eats, its food delivery business, Uber has a ridesharing business that connects consumers with drivers who provide rides in a variety of vehicles, a freight business that connects shippers with carriers in the freight industry, and businesses focused on the development of technologies to provide autonomous vehicle and new mobility solutions, among others. Certain of these businesses have seen significant adverse impacts as a result of COVID-19, for example, by reducing the demand for Uber’s mobility offerings globally and affecting travel behavior and demand more generally. Furthermore, to support social distancing, Uber has temporarily suspended UberPOOL, its shared rides offering, globally. In addition, certain litigation risks related to Postmates’ business, including with respect to outstanding litigation related to the alleged misclassification of independent contractor couriers, may be different with respect to Uber’s business, given that Uber’s business profile and business practices differ from those of Postmates. Accordingly, the results of operations of Uber, including the surviving

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company, and the market price of Uber common stock after the completion of the transaction may be affected by factors different from those currently affecting the results of operations of each of Uber and Postmates or the shares of Uber common stock or Postmates common stock on a standalone basis, and Postmates stockholders will hold an interest in a company with a different mix of assets, risks and liabilities, and a different financial profile and other characteristics, than the company in which they currently hold an interest. For a discussion of the business of Uber and of certain factors to consider in connection with that business, see the documents incorporated by reference in this consent solicitation statement/prospectus and referred to under “Where You Can Find More Information.”

Postmates stockholders will have a significantly lower ownership and voting interest in Uber following the transaction than they currently have in Postmates and will exercise less influence over management.

Based on the consideration payable to holders of Postmates capital stock pursuant to the merger agreement and the number of shares of Uber common stock outstanding as of October 29, 2020, it is expected that, immediately after completion of the transaction, former Postmates stockholders will own approximately 4.6% of the outstanding Uber common stock. Consequently, former Postmates stockholders will have less influence over the management and policies of Uber than they currently have over the management and policies of Postmates.

The shares of Uber common stock to be received by Postmates stockholders upon completion of the transaction will have different rights from shares of Postmates capital stock.

Upon completion of the transaction, Postmates stockholders will no longer be stockholders of Postmates, but will instead become stockholders of Uber, and their rights as Uber stockholders will be governed by the terms of Uber’s amended and restated certificate of incorporation (the “Uber certificate”) and Uber’s amended and restated bylaws (the “Uber bylaws”). The terms of the Uber certificate and the Uber bylaws are in some respects materially different from the terms of the Postmates certificate and Postmates’ bylaws (the “Postmates bylaws”), which, together with certain investment agreements entered into by Postmates and certain holders of Postmates capital stock, currently govern the rights of Postmates stockholders. For a discussion of the different rights associated with shares of Postmates capital stock and shares of Uber common stock, see the section entitled “Comparison of Stockholders’ Rights.”

Uber will incur significant transaction and integration-related costs in connection with the transaction, which could adversely affect Uber’s ability to execute its integration plan and achieve the anticipated benefits of the transaction.

Uber expects to incur a number of non-recurring costs associated with the transaction and combining the operations of the two companies. Uber continues to assess the magnitude of these transaction and integration-related costs, and additional unanticipated costs may also be incurred. Although Uber expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses of Uber and Postmates, should allow Uber to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.

The market price of Uber common stock may decline as a result of the transaction and the issuance of shares of Postmates common stock to Postmates stockholders in the transaction may have a negative impact on Uber’s financial results, including earnings per share.

The market price of Uber common stock may decline as a result of the transaction, and holders of Uber common stock (including holders of Postmates capital stock that receive Uber common stock in the first merger) could see a decrease in the value of their investment in Uber common stock, if, among other things, Uber and the surviving company are unable to achieve the expected growth in earnings, or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the transaction are not realized, or if the transaction and integration-related costs related to the transaction are greater than expected. The market price of Uber common stock may also decline if Uber does not achieve the anticipated benefits of the transaction as rapidly or to the extent expected by financial or industry analysts or if the effects of the transaction on Uber’s financial position, results of operations or cash flows are not otherwise consistent with the expectations of financial or industry analysts. The issuance of shares of Uber common stock in the transaction could on its own have the effect of depressing the market price for Uber common stock. In addition, some Postmates stockholders may decide not to hold the shares of

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Uber common stock they receive as a result of the transaction, and any such sales of Uber common stock could have the effect of depressing the market price for Uber common stock. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, Uber common stock, regardless of the actual operating performance of Uber or the surviving company following the completion of the transaction.

If the first merger is completed, approximately 84.3 million shares of Uber common stock are estimated to be issuable to Postmates stockholders pursuant to the merger agreement, representing approximately 4.6% of the number of shares of Uber common stock outstanding as of October 29, 2020. Following the issuance of shares of Uber common stock in the first merger, Uber’s earnings per share may be lower than would have been reported by Uber in the absence of the transaction. There can be no assurance that any increase in Uber’s earnings per share will occur, even over the long term. Any increase in Uber’s earnings per share as a result of the mergers requires, among other things, Uber to successfully manage the operations of Postmates and increase the consolidated earnings of Uber after the transaction, which is subject to significant risks and uncertainties, as described elsewhere in this “Risk Factors” section.

The Postmates unaudited forecasted financial information included in this consent solicitation statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of Postmates, Uber or the surviving company following the transaction.

The Postmates unaudited forecasted financial information contained in this consent solicitation statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Uber or Postmates prior to the transaction or that of Uber or the surviving company following the transaction. In addition, the transaction and post-transaction integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the transaction or in connection with the post-transaction integration process may significantly increase the related costs and expenses incurred by Uber and/or Postmates. The actual financial positions and results of operations of Uber and Postmates prior to the transaction and that of Uber and the surviving company following the transaction may be different, possibly materially, from the Postmates unaudited forecasted financial information included in this consent solicitation statement/prospectus. In addition, the assumptions used in preparing the Postmates unaudited forecasted financial information included in this consent solicitation statement/prospectus may not prove to be accurate and may be affected by other factors, including factors beyond the control of each of Uber and Postmates.

Risks Related to Uber’s Business

You should read and consider the risk factors specific to Uber’s business that will also affect the surviving company after the completion of the transaction. These risks are described in Part I, Item 1A of Uber’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Part II, Item 1A of Uber’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 and in other documents that are incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”

Risks Related to Postmates’ Business

Postmates’ business, financial condition, results of operations and growth could be materially harmed by the effects of the COVID-19 pandemic.

Postmates is subject to risks related to public health crises, such as the COVID-19 pandemic. As a result of COVID-19, numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Starting in mid-March 2020, the governor of California, where Postmates’ headquarters are located, issued “shelter-in-place” or “stay at home” orders restricting non-essential activities, travel and business operations for an indefinite period of time, subject to certain exceptions for necessary activities. Furthermore, as a result of the governor’s order and similar orders in Postmates’ other office locations, Postmates has asked that all employees who are able to do so work remotely, and it is possible that widespread remote work

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arrangements could have a negative impact on Postmates’ operations, the execution of its business plans, and productivity and availability of key personnel and other employees necessary to conduct its business. If a natural disaster, power outage, connectivity issue or other event were to occur that impacted Postmates’ employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for Postmates to continue its business for a substantial period of time. In addition to the office closures, the COVID-19 pandemic and related restrictions have resulted in some of Postmates’ merchants closing their operations temporarily, and in some cases permanently, and an increase in customer and merchant calls into Postmates’ customer support team which has resulted in some temporary response delays and outages, each of which have negatively impacted Postmates’ business and operations. Further, in connection with the COVID-19 pandemic certain states and municipalities, including Los Angeles, which is Postmates’ largest market, have either imposed or are considering imposing caps on the commissions on-demand delivery providers can charge merchants. If more states and municipalities were to implement similar or more restrictive caps, or if commission caps were to remain in place following the resolution of the pandemic, Postmates’ business could be materially impacted. The ongoing impact of these factors, and any others that may result in the future, depends on the duration and severity of the COVID-19 pandemic’s impact, which is difficult to assess or predict. As a result, the impact of these or any future factors could be substantially worse than what Postmates has experienced to date.

While Postmates has experienced growth in the number of partner merchants and active customers on Postmates’ platform during the COVID-19 pandemic, Postmates cannot be certain whether it will retain such merchant partners and customers or maintain the current level of demand for its services. Further, Postmates cannot be certain what, if any, effect the COVID-19 pandemic could have on the number of independent contractor couriers that are active on Postmates’ platform. If any adverse events occur that result in the number of independent contractor couriers on Postmates’ platform decreasing significantly, Postmates’ business would be seriously harmed.

The widespread pandemic has also resulted, and may continue to result, in significant disruption of global financial markets, reducing Postmates’ ability to access capital, which could in the future negatively affect Postmates’ liquidity, including its ability to repay its outstanding credit facilities. In addition, a recession or market correction resulting from the continued spread of COVID-19, as well as the significant increase in unemployment in the United States, could have a significant impact on disposable income, which would seriously harm Postmates’ business.

Postmates operates in a rapidly evolving industry, which makes it difficult to evaluate Postmates’ future prospects and may increase the risk that Postmates will not be successful.

Postmates has focused on its on-demand delivery platform for food and goods since its founding in 2011, and its business continues to evolve. Postmates regularly makes updates to its platform features and pricing methodologies. As a result, Postmates’ platform and pricing model have not been fully proven, and it operates in a rapidly evolving industry that may not develop as expected. Assessing Postmates’ business and future prospects is challenging in light of the risks and difficulties it may encounter. These risks and difficulties include Postmates’ ability to:

•	accurately forecast its revenue and plan its operating expenses;
•	attract and retain customers, merchants and independent contractor couriers using its platform in a cost-effective manner;
•	successfully compete with other companies that are currently in, or may in the future enter, the business of providing customers on-demand delivery of food and goods and with traditional, on-demand ordering initiated via telephone;
•	respond to competitive developments, including pricing changes and the introduction of new products and services by competitors;

•	successfully expand in existing markets and enter new markets;
•	increase the adoption of the Postmates Unlimited program;
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•	successfully launch new services and enhance the Postmates platform and its features, including in response to new trends or competitive dynamics or consumer needs;
•	avoid interruptions or disruptions in its service;
•	manage its business and operations during the COVID-19 pandemic;
•	hire, integrate and retain talented sales, customer service, engineers and other personnel;
•	comply with existing and new laws and regulations applicable to its business;
•	maintain and enhance its reputation and the value of its brand; and
•	effectively manage growth in its platform, personnel and operations.

Postmates has a history of net losses and could continue to incur substantial net losses in the future.

Postmates has incurred net losses since its incorporation. Postmates incurred net losses of approximately $129.3 million, $420.3 million, $343.8 million and $170.2 million during 2018 and 2019 and during the nine months ended September 30, 2019 and 2020, respectively. Postmates had an accumulated deficit of approximately $994.4 million as of September 30, 2020.

As Postmates strives to grow its business, its expenses may increase, particularly as it makes investments to scale and expand its business. These investments may not result in increased revenue or higher growth and may prove more expensive than Postmates currently anticipates. In addition, Postmates may encounter unforeseen or unpredictable factors, including unforeseen operating expenses, complications or delays. While Postmates’ revenue has grown in recent years, this growth rate may not be sustainable, and if its revenue declines or fails to grow at a rate faster than increases in its operating expenses, Postmates may not achieve or maintain profitability in future periods.

The status of couriers who use the Postmates app as independent contractors, rather than employees, is being challenged and if such challenges are successful, Postmates’ costs could increase, Postmates may be required to alter its existing business model and operations, and Postmates’ ability to add couriers to its platform could be adversely impacted, each of which could seriously harm Postmates’ business.

Postmates is involved in multiple lawsuits and government actions that claim that Postmates’ couriers should be treated as employees rather than as independent contractors. While Postmates believes Postmates’ couriers are properly classified as independent contractors, Postmates has incurred, and will continue to incur, costs, including significant legal fees, in defending the status of Postmates’ couriers as independent contractors. Adverse determinations regarding the independent contractor status of Postmates’ couriers could, among other things, entitle such individuals to medical insurance, the reimbursement of certain expenses and to the benefit of wage and hour laws, such as those pertaining to minimum wage and overtime, and could result in Postmates being liable for employment and withholding tax and benefits for such individuals, as well as other related liabilities. Any such adverse determination could significantly increase Postmates’ costs to serve its customers, which could seriously harm Postmates’ business.

Further, the state of the law regarding independent contractor status varies from jurisdiction to jurisdiction and among governmental agencies and is subject to change based on court decisions and regulation. For example, on April 30, 2018, the California Supreme Court adopted a new standard, referred to as the “ABC” test, for determining whether a company “employs” or is the “employer” for purposes of the California Wage Orders in its decision in the Dynamex Operations West, Inc. v. L.A. Superior Court case. The Dynamex decision alters the analysis of whether an individual has been properly classified as an independent contractor in California, making it more difficult to properly classify a worker as such. The California legislature subsequently passed California Assembly Bill 5, which purported to codify the “ABC” test in the Dynamex decision and expand its application and went into effect on January 1, 2020. California Assembly Bill 5 was amended and replaced by California Assembly Bill 2257, which maintained the “ABC” test as the default standard for independent

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contractor misclassification but revised its application, as of September 4, 2020. The passage of the California legislation could lead to additional challenges to the independent contractor classification of couriers who use the Postmates app in California, where approximately 26% of couriers who use the Postmates app were located as of September 30, 2020. If the state of law, legislation or regulations regarding independent contractors change adversely in various jurisdictions, including any changes similar to the Dynamex decision or California legislation, it would increase the already existing risk that couriers who use the Postmates app could be construed as employees. In January 2020, Postmates, along with several other co-plaintiffs, including Uber, filed a complaint in the California federal district court challenging California Assembly Bill 5 as unconstitutional. Postmates and the other plaintiffs filed a motion for preliminary injunction, which the trial court denied and is currently on appeal to the Ninth Circuit for a hearing in November 2020. In September 2020, the trial court dismissed the complaint with leave to amend. Postmates’ efforts to challenge how couriers who use the Postmates app are classified may be ineffective and could result in substantial costs and a diversion of resources, which could seriously harm Postmates’ business.

In November 2020, California voters voted on Proposition 22, a California state ballot initiative that provides a framework for drivers and couriers that use platforms like Uber and Postmates for independent work. Based on the unofficial results published by the California Secretary of State as of the date of this filing, Proposition 22 has been approved by California voters, which means that the California Attorney General's preliminary injunction will not go into effect and drivers and couriers will be able to maintain their status as independent contractors under California law and Uber and Postmates will be required to comply with the provisions of Proposition 22. Uber and Postmates expect that Proposition 22 will go into effect in the fourth quarter of 2020.

Additionally, Postmates has been the subject of other lawsuits and governmental inquiries in other jurisdictions, including statewide workers’ compensation audits in Washington and Ohio, a payroll tax audit in Oregon, and worker classification litigation in markets including, for example, New York, Massachusetts, and Illinois, and anticipates additional challenges to the independent contractor classification of Postmates’ couriers, including potential future claims, lawsuits, arbitration proceedings, administrative actions, and government investigations and audits.

Any adverse determination in these matters or implementation of laws, legislation or regulations, such as California Assembly Bill 5, California Assembly Bill 2257 or similar measures in other jurisdictions, which may result in couriers who use the Postmates app being construed as employees could result in Postmates having to incur additional expenses to employ couriers and could seriously harm Postmates’ business. In addition, a determination in, or settlement of, any legal proceeding or legislation that results in couriers who use Postmates’ app being classified as employees may require Postmates to significantly alter its existing business model and operations and impact its ability to contract with independent contractor couriers to its platform, each of which could seriously harm Postmates’ business.

While an outcome adverse to Uber or Postmates with respect to a change in applicable law or the interpretation thereof and/or one or more lawsuits or other proceedings in connection with the pending matters described above could materially impact the business and financial condition of Uber and Postmates, or of the combined company following the transaction, it may not, in and of itself, give rise to a right of either party to terminate the transaction. As described under “The Merger Agreement—Conditions to Completion of the Transaction,” the absence since the date of the merger agreement of any effects that, individually or in the aggregate, have had or would reasonably be expected to have a “material adverse effect” (as defined under “The Merger Agreement—Representations and Warranties”) on Postmates or Uber is a condition to the obligations of Uber and Postmates, respectively, to effect the mergers. However, effects to the extent resulting or arising from specified factors will not be deemed to constitute a material adverse effect or be taken into account when determining whether a material adverse effect exists or has occurred, including, among others, changes after the date of the merger agreement in (i) general United States or global economic, political or regulatory conditions, (ii) applicable law or the interpretation thereof and (iii) general conditions in any industry or industries in which the applicable party and its subsidiaries operate, except to the extent certain effects (including as set forth in the preceding clauses (i), (ii) and (iii)) have had a disproportionate adverse impact on such party or any of its subsidiaries relative to other companies operating in the industry or industries in which such party and its subsidiaries operate. Accordingly, the foregoing matters may not give rise to a right of a party to terminate the merger agreement to the extent they result from general regulatory or industry

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conditions or changes in law or the interpretation thereof, and either such changes preceded the date of the merger agreement or do not disproportionately adversely impact the applicable party to the merger agreement. In addition, as described under “The Merger Agreement—Conditions to Completion of the Transaction,” it is a condition to the obligations of Uber and Postmates to effect the mergers that the other party’s representations and warranties made in the merger agreement are accurate as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds, and the parties’ representations and warranties include, among other matters, representations and warranties regarding legal proceedings and compliance with law, each of which is subject to a material adverse effect threshold at closing. In addition to such materiality thresholds, these representations and warranties are qualified by confidential disclosures of the parties, including certain disclosures relating to certain of the lawsuits and other proceedings described above, and in the case of Uber, by disclosures in its filings with the SEC, which include disclosures relating to such lawsuits and other proceedings. Accordingly, even if the foregoing matters constituted a breach of the parties’ representations and warranties, such breach may not give rise to a right of a party to terminate the merger agreement to the extent they are disclosed as exceptions to the applicable party’s representations and warranties made in the merger agreement or do not exceed the applicable materiality thresholds.

If Postmates fails to retain its existing customers, merchants and independent contractor couriers or to acquire new customers, merchants and independent contractor couriers in a cost-effective manner, Postmates’ revenue may be seriously harmed.

The growth of Postmates’ business and revenue is dependent upon its ability to continue to grow its platform by retaining its existing customers, merchants, in particular partner merchants, and independent contractor couriers and adding new customers, merchants, in particular partner merchants, and independent contractor couriers. If Postmates fails to retain its customers, merchants, or independent contractor couriers, the value of Postmates’ platform will be diminished. Typically, Postmates’ merchants have the right to terminate their contractual relationships with Postmates at any time, and Postmates has in the past, and may in the future, face claims by restaurants and other merchants whose products or services Postmates makes available without a contractual relationship. In addition, although Postmates believes that many of its customers, merchants and independent contractor couriers originate from word-of-mouth and other non-paid referrals, Postmates expects to continue to expend resources, offer discounts and run promotions to acquire additional customers, merchants and independent contractor couriers. There can be no assurance that the revenue from customers and merchants Postmates acquires will ultimately exceed the cost of acquisition.

In addition, if Postmates fails to continue to provide independent contractor couriers with flexibility on its platform, compelling opportunities to earn income and other incentive programs that are comparable or superior to those of its competitors, Postmates may fail to attract new couriers, retain current couriers or increase their utilization of Postmates’ platform. If independent contractor couriers are unsatisfied with Postmates’ merchants or its platform, Postmates’ ability to attract and retain couriers who satisfy Postmates’ screening criteria and procedures in a cost-effective manner and to increase utilization of its platform could be adversely affected. In addition, changes in certain laws and regulations, such as immigration laws, could affect Postmates’ ability to attract and retain independent contractor couriers. If Postmates is unable to attract independent contractor couriers on favorable terms or increase utilization of its platform by existing couriers or loses couriers to competitors, Postmates may not be able to meet the demand of its customers and merchants or achieve its growth objectives and Postmates’ business and prospects could be seriously harmed.

If Postmates fails to manage its growth effectively, Postmates’ brand and business could be seriously harmed.

Postmates has experienced rapid growth in its headcount and operations. In addition, Postmates’ strategy is to expand in existing markets and also to expand operations into new markets. This growth places substantial demands on management and Postmates’ operational infrastructure. Postmates has made and intends to continue to make substantial investments in its technology, customer service and sales and marketing infrastructure. As Postmates continues to grow, Postmates must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of its company culture. If Postmates is unable to manage the growth of its business and operations effectively, the quality of its platform and efficiency of its operations could suffer, which could seriously harm Postmates’ brand and business.

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Postmates relies on its merchants and Postmates for many aspects of its business, and any failure by them to maintain their service levels could harm Postmates’ business.

Postmates relies on its merchants, many of which are small and local independent businesses, to provide quality food and goods to its customers, and on its fleet of independent contractor couriers, to deliver in a reliable and timely manner. If these merchants experience difficulty servicing customer demand, producing quality food or products, providing timely delivery of the finished food or products to Postmates’ independent contractor couriers or meeting Postmates’ other requirements or standards, Postmates’ reputation and brand could be damaged. Similarly, if Postmates’ independent contractor couriers fail to deliver food in a reliable and timely manner, cause injuries or fail to meet Postmates’ other requirements or standards, Postmates’ brand and reputation could be damaged. In addition, if merchants on Postmates’ platform were to cease operations, temporarily or permanently, face financial distress or other business disruption, or if Postmates’ relationships with its merchants were to deteriorate, Postmates may not be able to provide customers with a sufficient range of choices. This risk could be more pronounced in markets where Postmates has fewer merchants using its platform. In addition, if Postmates is unsuccessful in recruiting popular merchants to its platform, fails to negotiate satisfactory pricing terms with them or ineffectively manages these relationships, or if Postmates loses independent contractor couriers or fails to attract new couriers, in existing or new markets for any reason, Postmates’ business could be seriously harmed.

Postmates experiences significant seasonal fluctuations in its operating results.

Postmates’ business is highly dependent on customer and courier behavior patterns. Historically, Postmates has generally experienced a relative increase in customer activity from September to April and a relative decrease in customer activity from May to August as well as during the holiday season in late November and December. In addition, Postmates has benefited from increased customer order volume in its campus markets when school is in session and has experienced a decrease in customer order volume when school is not in session, during summer breaks and other vacation periods. Customer activity can also be impacted by cold or inclement weather, which typically increases order volume, and warm or sunny weather, which typically decreases order volume. Courier activity is also impacted by weather, with the number of available couriers generally decreasing during periods of inclement weather. In addition, other seasonality trends may develop and the existing seasonality and customer and courier behavior that Postmates experiences may change or become more extreme.

Postmates expects a number of factors to cause Postmates’ results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict Postmates’ future performance.

Postmates’ results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of Postmates’ control. As a result, comparing Postmates’ results of operations on a period-to-period basis may not be meaningful. In addition to other risk factors discussed in this section, factors that may contribute to the variability of Postmates’ quarterly and annual results include:

•	Postmates’ ability to accurately forecast revenue and appropriately plan its expenses;
•	the timing of an annual or quarter end and how it corresponds to Postmates’ weekly processing for its partner merchants;
•	changes to financial accounting standards and the interpretation of those standards, which may affect the way Postmates recognizes and reports its financial results;
•	the effectiveness of Postmates’ internal controls;
•	the impact of the COVID-19 pandemic on Postmates’ business; and
•	the timing of stock-based compensation expenses.
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The impact of one or more of the foregoing and other factors may cause Postmates’ operating results to vary significantly. As such, quarter to quarter and year over year comparisons of Postmates’ operating results may not be meaningful and should not be relied upon as an indication of future performance.

Postmates faces potential liability, expenses for legal claims and harm to Postmates’ business based on the nature of Postmates’ business and the content on its platform.

Postmates faces potential liability, expenses for legal claims and harm to its business, reputation and brand relating to the nature of the on-demand food delivery business, including potential claims related to food offerings, delivery and quality. For example, third parties could assert legal claims against Postmates in connection with personal injuries related to food poisoning from food prepared by restaurants on its platform, tampering or accidents caused by Postmates’ independent contractor couriers while making a delivery to a customer, or the sale of alcoholic beverages by merchants on the Postmates platform to underage customers. Reports, whether true or not, of food-borne illnesses and injuries caused by food tampering have severely injured the reputations of participants in the food business and could do so in the future as well. Further, if any such report were to affect one or more of the merchants on the Postmates platform, it could reduce customer confidence in and use of Postmates’ products and offerings. The potential for acts of terrorism on food supply also exists and, if such an event occurs, it could seriously harm Postmates’ business.

Postmates also faces potential liability and expenses for legal claims relating to the information that Postmates publishes on its mobile application and website, including claims for patent, trademark and copyright infringement, defamation, libel and negligence, among others, and relating to accidents or damages involving Postmates’ independent contractor couriers while they are making deliveries to customers.

In addition, illegal, improper or otherwise inappropriate activities by customers, merchants or independent contractor couriers, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, Postmates’ platform or individuals who are intentionally impersonating Postmates’ customers, merchants or independent contractor couriers or the activities of independent contractor couriers while making deliveries to Postmates’ customers, have occurred, could occur again and could seriously harm Postmates’ business. These activities may include assault, battery, theft, unauthorized use of credit and debit cards or bank accounts, sharing of customer accounts and other misconduct. While Postmates has implemented various measures intended to anticipate, identify and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper or otherwise inappropriate activity by these parties from occurring. Such conduct could expose Postmates to liability, including through litigation, and adversely affect its brand or reputation, and thereby seriously harm Postmates’ business.

While Postmates maintains insurance coverage for risks related to its business, such insurance may not be sufficient to cover the losses associated with such liabilities or expenses, and premiums relating to such insurance could increase in the future, any of which could adversely affect Postmates’ business, financial condition and results of operations.

Any failure to maintain, protect and enhance Postmates’ brand may hurt Postmates’ ability to retain or expand its base of customers, merchants and independent contractor couriers and its ability to increase their levels of engagement. Unfavorable media coverage, including social media, could seriously harm Postmates’ business.

Developing, maintaining and enhancing awareness and integrity of Postmates’ brand and reputation in a cost-effective manner is important to achieving widespread acceptance and use of the Postmates platform and continuing to attract and retain customers and, in turn, merchants and independent contractor couriers. As part of its business, Postmates has built partnerships with on-trend brands and paid and organic promotions from key social influencers to enhance its brand. The strength of Postmates’ brand will depend largely on Postmates’ ability to provide quality services at competitive prices, the perceived value of its platform and its ability to provide satisfactory support. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses Postmates incurs in enhancing and maintaining its brand and reputation. In order to protect its brand, Postmates also expends substantial resources to register and defend its trademarks and to prevent others from using the same or substantially similar marks. Despite these efforts, Postmates may not always be successful in protecting its intellectual property, and Postmates may suffer dilution, loss of reputation or other harm to its brand.

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Unfavorable publicity regarding Postmates’ platform, independent contractor couriers, customer service or privacy practices could also harm Postmates’ reputation and diminish confidence in, and the use of, its services. In addition, negative publicity related to key brands or influencers that Postmates has partnered with may damage Postmates’ reputation, even if the publicity is not directly related to Postmates. If Postmates fails to maintain, protect and enhance its brand successfully or to maintain loyalty among its customers, merchants and independent contractor couriers, or if Postmates incurs substantial expenses in unsuccessful attempts to maintain, protect and enhance its brand, Postmates may fail to attract or retain customers, merchants and independent contractor couriers and Postmates’ business could be seriously harmed.

Postmates may not timely and effectively scale and adapt its existing technology and network infrastructure to ensure that its platform is accessible, which could seriously harm Postmates’ business.

It is critical to Postmates’ success that its customers, merchants and independent contractor couriers be able to access its platform at all times. Postmates has previously experienced service disruptions, and in the future, Postmates may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human, hardware or software errors, capacity constraints due to an overwhelming number of customers accessing its platform simultaneously, and denial of service or fraud or security attacks. In some instances, Postmates may not be able to identify the cause or causes of these performance problems within an acceptable period of time or at all. It may become increasingly difficult to maintain and improve the availability of Postmates’ platform, especially during peak usage times and as Postmates’ services become more complex and its customer traffic increases. If Postmates’ platform is unavailable when customers attempt to access it or it does not load as quickly as they expect, customers may seek other services and may not return to Postmates’ platform as often in the future, or at all. This would harm Postmates’ ability to attract new customers, merchants and independent contractor couriers and decrease the frequency with which they use Postmates’ platform. To the extent that Postmates does not effectively address capacity constraints, respond adequately to service disruptions, upgrade its systems as needed or continually develop its technology and network architecture to accommodate actual and anticipated changes in technology, Postmates’ business could be seriously harmed.

The impact of economic conditions, including the resulting effect on consumer spending, may seriously harm Postmates’ business.

Postmates’ performance is subject to economic conditions and their impact on levels of consumer spending. Some of the factors impacting discretionary consumer spending include general economic conditions, the severity and duration of the ongoing COVID-19 pandemic, wages and employment, consumer debt, reductions in net worth based on severe market declines, residential real estate and mortgage markets, taxation, fuel and energy prices, interest rates, consumer confidence, political and economic crises and other macroeconomic factors. In addition, there is a risk that consumer sentiment may decline as a result of market disruptions caused by severe weather conditions, unseasonable weather, natural disasters, health hazards such as the outbreak of contagious diseases, terrorist activities, political crises or other major events or the prospect of these events, each of which could seriously harm Postmates’ business. Moreover, the majority of merchants on Postmates’ platform are located in major metropolitan areas such as Los Angeles, New York City, Miami, Phoenix and Las Vegas. To the extent any one of these geographic areas experience any of the above described conditions to a greater extent than other geographic areas, the harm to Postmates’ business could be exacerbated.

Postmates’ user growth and engagement on mobile devices depend upon effective operation with mobile operating systems, networks and standards that Postmates does not control.

Mobile devices are increasingly used for marketplace transactions. A significant and growing portion of Postmates’ customers access its platform through mobile devices. There is no guarantee that popular mobile devices will continue to support Postmates’ platform, that the use of mobile devices for marketplace transactions will be available on commercially reasonable terms, or that mobile device users will use Postmates’ platform rather than competing products. Postmates is dependent on the interoperability of its platform with popular mobile operating systems that Postmates does not control, such as Android and iOS, and any changes in such systems that

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degrade the functionality of its website or applications or give preferential treatment to competitors could adversely affect its platform’s usage on mobile devices. Additionally, in order to deliver high-quality mobile products, it is important that Postmates’ products are designed effectively and work well with a range of mobile technologies, systems, networks and standards that Postmates does not control. Postmates may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards. In the event that it is more difficult for Postmates’ users to access and use its platform on their mobile devices or users find its mobile offering does not effectively meet their needs, Postmates’ competitors develop products and services that are perceived to operate more effectively on mobile devices, or if Postmates’ users choose not to access or use Postmates’ platform on their mobile devices or use mobile products that do not offer access to Postmates’ platform, Postmates’ user growth and user engagement could be adversely impacted.

If Postmates’ security measures are compromised, or if Postmates’ platform is subject to attacks that degrade or deny the ability of its customers, merchants and independent contractor couriers to access its content, its customers, merchants and independent contractor couriers may curtail or stop use of its platform and Postmates may be subject to significant liability.

Like all online services, Postmates’ platform is vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload its servers with denial-of-service, misappropriation of data through website scraping or other attacks and similar disruptions from unauthorized use of Postmates’ computer systems, any of which could lead to interruptions, delays or website shutdowns, causing loss of critical data or the unauthorized access to, or disclosure or use of, personally identifiable or other confidential information of Postmates or of its customers, merchants, independent contractor couriers or others. In addition, like most Internet companies, Postmates has experienced interruptions in its service in the past due to software and hardware issues. Postmates has also experienced degradation in its service due to denial-of-service issues and, in the future, may experience compromises to its security that result in performance or availability problems, the complete shutdown of its mobile app, website or platform or the loss or unauthorized use or disclosure of confidential information. Postmates may be unable to implement adequate preventative measures against or proactively address techniques used to obtain unauthorized access, disable or degrade service or sabotage systems because such techniques change frequently, often remain undetected until launched against a target and may originate from remote areas around the world that are less regulated. Data security breaches and other data security incidents may also result from non-technical means, such as actions by employees or contractors. In addition, third parties, including Postmates’ partners and vendors, could be sources of security risks to Postmates in the event of a failure of their own security systems and infrastructure, and they may also suffer any or all of the foregoing issues. Any or all of these issues could harm Postmates’ ability to attract new customers, merchants and independent contractor couriers or deter current customers, merchants and independent contractor couriers from returning, reduce the frequency with which customers, merchants and independent contractor couriers use Postmates’ platform or subject Postmates to third-party lawsuits, governmental investigations, enforcement actions, regulatory fines, obligations to notify individuals and regulators, and other legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by Postmates’ insurance, or other action or liability. Any such compromise could also result in damage to Postmates’ reputation and a loss of confidence in its security measures. Any of these effects could seriously harm Postmates’ business.

The collection, storage, transmission, use and distribution of data could give rise to liabilities and additional costs of operation as a result of laws, governmental regulations and risks of security breaches.

Postmates collects certain information from its customers, merchants and independent contractor couriers. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world relating to the privacy and security of personal information and its collection, storage, transmission, use and distribution in or from the governing jurisdiction. Existing privacy-related laws and regulations in the United States and other countries are evolving and are subject to potentially differing interpretations, and legislative and regulatory bodies may expand or enact laws regarding privacy and data security-related matters. For example,

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California recently enacted the California Consumer Privacy Act, which went into effect on January 1, 2020, which, among other things, requires covered companies to provide new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information. While Postmates cannot yet fully predict the impact of the California Consumer Privacy Act on Postmates’ business or operations, it has required Postmates to modify its data processing practices and policies and has resulted in Postmates incurring additional costs and expenses in an effort to comply. Further, while Postmates does not presently process credit card data, Postmates has contractually agreed to follow the Payment Card Industry Data Security Standard and is subject to periodic audits by an independent third party to assess compliance with it. Failure to comply with the Payment Card Industry Data Security Standard may result in contractual liability, and could materially impact the ability of Postmates customers to pay by credit card and therefore significantly affect Postmates’ business.

In addition, any failure or perceived failure by Postmates or any of its third-party service providers to comply with laws, policies, legal or contractual obligations or industry standards relating to privacy or data security, or any actual or perceived security incident resulting in unauthorized access or disclosure, whether affecting Postmates or its third-party service providers, may result in governmental enforcement actions and investigations, including fines and penalties, enforcement orders, litigation and/or adverse publicity. Such failures could seriously harm Postmates’ business.

Postmates’ compliance with the various requirements it faces with regard to privacy and data security also increases its operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase Postmates’ operating costs and adversely affect its ability to effectively market its platform and services. In view of new or modified legal obligations relating to privacy or data security, or any changes in their interpretation, it may be necessary or desirable for Postmates to significantly change its business activities and practices or to expend material resources to modify its platform or services and otherwise adapt to these changes. Postmates may be unable to make such changes in a commercially reasonable manner or at all, and Postmates’ ability to develop new services and features could be limited.

The inability to attract, retain or motivate senior management and other key personnel could seriously harm Postmates’ business.

Postmates’ future success depends on its continuing ability to identify, attract, hire, develop, motivate and retain its senior management and other key personnel. If Postmates is unable to hire and retain a sufficient number of qualified employees for any reason, it may not be able to successfully manage its business, meet competitive challenges or achieve its growth objectives. Moreover, Postmates faces intense competition for qualified individuals from numerous software and other technology companies, and certain of Postmates’ competitors or other technology businesses may seek to hire its employees. If Postmates loses one or more of its senior management or other key personnel or does not otherwise succeed in attracting, retaining and motivating qualified personnel in a timely manner, Postmates’ business may be seriously harmed.

Factors beyond Postmates’ control, such as severe weather or other catastrophic events, as well as increases in food, labor, energy and other costs, could seriously harm Postmates’ business.

Postmates’ business is subject to damage or interruption from severe weather, earthquakes, fires, floods, hurricanes, power losses, telecommunications failures, terrorist attacks, pandemics and similar events. As Postmates relies heavily on its servers and computer and communications systems, as well as those of its third-party providers and third-party data centers, and the Internet to conduct its business and provide high quality customer service, disruptions of such servers and computer and communications systems as a result of such events or otherwise could seriously harm Postmates’ business.

In addition, increases in food, labor, energy and other costs could cause merchants on Postmates’ platform to raise prices or cease operations. Factors such as inflation, increased food costs, increased labor and employee benefit costs, increased rent costs and increased energy costs may increase Postmates’ merchants’ operating costs. Many of the factors affecting merchants’ costs are beyond the control of the merchants on Postmates’ platform. In many cases, these merchants may not be able to pass along these increased costs to Postmates’ customers and, as a

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result, may cease operations. Additionally, if these merchants raise prices, order volume may decline. In addition, increases in gas prices, or the advent of other factors that increase the costs to operate motor vehicles, could make it prohibitively expensive for Postmates’ independent contractor couriers to deliver Postmates’ merchants’ products to Postmates’ customers. If any of these events were to occur, Postmates’ business could be seriously harmed.

Postmates’ business is subject to a variety of laws, many of which are unsettled and still developing and which could subject Postmates to claims or otherwise harm Postmates’ business.

Postmates is subject to a variety of laws, including laws regarding privacy, data security, data retention, consumer protection, accessibility, sending and storing of electronic messages (and related traffic data where applicable), telemarketing and the use of automated SMS text messages, human resource services, employment and labor laws, workplace safety, intellectual property and the provision of online payment services, including credit card processing, consumer protection laws, federal securities laws, tax regulations and U.S. and international anti-corruption laws, which are continuously evolving and developing. The scope and interpretation of the laws and other obligations that are or may be applicable to Postmates, its customers, merchants or independent contractor couriers are often uncertain and may be conflicting.

If Postmates is not able to comply with these laws or other legal obligations, including any future laws or legal obligations which Postmates may not be able to anticipate, or if Postmates or its customers, merchants or independent contractor couriers become liable under these laws or legal obligations, or if Postmates’ services are suspended or blocked, Postmates could be directly harmed, and it may be forced to implement new measures and expend significant resources to reduce exposure to this liability. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm Postmates’ reputation or otherwise impact the growth of Postmates’ business.

Postmates is subject to payment-related risks, and if payment processors are unwilling or unable to provide Postmates with payment processing service or impose onerous requirements on Postmates in order to access their services, or if they increase the fees they charge Postmates for these services, Postmates’ business could be adversely affected.

Postmates relies on third parties to provide payment processing services, including the processing of credit and debit cards. Postmates’ business may be disrupted for an extended period of time if any of these companies becomes unwilling or unable to provide these services to Postmates, or its operating costs may increase and profitability may decline if fees associated with these payment methods increase. Postmates is also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers. If Postmates fails to comply with these rules or requirements, it may be subject to fines and higher transaction fees and/or lose its ability to accept credit and debit card payments from customers or facilitate other types of online payments, and Postmates’ business could be adversely affected.

Further, Postmates relies on third-party providers to process and guarantee payments made by customers, up to certain limits, and Postmates may be unable to prevent its customers from fraudulently receiving goods and services. Any costs Postmates incurs as a result of fraudulent or disputed transactions could seriously harm Postmates’ business. In addition, Postmates makes significant weekly payments to its merchants and if one or more of these payments were to be routed to incorrect accounts, Postmates could be liable for the missing amounts.

Postmates relies on third parties, including its cloud infrastructure services providers, payment processors, data center hosts and background check providers, and if these or other third parties do not perform adequately or terminate their relationships with Postmates, Postmates’ costs may increase and Postmates’ business could be seriously harmed.

Postmates currently hosts its platform and supports its operations using several third-party providers of cloud infrastructure services. Postmates does not have control over the operations or the facilities of cloud service providers that it uses. These cloud service providers’ facilities are vulnerable to damage or interruption from natural

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disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Postmates’ platform’s continuing and uninterrupted performance is critical to its success. Postmates has experienced, and expects that in the future it will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in a cloud service provider’s service levels may adversely affect Postmates’ ability to meet the requirements of users. Since Postmates’ platform’s continuing and uninterrupted performance is critical to Postmates’ success, sustained or repeated system failures would reduce the attractiveness of Postmates’ offerings. It may become increasingly difficult to maintain and improve Postmates’ performance, especially during peak usage times, as Postmates expands and the usage of its offerings increases. Any negative publicity arising from these disruptions could harm Postmates’ reputation and brand and may adversely affect the usage of its offerings.

Postmates also relies on a third-party payment processor and encryption and authentication technology licensed from third parties that is designed to effect secure transmission of personal information provided by its customers, and on third-party data center hosts to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. In addition, Postmates relies on third-party background check providers to screen potential independent contractor couriers to help identify those that are not qualified to utilize its platform pursuant to applicable law or Postmates’ internal standards.

If any of Postmates’ cloud infrastructure services providers, payment processors, data center hosts, background check providers or other third parties does not perform adequately, terminates its relationship with Postmates or refuses to renew existing agreements with Postmates on commercially reasonable terms, or at all, Postmates may have difficulty finding an alternate provider on similar terms and in an acceptable time frame, Postmates’ costs may increase, its reputation and brand may be harmed, the availability or usage of its platform may be impaired and its business may be adversely affected.

If Postmates is unable to adequately protect its intellectual property, or if third parties are successful in claiming that Postmates is infringing the intellectual property of others, Postmates may incur significant expense and its business may be adversely affected.

The protection of Postmates’ intellectual property is crucial to the success of its business. Postmates relies on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect its intellectual property. However, Postmates cannot guarantee that patents will issue on its pending patent applications or that it will be successful in registering its trademarks, or that, even if Postmates is successful in registering patents or trademarks, that it will be able to prevent others from using competitive technology or confusingly similar marks. In addition, Postmates attempts to protect its intellectual property, technology and confidential information by requiring its employees and consultants who develop intellectual property on its behalf to enter into confidentiality and assignment of inventions agreements, and third parties to enter into non-disclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of Postmates’ confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Postmates’ confidential information, intellectual property or technology. If Postmates is unable to adequately protect its intellectual property, Postmates’ brand and reputation may be harmed, customers, merchants and independent contractor couriers may devalue Postmates’ products and offerings, and Postmates’ ability to compete effectively may be impaired.

Postmates operates in an industry with extensive intellectual property litigation. Other parties, including restaurants and other merchants, have asserted, and in the future may assert, that Postmates has infringed their trademark or other intellectual property rights. Postmates could be required to pay substantial damages or cease using trademarks, technology or other intellectual property that is deemed infringing, including by removing restaurants and other merchants from Postmates’ platform, any of which could seriously harm Postmates’ business.

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Some of Postmates’ products contain open source software, which may pose particular risks to Postmates’ proprietary software and products.

Postmates’ products rely on software licensed by third parties under open source licenses, including as incorporated into software Postmates receives from third-party commercial software vendors, and will continue to rely on such open source software in the future. Use of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, updates, warranties or other contractual protections regarding infringement claims or the quality of the code, and the wide availability of source code to components used in Postmates’ products could expose Postmates to security vulnerabilities. Furthermore, there is a risk that open source licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Postmates’ ability to market or commercialize its products. As a result, Postmates may face claims from third parties claiming ownership of what Postmates believes to be open source software. In addition, by the terms of some open source licenses, under certain conditions, Postmates could be required to release its proprietary source code, and to make its proprietary software available under open source licenses. These claims or requirements could result in litigation and could require Postmates to purchase a costly license or cease offering the implicated products unless and until Postmates can re-engineer them to avoid infringement or release of its proprietary source code. In addition, Postmates has intentionally made certain software Postmates has developed available on an open source basis, and Postmates plans to continue to do so in the future. Any of the risks associated with open source software could be difficult to eliminate or manage, and, if not addressed, could seriously harm Postmates’ business.

Postmates’ business may be subject to sales tax and other indirect taxes in various jurisdictions.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipt tax, to Postmates’ business is a complex and evolving issue. Significant judgment is required to evaluate applicable tax obligations, and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to Postmates’ business. States, localities, the U.S. federal government or other countries may seek to impose additional reporting, recordkeeping and/or indirect tax collection obligations on Postmates’ businesses that facilitate online commerce. For example, taxing authorities in the United States and other countries have required e-commerce platforms to calculate, collect and remit indirect taxes for transactions taking place over the Internet. A majority of U.S. state jurisdictions have enacted laws, which became effective in 2018 or will become effective later, requiring marketplaces to report user activity or collect and remit taxes on certain items sold on the marketplace. New legislation could require Postmates to incur substantial costs, including costs associated with tax calculation, collection and remittance and audit requirements, and could adversely affect Postmates’ business and results of operations.

Postmates may also be subject to additional tax liabilities and related interest and penalties due to changes in indirect and non-income based taxes resulting from changes in federal, state or international tax laws, changes in taxing jurisdictions and administrative interpretations, decisions, policies and positions, results of tax examinations, settlements or judicial decisions, changes in accounting principles and changes to the business operations, as well as evaluation of new information that results in a change to a tax position taken in prior periods. If Postmates is treated as an agent for merchants on its platform under U.S. state tax law, Postmates may be primarily responsible for collecting and remitting sales taxes directly to certain states. It is possible that one or more states could seek to impose sales, use or other tax collection obligations on Postmates with regard to sales or orders on its platform. These taxes may be applicable to past sales. A successful assertion by a taxing authority that Postmates should be collecting additional sales, use or other taxes or remitting such taxes directly to states could result in substantial tax liabilities for past sales and additional administrative expenses, which could seriously harm Postmates’ business.

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Changes in Postmates’ effective tax rate could impact Postmates’ financial results.

Postmates is subject to income taxes in the United States and certain foreign jurisdictions. Postmates believes that its provision for income taxes is reasonable, but the ultimate tax outcome may differ from this provision, which may materially affect Postmates’ financial results. Postmates’ effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses and the valuation of deferred tax assets. Increases in Postmates’ effective tax rate would reduce profitability or increase losses.

In addition, changes in tax laws and regulations in federal, state and local jurisdictions could have material adverse impacts on Postmates’ business, cash flows, operating results or financial condition, and could materially affect Postmates’ tax obligations and effective tax rate. For example, U.S. tax legislation enacted on December 22, 2017 significantly reformed the Code. This legislation, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and the use of net operating losses generated in tax years beginning after December 31, 2017, allows for the expensing of capital expenditures and puts into effect the migration from a “worldwide” system of taxation to a “territorial system.” The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the Treasury and the IRS, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities.

Future changes to Postmates’ pricing model could adversely affect Postmates’ business.

Postmates has changed its pricing model several times since its formation, and Postmates may from time to time decide to make further changes to its pricing model due to a variety of reasons, including changes to the market for Postmates’ products and services, to address regulatory or other legal changes, such as the potential spread of commission caps, and as competitors introduce new products and services. Changes to any components of Postmates’ pricing model may, among other things, result in customer dissatisfaction, lead to a loss of customers on Postmates’ platform and/or seriously harm Postmates’ business.

Postmates may face difficulties as it expands its operations into new markets and geographies in which Postmates has limited or no prior operating experience.

Postmates intends to expand its footprint by entering into new markets in the United States and internationally. This may involve expanding into markets in the United States or countries other than the United States, where Postmates currently operates. It may also involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. In addition, it may be difficult for Postmates to understand and accurately predict taste preferences and purchasing habits of customers in these new markets. It is costly to establish, develop and maintain international operations and develop and promote Postmates’ brand in international markets. As Postmates expands its business into new countries, Postmates may encounter regulatory, legal, personnel, technological and other difficulties that increase Postmates’ expenses and may delay its ability to become profitable in such countries.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation statement/prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of applicable securities laws, including, in particular, statements about plans, objectives and strategies, growth opportunities in a company’s industries and businesses, its expectations regarding future results, financial condition, liquidity and capital requirements, estimates regarding the impact of regulatory developments and legal proceedings, and other trends and projections. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic instability and uncertainty. The extent to which the COVID-19 pandemic impacts Uber’s and Postmates’ businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or mitigate its impact, and how quickly and to what extent normal economic and operating conditions can resume. Forward-looking statements are not historical facts and may be identified by words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. These forward-looking statements are based on information available to Uber, Postmates, Merger Sub and Merger Company as of the date of this consent solicitation statement/prospectus and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Uber or Postmates. Accordingly, actual performance, events or results could differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, the following:

•	the transaction may not be completed on the terms or timeline currently contemplated, or at all, including because Uber and/or Postmates may be unable to satisfy the conditions or obtain the approvals required to complete the transaction, or such approvals may contain material restrictions or conditions;
•	failure to complete the transaction could adversely affect the market price of Uber common stock, as well as its business, financial condition and results of operations;
•	certain Postmates directors and executive officers have interests in the transaction that may be different from, or in addition to, those of other Postmates stockholders;
•	the consideration to be issued to Postmates stockholders in the transaction will not be adjusted if there is a change in the trading price of Uber common stock, and holders of Postmates preferred stock will have certain preferential rights relative to holders of Postmates common stock with respect to such consideration in accordance with the Postmates amended certificate and the merger agreement, which, depending on the closing price per share of Uber common stock during a specified period prior to the closing date, may result in substantial diminution in the value of the consideration that holders of Postmates common stock are entitled to receive in accordance with the merger agreement and the Postmates amended certificate relative to the value that holders of Postmates preferred stock are entitled to receive in accordance with the merger agreement and the Postmates amended certificate and/or relative to the value that would be received based on the value of Uber common stock as of the date of the merger agreement or as of the date of this consent solicitation statement/prospectus;
•	the integration of the Postmates business into Uber may not be as successful as anticipated;
•	Uber may fail to realize some or all of the anticipated benefits of the transaction;
•	the market price for shares of Uber common stock before and after the completion of the transaction may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Uber common stock and the value of shares of Postmates common stock;
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•	Uber and Postmates must obtain clearance under the HSR Act to complete the transaction, which, if delayed, not granted or granted with burdensome conditions, or if there are other challenges to the transaction under antitrust or other laws, could prevent, substantially delay or impair the completion of the transaction, result in additional expenditures of money and resources or reduce the anticipated benefits of the transaction;
•	failure to attract, motivate and retain senior management and other key employees could diminish the anticipated benefits of the transaction;
•	each of Uber and Postmates may incur significant transaction costs in connection with the transaction;
•	third parties may terminate or alter existing relationships with Uber or Postmates;
•	while the transaction is pending, Postmates is subject to certain interim operating covenants, including a covenant that requires Postmates to maintain its business in the ordinary course, which could prohibit Postmates from taking certain actions that might otherwise be beneficial to Postmates and its stockholders and covenants relating to incurrences of indebtedness, initiation or settlement of litigation, employee matters and other matters;
•	the risk of litigation or regulatory actions related to the transaction; and
•	other businesses, financial, operational and legal risks and uncertainties detailed from time to time in Uber’s SEC filings.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Uber’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and Uber and Postmates undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this consent solicitation statement/prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law.

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SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation; Recommendation of the Postmates Board

The Postmates board is providing this consent solicitation statement/prospectus to Postmates stockholders. Postmates stockholders are being asked to approve each of the merger agreement proposal and the Postmates certificate amendment proposal by executing and delivering the written consent furnished with this consent solicitation statement/prospectus.

After consideration, the Postmates board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders. The Postmates board unanimously recommends that Postmates stockholders approve each of the merger agreement proposal and the Postmates certificate amendment proposal.

Postmates Stockholders Entitled to Consent

Postmates stockholders of record as of the close of business on October 30, 2020, the record date, will be entitled to execute and deliver a written consent. As of the close of business on the record date, there were 78,364,940 shares of Postmates common stock outstanding and 108,526,803 shares of Postmates preferred stock outstanding, consisting of 76,480,863 shares of Postmates Series E preferred stock, 15,665,925 shares of Postmates Series F preferred stock and 16,380,015 shares of Postmates Series G preferred stock, in each case entitled to execute and deliver written consents with respect to the merger agreement proposal and the Postmates certificate amendment proposal, and directors and executive officers of Postmates and their affiliates owned and were entitled to consent with respect to 17,469,621 shares of Postmates common stock (representing approximately 22.3% of such shares outstanding on that date) and 57,168,404 shares of Postmates preferred stock (representing approximately 52.7% of such shares outstanding on that date), consisting of 49,174,651 shares of Postmates Series E preferred stock (representing approximately 64.3% of such shares outstanding on that date), 5,263,751 shares of Postmates Series F preferred stock (representing approximately 33.6% of such shares outstanding on that date) and 2,730,002 shares of Postmates Series G preferred stock (representing approximately 16.7% of such shares outstanding on that date). Postmates currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal and the Postmates certificate amendment proposal, although none of them has entered into any agreements obligating him or her to do so, other than Mr. Lehmann, who has entered into the support agreement.

Each holder of Postmates common stock is entitled to one vote for each share of Postmates common stock held as of the record date. Each holder of Postmates preferred stock is entitled to the number of votes equal to the number of shares of Postmates common stock into which the shares of Postmates preferred stock held by such holder could be converted as of the record date. The holders of Postmates common stock will vote as a separate class, the holders of Postmates preferred stock will vote together as a single class on an as-converted to common stock basis, the holders of Postmates capital stock will vote together as a single class on an as-converted to common stock basis and the holders of Postmates Series G preferred stock will vote as a separate class.

Written Consents; Required Written Consents

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (iii) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon.

The approval of the Postmates certificate amendment proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Postmates capital stock (voting as a single class and

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on an as-converted basis) entitled to vote thereon, (ii) the holders of at least a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (iii) the holders of at least a majority of the outstanding shares of Postmates Series G preferred stock (voting as a separate class) entitled to vote thereon and (iv) the holders of at least a majority of the outstanding shares of Postmates common stock (voting as a single class) entitled to vote thereon.

Subsequent to the execution of the merger agreement, Uber and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of its shares of Postmates capital stock entitled to act by written consent with respect thereto. The shares of Postmates capital stock that are owned by the support stockholders and subject to the support agreement represent approximately 65.7% of the outstanding shares of Postmates capital stock, approximately 52.5% of the outstanding shares of Postmates common stock and approximately 75.3% of the outstanding shares of Postmates preferred stock, including 100% of the outstanding shares of Postmates Series G preferred stock, in each case as of the record date. The support stockholders are required to deliver such written consents even if the Postmates board changes its recommendation that Postmates stockholders approve each of the proposals. The execution and delivery of written consents by all of the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

Submission of Written Consents

You may consent to each of the proposals with respect to your shares of Postmates capital stock by completing, dating and signing the written consent enclosed with this consent solicitation statement/prospectus and returning it to Postmates by the consent deadline.

If you hold shares of Postmates capital stock as of the close of business on the record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Postmates. Once you have completed, dated and signed the written consent, you may deliver it to Postmates by emailing a .pdf copy to consents@postmates.com or by mailing your written consent to Postmates Inc., P.O. Box 8016, Cary, NC 27512-9903, Attention: General Counsel.

Postmates has set November 25, 2020 as the consent deadline. Postmates reserves the right to extend the consent deadline beyond November 25, 2020. Any such extension may be made without notice to Postmates stockholders.

Postmates stockholders should not send stock certificates with their written consents. After the transaction is completed, a letter of transmittal and written instructions for the surrender of Postmates stock certificates will be mailed to Postmates stockholders. Do not send in your certificates now.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the merger agreement proposal and the Postmates certificate amendment proposal (which is equivalent to a vote for each such proposal), or disapprove, or abstain from consenting with respect to, the merger agreement proposal and the Postmates certificate amendment proposal (which is equivalent to a vote against each such proposal). If you do not return your written consent, it will have the same effect as a vote against the merger agreement proposal and the Postmates certificate amendment proposal. If you are a record holder of shares of Postmates capital stock and you return a signed written consent without indicating your decision on either of the proposals, you will have given your consent to approve each of the proposals for which you did not indicate a decision.

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Your consent to the proposals may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the support agreement will constitute the Postmates stockholder approval and the Postmates certificate amendment approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a .pdf copy to consents@postmates.com or by mailing your new written consent to Postmates Inc., P.O. Box 8016, Cary, NC 27512-9903, Attention: General Counsel.

Due to the obligations of the support stockholders under the support agreement, a failure of any other Postmates stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Postmates stockholder, is not expected to have any effect on the approval of the proposals.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Postmates. Officers and employees of Postmates may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

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INFORMATION ABOUT THE COMPANIES

Uber

Uber Technologies, Inc.
1455 Market Street, 4th Floor
San Francisco, CA 94103
Phone: (415) 612-8582

Uber Technologies, Inc. is a technology platform that uses a massive network, leading technology, operational excellence and product expertise to power movement from point A to point B. Uber develops and operates proprietary technology applications supporting a variety of offerings on its platform. Uber connects consumers with independent providers of ride services for ridesharing services, and connects consumers with restaurants, grocers and other stores and delivery service providers for meal preparation, grocery, and other delivery services. Uber also connects consumers with public transportation networks, e-bikes, e-scooters and other personal mobility options. Uber uses this same network, technology, operational excellence and product expertise to connect shippers with carriers in the freight industry. Uber is also developing technologies that will provide autonomous driving vehicle solutions to consumers, networks of vertical take-off and landing vehicles and new solutions to solve everyday problems. Uber operates in 68 countries around the world, principally in the United States and Canada, Latin America, Europe, the Middle East, Africa, and Asia (excluding China and Southeast Asia).

Uber was incorporated as Ubercab, Inc. in Delaware in July 2010, and changed its name to Uber Technologies, Inc. in February 2011. Uber completed its initial public offering in May 2019. Uber common stock is listed on the NYSE under the symbol “UBER.”

Additional information about Uber and its subsidiaries is included in documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”

Merger Sub

News Merger Sub Corp.
1455 Market Street, 4th Floor
San Francisco, CA 94103
Phone: (415) 612-8582

News Merger Sub Corp., a direct, wholly owned subsidiary of Uber, is a Delaware corporation that was incorporated on July 1, 2020 for the purpose of entering into the merger agreement and effecting the first merger. At the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber.

Merger Company

News Merger Company LLC
1455 Market Street, 4th Floor
San Francisco, CA 94103
Phone: (415) 612-8582

News Merger Company LLC, a direct, wholly owned subsidiary of Uber, is a Delaware limited liability company that was formed on July 1, 2020 for the purpose of entering into the merger agreement and effecting the second merger. Immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company, with Merger Company continuing as the surviving company and as a wholly owned subsidiary of Uber. As a result of the second merger, Merger Company will own the legacy business of Postmates.

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Postmates

Postmates Inc.
201 3rd Street, Suite 200
San Francisco, CA 94103
Phone: (415) 659-9465

Postmates operates a technology platform that enables customers to order food and goods from over 740,000 restaurants and other retailers, merchants to growth their businesses and reach new consumers beyond the proximity of their physical storefronts, and independent contractor couriers to realize their earnings potential on a flexible schedule. Postmates network, which consists of its customers, merchants and a fleet of independent contractors, served 4,213 cities and was available to approximately 80% of U.S. households as of September 30, 2020. Since inception, Postmates’ platform has generated over $8.7 billion in gross merchandise volume and fulfilled over 250 million orders through September 30, 2020.

Postmates’ platform empowers customers to easily discover and search for merchants. It also provides access to exclusive merchants along with real-time order tracking, simple re-ordering and high quality customer support. Postmates has continued to lower the cost of delivery for customers over time, and its subscription product, Postmates Unlimited, offers members free delivery on orders over a minimum order value, among other benefits. As of September 30, 2020, Postmates had approximately 14.5 million active customers, which it defines as any customer who has placed at least one order on its platform during the trailing 12-month period.

As Postmates has grown, it has offered improved selection and service to its customers, generated higher sales for merchants, and improved efficiency and earnings potential for its fleet of independent contractor couriers, which numbered over 570,000 as of September 30, 2020.

Postmates Inc. was incorporated in Delaware in 2011 and is a privately held company.

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PRINCIPAL STOCKHOLDERS OF POSTMATES

The following table and the related notes set forth, to the best of Postmates’ knowledge, information on the beneficial ownership of Postmates capital stock as of the close of business on September 1, 2020 by:

•	each stockholder, or group of affiliated stockholders, known by Postmates to beneficially own more than five percent of any class of Postmates’ voting securities;
•	each of Postmates’ current directors;
•	each of Postmates’ named executive officers; and
•	all of Postmates’ current directors and named executive officers as a group.

The percentage of ownership is based on 76,480,863 shares of Postmates Series E preferred stock outstanding, 15,665,925 shares of Postmates Series F preferred stock outstanding, 16,380,015 shares of Postmates Series G preferred stock outstanding and 147,279,903 shares of Postmates common stock outstanding, in each case as of September 1, 2020. In light of the voting requirements to approve the adoption of the merger agreement and the Postmates certificate amendment, the following table sets forth information on (i) the beneficial ownership of Postmates common stock and Postmates preferred stock, assuming that none of the outstanding Postmates preferred stock is converted into Postmates common stock, in columns (1) through (4) of the table below, and (ii) the beneficial ownership of Postmates common stock, assuming that all of the outstanding Postmates preferred stock is converted into Postmates common stock as of September 1, 2020, in column (5) of the table below.

Except as indicated in the footnotes to the table below, Postmates believes that the stockholders named in the table have sole voting and investment power with respect to all shares of Postmates capital stock shown to be beneficially owned by them, based on information provided to Postmates by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Postmates Inc., 203 3rd Street, Suite 200, San Francisco, CA 94103.

	(1)	(2)	(3)	(4)	(5)
Name and Address of Beneficial Holder	Shares (Percent) of Postmates Series E Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Series F Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Series G Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Common Stock Beneficially Owned(1)	Shares (Percent) of Postmates Common Stock Beneficially Owned (On As- Converted Basis)(1)
5% Stockholders
Entities Associated with Tiger Global Management(2)	49,177,670 (64.3%)	5,263,751 (33.6%)	2,730,002 (16.7%)	12,401,886 (4.9%)	69,573,309 (27.2%)
Entities Associated with Founders Fund(3)	9,494,649 (12.4%)	275,720 (1.8%)	—	19,280,040 (7.5%)	29,050,409 (11.4%)
Entities Associated with Spark Capital(4)	1,521,274 (2.0%)	—	—	16,211,709 (6.3%)	17,732,983 (6.9%)
Entities Associated with GPI Capital(5)	—	—	13,650,013 (83.3%)	—	13,650,013 (5.3%)

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	(1)	(2)	(3)	(4)	(5)
Name and Address of Beneficial Holder	Shares (Percent) of Postmates Series E Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Series F Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Series G Preferred Stock Beneficially Owned	Shares (Percent) of Postmates Common Stock Beneficially Owned(1)	Shares (Percent) of Postmates Common Stock Beneficially Owned (On As- Converted Basis)(1)
Directors and Executive Officers
Bastian Lehmann(6)	18,986 (*%)	—	—	8,482,718 (3.3%)	8,501,704 (3.3%)
Kristin Schaefer(7)	—	—	—	2,118,455 (*%)	2,118,455 (*%)
Keith Kirk(8)	—	—	—	137,500 (*%)	137,500 (*%)
Vivek Patel(9)	—	—	—	1,476,406 (*%)	1,476,406 (*%)
Robert Rieders(10)	—	—	—	815,147 (*%)	815,147 (*%)
Sean Plaice(11)	18,986 (*%)	—	—	4,811,902 (1.9%)	4,830,888 (1.9%)
Khai Hai(12)	—	—	—	—	—
Nabeel Hyatt(13)	—	—	—	—	—
Griffin Schroeder(14)	49,136,679 (64.2%)	5,263,751 (33.6%)	2,730,002 (16.7%)	12,379,885 (4.8%)	69,510,317 (27.2%)
Brian Singerman(15)	—	—	—	—	—
Kristin Reinke(16)	—	—	—	41,088 (*%)	41,088 (*%)
All directors and executive officers as a group (11 persons)(17)	49,174,651 (64.3%)	5,263,751 (33.6%)	2,730,002 (16.7%)	30,263,101 (20.5%)	87,431,505 (34.2%)

* Amount represents less than 1% of outstanding shares of Postmates common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Postmates common stock subject to Postmates options that are currently exercisable or expected to become exercisable within 60 days of September 1, 2020 or issuable pursuant to Postmates restricted stock units or Postmates stock appreciation rights that are subject to vesting and settlement conditions expected to occur within 60 days of September 1, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the Postmates options, Postmates restricted stock units or Postmates stock appreciation rights for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.
(2)	Consists of (i) 10,484,308 shares of Postmates common stock, (ii) 48,726,580 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock, (iii) 5,263,751 shares of Postmates common stock issuable upon the conversion of Postmates Series F preferred stock, (iv) 2,730,002 shares of Postmates common stock issuable upon the conversion of Postmates Series G preferred stock and (v) 1,675,391 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020, which are held of record by Tiger Global Private Investment Partners IX, L.P., Tiger Global PIP IX Holdings, L.P., Tiger Global Long Opportunities Master Fund, L.P. and other affiliates of Tiger Global Management, LLC. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The business address for each of these entities and individuals
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is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019. This also consists of (a) (i) 189,865 shares of Postmates common stock, (ii) 410,099 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock and (iii) 30,321 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020, directly held by Griffin Schroeder, who is a partner at Tiger Global Management, and as such Tiger Global Management may be deemed to beneficially own such shares, and (b) (i) 18,986 shares of Postmates common stock, (ii) 40,991 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock and (iii) 3,015 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020, directly held by Unaiz Kabani, who is a director at Tiger Global Management, and as such Tiger Global Management may be deemed to beneficially own such shares.
(3)	Consists of (i) 9,786,887 shares of Postmates common stock, (ii) 9,494,649 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock, (iii) 275,720 shares of Postmates common stock issuable upon the conversion of Postmates Series F preferred stock and (iv) 9,493,153 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 for which voting and investment power is shared among The Founders Fund IV Principals Fund, LP, The Founders Fund IV, LP, The Founders Fund V Entrepreneurs Fund, LP, The Founders Fund V Principals Fund, LP, The Founders Fund V, LP and other affiliates of Founders Fund. The business address for The Founders Fund IV Principals Fund, LP, The Founders Fund IV, LP, The Founders Fund V Entrepreneurs Fund, LP, The Founders Fund V Principals Fund, LP, The Founders Fund V, LP and other affiliates of Founders Fund is One Letterman Drive, Building D, 5th Floor, San Francisco, California 94129.
(4)	Consists of (i) 14,692,828 shares of Postmates common stock, (ii) 1,521,274 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock and (iii) 1,518,881 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 for which voting and investment power is shared among Spark Capital III, L.P., Spark Capital Founders Fund III, L.P., Spark Capital IV, L.P., Spark Capital Founders’ Fund IV, L.P., Spark Capital Growth Fund, L.P., Spark Capital Growth Founders’ Fund, L.P. and affiliates of Spark Capital. The business address for Spark Capital III, L.P., Spark Capital Founders Fund III, L.P., Spark Capital IV, L.P., Spark Capital Founders’ Fund IV, L.P., Spark Capital Growth Fund, L.P., Spark Capital Growth Founders’ Fund, L.P. and other affiliates of Spark Capital is 137 Newbury St., 8th Floor, Boston, Massachusetts 02116.
(5)	Consists of 13,650,013 shares of Postmates common stock issuable upon the conversion of Postmates Series G preferred stock for which voting and investment power is held by GPI Capital Gemini HoldCo LP and GPI Capital Guardian III LP. The business address for GPI Capital Gemini HoldCo LP and GPI Capital Guardian III LP is 437 Madison Avenue, 28th Floor, New York, New York 10022.
(6)	Consists of (i) 6,063,732 shares of Postmates common stock, (ii) 18,986 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock, (iii) 18,986 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 and (iv) 2,400,000 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(7)	Consists of (i) 121,300 shares of Postmates common stock and (ii) 1,997,155 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(8)	Consists of 137,500 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(9)	Consists of (i) 11,500 shares of Postmates common stock and (ii) 1,464,906 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
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(10)	Consists of 815,147 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(11)	Consists of (i) 592,916 shares of Postmates common stock, (ii) 18,986 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock, (iii) 18,986 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 and (iv) 4,200,000 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(12)	Consists of the shares described in Note 5 above. Khai Ha, who is a member of the Postmates board, is a partner at GPI Capital, and as such may be deemed to beneficially own such shares.
(13)	Consists of the shares described in Note 4 above. Nabeel A. Hyatt, who is a member of the Postmates board, is a partner at Spark Capital, and as such may be deemed to beneficially own such shares.
(14)	Consists of (i) 189,865 shares of Postmates common stock, (ii) 410,099 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock and (iii) 30,321 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020, directly held by Griffin Schroeder. This also consists of (i) 10,484,308 shares of Postmates common stock directly held by Tiger Global Private Investment Partners IX, L.P., (ii) 1,678,031 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock directly held by Tiger Global Private Investment Partners IX, L.P., (iii) 47,048,549 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock directly held by Tiger Global PIP IX Holdings, L.P., (iv) 2,757,203 shares of Postmates common stock issuable upon the conversion of Postmates Series F preferred stock held by Tiger Global Private Investment Partners IX, L.P., (v) 2,506,548 shares of Postmates common stock issuable upon the conversion of Postmates Series F preferred stock held by Tiger Global Long Opportunities Master Fund, L.P., (vi) 2,730,002 shares of Postmates common stock issuable upon the conversion of Postmates Series G preferred stock held by Tiger Global Private Investment Partners IX, L.P. and (vii) 1,675,391 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 directly held by Tiger Global Private Investment Partners IX, L.P. Griffin Schroeder, who is a member of Postmates’ board of directors, is a partner at Tiger Global Management, and as such may be deemed to beneficially own such shares.
(15)	Consists of the shares described in Note 3 above. Brian Singerman, who is a member of the Postmates board, is a partner at Founders Fund, and as such may be deemed to beneficially own such shares.
(16)	Consists of 41,088 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
(17)	Consists of (i) 17,463,621 shares of Postmates common stock, (ii) 49,174,651 shares of Postmates common stock issuable upon the conversion of Postmates Series E preferred stock, (iii) 5,263,751 shares of Postmates common stock issuable upon the conversion of Postmates Series F preferred stock, (iv) 2,730,002 shares of Postmates common stock issuable upon the conversion of Postmates Series G preferred stock, (v) 1,743,684 shares of Postmates common stock that may be acquired pursuant to the exercise of outstanding Postmates warrants exercisable within 60 days of September 1, 2020 and (vi) 11,055,796 shares of Postmates common stock that may be acquired pursuant to the exercise of Postmates options currently exercisable or expected to become exercisable within 60 days of September 1, 2020.
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THE TRANSACTION

The following is a description of certain material aspects of the transaction. This description may not contain all of the information that is important to you. Uber and Postmates encourage you to carefully read this entire consent solicitation statement/prospectus, including the merger agreement attached to this consent solicitation statement/prospectus as Annex A and the Postmates certificate amendment attached to this consent solicitation statement/prospectus as Annex C, for a more complete understanding of the transaction.

Structure of the Transaction

The merger agreement provides, among other matters, for the acquisition of Postmates pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the DLLCA. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber. Immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company, with Merger Company continuing as the surviving company in the second merger and as a wholly owned subsidiary of Uber.

Consideration to Postmates Stockholders

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Postmates or any other person:

•	each share of Postmates common stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share common merger consideration;
•	each share of Postmates Series G preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series G merger consideration;
•	each share of Postmates Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series F merger consideration; and
•	each share of Postmates Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series E merger consideration.

As used in this consent solicitation statement/prospectus:

•	the term “aggregate exercise amount” means the aggregate exercise price of (a) all Postmates options and Postmates stock appreciation rights, in each case, outstanding as of immediately prior to the effective time, other than any underwater options and underwater stock appreciation rights cancelled pursuant to the terms of the merger agreement, and (b) Postmates warrants which are unexpired, unexercised and outstanding as of immediately prior to the effective time and that have an exercise price per share that is less than the per share common merger consideration;
•	the term “aggregate merger consideration” means a number of shares of Uber common stock (rounded to the nearest whole share) equal to the quotient of (a) the sum of (i) $2,650,000,000 plus (ii) the cash amount plus (iii) the aggregate exercise amount minus (iv) the indebtedness amount minus (v) the Postmates transaction expenses, divided by (b) the Uber trading price;
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•	the term “aggregate preferred stock merger consideration” means the sum of (a) the product of (i) the per share Series G merger consideration multiplied by (ii) the aggregate number of shares of Postmates Series G preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares); (b) the product of (i) the per share Series F merger consideration multiplied by (ii) the aggregate number of shares of Postmates Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares); and (c) the product of (i) the per share Series E merger consideration multiplied by (ii) the aggregate number of shares of Postmates Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares);
•	the term “cash amount” means the aggregate amount of cash of Postmates and its subsidiaries as of 12:01 a.m. Pacific time on the closing date, calculated in accordance with the merger agreement;
•	the term “fully diluted Postmates common stock number” means the sum of (a) the aggregate number of shares of Postmates common stock that are issued and outstanding as of immediately prior to the effective time (after giving effect to the issuance of shares upon any exercise of Postmates options prior to the effective time), (b) the aggregate number of shares of Postmates common stock that would be issuable upon the exercise or conversion of any convertible securities of Postmates (including Postmates warrants) outstanding as of immediately prior to the effective time, (c) the aggregate number of shares of Postmates common stock issuable upon the exercise of all Postmates options and the number of shares of Postmates common stock underlying the Postmates stock appreciation rights (in each case, whether vested or unvested) outstanding immediately prior to the effective time, (d) the aggregate number of shares of Postmates common stock issuable upon the vesting and settlement of all Postmates restricted stock units outstanding immediately prior to the effective time, and (e) the aggregate number of shares of Postmates common stock purchasable under or otherwise subject to any rights to acquire shares of Postmates common stock (whether or not immediately exercisable) outstanding as of immediately prior to the effective time (provided that the fully diluted Postmates common stock number will not include (i) any shares of Postmates common stock issuable upon the exercise of any underwater options or underwater stock appreciation rights to be cancelled and terminated at the effective time pursuant to the merger agreement or (ii) any shares (or common stock equivalents) of Postmates preferred stock that are issued and outstanding immediately prior to the effective time);
•	the term “indebtedness amount” means the aggregate amount of indebtedness of Postmates and its subsidiaries as of 12:01 a.m. Pacific time on the closing date, calculated in accordance with the merger agreement;
•	the term “per share common merger consideration” means the quotient of (a) the sum of (i) the aggregate merger consideration minus (ii) the aggregate preferred stock merger consideration, divided by (b) the fully diluted Postmates common stock number;
•	the terms “per share Series G merger consideration,” “per share Series F merger consideration” and “per share Series E merger consideration” mean the number of shares of Uber common stock allocable from the aggregate merger consideration to each share of Postmates Series G preferred stock, Postmates Series F preferred stock and Postmates Series E preferred stock, respectively, that is issued and outstanding as of immediately prior to the effective time, in each case accordance with the Postmates amended certificate (as described under “The Merger Agreement—The Transaction”) and as set forth in the spreadsheet;
•	the term “Postmates transaction expenses” means the aggregate amount of unpaid fees, costs and expenses payable by Postmates and its subsidiaries in connection with the merger agreement and the transaction or any alternative transaction, calculated in accordance with the merger agreement;
•	the term “spreadsheet” means the spreadsheet delivered by Postmates to Uber prior to the closing with a calculation of the aggregate merger consideration and the allocation of the applicable portion thereof to Postmates stockholders and certain other information as set forth in the merger agreement; and
•	the term “Uber trading price” means $31.45.
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Hypothetical Example of Effect of Uber Closing Price on Consideration Payable to Postmates Stockholders

The table below demonstrates the potential impact of fluctuations in the average of the closing price per share of Uber common stock over the 10 trading day period ending five trading days prior to the closing date (the “Uber closing price”) on the consideration payable to holders of Postmates common stock, Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock in the transaction, based on three hypothetical scenarios in which the Uber closing price is $15.00, $31.45 and $45.00, respectively. The table below assumes that:

•	the aggregate merger consideration is 93,074,595 shares of Uber common stock;
•	the fully diluted Postmates common stock number is 147,279,903;
•	the aggregate number of shares of Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock is 76,480,863, 15,665,925 and 16,380,015, respectively;
•	the liquidation preference per share of Postmates Series E preferred stock, Postmates Series F preferred stock and Postmates Series G preferred stock, including any declared (or, in the case of Postmates Series G preferred stock, accrued) and unpaid dividends thereon is $5.2669, $7.9791 and $14.43165, respectively; and
•	no Postmates stockholders exercise appraisal or dissenters’ rights.

The assumptions outlined above with respect to share amounts are based on share amounts of Postmates as of September 1, 2020.

The table below is illustrative only. A change in any of the above assumptions would result in different outcomes. The consideration that a Postmates stockholder actually receives will be based on the actual aggregate merger consideration, aggregate preferred stock merger consideration, fully diluted common stock number and Uber closing price, and the value of the consideration that a Postmates stockholder actually receives may not be shown in the table below.

Hypothetical Scenario	Uber Closing Price	Per Share Series E Merger Consideration(1)	Per Share Series F Merger Consideration(1)	Per Share Series G Merger Consideration(1)	Per Share Common Merger Consideration(1)
1	$15.00	0.3511 ($5.27)	0.5319 ($7.98)	0.9621 ($14.43)	0.2860 ($4.29)
2	$31.45	0.3573 ($11.24)	0.3573 ($11.24)	0.4589 ($14.43)	0.3573 ($11.24)
3	$45.00	0.3638 ($16.37)	0.3638 ($16.37)	0.3638 ($16.37)	0.3638 ($16.37)

(1)	The table presents the per share Series E merger consideration, per share Series F merger consideration, per share Series G merger consideration and per share common merger consideration, in each case in shares of Uber common stock, with the corresponding illustrative value of such Uber common stock (based on the Uber closing price in the applicable hypothetical scenario) noted in parentheses. The values presented do not take into account the payment of cash in lieu of fractional shares.

Background of the Transaction

Each of Uber and Postmates periodically evaluates opportunities to achieve its long-term operational and financial goals and to enhance stockholder value, including through potential strategic transactions such as business combinations, divestitures, acquisitions and similar transactions. As part of Uber’s ongoing evaluation of such opportunities, Uber’s senior management identified Postmates as a potential candidate for a strategic transaction with Uber. Postmates’ ongoing evaluation of such opportunities has included, from time to time, among other things, (i) continuing to execute on Postmates’ current standalone business plan, (ii) potential opportunities for significant partnerships, strategic alliances, or acquisitions or business combinations to grow Postmates’ business and operations, (iii) an initial public offering of Postmates common stock (an “IPO”) and (iv) a possible sale of, or business combination involving, Postmates.

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Beginning in late 2018, Postmates commenced initial preparations for a potential IPO. After evaluating several investment banks, the Postmates board authorized the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”) to act as lead underwriter for such IPO.

On January 22, 2019, Postmates confidentially submitted a registration statement on Form S-1 (the “Form S-1”) to the SEC with respect to an IPO. Following the initial submission of the Form S-1, Postmates continued to prepare for a potential IPO and ultimately confidentially submitted a number of amendments to the Form S-1 to the SEC in connection therewith between March 2019 and May 2020.

Between May and July 2019, representatives of Uber and Postmates held preliminary discussions regarding a potential strategic transaction. At the time, Uber was focused on opportunities in the food delivery space that would be complementary to Uber Eats, drive continued growth, and enable Uber to improve its operating efficiency and accelerate its path to profitability. In connection with such discussions, Uber submitted to Postmates a preliminary, non-binding indication of interest with respect to a potential acquisition of 100% of the equity interests of Postmates in exchange for Uber common stock with an aggregate value of $1.9 billion. However, such discussions did not result in a proposal for a strategic transaction that either party determined to be actionable due to, among other things, Uber’s assessment that Postmates’ underlying unit economics were improving but remained in a challenged state, as a result of which the parties were not able to reach an understanding on valuation. Additionally, Uber was considering other potential strategic transactions, including transactions in the on-demand food delivery space and adjacent verticals. For example, in October 2019, Uber announced that it had agreed to acquire majority ownership of Cornershop, a provider of online grocery delivery primarily operating in Mexico and Chile. In late July 2019, the parties agreed to discontinue further discussions regarding a potential acquisition of Postmates by Uber at that time.

Following the termination of discussions between Uber and Postmates, Postmates continued to prepare for a potential IPO. In addition, in September 2019, Postmates issued and sold shares of Postmates Series G preferred stock for aggregate proceeds of approximately $150 million.

In late 2019 and early 2020, Uber continued to explore a potential strategic transaction in the dynamic and highly competitive food delivery space. With consumers and restaurants increasingly turning toward delivery, a trend that accelerated with the COVID-19 pandemic, Uber believed that a business combination with a major player in the food delivery space could position it to benefit from this structural shift and accelerate the competitive strengths and progress toward profitability of Uber’s Eats business, as well as continue to innovate to deliver better experiences for consumers, delivery personnel and restaurants, among other strategic benefits.

Prior to the COVID-19 pandemic’s major impact on the United States, Postmates had been planning to publicly launch its initial public offering in March 2020. In connection with such planning and the Postmates board and management’s ongoing evaluation of potential strategic alternatives, on March 17, 2020, Postmates formally engaged J.P. Morgan as its financial advisor based on, among other things, Postmates’ familiarity with J.P. Morgan and J.P. Morgan’s reputation, deal experience and knowledge and familiarity with Postmates’ business based in part upon its role as lead underwriter for a potential IPO.

On May 7, 2020, during Uber’s quarterly conference call to discuss its financial results for the first quarter of 2020, Uber’s Chief Executive Officer observed that, in the food delivery category, there was consolidation happening on a global basis, as bigger players can not only provide better service for restaurants and consumers, but can also provide a better service on a more sustainable economic basis.

Later in May 2020, media stories reported that Uber and Grubhub Inc. (“Grubhub”) were engaging in discussions regarding a possible strategic transaction. Certain reports noted the belief among certain analysts that consolidation in online food delivery would be likely to occur, and also indicated that while the COVID-19 pandemic had been a boon to the demand side of the marketplace as more people had turned to meal delivery, it had also created new challenges for the industry and increased the potential benefits of consolidation. In connection with one such report, Uber made a statement that it would not respond to speculation, but that it was always looking to provide value to customers and had shown itself to be disciplined with capital.

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On June 3, 2020, a representative of a publicly traded blank check special purpose acquisition company that had raised over $675 million in cash in its initial public offering (“SPAC A”) submitted to Postmates a preliminary, non-binding term sheet with respect to a potential acquisition of Postmates by SPAC A. The term sheet contemplated the acquisition of 100% of the outstanding equity interests of Postmates in exchange for shares of common stock of SPAC A at an aggregate valuation of Postmates of approximately $2.5 billion. The term sheet also contemplated, among other things, that the acquisition would be conditioned upon SPAC A retaining a minimum of $400 million in cash at the closing of the acquisition and that a portion of the shares of SPAC A’s common stock held by the sponsors of SPAC A would be subject to certain vesting terms and would only vest in the event that the trading price of SPAC A’s common stock exceeded certain price thresholds.

From June 3 to June 11, 2020, Postmates and its representatives engaged in discussions with SPAC A and its representatives regarding due diligence matters and the proposed terms of a potential transaction between Postmates and SPAC A.

On June 11, 2020, a representative of another publicly traded blank check special purpose acquisition company domiciled outside of the United States that had raised over $350 million in cash in its initial public offering (“SPAC B”), submitted to Postmates a preliminary, non-binding term sheet with respect to a potential acquisition of Postmates by SPAC B. The term sheet contemplated the acquisition of 100% of the outstanding equity interests of Postmates in exchange for shares of common stock of SPAC B and ascribed an enterprise value of $2.3 billion to Postmates on a cash-free, debt-free basis. The term sheet also contemplated, among other things, that the acquisition would be conditioned upon SPAC B retaining a minimum of $350 million in cash at the closing of the acquisition and the issuance of 10-to-1 “high vote” shares to Postmates’ co-founders.

On June 12, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham & Watkins LLP (“Latham”), outside legal counsel to Postmates, and J.P. Morgan also in attendance, to discuss a potential IPO and the term sheets received from each of SPAC A and SPAC B. Representatives of SPAC A were also invited to attend a portion of the meeting to make a presentation to the Postmates board regarding SPAC A’s proposed terms for a business combination and its vision for the operation and strategy of the combined company following such a transaction. Following the presentation by representatives of SPAC A, such representatives left the meeting. Postmates management provided the Postmates board with an update on a potential IPO and on Postmates’ financial results, noting the recent improvement in the performance of Postmates’ business resulting primarily from increased demand arising from the COVID-19 pandemic. As part of the process employed by Postmates to assess the value of a potential transaction with SPAC A or SPAC B or a potential IPO, the Postmates board considered, among other factors, (i) the valuation ascribed to Postmates in such potential transaction, (ii) the certainty and amount of capital that would be available to Postmates upon completion of such potential transaction and (iii) the speed with which such potential transaction could be completed. Representatives of J.P. Morgan and Latham provided a summary of the term sheets received from SPAC A and SPAC B, noting that (a) the valuation ascribed to Postmates in SPAC B’s proposal was significantly lower than the valuation ascribed to Postmates in SPAC A’s proposal and (b) the minimum cash condition, which was of significance to Postmates in that it relates to the amount of cash that would be available to Postmates to meet its future capital requirements and pursue various strategic initiatives following the completion of a proposed transaction, of $350 million in SPAC B’s proposal was lower than the minimum cash condition of $400 million set forth in SPAC A’s proposal. Representatives of J.P. Morgan also reviewed with the Postmates board certain considerations related to an IPO and a business combination transaction with SPAC A or SPAC B, including with respect to speed, certainty and valuation, noting that (i) an IPO was expected to be completed prior to the end of July while a business combination with SPAC A or SPAC B was expected to be completed no earlier than the end of August or beginning of September, (ii) a business combination transaction with SPAC A or SPAC B would provide greater certainty of capital than an IPO and (iii) notwithstanding the greater certainty of capital, a business combination transaction with SPAC A or SPAC B was expected to result in a lower overall valuation to Postmates’ existing stockholders as compared to an IPO. Representatives of J.P. Morgan and Latham then discussed potential revisions to SPAC A’s proposed terms, including, among others, an increase to the portion of SPAC A’s sponsors’ common shares to be subject to vesting and the price targets applicable to such vesting. Following further discussion, the Postmates board directed management, J.P. Morgan and Latham

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to continue to negotiate improved terms with SPAC A while simultaneously continuing preparations for a potential IPO. The Postmates board did not direct management to pursue further discussions with SPAC B.

On June 10, 2020, Grubhub announced its entry into a definitive agreement to be acquired by Just Eat Takeaway.com NV in an all-stock transaction. Following the announcement, a representative of Uber publicly stated that Uber believed that the food delivery industry would require continued consolidation in order to reach its full potential for consumers and restaurants, and that Uber remained interested in potential strategic opportunities to grow its food delivery business and would be a consolidator for the right assets at the right price. Consistent with its public statements, and in light of Grubhub’s decision to enter into a transaction with Just Eat Takeaway and Uber’s continued interest in potential strategic opportunities in the food delivery space, Uber began to explore again whether Postmates might present an attractive acquisition opportunity.

On June 13, 2020, Postmates’ Chief Executive Officer and Uber’s Chief Executive Officer had a telephone discussion during which Uber’s Chief Executive Officer expressed Uber’s interest in exploring a potential acquisition of Postmates. Following the discussion, a representative of Uber delivered a mutual non-disclosure agreement (which did not contain a standstill provision) to representatives of Postmates. In light of the earlier media scrutiny and speculation surrounding a potential strategic transaction between Uber and Grubhub, and Uber’s belief that the risk of potential leaks could disrupt its and Postmates’ business and jeopardize pursuing a strategically compelling transaction, Uber emphasized the importance of confidentiality in its exploration of a potential transaction with Postmates. The mutual non-disclosure agreement was executed by the parties later that day.

Later on June 13, 2020, a representative of Postmates delivered a revised term sheet to representatives of SPAC A which contemplated, among other things, (i) revised time- and performance-based vesting terms applicable to SPAC A’s sponsors’ common shares and warrants and (ii) a termination fee, in an amount to be mutually agreed, payable by SPAC A’s sponsors in the event of a failure of the acquisition to close as a result of a failure to obtain SPAC A’s stockholder approval or a failure of the minimum cash condition.

On June 14, 2020, SPAC A’s outside counsel delivered a revised term sheet to representatives of Latham, which did not include a termination fee and noted that vesting terms applicable to SPAC A’s sponsors’ common shares and warrants were to be discussed.

On June 15, 2020, SPAC A’s outside counsel, representatives of Latham and Postmates had a telephone discussion during which the parties discussed the revised term sheet and other matters related to the potential transaction. Later that same day, SPAC A’s outside counsel delivered a revised term sheet to representatives of Latham, which contemplated, among other things, an increase in the aggregate number of SPAC A’s sponsors’ common shares and warrants subject to vesting terms and an additional issuance of shares to SPAC A’s sponsors in the event that the trading price of SPAC A’s common stock exceeded a certain trading price threshold.

On June 17, 2020, Postmates’ Chief Executive Officer and representatives of SPAC A had a telephone discussion during which Postmates’ Chief Executive Officer rejected the additional share issuance contemplated by the latest term sheet and the parties discussed further certain vesting terms applicable to SPAC A’s sponsors’ common shares and warrants. Later that same day, a representative of SPAC A delivered a revised term sheet to Postmates, which did not include the additional share issuance or performance-based vesting for SPAC A’s sponsors’ common shares and warrants subject to vesting terms. From June 17 to June 29, 2020, representatives of SPAC A, SPAC A’s outside counsel, Postmates, Latham and J.P. Morgan engaged in multiple discussions and exchanged drafts of definitive transaction and ancillary agreements as well as diligence information. The indication of interest reflected Uber’s assessment of Postmates’ improved underlying unit economics relative to 2019 and its strong execution amidst the impact of COVID-19 on its business, particularly compared with the financial profile of certain larger legacy marketplace incumbents.

Also on June 17, 2020, in preparation for an IPO, Postmates held its analyst day to discuss Postmates’ business, strategy and financial model with research analysts.

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Later on June 17, 2020, Uber’s Chief Executive Officer submitted to Postmates a non-binding indication of interest with respect to a potential acquisition of Postmates by Uber. The indication of interest contemplated the acquisition of 100% of the equity interests of Postmates in an all-stock transaction that ascribed a $2.5 billion to $2.75 billion valuation to Postmates on a cash-free, debt-free basis and assuming normalized working capital.

On June 18, 2020, Postmates’ Chief Executive Officer and Uber’s Chief Executive Officer had a telephone discussion during which Postmates’ Chief Executive Officer expressed his view that the low end of the valuation range set forth in Uber’s indication of interest was insufficient and not reflective of the full value of Postmates.

Also on June 18, 2020, representatives of J.P. Morgan had a telephone discussion with representatives of Uber to discuss Uber’s valuation of Postmates and next steps for discussions regarding a potential transaction, including the sharing of diligence information.

On June 19, 2020, representatives of J.P. Morgan had a telephone discussion with representatives of Uber during which the parties discussed Postmates’ contemplated IPO timeline and the expected due diligence process in connection with the parties’ evaluation of a potential transaction. Following such discussion, a representative of Uber delivered an exclusivity agreement to representatives of J.P. Morgan, which contemplated an exclusivity period through July 6, 2020 and which included exceptions for IPO-related activities and continuing discussions with blank check special purpose acquisition companies.

On June 20, 2020, representatives of J.P. Morgan delivered a revised exclusivity agreement to Uber, which, among other things, provided for an exclusivity period through July 1, 2020.

During the period following June 20, 2020, Postmates made available to representatives of Uber due diligence materials in an electronic data room, and the parties and their respective advisors held telephonic meetings in connection with their respective due diligence investigations covering various topics, including, among others, business strategy, financial and operational matters, intellectual property, material contracts, regulatory compliance and employment, tax and legal matters. Certain of these meetings involved a review of the status of the legal proceedings involving Postmates, including those described in the notes to Postmates’ consolidated financial statements attached as Annexes H and I to this consent solicitation statement/prospectus. Following these discussions, in connection with negotiating the terms of the transaction, Uber proposed that the merger agreement include a covenant that would require Postmates to notify Uber of certain legal proceedings brought against Postmates of the type discussed during the parties’ due diligence review, and to consult with and consider in good faith the views of Uber regarding the conduct of the defense of any such proceeding, to which Postmates later agreed.

On June 21, 2020, a representative of Uber delivered a revised exclusivity agreement to representatives of J.P. Morgan, which, among other things, provided for an exclusivity period through July 3, 2020.

Later on June 21, 2020, Postmates’ Chief Financial Officer and Uber’s Vice President of Corporate Development and Capital Markets had a telephone discussion during which they discussed the exclusivity agreement, and Postmates’ Chief Financial Officer requested that Uber provide a definitive valuation in advance of a meeting of the Postmates board on June 27, 2020 and communicated Postmates’ expectation that any definitive agreement for a transaction between the parties would be a public company-style merger agreement. Following the discussion, representatives of Latham delivered a revised exclusivity agreement to representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Uber’s outside counsel, which provided for an exclusivity period through June 29, 2020.

On June 22, 2020, Postmates and Uber executed an exclusivity agreement (the “exclusivity agreement”), which provided for an exclusivity period through June 29, 2020 and contained exceptions for IPO-related activities and continuing discussions with blank check special purpose acquisition companies.

From June 22 through June 24, 2020, in preparation for an IPO, Postmates held testing-the-waters meetings with potential investors.

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On June 25, 2020, representatives of J.P. Morgan and Uber had a telephone discussion to discuss timing of a potential transaction and valuation matters.

Also on June 25, 2020, a representative of Wachtell Lipton sent a draft merger agreement to representatives of Latham. The merger agreement contemplated, among other things, (i) certain limitations on Uber’s obligations to obtain required antitrust approvals, including a disclaimer of any obligation for Uber to take any action that would reasonably be expected to have a materially adverse impact on the expected benefits of the transaction to Uber or to take certain actions with respect to specific businesses or markets of Uber or Postmates, including any obligation to divest (x) any assets of Uber other than assets of Uber Eats, (y) any part of Postmates’ business in certain metropolitan areas where Postmates and Uber Eats both maintain a strong presence or (z) any technology or software of Uber Eats, (ii) a termination fee of an unspecified amount payable by Uber in the event of a failure to obtain required antitrust approvals, (iii) heightened standards for the accuracy of certain of Postmates’ representations and warranties as a condition to Uber’s obligation to close the transaction, including representations and warranties regarding title to and sufficiency of assets, certain tax matters and capitalization, and (iv) certain indemnification obligations on the part of Postmates stockholders, with a portion of the consideration to be held in escrow as partial security for such indemnification obligations. In addition, the merger agreement provided that the consideration payable by Uber would be calculated based on a VWAP of Uber common stock for an unspecified trading period prior to the signing of the merger agreement.

On the morning of June 26, 2020, a committee of the Uber board, which the Uber board established on May 12, 2020 for the purpose of analyzing, evaluating and, if applicable, approving certain strategic transactions with respect to Uber’s Eats business (the “Uber transaction committee”), held a special telephonic meeting, with members of Uber senior management and members of Uber’s Eats, corporate development and legal teams also in attendance. At the meeting, members of Uber senior management provided an update on the status of discussions and developments with Postmates with respect to the potential transaction and related timing considerations. The Uber transaction committee and members of Uber senior management also discussed certain proposed terms of, and the strategic rationale for, the transaction and reviewed certain preliminary business and financial analyses with respect to the transaction. In particular, members of Uber senior management noted that by combining Uber and Postmates’ scale, technology and differentiated geographic focus areas and customer demographics, the transaction was expected to drive continued growth, improve operating efficiency and accelerate Uber’s path to profitability. Following discussion, the Uber transaction committee authorized Uber senior management to proceed to negotiate the transaction on the terms discussed at the meeting.

Also on June 26, 2020, senior management of Postmates and representatives of J.P. Morgan and Latham discussed by telephone the proposed draft merger agreement. Following such discussion, Postmates’ Chief Financial Officer communicated Postmates’ position on certain matters to Uber’s Vice President of Corporate Development and Capital Markets, including Postmates’ position that (i) Uber be obligated to close the transaction in certain circumstances even if it was required to take actions that would reasonably be expected to have a materially adverse impact on the expected benefits of the transaction to Uber or that would impact specific markets, including certain metropolitan areas where Postmates and Uber Eats both maintain a strong presence, in order to obtain antitrust approval, (ii) Postmates’ stockholders should not be subject to indemnification or escrow obligations and (iii) for purposes of the closing condition in the merger agreement related to the accuracy of Postmates’ representations and warranties, such representations and warranties should be qualified by a “material adverse effect” standard (rather than an “all material respects” or “de minimis” standard), other than with respect to certain customary fundamental representations and warranties. Representatives of Latham and Wachtell Lipton also discussed by telephone the proposed draft merger agreement.

On June 27, 2020, Uber’s Vice President of Corporate Development and Capital Markets communicated to Postmates’ Chief Financial Officer certain supplemental proposed transaction terms. These terms ascribed a $2.65 billion valuation to Postmates, and contemplated that the Uber common stock to be issued to Postmates stockholders in the transaction would be valued based on the VWAP of Uber common stock for the 30 trading days prior to the signing of the merger agreement, among other things.

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Also on June 27, 2020, a representative of Wachtell Lipton communicated a revised position regarding certain antitrust provisions to a representative of Latham, which such position included an affirmative obligation for Uber to take certain actions with respect to the divestiture of assets in order to obtain antitrust approvals, including assets of the Uber Eats business in certain metropolitan areas where Postmates and Uber Eats both maintain a strong presence, subject to a financial cap that would be agreed upon by the parties, and representatives of Uber, Wachtell Lipton, Postmates and Latham participated in telephone calls regarding diligence matters.

Later on June 27, 2020, Postmates’ Chief Executive Officer and Uber’s Chief Executive Officer had a telephone discussion during which Postmates’ Chief Executive Officer communicated a counterproposal which ascribed a $2.75 billion valuation to Postmates and contemplated that the Uber common stock to be issued to Postmates stockholders in the transaction would be valued based on either a fixed price of $30.00 per share or the VWAP of Uber common stock for the five-to-eight trading days prior to the signing of the merger agreement. In addition, the counterproposal contemplated a public company-style merger agreement, with no indemnification or escrow provisions.

Later on June 27, 2020, Postmates’ Chief Executive Officer and Uber’s Chief Executive Officer had a telephone discussion during which Uber’s Chief Executive Officer indicated that Uber would be willing to agree to terms that ascribed a $2.75 billion valuation to Postmates, provided that the merger agreement contained certain indemnification obligations on the part of Postmates stockholders and that a portion of the consideration would be held in escrow as partial security for such indemnification obligations. Uber’s Chief Executive Officer also proposed that the Uber common stock to be issued to Postmates stockholders in the transaction would be valued based on the VWAP of Uber common stock for the 10 trading days prior to the signing of the merger agreement.

Later on June 27, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to discuss the status of Postmates’ exploration of strategic alternatives, including its contemplated IPO, a potential business combination with SPAC A and a potential business combination with Uber. Postmates management first provided an update on the proposed terms of a potential business combination with Uber. Representatives of J.P. Morgan then reviewed with the Postmates board the three strategic alternatives under consideration. With respect to a potential IPO, representatives of J.P. Morgan noted that Postmates had completed its testing-the-waters meetings and was prepared to publicly file its Form S-1 in early July 2020. With respect to a potential business combination with SPAC A, J.P. Morgan indicated that the key vesting terms of SPAC A’s common shares held by the sponsors of SPAC A had been finalized and that senior management of SPAC A had stated that SPAC A was prepared to execute definitive transaction documents. With respect to a potential business combination with Uber, representatives of J.P. Morgan discussed the most recent terms proposed by Uber, as described above. Representatives of J.P. Morgan then reviewed with the Postmates board, and the Postmates board considered, as part of the process employed by Postmates to assess the value of the potential transactions, certain considerations related to these strategic alternatives, including with respect to speed, certainty and valuation, as well as the factors described in the section entitled “The Transaction – Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board.” Representatives of J.P. Morgan noted that an IPO presented certain timing advantages relative to a business combination with Uber, in light of the expected regulatory review period for the transaction, but that a business combination transaction with SPAC A or Uber would provide greater certainty of capital than an IPO and a business combination transaction with SPAC A was expected to result in a lower overall valuation for Postmates’ existing stockholders as compared to an IPO or a business combination with Uber (which ascribed a valuation at the higher end of the expected pricing range of an IPO). Representatives of J.P. Morgan then provided an overview of Uber’s historical stock price performance and key operating and trading metrics. The Postmates board discussed certain risks and uncertainties related to the operation of Postmates on a standalone basis and in connection with and following an IPO. The Postmates board also discussed certain near-term capital requirements of Postmates, including that Postmates would likely require at least $100 million in new capital to operate its business during the next 12 months. Following discussion, the Postmates board agreed to consider the information discussed at the meeting and meet again the next morning.

On the morning of June 28, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to discuss next steps in connection with

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Postmates’ ongoing evaluation of strategic alternatives, including possible ways in which the terms proposed by Uber could be made more favorable to Postmates. Following discussion, the Postmates board directed management, J.P. Morgan and Latham to continue to negotiate improved terms with Uber, including, among other things, a $2.65 billion valuation of Postmates, subject to entering into a merger agreement with no indemnification or escrow provisions, a 25% collar on the VWAP used to determine the stock consideration payable by Uber, $100 million in interim financing to be provided by Uber to Postmates during the pre-closing period, which would not be deducted from the consideration payable by Uber at closing, and a 6% termination fee payable by Uber to Postmates in the event of a failure to obtain required antitrust approvals, which termination fee would increase at a rate of 1.25% per month commencing on the one-year anniversary of the date of the merger agreement if the closing had not occurred by such date.

At the direction of the Postmates board, representatives of Postmates and J.P. Morgan had a telephone discussion with representatives of Uber during which the terms outlined by the Postmates board were communicated to Uber. A representative of Uber subsequently communicated to representatives of Postmates and J.P. Morgan that Uber would be willing to agree to terms that ascribed a $2.65 billion valuation to Postmates, with no indemnification or escrow. However, any outstanding amounts under the $100 million initial loan would be deducted from the consideration payable by Uber at the closing of the transaction. A representative of Uber also proposed a 5% termination fee payable by Uber to Postmates in the event of a failure to obtain required antitrust approvals, with no escalation of such fee, and a 20% collar on the VWAP used to determine the stock consideration payable by Uber, among other terms.

Later on June 28, 2020, the Postmates board held another telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to discuss Uber’s latest proposed transaction terms. Following discussion, the Postmates board directed management and J.P. Morgan to continue to negotiate improved terms with Uber, including certain terms intended to mitigate perceived risks related to the antitrust review process for the transaction arising from the similar businesses of Uber Eats and Postmates and interim financing from Uber to support Postmates’ capital requirements during the period prior to the closing of the transaction, which the Postmates board had determined would likely be at least $100 million during the next 12 months. Such terms were subsequently communicated to representatives of Uber.

Also on June 28, 2020, representatives of Uber, Wachtell Lipton, Postmates and Latham participated in telephone calls regarding diligence matters.

On June 29, 2020, representatives of J.P. Morgan and Uber had a telephone discussion, during which representatives of Uber communicated that Uber would agree to make available to Postmates interim financing of up to $125 million, available during the period beginning on the date of the merger agreement and ending on the one-year anniversary of the date of the merger agreement, with any amount outstanding thereunder to be deducted from the consideration payable by Uber at closing or credited against the termination fee in the event that the closing did not occur and such fee were payable, and additional interim financing of up to $75 million, available on the one-year anniversary of the date of the merger agreement, with any amount outstanding thereunder to be deducted from the consideration payable by Uber at closing or from the amount of the termination fee in the event that the closing did not occur and such fee were payable or settled in non-voting stock or repaid within 12 months if the transaction were to fail to close. In addition, representatives of Uber proposed a reverse termination fee of 5.5% and a reference price of $32.15 for valuing the Uber common stock to be issued to Postmates stockholders in the transaction, which represented the VWAP of Uber common stock for the 10 consecutive trading days ending on and including June 28, 2020. J.P. Morgan subsequently communicated the proposed terms to Postmates management.

Also on June 29, 2020, representatives of Uber, Wachtell Lipton, Postmates, J.P. Morgan and Latham participated in telephone calls regarding diligence matters. In addition, representatives of Wachtell Lipton delivered a draft support agreement to representatives of Latham, and representatives of Latham delivered a revised merger agreement to representatives of Wachtell Lipton. The revised merger agreement included, among other things, a provision obligating Uber to use reasonable best efforts to take all actions necessary or advisable to obtain required regulatory approvals unless such actions would result in a material adverse effect on Uber or Postmates, in each case measured on a scale relative to the combined size of Postmates and the Uber Eats business, and removed the

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heightened standards for the accuracy of certain of Postmates’ representations and warranties as a condition to Uber’s obligation to close the transaction.

Also on June 29, 2020, media outlets publicly reported speculation that Uber and Postmates were in discussions regarding a business combination transaction.

Later on June 29, 2020, representatives of Uber, Wachtell Lipton, Postmates, J.P. Morgan and Latham had a telephone discussion regarding the status of the transaction and open issues, including the proposed interim financing arrangements. In addition, on June 29 and again on July 2, 2020, Uber and Postmates executed amendments to the exclusivity agreement, providing for extensions of the exclusivity period through June 30, 2020 and July 5, 2020, respectively.

On June 30, 2020, a representative of Wachtell Lipton delivered to representatives of Latham a term sheet with respect to the proposed interim financing arrangements which contemplated, among other things, (i) that Uber would make available to Postmates interim financing of up to $100 million, available during the period beginning on the date of the merger agreement and ending on the one-year anniversary of the date of the merger agreement (the “initial loan”), and additional interim financing of up to $100 million, available on the one-year anniversary of the date of the merger agreement (the “additional loan”), (ii) that the aggregate outstanding principal amount of the initial loan plus any accrued interest would be deducted from the portion of the aggregate merger consideration payable by Uber to Postmates stockholders at the closing, credited against the termination fee if the closing did not occur and the termination fee is payable by Uber to Postmates, or repaid within 12 months if the transaction were to fail to close, (iii) that the aggregate outstanding principal amount of the additional loan plus any accrued interest would be forgiven if the closing occurs or the merger agreement is terminated at least 180 days after the date of the additional loan (the “forgiveness date”), forgiven partially based upon an agreed methodology and forgiveness schedule if the closing occurs prior to the forgiveness date, or forgiven partially with the remainder to be repaid within 12 months if the merger agreement is terminated prior to the forgiveness date, and (iv) certain other terms with respect to the treatment of the initial loan and the additional loan. Representatives of Wachtell Lipton and Latham also held several telephone discussions to discuss open issues in the merger agreement, including the proposed terms of the interim financing arrangements.

Also on June 30, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to discuss the status of the negotiations with Uber. Following discussion, the Postmates board directed management, J.P. Morgan and Latham to continue negotiations with Uber and its representatives.

Later on June 30, 2020, a representative of Wachtell Lipton delivered a revised draft of the merger agreement to representatives of Latham.

Also on June 30, 2020, Khai Ha, a member of the Postmates board affiliated with GPI Capital Gemini HoldCo LP and GPI Capital Guardian III LP (collectively, “GPI”), each a current Postmates stockholder, delivered to representatives of Latham a proposed letter agreement to be entered into between Postmates and GPI (the “GPI letter agreement”), which contemplated that any consent to a strategic transaction to be provided by GPI would be conditioned upon the holders of Postmates Series G preferred stock (including GPI) receiving no less than one and one-half times the sum of the original purchase price thereof, together with accrued dividends, in consideration for each share of Postmates Series G preferred stock. Pursuant to the Postmates certificate, the consent of the holders of a majority of the outstanding shares of Postmates Series G preferred stock (voting as a separate class) (the “Series G consent”) is required for any transaction deemed to be a liquidation, dissolution or winding up of Postmates under the Postmates certificate unless the per share proceeds payable to such holders at the closing of such transaction are at least one and one-half times the original purchase price of such shares. Since the transaction would constitute a deemed liquidation of Postmates under the Postmates certificate and the anticipated proceeds from the transaction were not sufficient for the holders of Postmates Series G preferred stock to receive one and one-half times the original purchase price thereof, the approval of the transaction would be subject to receipt of the Series G consent.

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On July 1, 2020, the Uber board held a special telephonic meeting, with members of Uber senior management and members of Uber’s Eats, corporate development and legal teams also in attendance. At the meeting, members of Uber senior management provided an update on the potential transaction with Postmates. The Uber board and members of Uber senior management discussed certain proposed terms of the transaction, including the consideration to be paid by Uber and the contemplated interim financing arrangements. Members of Uber’s legal and corporate development teams reviewed with the Uber board the financial performance of Postmates, certain valuation analyses, including transaction price multiple and discounted cash flow analyses, the potential synergies and benefits that could be realized from the transaction and certain risks and key due diligence findings, among other matters. It was noted that Postmates had valuable and differentiated products, technology and expertise, a complementary geographic presence, differentiated restaurant selection, strong brand loyalty and an industry-leading delivery platform. In addition, similar to Uber Eats, Postmates’ business had benefited from increased delivery due to the COVID-19 pandemic, posting significantly increased levels of gross merchandise volume, orders and revenue and growth in the number of restaurant partners and customers in recent months. Members of the Uber board and Uber senior management also discussed how the combination of Uber Eats and Postmates was expected to drive significant efficiencies and cost savings, with over $200 million in anticipated run rate synergies one year following closing, and bring benefits to all sides of the marketplace, including consumers, delivery personnel and restaurants. Following discussion, the Uber board authorized Uber senior management to continue to negotiate and finalize the terms of the transaction and delegated to the Uber transaction committee the authority to formally approve the transaction.

On July 1, 2020, representatives of Uber, Wachtell Lipton, Postmates, J.P. Morgan and Latham had multiple discussions and exchanged further correspondence regarding the terms of the merger agreement, the interim financing and related transaction documents. During the course of such discussions, Uber agreed, among other things, to use reasonable best efforts to obtain required antitrust approvals, subject to certain limitations, including that it will not be required to take any action that, individually or in the aggregate, would or would reasonably be expected to have a materially adverse effect on Postmates, Uber and/or their respective subsidiaries, in each case measured on a scale relative to the combined size of Postmates and its subsidiaries, taken as a whole, as described in the section entitled “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions,” including the definition of “unacceptable condition” agreed to by the parties as set forth therein. Uber also agreed that each of the initial loan and the additional loan would be repaid within two years if the transaction were to fail to close, subject to an increased interest rate on any amounts outstanding as of the date of termination of the merger agreement in circumstances where Postmates was not entitled to receive the termination fee.

Also on July 1, 2020, the compensation committee of the Postmates board held a telephonic meeting, with members of Latham also in attendance, to discuss compensation and retention matters relating to a potential strategic transaction with Uber.

On July 2 and July 3, 2020, representatives of the parties exchanged revised drafts of the merger agreement and related transaction documents, and had multiple discussions and exchanged further correspondence regarding the terms of the merger agreement and related transaction documents, as well as certain diligence matters. During these discussions, the parties agreed, among other things, to continue discussions on the basis of a reference price of $31.45 per share for valuing the Uber common stock to be issued to Postmates stockholders in the transaction, which represented the VWAP of Uber common stock for the 10 consecutive trading days ending on and including June 29, 2020 (the last trading day prior to media reports regarding speculation that Uber and Postmates were in discussions regarding a business combination transaction), which would not be subject to a collar. The parties also agreed that, for purposes of the closing condition in the merger agreement related to the accuracy of Postmates’ representations and warranties, such representations and warranties would be qualified by a “material adverse effect” standard, other than with respect to certain customary fundamental representations and warranties. The parties also agreed that the additional loan would be forgiven based on an agreed upon methodology and forgiveness schedule.

Also on July 2, 2020, in lieu of the GPI letter agreement, GPI proposed that the Postmates certificate be amended to provide that the liquidation preference for the Postmates Series G preferred stock in connection with the mergers be equal to one and one-half times the original purchase price thereof, as a result of which amendment

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the approval of the transaction would no longer be subject to receipt of the Series G consent. Postmates agreed to such proposal.

On July 3, 2020, the Uber transaction committee held a special telephonic meeting, with members of Uber senior management and members of Uber’s Eats, corporate development and legal teams also in attendance. At the meeting, members of Uber senior management provided an update on the proposed transaction with Postmates. The Uber transaction committee and members of Uber senior management discussed certain key terms of the transaction, as reflected in the latest draft merger agreement and related transaction documents, the proposed announcement and communications plan, the strategic rationale for the combination and related matters. Following discussion, the Uber transaction committee approved the merger agreement and the transaction, determined that the merger agreement and the transaction are fair to and in the best interests of Uber and its stockholders, and authorized Uber senior management to finalize and execute the merger agreement and related transaction documents, with such approval also constituting the approval of the Uber board.

Later on July 3, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to discuss the status of the potential transaction with Uber and Postmates’ other strategic alternatives. Representatives of J.P. Morgan reviewed with the Postmates board the status of, and certain considerations related to, the three strategic alternatives under consideration by the Postmates board. Representatives of J.P. Morgan reviewed certain key criteria to consider with respect to these strategic alternatives that had previously been discussed by the Postmates board, including speed, certainty and valuation, and noted that the certainty of a strategic transaction with Uber had been increased as a result of the parties’ negotiations. Representatives of J.P. Morgan then reviewed with the Postmates board Uber’s historical stock price performance and key operating and trading metrics. Representatives of Latham reviewed the fiduciary duties of the Postmates board in the context of considering Postmates’ strategic alternatives and outlined certain key terms of the merger agreement, including the interim financing arrangements and Uber’s obligations with respect to antitrust matters. Following discussion, the Postmates board directed management, J.P. Morgan and Latham to negotiate proposed final terms of the transaction with Uber. Following such discussion, the members of Postmates senior management and representatives of J.P. Morgan in attendance left the meeting and the Postmates board met in executive session to discuss compensation and retention matters relating to the transaction.

Also on July 3, 2020, representatives of GPI’s counsel exchanged drafts of the Postmates certificate amendment and discussed the same by telephone with representatives of Latham, and GPI’s counsel delivered a draft cost reimbursement agreement pursuant to which GPI would be entitled to reimbursement of legal costs in an amount up to $100,000 arising out of the negotiation or completion of the transaction. Such agreement was executed on July 5, 2020.

On July 4 and July 5, 2020, representatives of Wachtell Lipton and Latham exchanged drafts of the merger agreement and related transaction documents and finalized the terms thereof.

On July 5, 2020, the Postmates board held a telephonic meeting, with members of Postmates senior management and representatives of Latham and J.P. Morgan also in attendance, to consider the proposed transaction with Uber, the merger agreement and the other transaction documents relating thereto. Representatives of J.P. Morgan first reviewed the three strategic alternatives under evaluation by the Postmates board — (i) an IPO, (ii) a business combination with SPAC A and (iii) a business combination with Uber — and certain key criteria to consider with respect to these strategic alternatives. Representatives of Latham then reviewed the fiduciary duties of the Postmates board in the context of considering the strategic alternatives and reviewed certain key terms of the merger agreement and the Postmates certificate amendment. After the presentations by J.P. Morgan and Latham, the Postmates board continued to discuss the potential business combination transaction with Uber and the reasons for the directors’ belief that the merger agreement and the transaction with Uber were fair to and in the best interests of Postmates and its stockholders (for more information concerning these reasons, see the section entitled “The Transaction—Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board”). Following such discussion, the Postmates board approved the Postmates certificate amendment and various other compensation related matters, including an amendment

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to the Postmates equity incentive plan to provide for the accelerated vesting of equity awards in connection with certain terminations of employment following the consummation of the mergers, the Postmates retention awards to be issued to certain members of Postmates’ senior management and change in control severance agreements for certain Postmates senior management (for more information concerning these arrangements, see the section entitled “Interests of Postmates’ Directors and Executive Officers in the Transaction”). The Postmates board then unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction, including the mergers and the Postmates certificate amendment, were fair to and in the best interests of Postmates and its stockholders, and authorized Postmates’ management to execute the merger agreement with Uber.

Later that evening, Postmates and Uber executed the merger agreement.

The following morning, on July 6, 2020, Uber and Postmates issued a joint press release announcing the execution of the merger agreement.

Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board

At a meeting held on July 5, 2020, the Postmates board considered the transaction and the terms of the merger agreement and the Postmates certificate amendment and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders. The Postmates board unanimously recommends that Postmates stockholders approve each of the proposals by executing and returning the written consent furnished with this consent solicitation statement/prospectus.

In arriving at this determination and recommendation, the Postmates board, in consultation with Postmates management and Postmates’ financial and legal advisors, engaged in numerous discussions regarding the transaction, received materials for their review and consideration, and considered a variety of factors. The following are some of the significant factors that supported the Postmates board’s decision to approve the merger agreement (which are not in any relative order of importance):

●	the opportunity to combine Uber’s and Postmates’ complementary platforms into a powerful delivery platform with differentiated geographic focus areas and customer demographics;
●	the fact that Postmates explored other potential strategic alternatives, including potential business combination transactions with blank check special purpose acquisition companies, remaining an independent private company or pursuing an IPO, and the Postmates board’s belief that the transaction with Uber would provide superior value to Postmates stockholders as compared to the value expected to result from such other strategic alternatives, including in light of the superior valuation of Postmates in the transaction as compared to other strategic alternatives, the potential for synergies and cost savings and the increased scale of the combined company;
●	the fact that, upon completion of the transaction, Postmates stockholders would receive Uber common stock as merger consideration, and would therefore have an opportunity to participate in the potential for earnings per share accretion and potential synergies created by the transaction, including approximately $225 million in annual cost synergies projected by Postmates management;
●	the fact that the terms of the merger agreement and related transaction documents reflected extensive negotiations between the parties and their respective advisors, and the Postmates board’s belief that the economic and other terms of the merger agreement and related transaction documents, taken as a whole, were the best that Uber would be willing to offer to Postmates stockholders;
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●	the fact that the reference price for valuing the Uber common stock to be issued to Postmates stockholders in the transaction is fixed at the Uber trading price of $31.45 per share, and, as a result, Postmates stockholders would have the opportunity to benefit from any increase in the trading price of Uber common stock during the pendency of the transaction;
●	the fact that the transaction provides Postmates stockholders with liquidity following the closing of the transaction, without any lock-up period;

●	the fact that the closing of the transaction is conditioned on Postmates’ receipt of a tax opinion from counsel dated as of the closing date to the effect that the mergers will (subject to customary assumptions, limitations and qualifications) qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
●	the Postmates board’s and management’s familiarity with, and understanding of, Postmates’ business, assets, financial condition, results of operations, strategy, competitive position and prospects, the risks and uncertainties facing Postmates, and current and prospective industry, economic and market conditions and trends;
●	the Postmates board’s and management’s assessment of Postmates’ future financial performance and prospects on a standalone basis, taking into account, among other things, certain business, financial and execution risks, relationships with customers and suppliers, competitive dynamics, near-term capital requirements and certain other risks associated with continuing as an independent company;
●	information and discussions with Postmates’ management and advisors regarding Uber’s business, assets, financial condition, results of operations, strategy, competitive position and prospects, including the expected pro forma effect of the transaction on the combined company;
●	the presentations and financial advice provided by J.P. Morgan;
●	the fact that the Postmates board was aware that it had no obligation to recommend any potential transaction and that the Postmates board had the authority to “say no” to any proposals made by Uber as to any potential transaction;
●	the review by the Postmates board with its legal and financial advisors, as applicable, of the financial and other terms of the merger agreement and related transaction documents;
●	the likelihood that the transaction would be completed based on, among other things, the conditions to closing and the assessment of the Postmates board, after consulting with counsel, regarding the likelihood of obtaining all required antitrust approvals, and the termination and remedy provisions under the merger agreement in the event that the transaction is not completed due to the failure to obtain required antitrust approvals without the imposition of an unacceptable condition or otherwise, including Uber’s obligation to pay the termination fee to Postmates upon termination of the merger agreement in specified circumstances (as more fully described in the section entitled “The Merger Agreement—Expenses and Termination Fees”);

●	the fact that Uber’s obligation to complete the transaction is not subject to any financing condition or similar contingency;
●	the fact that Uber has agreed to make available to Postmates interim financing of up to $100 million, available during the period beginning on the date of the merger agreement and ending on the one-year anniversary of the date of the merger agreement, and also to make available to Postmates additional interim financing of up to $100 million, available on the one-year anniversary of the date of the merger agreement if the transaction has not been completed by such date;
●	the right of each of Postmates and Uber to specific performance to prevent breaches and to enforce the terms of the merger agreement (as more fully described in the section entitled “The Merger Agreement—Enforcement; Remedies”);
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●	the availability of appraisal and/or dissenters’ rights for Postmates stockholders who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures prescribed by Delaware and/or California law, as applicable; and

●	the customary public company nature of the representations, warranties and covenants in the merger agreement, and the absence of any post-closing indemnification obligations on the part of Postmates stockholders or related escrow provisions.

In the course of its deliberations, the Postmates board also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

●	the possibility that the transaction may not be completed or may be unduly delayed for reasons beyond the control of Postmates and/or Uber, including the potential length of the antitrust review process and the risk that applicable antitrust authorities may seek to enjoin the transaction or otherwise impose conditions on Postmates and/or Uber in order to obtain clearance for the transaction that could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the transaction;
●	the uncertainty around the potential state of Postmates’ business and the availability of alternative liquidity transactions, including a potential IPO, in the event the transaction is not completed;
●	the fact that the reference price for valuing the Uber common stock to be issued to Postmates stockholders in the transaction is fixed at the Uber trading price of $31.45 per share, and, as a result, the value of the consideration to Postmates stockholders may be less than the price per share of Uber common stock at the time of entry into the merger agreement in the event of a decline in the trading price of Uber common stock during the pendency of the transaction, and the fact that the merger agreement does not provide Postmates with a price-based termination right or other similar protection in favor of Postmates or its stockholders in such circumstances;
●	the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the transaction, and the potential effect of the transaction on Postmates’ business and relations with customers, merchants, couriers and strategic partners;
●	the restrictions on the conduct of Postmates’ business prior to completion of the transaction contained in the merger agreement, which, among other things, require Postmates to use its best efforts to conduct its business in all material respects in the ordinary course, subject to certain qualifications, which could, among other things, delay or prevent Postmates from undertaking business opportunities that may arise pending completion of the transaction and could negatively impact Postmates’ ability to attract and retain employees and decisions of customers, merchants, couriers and strategic partners;
●	the difficulty inherent in integrating the businesses of the two companies and the risk that anticipated strategic and other benefits to Postmates and Uber following the completion of the transaction, including any expected synergies, will not be realized or will take longer to realize than expected;
●	the transaction costs and retention costs to be incurred in connection with the transaction, regardless of whether the transaction is completed;
●	the fact that Postmates is not permitted to terminate the merger agreement notwithstanding receipt of a proposal for a more favorable transaction, even in the event that the Postmates board changes or withdraws its recommendation that the Postmates stockholders provide their written consent with respect to the proposals (as more fully described in the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Postmates”), and the anticipation that subsequent to the execution of the merger agreement, the support stockholders would execute a support agreement requiring them to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate
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amendment and related matters with respect to all of their shares of Postmates capital stock entitled to act by written consent with respect thereto, which written consent would constitute the Postmates stockholder approval and the Postmates certificate amendment approval (as more fully described in the section entitled “Support Agreement”);

●	the fact that if the transaction is not completed, Postmates will have expended significant human and financial resources on a failed transaction;
●	the fact that the consideration to be issued to Postmates stockholders in the transaction will not be adjusted if there is a change in the trading price of Uber common stock, and holders of Postmates preferred stock will have certain preferential rights relative to holders of Postmates common stock with respect to such consideration in accordance with the Postmates amended certificate and the merger agreement, which, depending on the closing price per share of Uber common stock during a specified period prior to the closing date, may result in substantial diminution in the value of the consideration that holders of Postmates common stock are entitled to receive in accordance with the merger agreement and the Postmates amended certificate relative to the value that holders of Postmates preferred stock are entitled to receive in accordance with the merger agreement and the Postmates amended certificate and/or relative to the value that would be received based on the value of Uber common stock as of the date of the merger agreement; and
●	various other risks associated with the transaction and the businesses of Postmates, Uber and the surviving company following the completion of the transaction described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition to considering the factors described above, the Postmates board considered the fact that some of Postmates’ directors and executive officers have other interests in the transaction that may be different from, or in addition to, the interests of Postmates stockholders generally, as more fully described in the section entitled “Interests of Postmates’ Directors and Executive Officers in the Transaction.”

The Postmates board concluded that the risks, uncertainties and potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected Postmates and its stockholders would achieve as a result of entering into the transaction. Accordingly, the Postmates board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Postmates and its stockholders.

The foregoing discussion of the factors considered by the Postmates board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the Postmates board. In view of the wide variety of factors considered by the Postmates board in connection with its evaluation of the transaction and the complexity of these matters, in reaching its decision to approve the merger agreement and the transaction and to make its recommendation to Postmates stockholders, the Postmates board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The Postmates board considered each of the applicable factors as a whole in context of the transaction, including thorough discussions with Postmates management and Postmates’ financial and legal advisors, and overall considered such factors to be favorable to, and to support, its determination. It should be noted that this explanation of the reasoning of the Postmates board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Postmates Unaudited Forecasted Financial Information

Postmates is a privately held company and does not as a matter of course publicly disclose financial projections or forecasts as to future performance, revenues, earnings or other results given, among other things, the unpredictability, uncertainty and subjectivity of the underlying assumptions and estimates inherent in preparing

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financial projections and forecasts. As a result, Postmates does not endorse such projections or forecasts, including the unaudited forecasted financial information of Postmates presented in the following tables in this section entitled “Postmates Unaudited Forecasted Financial Information” (collectively, the “Postmates unaudited forecasted financial information”), as a reliable indication of future results. Moreover, the Postmates unaudited forecasted financial information was prepared by Postmates management (or, in the case of certain forecasted financial information of Uber set forth below, derived from publicly available Wall Street research analyst reports) for internal use and was based on estimates, assumptions and judgments made by Postmates management (or Wall Street research analysts, as applicable) at the time of its preparation and speaks only as of such time. Except as required by law, Postmates has no obligation to update the Postmates unaudited forecasted financial information, and it has not done so and does not intend to do so.

The Postmates unaudited forecasted financial information was prepared by Postmates management (or, in the case of certain forecasted financial information of Uber set forth below, derived from publicly available Wall Street research analyst reports) on a standalone basis, without giving effect to the mergers, and provided to the Postmates board for the purposes of considering, analyzing and evaluating Postmates’ strategic and financial alternatives, including the mergers, and to Postmates’ financial advisor. The Postmates unaudited forecasted financial information is not being included in this consent solicitation statement/prospectus to influence the voting decision of any Postmates stockholder with respect to the transaction, but instead because such information, in whole or in part, was provided, or formed the basis of what was provided, to the Postmates board and Postmates’ financial advisor in connection with the Postmates board’s evaluation of the transaction as described herein. Uber did not participate in the preparation of, or otherwise endorse or approve, the Postmates unaudited forecasted financial information, including, without limitation, the adjusted net revenue and adjusted EBITDA of Uber included therein, which were derived from publicly available Wall Street research analyst reports.

You should note that the Postmates unaudited forecasted financial information constitutes forward-looking statements. Please see the section entitled “Special Note Regarding Forward-Looking Statements” for more information. You should also note that the Postmates unaudited forecasted financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Postmates unaudited forecasted financial information was prepared utilizing Postmates’ historical internal forecast approach and does not give effect to all adjustments required by GAAP nor the adoption of any new accounting pronouncements.

The Postmates unaudited forecasted financial information has been prepared by, and is the sole responsibility of, Postmates management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports included and incorporated by reference in this consent solicitation statement/prospectus relate to Postmates’ and Uber’s previously issued historical financial statements, respectively. They do not extend to the Postmates unaudited forecasted financial information and should not be read to do so.

The Postmates unaudited forecasted financial information should not be relied upon as necessarily indicative of actual future results, and readers of this consent solicitation statement/prospectus are cautioned not to place undue reliance on the Postmates unaudited forecasted financial information. Furthermore, since the Postmates unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Although the Postmates unaudited forecasted financial information is presented with numerical specificity, the Postmates unaudited forecasted financial information reflects assumptions, estimates and judgments that are inherently uncertain and, although considered reasonable by Postmates’ management as of the date of their use in preparing the Postmates unaudited forecasted financial information, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Postmates unaudited forecasted financial information set forth below, including, among others,

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risks and uncertainties due to general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as changes in Postmates’ or Uber’s business, financial condition or results of operations, and other risks and uncertainties described under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The Postmates unaudited forecasted financial information does not take into account the possible financial impact and other effects of the transaction on Postmates and does not attempt to predict or suggest future results of Uber or the surviving company following the transaction. The Postmates unaudited forecasted financial information does not give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that have been and may be incurred in connection with completing the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on Postmates of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decision or action that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the Postmates unaudited forecasted financial information does not take into account the effect on Postmates of any possible failure of the transaction to occur. Accordingly, the Postmates unaudited forecasted financial information may not necessarily be indicative of the actual future performance of Postmates, or Uber or the surviving company after completion of the transaction, and actual results may differ materially from those presented. The inclusion of the Postmates unaudited forecasted financial information herein should not be regarded as a representation by Postmates, Uber or any other person that the results projected will necessarily be achieved, and they should not be relied on as such. In addition, the inclusion of the Postmates unaudited forecasted financial information herein should not be regarded as an indication that Postmates or Uber considered, or now considers, such information to be material or to be a reliable prediction of actual future results, and in fact, none of the foregoing view the Postmates unaudited forecasted financial information as material because of the inherent risks and uncertainties associated with such projections. There can be no assurance that the Postmates unaudited forecasted financial information will be realized or that actual results will not be significantly higher or lower than estimated. Furthermore, the Postmates unaudited forecasted financial information may differ from publicized analyst estimates and forecasts and does not take into account any circumstances or events occurring after the date they were prepared. You are cautioned not to place undue reliance on the Postmates unaudited forecasted financial information.

Standalone Unaudited Forecasted Financial Information

In June 2020, in connection with Postmates’ consideration of the mergers, Postmates management prepared standalone unaudited financial forecasts of Postmates for fiscal years 2021 through 2023 (the “Postmates forecasts”), which are summarized below. Forecasts for two scenarios, a “base case” scenario and an “upside case” scenario, were prepared. The Postmates “base case” forecasts were prepared based on Postmates’ internal financial outlook for fiscal years 2021 through 2023. The Postmates “upside case” forecasts were prepared based on Postmates’ higher internal targets for fiscal years 2021 through 2023. The Postmates forecasts, along with their associated assumptions, risks and opportunities, were presented to the Postmates board during meetings held by the Postmates board and were shared with Postmates’ financial advisor in connection with the Postmates board’s evaluation of the transaction. The Postmates forecasts were prepared by Postmates management after taking into account a number of assumptions relating to Postmates’ performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as industry and company-specific factors such as supply and demand trends and the status of, and estimated revenues from, new products and services, all of which involve a high degree of uncertainty and are difficult to predict, and many of which are beyond Postmates’ control. In connection with the Postmates board’s evaluation of the transaction, the Postmates board also considered certain forecasted financial information of Uber derived from publicly available Wall Street research analyst reports set forth below.

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The following table presents the Postmates forecasts, as well as the corresponding Wall Street research analyst consensus forecasted financial information of Uber derived from publicly available Wall Street research analyst reports:

	Projected Fiscal year ended December 31,
(In millions)	2021E	2022E	2023E
Postmates Adjusted Net Revenue – Management “Base Case” Estimate	$909	$1,113	$1,349
Postmates Adjusted Net Revenue – Management “Upside Case” Estimate	$997	$1,229	$1,496
Uber Adjusted Net Revenue – Wall Street Consensus	$20,513	$26,168	$32,266
Postmates Adjusted EBITDA – Management “Base Case” Estimate	$4	$28	$85
Postmates Adjusted EBITDA – Management “Upside Case” Estimate	$17	$47	$109
Uber Adjusted EBITDA – Wall Street Consensus	$(55)	$1,462	$2,942

The Postmates forecasts include certain non-GAAP measures, as listed below:

•	“adjusted net revenue” refers to (i) in the case of Postmates, revenue (a) plus discounts, (b) plus credits and (c) plus refunds, and (ii) in the case of Uber, revenue (x) less excess driver incentives, (y) less driver referrals and (z) plus payments for financial assistance to drivers personally impacted by COVID-19 and driver reimbursement for their cost of purchasing personal protective equipment as part of Uber’s COVID-19 response initiative; and
•	“adjusted EBITDA” refers to (i) in the case of Postmates, net income (loss) adjusted to exclude income taxes, interest income, interest expense, other income (expense), depreciation and amortization, stock-based compensation expense and other items, which includes legal settlement expenses for the periods presented and (ii) in the case of Uber, net income (loss), excluding (a) income (loss) from discontinued operations, net of income taxes, (b) net income (loss) attributable to non-controlling interests, net of tax, (c) provision for (benefit from) income taxes, (d) income (loss) from equity method investment, (e) interest expense, (f) other income (expense), net, (g) depreciation and amortization, (h) stock-based compensation expense, (i) certain legal, tax, and regulatory reserve changes and settlements, (j) goodwill and asset impairments/loss on sale of assets, (k) acquisition and financing related expenses, (l) restructuring and related charges and (m) other items not indicative of Uber’s ongoing operating performance, including COVID-19 response initiatives related to payments for financial assistance to drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to drivers, driver reimbursement for the cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.

The Postmates forecasts may calculate adjusted net revenue or adjusted EBITDA using a different methodology from other companies, and Postmates does not provide a reconciliation of these forward-looking non-GAAP financial measures to the comparable GAAP financial measures because it is unable to reasonably predict certain items contained in such GAAP financial measures, including non-recurring and infrequent items that are not indicative of Postmates’ ongoing operations. These items are uncertain, depend on various factors and could have a material impact on Postmates’ GAAP results for the applicable period. Postmates encourages you to review its historical financial statements included as Annexes H and I to this consent solicitation statement/prospectus in their entirety and to not rely on any single financial measure.

Pro Forma Unaudited Forecasted Financial Information

The Postmates board also considered a pro forma analysis of the potential financial impact of the transaction using the Postmates forecasts and the corresponding Wall Street research analyst consensus forecasted financial information of Uber derived from publicly available Wall Street research analyst reports. For each of the fiscal years

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2021 through 2023, the Postmates board compared the adjusted net revenue and adjusted EBITDA of Postmates on a standalone basis (as estimated by Postmates management) to the adjusted net revenue and adjusted EBITDA of Uber (derived from publicly available Wall Street research analyst reports) on a standalone basis. In connection with such pro forma analysis, Postmates management also projected $225 million of annual cost synergies to result from the transaction, which are reflected in the following table. The following table presents the results of this analysis:

	Projected Fiscal year ended December 31,
(In millions)	2021E	2022E	2023E
Combined Company Pro Forma Adjusted Net Revenue – Management “Base Case” Estimate	$21,422	$27,281	$33,616
Combined Company Pro Forma Adjusted Net Revenue – Management “Upside Case” Estimate	$21,509	$27,397	$33,762
Combined Company Pro Forma Adjusted EBITDA – Management “Base Case” Estimate(1)	$174	$1,715	$3,251
Combined Company Pro Forma Adjusted EBITDA – Management “Upside Case” Estimate(1)	$187	$1,734	$3,275

(1)	Includes $225 million of estimated annual cost synergies.

Regulatory Approvals

Under the HSR Act, the mergers cannot be completed until, among other things, Uber and Postmates each files a notification and report form with the FTC and the DOJ and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a second request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On July 16, 2020, each of Uber and Postmates filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ. In order to give the DOJ more time to review the transaction, on August 17, 2020, Uber voluntarily withdrew its notification and report form and refiled it on August 19, 2020. On September 9, 2020, the DOJ issued a second request to each of Uber and Postmates to further review the transaction. On October 30, 2020, Uber and Postmates each certified substantial compliance with the second requests. On November 6, 2020, Uber sent a letter to the DOJ indicating that, subject to and upon the closing of the transaction, Uber will waive exclusivity provisions between Postmates and approximately 800 restaurants in certain geographic areas across the United States and, for a period of six months after closing, Uber will not enter into exclusivity agreements with those restaurants. On November 9, 2020, the DOJ granted early termination of the waiting period under the HSR Act with respect to the transaction, effective immediately.

At any time before or after the completion of the transaction, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the transaction, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. In addition, at any time before or after the completion of the transaction, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

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There can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result will be. See the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” for a discussion of the conditions to the completion of the transaction.

In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and the NYSE, as well as any required filings with state or local licensing authorities.

Listing of Uber Common Stock

It is a condition to the closing that the shares of Uber common stock to be issued to Postmates stockholders in the first merger have been approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date. It is expected that, following the transaction, the Uber common stock will continue to trade on the NYSE under the ticker symbol “UBER.”

Support Agreement

Subsequent to the execution of the merger agreement, Uber and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of its shares of Postmates capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all of the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval. See the section entitled “Support Agreement.”

Restrictive Covenant Agreements

Concurrently with the entry into the merger agreement, Uber entered into restrictive covenant agreements with each of Bastian Lehmann and Sean Plaice (the “restrictive covenant agreements”). Pursuant to the restrictive covenant agreements, each of Mr. Lehmann and Mr. Plaice have agreed that, during the period commencing on the closing date and ending on the second anniversary of the closing date (the “restricted period”), he will not, directly or indirectly, engage in the design, development and operation of software or services enabling or supporting delivery of prepared meals and other consumer-facing goods (a “competitive business”) or have any interest in or provide services to any person or business engaged in any competitive business, in each case, within North America. In addition, during the restricted period, Mr. Lehmann and Mr. Plaice will not, directly or indirectly, (i) induce any person who is as of, or had been at any time during the period of six months before, the effective time, a customer, partner, merchant or other business relation of Postmates or its subsidiaries (a “business relation”) to cease doing business with Uber or its subsidiaries, (ii) divert all or a portion of a business relation’s business to any person or business engaged in any competitive business, (iii) solicit or recruit any person who is as of, or had been at any time during the period of six months before, the effective time, an employee or other service provider of Postmates or its subsidiaries (a “service provider”), (iv) solicit or encourage any service provider to leave the employment or service of Uber or its subsidiaries or (v) interfere with the relationship of Uber or its subsidiaries with any service provider. The restrictions set forth in the foregoing clauses (iii) through (v) are subject to certain exceptions. In addition, during the restricted period, each of Mr. Lehmann and Mr. Plaice will not make any material oral or written negative, disparaging or adverse statements or representations of or concerning Uber or its subsidiaries.

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Management Following the Transaction

Upon the completion of the transaction, the directors and executive officers of Uber will remain unchanged as disclosed in Part III, Item 10 of Uber’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020, as supplemented by Uber’s Current Report on Form 8-K filed with the SEC on March 23, 2020, Current Report on Form 8-K filed with the SEC on April 28, 2020 and Current Report on Form 8-K filed with the SEC on July 2, 2020.

Accounting Treatment

Uber and Postmates prepare their financial statements in accordance with GAAP. The mergers will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Uber considered as the accounting acquirer and Postmates as the accounting acquiree. Accordingly, Uber will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

Tax Treatment of the Mergers

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Postmates receive an opinion from counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Latham & Watkins LLP has delivered an opinion to Postmates to the same effect as the opinion described in the preceding sentence. Each such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Uber and Postmates, and assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Postmates or Uber from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the mergers, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Postmates common stock in a fully taxable transaction.

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THE MERGER AGREEMENT

The following section summarizes certain material provisions of the merger agreement, which is included in this consent solicitation statement/prospectus as Annex A and is incorporated by reference herein. The summary of the merger agreement below and elsewhere in this consent solicitation statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Uber or Postmates. The rights and obligations of Uber and Postmates are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Uber stockholders and Postmates stockholders are urged to read the merger agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement is attached to this consent solicitation statement/prospectus as Annex A and described in this summary to provide you with information regarding its terms. The merger agreement contains representations and warranties by Postmates, on the one hand, and by Uber, Merger Sub and Merger Company, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Postmates, Uber, Merger Sub and Merger Company were qualified and subject to important limitations agreed to by Postmates, Uber, Merger Sub and Merger Company in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Postmates or Uber or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that Postmates and Uber each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent solicitation statement/prospectus and in the documents incorporated by reference into this consent solicitation statement/prospectus. See the section entitled “Where You Can Find More Information.”

The Transaction

The merger agreement provides, among other matters, for the acquisition of Postmates pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL and the DLLCA. At the effective time, Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber. Immediately following the first merger, Postmates, as the surviving corporation in the first merger, will be merged with and into Merger Company, with Merger Company continuing as the surviving company in the second merger and as a wholly owned subsidiary of Uber.

Pursuant to the merger agreement, and subject to the Postmates certificate amendment approval, Postmates will amend the Postmates certificate, a copy of which is attached as Annex B to this consent solicitation statement/prospectus, to make certain changes to the liquidation preference for the shares of the Postmates Series G preferred stock in connection with the mergers, as set forth in the Postmates certificate amendment, a copy of which is attached as Annex C to this consent solicitation statement/prospectus. The Postmates certificate amendment provides that the liquidation amount per share that a holder of Postmates Series G preferred stock is entitled to receive in connection

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with the first merger will be equal to the greater of (a) the sum of (i) $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions) and (ii) any accrued or declared but unpaid dividends thereon and (b) the consideration that such share of Postmates Series G preferred stock would have otherwise been entitled to receive had all such shares of Postmates Series G preferred stock converted into shares of Postmates common stock immediately prior to the effective time. For purposes of calculating the consideration that such share of Postmates Series G preferred stock would have otherwise been entitled to receive under clause (b) in connection with the first merger, such consideration will be equal to the per share common merger consideration. The Postmates Series G preferred stock accrues dividends initially at the rate of 5.0% per annum (increasing by 1.0% per annum on September 9, 2020 and at the end of each six-month period thereafter, up to a maximum of 8.0%), compounded on a semi-annual basis, of the sum of (A) $9.1575 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions) per share plus (B) the amount of previously accrued dividends on such share.

Under the Postmates certificate currently in effect, Postmates is not permitted to enter into any transaction deemed to be a liquidation, dissolution or winding up of Postmates under the Postmates certificate (including the transaction), unless the per share proceeds payable to the holders of Postmates Series G preferred stock at the closing of such transaction are at least $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions), without first obtaining the approval of holders of a majority of the outstanding shares of Postmates Series G preferred stock. The Postmates certificate amendment will amend the Postmates certificate in a manner that will provide that in the transaction, the per share proceeds payable to the holders of Postmates Series G preferred stock will be at least $13.73625 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions). A majority of the holders of Postmates Series G preferred stock required the Postmates certificate amendment as a condition to their support of the transaction.

At the effective time, the certificate of incorporation and the bylaws of the surviving corporation will be amended to read the same as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the effective time until thereafter changed or amended, except that the name of the surviving corporation will be “Postmates Inc.” and references to the incorporator will be deleted. At the second effective time, the certificate of formation and the limited liability company agreement of Merger Company, as in effect immediately prior to the second effective time, will be the certificate of formation and the limited liability company agreement of the surviving company, until thereafter changed or amended.

Unless otherwise determined by Uber prior to the effective time, the officers and directors of Merger Sub immediately prior to the effective time will be the initial officers and directors of the surviving corporation, until their successors are duly elected or appointed and qualified, and the officers and managers of Merger Company immediately prior to the second effective time will be the initial officers and managers of the surviving company, until their respective successors are duly elected or appointed and qualified.

Closing; Effective Time

The closing will take place remotely by exchange of documents and signatures, at 9:00 a.m., eastern time, on the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions to closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Postmates and Uber.

On the closing date, the parties will cause a certificate of merger with respect to the first merger and a certificate of merger with respect to the second merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made under the DGCL and the DLLCA in connection with the mergers. The first merger will become effective at such time as the first certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by Postmates and Uber and specified in the first certificate of

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merger. The second merger will become effective at such time as the second certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by Postmates and Uber and specified in the second certificate of merger. The second effective time will be at least one minute after the effective time.

Consideration; Effect of the Transaction on Capital Stock

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Postmates or any other person:

•	each share of Postmates Series G preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series G merger consideration;
•	each share of Postmates Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series F merger consideration;
•	each share of Postmates Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share Series E merger consideration; and
•	each share of Postmates common stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Uber common stock equal to the per share common merger consideration.

Also at the effective time, (a) each share of Postmates capital stock issued and outstanding immediately prior to the effective time that is owned or held in treasury by Postmates will automatically be cancelled without payment of any consideration therefor (collectively, the “cancelled shares”), and (b) each share of common stock, par value $0.000001 per share, of Merger Sub issued and outstanding immediately prior to the effective time will automatically be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation (“surviving corporation stock”).

At the second effective time, by virtue of the second merger and without any action on the part of the parties or holders of any securities of Postmates or any other person, (a) each limited liability company interest of Merger Company issued and outstanding immediately prior to the second effective time will remain outstanding as a limited liability company interest of the surviving company and (b) each share of surviving corporation stock issued and outstanding immediately prior to the second effective time will automatically be cancelled without payment of any consideration therefor.

Treatment of Postmates Warrants

At the effective time, by virtue of the first merger and without any action on the part of the parties or holders of any securities of Postmates or any other person, each Postmates warrant that is outstanding and unexercised immediately prior to the effective time will automatically be converted into the right to receive a number of shares of Uber common stock equal to the quotient of (a) the product of (i) the number of shares of Postmates common stock in respect of which such Postmates warrant was exercisable immediately prior to the effective time in accordance with the terms of the applicable Postmates warrant multiplied by (ii) the excess (if any) of (x) the cash equivalent per share common merger consideration (as defined under “—Treatment of Postmates Equity Awards”) minus (y) the per share exercise price of such Postmates warrant, divided by (b) the Uber trading price.

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Treatment of Postmates Equity Awards

Postmates Stock Options

At the effective time, Postmates options will be treated as follows:

•	each Postmates option that is outstanding and unexercised immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be assumed and converted automatically into an option to purchase the number of shares of Uber common stock equal to the product of (a) the total number of shares of Postmates common stock subject to the Postmates option immediately prior to the effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole share), with an exercise price per share of Uber common stock equal to the quotient of (i) the per share exercise price for shares of Postmates common stock subject to the corresponding Postmates option immediately prior to the effective time divided by (ii) the equity award exchange ratio (rounded up to the nearest whole cent). Each Uber option will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates option under the Postmates equity plan and the applicable award agreement, including vesting terms;
•	each Postmates option that is outstanding and unexercised immediately prior to the effective time and that is not converted into an Uber option (including each Postmates option that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) and that has an exercise price for shares of Postmates common stock that is less than the cash equivalent per share common merger consideration (a “settled option”) will be deemed exercised for net shares, each of which net share will be treated as Postmates common stock and receive the per share common merger consideration, less applicable tax withholding; and
•	each Postmates option that is outstanding and unexercised immediately prior to the effective time and that is not converted into an Uber option and that has an exercise price for shares of Postmates common stock that is equal to or greater than the cash equivalent per share common merger consideration (an “underwater option”) will be cancelled and terminated, without payment in respect thereof.

Postmates Stock Appreciation Rights

At the effective time, Postmates stock appreciation rights will be treated as follows:

•	each Postmates stock appreciation right that is outstanding and unexercised immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be assumed and converted automatically into a stock appreciation right with respect to Uber common stock equal to the product of (a) the number of shares of Postmates common stock subject to the Postmates stock appreciation right immediately prior to the effective time multiplied by (b) the equity award exchange ratio (rounded down to the nearest whole share), with an exercise price per share of Uber common stock equal to the quotient of (i) the exercise price per share of Postmates common stock subject to the corresponding Postmates stock appreciation right immediately prior to the effective time divided by (ii) the equity award exchange ratio (rounded up to the nearest whole cent). Each Uber stock appreciation right will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates stock appreciation right under the Postmates equity plan and the applicable award agreement, including vesting terms;
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•	each Postmates stock appreciation right that is outstanding and unexercised immediately prior to the effective time and that is not converted into an Uber stock appreciation right as set forth above (including each Postmates stock appreciation right that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) and that has an exercise price for shares of Postmates common stock that is less than the cash equivalent per share common merger consideration (a “settled stock appreciation right”) will be deemed exercised for net shares, each of which net share will be entitled to receive an amount in cash equal to the cash equivalent per share common merger consideration, less applicable tax withholding; and
•	each Postmates stock appreciation right that is outstanding and unexercised immediately prior to the effective time and that is not converted into an Uber stock appreciation right and that has an exercise price for shares of Postmates common stock that is equal to or greater than the cash equivalent per share common merger consideration (an “underwater stock appreciation right”) will be cancelled and terminated, without payment in respect thereof.

Postmates Restricted Stock Units

At the effective time, Postmates restricted stock units will be treated as follows:

•	each Postmates restricted stock unit that is outstanding immediately prior to the effective time and that is held by an individual who is actively providing services to Postmates or its subsidiaries as an employee, director or independent contractor at the effective time (as opposed to an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be converted automatically into a restricted stock unit with respect to a number of shares of Uber common stock equal to the product of (a) the number of shares of Postmates common stock subject to the Postmates restricted stock unit immediately prior to the effective time multiplied by (B) the equity award exchange ratio (rounded down to the nearest whole share). Each Uber restricted stock unit will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Postmates restricted stock unit under the Postmates equity plan and the applicable award agreement, including vesting terms; and
•	each Postmates restricted stock unit that is outstanding immediately prior to the effective time and that is not converted into an Uber restricted stock unit at the effective time (including each Postmates restricted stock unit that is held by an individual who is a former employee, director or independent contractor of Postmates or its subsidiaries at the effective time) will be cancelled and converted into the right to receive the per share common merger consideration, less applicable tax withholding.

As used in this consent solicitation statement/prospectus:

•	the term “cash equivalent per share common merger consideration” means the product (rounded down to the nearest whole cent) of (a) the per share common merger consideration multiplied by (b) the Uber trading price;
•	the term “equity award exchange ratio” means a fraction, the numerator of which is the cash equivalent per share common merger consideration and the denominator of which is the Uber trading price; and
•	the term “net shares” means, with respect to each settled option and each settled stock appreciation right, the quotient of (a) the product of (i) the excess, if any, of the cash equivalent per share common merger consideration over the per share exercise price for shares of Postmates common stock of such settled award multiplied by (ii) the total number of shares of Postmates common stock subject to such settled award immediately prior to the effective time, divided by (b) the cash equivalent per share common merger consideration.
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Adjustment to Merger Consideration

If, between the date of the merger agreement and the effective time, any change with respect to Postmates capital stock or Uber common stock occurs as a result of any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change, all references in the merger agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, will be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by the merger agreement prior to such change.

Total Consideration

In no event will the aggregate number of shares of Uber common stock to be issued by Uber pursuant to the merger agreement exceed the quotient of (a) the sum of (i) $2,650,000,000 plus (ii) the cash amount minus (iii) the indebtedness amount minus (iv) the Postmates transaction expenses, divided by (b) the Uber trading price (except, if applicable, as a result of adjustments made in accordance with the merger agreement).

Exchange Procedures

Prior to the effective time, Uber will designate the transfer agent for the Uber common stock, or another bank or trust company reasonably acceptable to Postmates, to act as the exchange agent in connection with the first merger (the “exchange agent”). Promptly (and in any event within three business days) after the effective time, Uber will deposit, or cause to be deposited, with the exchange agent for the sole benefit of Postmates stockholders (other than any dissenting stockholders), converting optionholders and holders of Postmates warrants (collectively, the “converting holders”):

•	evidence of Uber common stock issuable in book-entry form equal to the applicable portion of the aggregate merger consideration payable through the exchange agent; and
•	cash in immediately available funds in an amount sufficient to pay any cash in lieu of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement.

As soon as reasonably practicable after the effective time (and in no event later than three business days following the closing date), Uber will cause the exchange agent to mail to each holder of shares of Postmates capital stock or Postmates warrants that were converted into the right to receive shares of Uber common stock:

•	with respect to each holder of record of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Postmates capital stock (a “certificate”) and each holder of a Postmates warrant, a letter of transmittal in substantially the form attached to this consent solicitation statement/prospectus as Annex D (the “letter of transmittal”); and
•	instructions for effecting the surrender of the certificates (or affidavits of loss in lieu thereof and, if required by Uber, an indemnity bond) or Postmates warrants in exchange for payment of the shares of Uber common stock into which such shares of Postmates capital stock or Postmates warrants have been converted, including any cash amount payable in respect of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof and, if required by Uber, an indemnity bond) or Postmates warrant for cancellation to the exchange agent, together with a duly completed and validly executed letter of transmittal and such other documents as may be required, such holder will be entitled to receive (i) that number of whole shares of Uber common stock (which will be in uncertificated book-entry form), (ii) any cash in lieu of fractional shares of Uber common stock, and (iii) any dividends or other distributions

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on shares of Uber common stock, in each case that such holder has the right to receive in respect of such share of Postmates capital stock formerly represented by such certificate or Postmates warrant in accordance with the applicable provisions of the merger agreement, and the certificate or Postmates warrant so surrendered will be cancelled. The exchange agent will accept such certificates (or affidavits of loss in lieu thereof and, if required by Uber, an indemnity bond) or Postmates warrants upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange. If any payment in respect of a surrendered certificate or Postmates warrant is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer (if applicable). The person requesting payment of a portion of the aggregate merger consideration to a person other than the person in whose name the surrendered certificate is registered will bear liability, if any, for any stock transfer taxes applicable to the delivery of such applicable portion of the aggregate merger consideration to such other person. The approval of merger agreement by the requisite vote or written consent of holders of Postmates capital stock will also constitute approval of all arrangements relating to the transaction and to the provisions of the merger agreement binding upon the converting holders, including the releases, waivers and other provisions of the letter of transmittal.

At the effective time, the stock transfer books of Postmates will be closed and thereafter there will be no further registration of transfers of Postmates capital stock or Postmates warrants. Until surrendered, each certificate and each Postmates warrant will be deemed at any time after the effective time to represent only the right to receive the applicable portion of the aggregate merger consideration payable in respect thereof, any cash amount payable in respect of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement.

Any amounts remaining unclaimed by the converting holders 12 months following the closing date will, at any time thereafter at the request of Uber, be delivered to Uber or as otherwise instructed by Uber. None of Uber, Postmates, the surviving corporation, the surviving company or the exchange agent will be liable to any converting holder or any other person for any portion of the aggregate merger consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by converting holders immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of Uber free and clear of any claims or interest of any person.

In the event that any certificates have been lost, stolen or destroyed, the exchange agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder and, if required by Uber, an indemnity bond, the applicable portion of the aggregate merger consideration payable in respect thereof, any cash amount payable in respect of fractional shares of Uber common stock and any dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement.

No dividends or other distributions with respect to Uber common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificate with respect to the shares of Uber common stock issuable pursuant to the merger agreement, and all such dividends and other distributions will be paid by Uber to the exchange agent until the surrender of such certificate (or affidavit of loss in lieu thereof and, if required by Uber, an indemnity bond). Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof and, if required by Uber, an indemnity bond), there will be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the effective time paid with respect to such shares of Uber common stock to which such holder is entitled pursuant to the merger agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Uber common stock.

No interest will be paid or will accrue on any portion of the aggregate merger consideration (including any cash in lieu of fractional shares that any holder has the right to receive or any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Uber common stock payable in accordance with the applicable provisions of the merger agreement).

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No Fractional Shares

Uber will not issue fractional shares of Uber common stock in the transaction. Each converting holder who would otherwise have been entitled to receive a fraction of a share of Uber common stock (after aggregating all shares of Uber common stock, including fractional shares, that would be issued to such converting holder) will receive, in lieu thereof, cash, without interest, in an amount equal to the product of (x) such fraction of a share of Uber common stock multiplied by (y) the Uber trading price, rounded to the nearest whole cent.

Withholding Rights

Each of Uber, Postmates, the surviving corporation, the surviving company and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable tax law. To the extent that amounts are so deducted or withheld, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made and paid over to the proper governmental entity.

Dissenting Shares

To the extent that the provisions of Section 262 of the DGCL are or prior to the effective time may become applicable to the mergers or the provisions of Chapter 13 of the CCC are or prior to the effective time may become applicable to the mergers by reason of Section 2115 of the CCC, then, in each case, any share of Postmates capital stock, as of the effective time, held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CCC (a “dissenting share”) will not be converted into or represent a right to receive the consideration set forth in the applicable provisions of the merger agreement, and the holder of such dissenting share will be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL or Chapter 13 of the CCC. However, if the status of any such dissenting share as a share carrying appraisal or dissenters’ rights is withdrawn, or if any such dissenting share loses its status as a share carrying appraisal or dissenters’ rights, then, as of the later of the effective time or the loss of such status, such dissenting share will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in the applicable provisions of the merger agreement, without any interest thereon. For information about the procedure for exercising appraisal or dissenters’ rights, see the section entitled “Appraisal and Dissenters’ Rights.”

Representations and Warranties

The merger agreement contains representations and warranties by Postmates, Uber, Merger Sub and Merger Company that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The merger agreement contains representations and warranties by Postmates relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;
•	capitalization;
•	corporate power and authority;
•	governmental consents and absence of certain conflicts;
•	financial statements;
•	internal controls and procedures;
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•	absence of undisclosed liabilities;
•	absence of certain changes;
•	compliance with laws and permits;
•	employees and employee benefit plans and labor matters;
•	tax matters;
•	absence of certain legal proceedings and governmental orders;
•	intellectual property and real property matters;
•	privacy and data protection;
•	material contracts;
•	environmental matters;
•	merchants and vendors;
•	insurance coverage;
•	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction;
•	inapplicability of anti-takeover laws;
•	affiliate arrangements;
•	title to properties and sufficiency of assets; and
•	absence of undisclosed finders’ or brokers’ fees.

The merger agreement includes a more limited set of representations and warranties by Uber, Merger Sub and Merger Company relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;
•	capitalization;
•	corporate or limited liability company power and authority;
•	governmental consents and absence of certain conflicts;
•	SEC reporting and financial statements;
•	internal controls and procedures;
•	absence of undisclosed liabilities;
•	absence of certain changes;
•	compliance with laws;
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•	absence of certain legal proceedings and governmental orders;
•	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction;
•	absence of certain impediments in connection with the tax treatment of the mergers;
•	no Merger Sub or Merger Company activity; and
•	valid issuance of Uber common stock in connection with the transaction.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Postmates or Uber, (i) any effect that, individually or in the aggregate, would or would reasonably be expected to prevent, or materially impair or materially delay, the ability of such party to complete the transaction prior to the outside date or (ii) any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of such party and its subsidiaries, taken as a whole. However, with respect to clause (ii), no effects to the extent resulting or arising from the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred:

•	any changes after the date of the merger agreement in general United States or global economic, political or regulatory conditions, including changes affecting financial, credit, foreign exchange or capital market conditions or, in the case of Uber, changes in the market price or trading volume of Uber common stock (but not facts or occurrences giving rise or contributing to such change in the market price or trading volume of Uber common stock that are not otherwise excluded from the definition of material adverse effect);
•	any changes after the date of the merger agreement in general conditions in any industry or industries in which such party and its subsidiaries operate;
•	any changes after the date of the merger agreement in GAAP or the interpretation thereof;
•	any changes after the date of the merger agreement in applicable law or the interpretation thereof or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, safety or similar law or governmental guidelines or recommendations in connection with COVID-19 (“COVID-19 measures”) or any changes after the date of the merger agreement in COVID-19 measures or interpretations thereof;
•	any failure by such party to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period (but not facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of material adverse effect);
•	any acts of terrorism or sabotage, war, acts of armed hostility, civil unrest, weather conditions, natural disasters, epidemics, pandemics or other outbreak of disease or illness or public health event (including COVID-19 or any second wave of COVID-19) or other force majeure events;
•	any stoppage or shutdown of any governmental entity; and
•	the execution, delivery and public announcement of the merger agreement or the completion of the transaction, including any related litigation (except with respect to any representation or warranty to the
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extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the completion of the transaction or the consequences of litigation);

except, in the case of the first, second, third, fourth, sixth and seventh bullet points above, to the extent any such effect has had a disproportionate adverse impact on such party or any of its subsidiaries relative to other companies operating in the industry or industries in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Business of Postmates Prior to Completion of the Transaction

Postmates has agreed that, between the date of the merger agreement and the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, except as set forth in the Postmates disclosure letter, as required or expressly permitted by the merger agreement, as required by applicable law (including COVID-19 measures) or as consented to in writing by Uber (which consent will not be unreasonably withheld, conditioned or delayed, except in certain specified cases), Postmates (a) will, and will cause each Postmates subsidiary to, use its best efforts to conduct its business in all material respects in the ordinary course of business and, to the extent not inconsistent with the foregoing, use reasonable best efforts to (i) preserve intact its and their present material ongoing businesses, (ii) keep available the services of its and their present officers and other key employees and (iii) preserve its and their material relationships with merchants, vendors, governmental entities, employees and other persons with whom it and they have significant business relations; and (b) will not, and will cause each Postmates subsidiary not to:

•	amend, modify, waive or otherwise change Postmates’ or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;
•	authorize, declare, make or pay any dividends on or distributions with respect to its outstanding shares of capital stock or other equity interests, except dividends and distributions paid or made in the ordinary course of business by any wholly owned subsidiary of Postmates to Postmates;
•	enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or any other securities;
•	split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue any of its capital stock or other equity interests or any other securities in respect of shares of its capital stock or other equity interests, except for the acceptance of shares of Postmates common stock as payment of the exercise price of Postmates options;
•	issue, deliver, grant, sell, pledge, dispose of or encumber any shares in the capital stock, voting securities or other equity interest in Postmates or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any phantom stock rights, stock appreciation rights or stock-based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Postmates equity awards, other than (A) issuances of Postmates common stock in respect of any exercise of Postmates options outstanding on the date of the merger agreement or (B) the vesting or settlement of Postmates restricted stock units outstanding on the date of the merger agreement or granted in compliance with the merger agreement;
•	except as required by any Postmates benefit plan in accordance with its terms as in effect as of the date of the merger agreement or as otherwise permitted by the merger agreement, (A) increase the compensation or benefits payable to any of its current or former directors, executive officers, employees or other service
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providers, (B) grant to any of its current or former directors, executive officers, employees or other service providers any increase in severance or termination pay, (C) pay or award any bonuses, retention or incentive compensation to any of its current or former directors, executive officers, employees or other service providers, (D) enter into any employment, severance, or retention agreement with any of its current or former directors, executive officers, employees or other service providers, (E) establish, adopt, enter into, amend (other than de minimis administrative amendments that do not materially increase costs) or terminate any collective bargaining agreement or Postmates benefit plan, (F) amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Postmates benefit plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause or due to permanent disability, (H) effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under applicable law, (I) hire or promote any employees, except for hires in accordance with the hiring plan provided to Uber, or (J) provide any funding for any rabbi trust or similar arrangement;

•	acquire, or enter into any agreement providing for any acquisition of, any equity interests in or assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for acquisitions of assets in the ordinary course of business consistent with past practice or certain permitted capital expenditures;

•	liquidate, dissolve, recapitalize or effect any other reorganization;
•	make any loans, advances or capital contributions to, or investments in, any other person, except for (A) loans, advances, capital contributions or investments solely between Postmates and any wholly owned subsidiary of Postmates or solely among wholly owned subsidiaries of Postmates in the ordinary course of business, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice, and (C) extensions of credit to customers or merchants in the ordinary course of business consistent with past practice;
•	sell, lease, license, assign, abandon, fail to renew or maintain, transfer or otherwise dispose of, or subject to any lien (other than permitted liens), any of its properties, rights or assets, except for (A) sales of Postmates products in the ordinary course of business consistent with past practice, (B) nonexclusive licenses of Postmates intellectual property entered into in the ordinary course of business consistent with past practice, (C) abandonment of registered intellectual property (other than trademark registrations and applications) in Postmates’ reasonable business judgment and consistent with past practice, and (D) contributions of developed software (other than core or material software) to open source projects in the ordinary course of business;
•	terminate or materially amend or modify any written policies or procedures with respect to the use or distribution of any open source software;
•	(A) subject to certain exceptions and qualifications, enter into any contract that would, if entered into prior to the date of the merger agreement, be a material contract, (B) except in the ordinary course of business, materially modify, materially amend, or waive, release or assign any material rights or claims under any material contract, or (C) extend or terminate any material contract (other than renewals upon expiration in the ordinary course of business);
•	except in accordance with the Postmates’ capital budget provided to Uber prior to the date of the merger agreement, make or authorize any capital expenditures, except for capital expenditures not to exceed $2,000,000 in the aggregate incurred in the ordinary course of business;
•	commence, waive, release, assign, compromise or settle any proceeding, other than the compromise or settlement of certain proceedings if any such proceeding (A) is not brought by a governmental entity, (B) is for an amount not to exceed $2,000,000 individually or $20,000,000 in the aggregate, (C) does not impose
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any nonmonetary relief or obligation (other than immaterial nonmonetary restrictions or obligations that are customary and ancillary to the monetary relief granted), (D) does not involve the admission of wrongdoing by Postmates, any of its subsidiaries or any of their respective officers or directors and (E) does not provide for the license of, or the termination, modification or amendment of, any license of Postmates intellectual property;

•	make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;
•	amend or modify any Postmates privacy statement in any material respect;
•	(A) make, change or revoke any material tax election, (B) adopt or change any tax accounting period or material method of tax accounting, (C) amend any material tax return except as required by applicable law or file any material tax return prepared in a manner materially inconsistent with past practice, (D) settle or compromise any material liability for taxes or any tax audit or claim relating to a material amount of taxes, (E) enter into any tax sharing or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), other than any agreement entered into in the ordinary course of business and not primarily relating to taxes and any agreement or arrangement solely among Postmates and its subsidiaries, (F) surrender any right to claim a material refund of taxes, or (G) subject to certain exceptions and qualifications, file an IRS Form W-2 Wage and Tax Statement (or state law equivalent), or enter into a written agreement (including a settlement agreement) that explicitly establishes an employment relationship, in each case, with respect to an individual for the performance of delivery services;
•	incur, assume, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities;
•	enter into any affiliate arrangement;
•	cancel any Postmates insurance policies, or fail to use commercially reasonable efforts to maintain Postmates insurance policies in the ordinary course of business consistent with past practice;
•	acquire any real property or enter into any lease or sublease of real property for annual rent payments in excess of $500,000 or a term longer than five years, or materially modify or amend or exercise any right to renew any Postmates lease;
•	convene (or adjourn or postpone) any special meeting of Postmates stockholders;
•	voluntarily terminate or modify or waive any material right under any Postmates permit;
•	adopt or otherwise implement any stockholder rights plan or other comparable agreement;
•	other than in the ordinary course of business consistent with past practice, (A) defer payment of any accounts payable or (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any accounts receivable, in each case in any material respect; or
•	agree or commit to or authorize any of the foregoing actions.

Conduct of Business of Uber Prior to Completion of the Transaction

Uber has agreed that, between the date of the merger agreement and the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, except as set forth in the Uber disclosure letter, as required or expressly permitted by the merger agreement, as required by applicable law (including COVID-19 measures) or as consented to in writing by Postmates, Uber will not, and will cause each Uber subsidiary not to:

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•	amend, modify, waive or otherwise change the Uber governing documents in a manner that would be material and disproportionately adverse to the holders of Postmates common stock relative to the treatment of existing holders of Uber common stock;
•	in the case of Uber, Merger Sub or Merger Company only, authorize, declare, set aside, make or pay any dividends on or any distributions with respect to its outstanding shares of capital stock or other equity interests, except for transactions that would require an adjustment to the aggregate merger consideration and for which the proper adjustment is made;
•	in the case of Uber, Merger Sub or Merger Company only, split, combine, subdivide, reduce or reclassify any of its capital stock, except for any transactions that would require an adjustment to the aggregate merger consideration, and for which the proper adjustment is made;
•	liquidate, dissolve or recapitalize Uber, Merger Sub or Merger Company;
•	enter into any agreement with respect to, or complete, any acquisition of or investment in any person (or any material portion of the capital stock, equity interests, securities or assets of such person) if (i) such person generated a material portion of its revenues in its most recently completed fiscal year from a business in a specified industry and (ii) such acquisition or investment would reasonably be expected to prevent or materially delay or materially impair the ability of Uber to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to the mergers; or
•	agree or commit to or authorize any of the foregoing actions.

No Solicitation by Postmates

Postmates will not, will cause its controlled affiliates and its and their respective officers and directors not to, and will use reasonable best efforts to cause its other affiliates and its and their respective other employees and representatives not to, directly or indirectly through another person, (a) solicit, knowingly encourage or knowingly facilitate any proposal the consummation of which would constitute an alternative transaction, (b) participate in any discussions or negotiations regarding any proposal the consummation of which would constitute an alternative transaction, or (c) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any agreement, arrangement or understanding in connection with, an alternative transaction.

Postmates will promptly (and in no event later than 24 hours after receipt) advise Uber in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, including the identity of the person making such inquiry or proposal, a summary of all of the material terms thereof and copies of all related written materials, and thereafter will keep Uber informed on a reasonably prompt basis regarding the status and material details of any such inquiry or proposal.

Postmates has agreed to, and to cause its controlled affiliates and its and their respective officers and directors to, and to use reasonable best efforts to cause its other affiliates and its and their respective other employees and representatives to, immediately cease any discussions or negotiations with any third party conducted prior to the date of the merger agreement with respect to any alternative transaction. Postmates has agreed to promptly (and in any event within two business days) after the date of the merger agreement terminate access of any such third party to any data room containing any information relating to Postmates and instruct each such third party that has executed a confidentiality agreement relating to an alternative transaction promptly to return to Postmates or destroy all information, documents and materials relating to such alternative transaction or to Postmates or its businesses, operations or affairs furnished by Postmates or any of its representatives to such third party.

In this consent solicitation statement/prospectus, the term “alternative transaction” means any (A) transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 15% of the outstanding shares of Postmates capital stock or securities representing 15% or more of the voting power of Postmates, (B) merger, consolidation, share exchange or similar transaction pursuant

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to which any third party acquires or would acquire, directly or indirectly, assets or businesses of Postmates or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Postmates and its subsidiaries, taken as a whole, (C) transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets of Postmates or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Postmates and its subsidiaries, taken as a whole, or (D) disposition of assets to a third party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Postmates and its subsidiaries, taken as a whole.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Subject to the terms and conditions of the merger agreement, each party will, and will cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, including under applicable law, to complete the transaction, including the mergers, as soon as practicable after the date of the merger agreement, including:

•	preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date of the merger agreement, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to complete the transaction, including the mergers; and
•	taking all steps as may be necessary, subject to the limitations contained in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Each party has agreed to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transaction as promptly as practicable after the execution of the merger agreement and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable.

Uber, Merger Sub and Merger Company will, and will cause their subsidiaries to, and, as and to the extent requested by Uber, Postmates and its subsidiaries will, consent, commit, offer or agree to, in each case if necessary to obtain the expiration or termination of the waiting period (and any extension thereof) applicable to the mergers under the HSR Act, or to resolve any pending proceeding under any antitrust law:

•	sell, license, assign, transfer, divest, hold separate, waive, modify or terminate, or otherwise dispose of or convey any assets, agreements, business or portion of business of Postmates, the surviving corporation, the surviving company or any Postmates subsidiary, or any assets, agreements, business or portion of business of the Eats business unit or segment of Uber or any Uber subsidiary; and
•	make any conduct or behavioral commitments that may limit or modify the freedom of action of, ability to conduct or rights of ownership in, any business or portion of business of Postmates, the surviving corporation, the surviving company or any Postmates subsidiary, or any business or portion of business of the Eats business unit or segment of Uber or any Uber subsidiary, including committing to provide transitional services and support to a third party.

If any proceeding is instituted (or threatened to be instituted) by any person, including any governmental entity, challenging the transaction as violative of any applicable law, each of the parties will, and will cause its subsidiaries and representatives to, except as the parties may otherwise agree, use reasonable best efforts to contest and resist (including by defending through litigation) any such proceeding.

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Neither Uber nor any of its subsidiaries will be obligated to, or to offer, consent, agree or commit to, and neither Postmates nor any of its subsidiaries will be permitted to, or to offer, consent, agree or commit to, without the prior written consent of Uber:

•	sell, license, assign, transfer, divest, hold separate or otherwise dispose of, or otherwise take any action with respect to or affecting, certain specified assets, agreements, business or portion of business of Uber or any Uber subsidiary; or
•	take any action that, individually or, taken together with all sales, licenses, assignments, transfers, divestitures, hold separates, waivers, modifications, terminations, or other dispositions or conveyances, conduct or behavioral commitments or other actions contemplated by the merger agreement, in the aggregate, would or would reasonably be expected to have a materially adverse effect on Postmates, Uber and/or their respective subsidiaries, in each case measured on a scale relative to the combined size of Postmates and its subsidiaries, taken as a whole.

Each of the items in the two preceding bullet points is referred to in this consent solicitation statement/prospectus as an “unacceptable condition,” and any action of the type contemplated by either of the two preceding bullet points (whether or not resulting in an unacceptable condition) is referred to in this consent solicitation statement/prospectus as a “divestiture action.”

Postmates will give any notices to third parties required under contracts and will use reasonable best efforts to obtain any third party consents to any contracts that are necessary, proper or advisable to complete the transaction. However, none of Uber, Postmates or any of their respective subsidiaries will be required to pay any consent or other similar fee, payment or consideration to obtain such third party consents (except, in the case of Postmates, if requested by Uber and either promptly reimbursed by Uber or subject to the completion of the mergers).

The parties have agreed that Uber will have the right (after consulting with and considering in good faith the views of Postmates and subject to the terms of the merger agreement) to devise the strategy for all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, proposals, other documents, communications and correspondence, and other actions and steps to be taken as contemplated by the merger agreement, in connection with the matters described above.

Change of Recommendation; No Stockholder Meeting

Postmates has agreed to include the recommendation of the Postmates board to Postmates stockholders in favor of the adoption of the merger agreement and the Postmates certificate amendment, upon the terms and subject to the conditions set forth in the merger agreement (the “Postmates board recommendation”) in this consent solicitation statement/prospectus, subject to the fiduciary duties of the Postmates board under applicable law.

Notwithstanding the foregoing, prior to obtaining Postmates stockholder approval, (a) Postmates or the Postmates board is permitted to disclose to Postmates stockholders a position contemplated by Rule 14d-9 under the Exchange Act or make any disclosure to Postmates stockholders and (b) the Postmates board is permitted to change or withdraw the Postmates board recommendation, but, in each case, solely to the extent any such disclosure, change or withdrawal is required for the Postmates board to carry out its fiduciary duties under applicable law. However, in no event will any such disclosure, change or withdrawal affect the validity and enforceability of the merger agreement or the support agreement, including each support stockholder’s obligation to deliver its written consent, and Postmates’ obligation to complete the transaction. Therefore, the support stockholders will be required to deliver the written consents contemplated by the support agreement, which will constitute the Postmates stockholder approval and the Postmates certificate amendment approval, even if the Postmates board changes or withdraws the Postmates board recommendation.

The merger agreement provides that Postmates will seek Postmates stockholder approval pursuant to this consent solicitation statement/prospectus, and Postmates will not call or convene any meeting of its stockholders in connection with the Postmates stockholder approval. See the section entitled “Solicitation of Written Consents.”

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Director and Officer Indemnification and Insurance

The parties to the merger agreement have agreed that, for a period of six years from and after the effective time, Uber will:

•	cause the surviving company to indemnify and hold harmless all past and present directors and officers of Postmates and its subsidiaries (collectively, the “Postmates insured parties”) against any costs or expenses, judgments, fines, claims, damages and amounts paid in settlement in connection with any actual or threatened claim, investigation or proceeding in respect of acts or omissions alleged to have occurred at or prior to the effective time, to the fullest extent permitted by applicable law and the Postmates governing documents; and
•	cause to be maintained in effect the provisions in the Postmates governing documents and any indemnification agreement of Postmates with any Postmates insured party in existence on the date of the merger agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses that are in existence on the date of the merger agreement.

In addition, at or prior to the effective time, Postmates will, in consultation with Uber, purchase a six-year “tail” policy on terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Postmates and its subsidiaries with respect to matters arising at or prior to the effective time.

Employee Matters

The merger agreement provides that Uber will assume, honor and fulfill all of the Postmates benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement or as subsequently amended or terminated as permitted pursuant to the terms of such Postmates benefit plans and the merger agreement. From the effective time until the first anniversary of the closing date, Uber will provide to each employee of Postmates and its subsidiaries who continues to be employed by Uber or any of its subsidiaries (the “continuing employees”) (a) at least the same wage rate or base salary as in effect for such continuing employee immediately prior to the closing and (b) employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity incentive compensation) that are, in the aggregate, no less favorable than those in effect for such continuing employee immediately prior to the closing.

For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Uber and its subsidiaries providing benefits to any continuing employees after the effective time, each continuing employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with Postmates and its subsidiaries and their respective predecessors before the effective time, to the same extent as such continuing employee was entitled, before the effective time, to credit for such service under any similar Postmates benefit plan in which such continuing employee participated or was eligible to participate immediately prior to the effective time. However, there will be no duplication of benefits.

If, at least 10 business days prior to the effective time, Uber provides written notice directing Postmates to terminate its 401(k) plan(s), Postmates will terminate any and all 401(k) plans (collectively, the “Postmates 401(k) plan”) effective as of the day immediately preceding the day on which the effective time occurs (the “401(k) termination date”). If the Postmates 401(k) plan is terminated, then as soon as reasonably practicable following the 401(k) termination date, Uber will permit all continuing employees who were eligible to participate in the Postmates 401(k) plan immediately prior to the 401(k) termination date to participate in Uber’s 401(k) plan.

Prior to the closing date, Postmates will submit for approval by the Postmates stockholders, in accordance with Section 280G of the Code and the regulations thereunder (the “280G stockholder vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a

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“parachute payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) and which are irrevocably waived by such individual. Prior to the distribution of the 280G stockholder vote materials, Postmates will obtain an irrevocable waiver of the right to any parachute payment from each of the applicable “disqualified individuals” whose parachute payments would be subject to the 280G stockholder vote.

Interim Financing

Pursuant to the merger agreement, Uber agreed to make available to Postmates interim financing of up to $100,000,000, available in up to three advances during the period beginning on the date of the merger agreement and ending on the one-year anniversary of the date of the merger agreement (or, if earlier, the date of termination of the merger agreement (the “termination date”)) (the “initial loan”). The initial loan was funded in full on October 9, 2020. Uber also agreed to make available to Postmates additional interim financing of up to $100,000,000, available in a single draw on July 6, 2021 (the “additional loan” and, together with the initial loan, the “interim loans”) if the transaction has not been completed by such date. Uber and Postmates will cooperate and use their respective reasonable best efforts to do all things necessary, advisable and proper in connection with the consummation, forgiveness, repayment, conversion or other satisfaction of the interim loans, on the terms, and subject to the conditions, agreed upon by the parties.

The initial loan accrues interest at a rate equal to 2.50% per annum from October 9, 2020 to the earlier of (i) the closing date and (ii) the termination date, as applicable. The aggregate outstanding principal amount of the initial loan plus any accrued interest will be (i) deducted from the portion of the aggregate merger consideration payable by Uber to Postmates stockholders on the closing date, (ii) credited against the termination fee if the termination date occurs and the termination fee is payable by Uber to Postmates or (iii) repayable by Postmates to Uber if the termination date occurs and no termination fee is payable. If the termination date occurs and Postmates is not entitled to receive the termination fee, then the aggregate outstanding principal amount of the initial loan, plus accrued interest thereon to and including the termination date, which will be capitalized on such date, will remain outstanding and will be due and payable on the two-year anniversary of the termination date. In such case, interest will accrue from the termination date on such outstanding amounts at a rate equal to 4.50% per annum, 2.50% of which will be payable in cash and 2.00% of which will be capitalized, in each case, every 90 days thereafter, with any accrued and unpaid interest payable in cash on the two-year anniversary of the termination date.

The additional loan, if drawn, will accrue interest at a rate equal to 2.50% per annum from July 6, 2021 to the earlier of (i) the closing date and (ii) the termination date, as applicable. On August 5, 2021, 7.5% of the aggregate principal amount of the additional loan outstanding on July 6, 2021 will be forgiven. On each day thereafter, the aggregate outstanding principal will be forgiven in an amount equal to the quotient of (a) the product of (i) the percentage set forth under “Principal Reduction Percentage” in the table below for the applicable “Relevant Period” set forth in the table below and (ii) the aggregate principal amount of the additional loan outstanding on July 6, 2021, divided by (b) 30.

Relevant Period	Principal Reduction Percentage
August 6, 2021 to and including September 4, 2021	12.5%
September 5, 2021 to and including October 4, 2021	15.5%
October 5, 2021 to and including November 3, 2021	21.5%
November 4, 2021 to and including December 3, 2021	21.5%
December 4, 2021 to and including January 2, 2022	21.5%

Thus, the aggregate outstanding principal amount of the additional loan plus any accrued interest will be (i) forgiven in its entirety if the closing occurs or the merger agreement is terminated at least 180 days after the date of the additional loan (the “forgiveness date”), (ii) forgiven partially if the closing occurs prior to the forgiveness date or (iii) forgiven partially, with the remainder repayable by Postmates to Uber on the two-year anniversary of the termination date, if the merger agreement is terminated prior to the forgiveness date. In the case of clause (iii),

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interest will accrue from the termination date on such outstanding amounts at a rate equal to 4.50% per annum, 2.50% of which will be payable in cash and 2.00% of which will be capitalized, in each case, every 90 days thereafter, with any accrued and unpaid interest payable in cash on the two-year anniversary of the termination date.

The interim loans are not guaranteed by any of Postmates’ subsidiaries and are prepayable at Postmates’ election upon prior written notice to Uber. Postmates agrees to use the proceeds of the interim loans solely to fund operations (and not to redeem, repurchase, defease, discharge, repay or otherwise satisfy indebtedness of Postmates and/or its subsidiaries). On and after the termination date, if any interim loans are outstanding, Postmates has agreed to (i) provide Uber with certain financial information and information with respect to any defaults or events of default under Postmates’ existing credit agreement and (ii) prepay the interim loans in full upon the occurrence of certain change of control and other liquidity events.

Tax Matters

Uber and Postmates will each use its reasonable best efforts to cause the mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the merger agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “intended tax treatment”). In the event that the mergers would reasonably be likely to fail to qualify for the intended tax treatment, or it is otherwise determined by both Uber and Postmates that an alternative structure would qualify for the intended tax treatment and would be beneficial for other reasons, the parties have agreed (a) to cooperate in good faith to explore alternative structures that would permit the mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) if each party agrees to pursue such an alternative structure, the parties will enter into an appropriate amendment to the merger agreement. However, any actions taken in connection with the alternative structure will not (i) alter or change the amount, nature or mix of the per share merger consideration without the consent of each of Postmates and Uber, or (ii) impose any material, unreimbursed cost on Uber without the consent of Uber, or on Postmates or on the converting holders without the consent of Postmates. In particular, in accordance with the foregoing provisions, the parties may agree to amend the merger agreement to implement an alternative structure in which the first merger is completed as provided in the merger agreement, such that Merger Sub will be merged with and into Postmates, with Postmates continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Uber, but the second merger is not effected, if the first merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the parties determine to implement, and enter into an amendment to the merger agreement providing for, such an alternative structure, the receipt of the Postmates stockholder approval pursuant to the consent solicitation contemplated by this consent solicitation statement/prospectus will constitute approval of the adoption of the merger agreement, as amended by such amendment, unless further approval of Postmates stockholders is required by applicable law, regulation or stock exchange rules.

Certain Litigation

The merger agreement requires that Postmates provide Uber prompt notice of certain litigation, including litigation brought by any Postmates stockholder relating to the transaction or the merger agreement (“stockholder litigation”) and litigation brought by any person relating to the alleged misclassification of independent contractor couriers (“specified matter litigation”), and keep Uber informed on a prompt and timely basis with respect to the status of any such litigation. In addition, Postmates will give Uber the opportunity to participate in the defense or settlement of any stockholder litigation, at Uber’s expense, and reasonably cooperate with Uber in conducting the defense or settlement of such stockholder litigation, and no such settlement will be agreed without Uber’s prior written consent. From time to time at Uber’s request, Postmates will also consult with and consider in good faith the views of Uber regarding the conduct of the defense of any specified matter litigation.

Certain Additional Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to access to information and notices of certain events, public announcements relating to the merger agreement and the transaction, preparation and filing of the registration statement of which this consent solicitation

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statement/prospectus forms a part, exemption from takeover laws, certain director and officer resignations, the listing of the shares of Uber common stock to be issued in the first merger, treatment of Postmates indebtedness, preparation and delivery of certain documents, including the spreadsheet, actions with respect to Postmates preferred stock and Postmates warrants, termination of affiliate agreements and cooperation with respect to a representation and warranty insurance policy.

Conditions to Completion of the Transaction

The respective obligations of each party to effect the mergers will be subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Uber, Merger Sub, Merger Company and Postmates, as the case may be, to the extent permitted by applicable law:

•	the receipt of each of the Postmates stockholder approval and the Postmates certificate amendment approval;
•	the expiration or termination of any waiting period (and any extension thereof) applicable to the mergers under the HSR Act without the imposition, individually or in the aggregate (taken together with all divestiture actions), of an unacceptable condition by a governmental entity of competent jurisdiction;
•	the absence of any law enacted or promulgated by, or order, judgment, decree, ruling or injunction issued or granted by, a governmental entity of competent jurisdiction, in each case which has the effect of (x) enjoining or otherwise prohibiting the completion of the mergers or (y) resulting, individually or in the aggregate (taken together with all divestiture actions), in an unacceptable condition;
•	the effectiveness of the registration statement of which this consent solicitation statement/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated by the SEC; and
•	the approval for listing on the NYSE of the shares of Uber common stock issuable to Postmates stockholders in connection with the first merger, subject to official notice of issuance.

The obligations of Uber, Merger Sub and Merger Company to effect the mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Uber to the extent permitted by applicable law:

•	the accuracy of the representations and warranties made in the merger agreement by Postmates as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;
•	performance in all material respects by Postmates of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;
•	the absence since the date of the merger agreement of any effects that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Postmates; and
•	the receipt by Uber of each of the agreements, instruments, certificates and other documents required to be delivered by Postmates at or prior to the closing pursuant to the merger agreement.

The obligations of Postmates to effect the mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Postmates to the extent permitted by applicable law:

•	the accuracy of the representations and warranties made in the merger agreement by Uber, Merger Sub and Merger Company as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;
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•	performance in all material respects by each of Uber, Merger Sub and Merger Company of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;
•	the absence since the date of the merger agreement of any effects that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Uber;
•	the receipt by Postmates of each of the agreements, instruments, certificates and other documents required to be delivered by Uber at or prior to the closing pursuant to the merger agreement; and
•	the receipt by Postmates of a written opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unwilling or unable to issue such opinion, a written opinion from Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to Postmates, dated as of the closing date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in the opinion, the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated and the transaction may be abandoned at any time before the effective time as follows:

•	by mutual written consent of Uber and Postmates;
•	by either Uber or Postmates, if (i) there has been a breach or failure to perform in any material respect by Postmates, on the one hand, or Uber, Merger Sub or Merger Company, on the other hand, of its covenants or agreements under the merger agreement or (ii) any of the representations and warranties of Postmates, on the one hand, or Uber, Merger Sub or Merger Company, on the other hand, set forth in the merger agreement have become inaccurate, in each case, which breach, failure to perform or inaccuracy would result in an applicable condition to the other parties’ obligation to effect the mergers not being satisfied (and is not capable of being cured by the outside date or is not cured before the earlier of (x) the third business day immediately prior to the outside date and (y) the 30th day following receipt of written notice thereof) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party that is then in material breach of its representations, warranties, covenants or agreements in the merger agreement, which breach would result in an applicable condition to the other parties’ obligation to effect the mergers not being satisfied);
•	by either Uber or Postmates, if the effective time has not occurred on or before July 6, 2021 (subject to the right of either Uber or Postmates to extend that date to January 5, 2022 if, on July 6, 2021, the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, which conditions would be satisfied or validly waived were the closing to occur at such time) are the conditions relating to antitrust approval and the absence of any law or order prohibiting the completion of the mergers or resulting in an unacceptable condition, in each case in respect of an antitrust law) (the “outside date”) (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been the principal cause of or principally resulted in the failure to close and such action or failure constitutes a material breach of the merger agreement);

•	by Uber, if, prior to the receipt of the Postmates stockholder approval, Postmates has materially breached its non-solicitation obligations or its obligations in respect of the Postmates board recommendation, the Postmates stockholder approval and the Postmates certificate amendment approval; or
•	by either Uber or Postmates, if a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that (i) results in a permanent restraint and has become final and non-appealable or (ii) requires, as a final and non-appealable condition, that Uber, Postmates or any of their respective subsidiaries take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate (taken together with all divestiture actions), an unacceptable condition.

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In addition, the merger agreement may be terminated by Uber if any support stockholder has failed to execute and deliver to Uber the support agreement to which such support stockholder is a party within one day following the execution of the merger agreement. However, subsequent to the execution of the merger agreement, each of the support stockholders delivered to Uber the support agreement within one day following the execution of the merger agreement.

In the event of the valid termination of the merger agreement, the merger agreement will become null and void and there will be no liability on the part of Uber, Merger Sub, Merger Company or Postmates, except that certain specified provisions, including certain provisions described below under “—Expenses and Termination Fee,” will survive termination. However, no party will be relieved from liability for fraud or willful breach of the merger agreement prior to such termination.

Expenses and Termination Fee

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transaction will be paid by the party incurring such costs and expenses.

Termination Fee

The merger agreement requires Uber to pay Postmates an amount equal to (x) $145,750,000 minus (y) the then aggregate outstanding principal amount of the initial loan, plus accrued interest thereon, if all of the following occur:

•	either Uber or Postmates terminates the merger agreement because the first merger has not been completed by the outside date;
•	at the time of such termination, all of the conditions to the respective obligations of each party to effect the mergers have been satisfied or waived, except for one or more of the closing conditions related to antitrust approval and the absence of any law or order prohibiting the completion of the mergers or resulting in an unacceptable condition, in each case in respect of an antitrust law, and any conditions that by their nature are to be satisfied at the closing, if such conditions would be satisfied or waived if the closing were to occur at such time; and
•	no material breach by Postmates of its obligations under the merger agreement has been the principal cause of the failure to be satisfied of all or any of the conditions related to antitrust approval and the absence of any law or order prohibiting the completion of the mergers or resulting in an unacceptable condition.

In addition, the merger agreement requires Uber to pay Postmates the termination fee if each of the following occur:

•	either Uber or Postmates terminates the merger agreement because a governmental entity of competent jurisdiction has issued or granted an order, judgment, decree, ruling or injunction that results in a permanent restraint that has become final and non-appealable or Uber terminates the merger agreement because any such order, judgment, decree, ruling or injunction requires, as a final and non-appealable condition, that Uber, Postmates or any of their respective subsidiaries take any action that would reasonably be expected to result in, individually or in the aggregate (taken together with all divestiture actions undertaken), an unacceptable condition, in each case pursuant to an antitrust law; and
•	no material breach by Postmates of its obligations under the merger agreement has been the principal cause of the imposition of such order, judgment, decree, ruling or injunction.

In no event will Uber be obligated to pay the termination fee on more than one occasion. Upon Postmates’ receipt of the full termination fee, except in the case of fraud or willful breach, none of Uber, any of its subsidiaries or any of their respective officers, directors, partners, stockholders, managers, members, affiliates or agents will

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have any further liability or obligation relating to or arising out of the merger agreement or the transaction, and such payment of the termination fee will be the sole and exclusive remedy under the merger agreement of Postmates, any of its subsidiaries and any of their respective officers, directors, partners, stockholders, managers, members, affiliates, agents or other representatives in such circumstance.

Amendments and Waivers

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of the parties at any time before or after receipt of the Postmates stockholder approval. However, after the Postmates stockholder approval has been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by Postmates or Uber stockholders, as applicable, without such further approval of such stockholders.

At any time prior to the effective time, either Postmates, on the one hand, or Uber, Merger Sub or Merger Company, on the other hand, may, to the extent legally allowed and except as otherwise set forth in the merger agreement, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made by the other parties and (c) waive compliance with any of the agreements or conditions for their respective benefit.

No Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, except with respect to certain provisions related to the indemnification of Postmates directors and officers and legal representation of the converting holders.

Enforcement; Remedies

Prior to the termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches by any other party, an order of specific performance specifically enforcing the terms of the merger agreement and any further equitable relief. Except as otherwise expressly provided in the merger agreement, any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy.

Governing Law

The merger agreement is governed by Delaware law, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

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SUPPORT AGREEMENT

The following section summarizes material provisions of the support agreement, which is included in this consent solicitation statement/prospectus as Annex E, incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Uber and the support stockholders are governed by the support agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation statement/prospectus. Uber and Postmates stockholders are urged to read the support agreement carefully and in its entirety, as well as this consent solicitation statement/prospectus and the information incorporated by reference into this consent solicitation statement/prospectus.

Subsequent to the execution of the merger agreement, Uber and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation statement/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and the Postmates certificate amendment and related matters with respect to all of its shares of Postmates capital stock entitled to act by written consent with respect thereto.

Each support stockholder has also agreed that it will vote or cause to be voted (including by written consent) all of its shares of Postmates capital stock against (a) any alternative transaction and (b) any other action, agreement or transaction involving Postmates that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the completion of the transaction, including the mergers. Under the support agreement, each support stockholder will be required to deliver its written consent even if the Postmates board changes or withdraws the Postmates board recommendation. Any action of any support stockholder in contravention of the foregoing will be null and void.

The support agreement contains customary provisions restricting the support stockholders from transferring their shares of Postmates capital stock during the pendency of the transaction, subject to limited exceptions, and from soliciting any alternative transaction. In addition, pursuant to the support agreement, each support stockholder agreed to waive any appraisal or dissenters’ rights, including under Section 262 of the DGCL or Chapter 13 of the CCC, as applicable, and any rights of first refusal, redemption rights and rights of notice relating to the transaction.

The support agreement will terminate and will have no further force or effect with respect to a support stockholder upon the earliest to occur of (i) the effective time, (ii) the termination of the merger agreement and (iii) any amendment to the merger agreement without the prior written consent of such stockholder if such amendment reduces the aggregate merger consideration or changes the form of consideration payable in the first merger.

As of the date of the support agreement, the support stockholders collectively owned, of record or beneficially, a majority of the outstanding shares of Postmates capital stock, Postmates common stock, Postmates preferred stock and Postmates Series G preferred stock. As of the record date, the support stockholders collectively owned approximately 65.7% of the outstanding shares of Postmates capital stock, approximately 52.5% of the outstanding shares of Postmates common stock and approximately 75.3% of the outstanding shares of Postmates preferred stock, including 100% of the outstanding shares of Postmates Series G preferred stock. Accordingly, the execution and delivery of written consents by all of the support stockholders will constitute the Postmates stockholder approval and the Postmates certificate amendment approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

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U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) that exchange their shares of Postmates common stock for shares of Uber common stock in the mergers. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. holders who hold Postmates common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the mergers will be completed in accordance with the merger agreement and as described in this consent solicitation statement/prospectus. Holders of Postmates common stock that are not U.S. holders, and holders of Postmates capital stock other than Postmates common stock, should consult their own tax advisors as to the tax consequences of the mergers. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Postmates common stock that are subject to special rules, including, but not limited to:

•	financial institutions;
•	partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;
•	mutual funds;
•	S corporations or investors in such S corporations;
•	insurance companies;
•	tax-exempt organizations or governmental organizations;
•	dealers or brokers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that immediately before the mergers actually or constructively owned at least five percent of Postmates common stock (by vote or value);
•	regulated investment companies;
•	real estate investment trusts;
•	tax-qualified retirement plans;
•	persons that hold Postmates common stock as part of a straddle, hedge, constructive sale or conversion transaction;
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•	persons that are liable for the alternative minimum tax;
•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;
•	holders who acquired their shares of Postmates common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation;
•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code; and
•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Postmates common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Postmates common stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States or any of its political subdivisions;
•	a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the mergers under current law and is for general information only. All stockholders should consult their own tax advisors as to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that Postmates receive an opinion from counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Latham & Watkins LLP has delivered an opinion to Postmates to the same effect as the opinion described in the preceding sentence. Accordingly, as a result of the mergers qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders who receive consideration in exchange for their shares of Postmates capital stock pursuant to the merger agreement generally will be as described below. Each of the foregoing opinions of counsel will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Uber and Postmates, and assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

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No ruling has been, or will be, sought by Postmates or Uber from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the mergers, U.S. holders will be treated as if they sold their Postmates common stock in a fully taxable transaction.

Tax Consequences if the Mergers Qualify as a “Reorganization”

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the mergers are as follows:

•	except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will generally not recognize any gain or loss on the receipt of Uber common stock in exchange for Postmates common stock;
•	the aggregate tax basis of the Uber common stock received by a U.S. holder in the mergers (including any fractional shares of Uber common stock deemed received and exchanged for cash) will be the same as such U.S. holder’s aggregate tax basis in the Postmates common stock exchanged for the Uber common stock;
•	the holding period of Uber common stock received by a U.S. holder in exchange for such U.S. holder’s shares of Postmates common stock (including any fractional shares of Uber common stock deemed received and exchanged for cash) will include the holding period of such U.S. holder’s Postmates common stock exchanged for the Uber common stock; and
•	a U.S. holder who receives cash in lieu of a fractional share of Uber common stock will be treated as having received the fractional share pursuant to the mergers and then as having exchanged that fractional share with Uber for cash in a redemption transaction. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in such Uber common stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the mergers. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If a U.S. holder acquired different blocks of Postmates common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Postmates common stock.

Tax Consequences if the Mergers Fail to Qualify as a “Reorganization”

If, contrary to the discussion above, the mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Uber common stock received and any cash in lieu of fractional shares of Uber common stock by such U.S. holder in the mergers and (2) such U.S. holder’s tax basis in the U.S. holder’s Postmates common stock surrendered.

Gain or loss would be calculated separately for each block of Postmates common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Postmates common stock exceeds one year at the closing of the mergers. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of Uber common stock received in the mergers would begin on the day following the closing of the mergers.

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THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGERS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

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INTERESTS OF POSTMATES’ DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

Certain of Postmates’ directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Postmates’ stockholders generally. These interests include, among other things, the interests listed below:

•	Certain of Postmates’ directors and executive officers may serve as officers of the surviving company following the transaction. As such, in the future they may receive any cash or equity-based compensation that the Uber board determines to pay to such officers.
•	The Postmates board has approved grants of retention awards to Postmates’ executive officers in the form of Postmates restricted stock units (each, a “Postmates retention award”) to incentivize such executive officers to remain in the employ or other service of Postmates and Uber through and following the closing, the value of which is set forth in the table quantifying severance benefits below and will be deducted from the consideration payable to holders of Postmates common stock. Each Postmates retention award will vest as to two-thirds of the number of Postmates restricted stock units initially subject to such award as of immediately prior to the closing and as to one-third of the number of Postmates restricted stock units initially subject to such award on the four-month anniversary of the closing, in each case, subject to the executive officer’s continued service to Postmates, its successor or any affiliate thereof through the applicable vesting date, but is subject to accelerated vesting in accordance with the change in control severance agreement entered into between Postmates and each of its executive officers (as described and quantified below). In addition, in the event that the merger agreement is terminated and the closing does not occur, two-thirds of the Postmates restricted stock units subject to Keith Kirk’s Postmates retention award will immediately vest. Except as described in this section, the Postmates restricted stock units held by Postmates’ directors and executive officers will be treated in the same manner as those Postmates restricted stock units held by other Postmates employees, as described in the section entitled “The Merger Agreement—Treatment of Postmates Equity Awards.”
•	Certain of Postmates’ directors are affiliates of investment funds that may have differing interests from the holders of Postmates common stock by virtue of such investment funds holding shares of Postmates preferred stock which are entitled to certain preferential rights to consideration pursuant to the Postmates amended certificate relative to the Postmates common stock.
•	Certain of Postmates’ executive officers hold Postmates common stock, Postmates Series E preferred stock and Postmates warrants. At the closing, each share of Postmates Series E preferred stock will be automatically cancelled and be converted into the right to receive a number of shares of Uber common stock equal to the per share Series E merger consideration, each share of Postmates common stock will be automatically converted into the right to receive a number of shares of Uber common stock equal to the per share common merger consideration and each Postmates warrant will be automatically converted into the right to receive a number of shares of Uber common stock equal to the quotient of (A) the product of (i) the number of shares of Postmates common stock in respect of which such Postmates warrant was exercisable in accordance with the terms of the applicable warrant multiplied by (ii) the excess (if any) of (x) the cash equivalent per share common merger consideration minus (y) the per share exercise price of such Postmates warrant, divided by (B) the Uber trading price.
•	The Postmates options held by Postmates’ executive officers and directors will be treated in the same manner as those Postmates options held by other Postmates employees, as described in the section entitled “The Merger Agreement—Treatment of Postmates Equity Awards.” If an executive officer’s employment is terminated other than for cause or, following the closing, a termination for good reason, all Uber options granted to the executive officer prior to the closing date will vest and become exercisable under the terms of the executive officer’s change in control severance agreement described and quantified below.

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•	On July 5, 2020, certain of Postmates’ employees, including each of Postmates’ executive officers, entered into change in control severance agreements with Postmates, which provide for certain severance payments and other benefits in the event the executive experiences a “qualifying termination” between July 5, 2020 and the 24-month anniversary of the closing. For purposes of each change in control severance agreement, a qualifying termination includes a termination other than for cause or, following the closing only, a termination of employment for good reason. Subject to the timely execution and non-revocation of a release of claims against Postmates, each executive officer is eligible to receive the following severance benefits: (i) lump sum cash severance equal to one times (or two times in the case of Mr. Lehmann and one and one-half times in the case of Ms. Schaefer) of the executive’s base salary; (ii) payment or reimbursement for Postmates’ portion of the premium for the executive and the executive’s covered dependents to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of 12 months (or 24 months in the case of Mr. Lehmann and 18 months in the case of Ms. Schaefer); and (iii) 100% accelerated vesting of any unvested equity awards granted to the executive prior to the closing (and, with respect to Mr. Rieders only, his outstanding Postmates options will remain exercisable until the expiration of the original term). The table below sets forth the value of severance, accelerated vesting and Postmates retention awards each Postmates executive officer would receive if his or her employment was terminated without cause immediately prior to the closing.
Postmates Executive Officer	Value of Cash Severance	Value of Continued Healthcare	Value of Accelerated Vesting of Postmates Options(1)	Value of Retention Postmates RSU Award(2)	Total Value of Severance
Bastian Lehmann, Chief Executive Officer and Chairman	$770,000	$36,000	$—	$12,500,000	$13,306,000
Sean Plaice, Chief Technology Officer	350,000	18,000	—	1,875,000	2,243,000
Kristin Schaefer, Chief Financial Officer	577,500	27,000	2,949,188	4,375,000	7,928,688
Vivek Patel, Chief Operating Officer	341,250	18,000	1,161,627	1,750,000	3,270,877
Robert Rieders, General Counsel and Corporate Secretary	440,000	18,000	—	2,000,000	2,458,000
Keith Kirk, Senior Vice President of Finance and Chief Accounting Officer	325,000	18,000	894,611	2,500,002	3,737,613

(1)	The value reported in the table above was determined using $10.40 per share of Postmates common stock underlying unvested Postmates options subject to accelerated vesting, less the applicable exercise price. The number of unvested shares subject to each Postmates option was determined assuming a hypothetical closing date of June 1, 2021.
(2)	In connection with the transaction, each of the Postmates executive officers received a Postmates retention award in the form of Postmates restricted stock units as follows: Mr. Lehmann received 1,201,923 Postmates restricted stock units, Mr. Plaice received 180,288 Postmates restricted stock units, Ms. Schaefer received 420,673 Postmates restricted stock units, Mr. Patel received 168,269 Postmates restricted stock units, Mr. Rieders received 192,308 Postmates restricted stock units and Mr. Kirk received 240,385 Postmates restricted stock units. The value reported in the table above assumes that the vesting of 100% of the Postmates restricted stock units subject to the Postmates retention awards accelerated upon termination and was determined using $10.40 per share of Postmates common stock underlying restricted stock units subject to accelerated vesting.
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•	Historically, Postmates has not maintained a formalized non-employee director compensation program, although Ms. Reinke, who is not associated with any of Postmates’ principal investors, was granted an option to purchase 92,449 shares of Postmates common stock in 2019, which will be treated as described in the section entitled “The Merger Agreement—Treatment of Postmates Equity Awards.” The amount Ms. Reinke will receive in respect of unvested Postmates options, assuming hypothetical per share common merger consideration of $10.40 and a hypothetical closing date of June 1, 2021, is $20,563.
•	Under the terms of the merger agreement, from and after the effective time, Uber will cause the surviving company to indemnify certain persons, including Postmates’ directors and executive officers. In addition, Postmates will purchase a six-year “tail” insurance policy for the benefit of certain persons, including Postmates’ directors and executive officers, the cost of which will be deducted from the consideration payable to holders of Postmates common stock. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance.”

The Postmates board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation of, the transaction, in approving the merger agreement and the transaction and in making the Postmates board recommendation. For more information, see the sections entitled “The Transaction—Background of the Transaction” and “The Transaction—Postmates’ Reasons for the Transaction; Recommendation of the Postmates Board.”

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COMPARISON OF STOCKHOLDERS’ RIGHTS

Both Uber and Postmates are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. As holders of Uber common stock or Postmates capital stock, your rights with respect thereto are governed by the DGCL, as well as Uber’s or Postmates’ constituent documents, as applicable.

Upon completion of the transaction, the former holders of Postmates capital stock will own shares of Uber common stock, and holders of Uber common stock will continue to own shares of Uber common stock, subject to the same rights as prior to the transaction, except that their shares of Uber common stock will represent an interest in Uber that also reflects the ownership and operation of the Postmates business.

The following description summarizes certain material differences between the rights of the stockholders of Uber and Postmates based on the DGCL and, in the case of Uber, the Uber certificate and the Uber bylaws and, in the case of Postmates, the Postmates certificate and the Postmates bylaws, as well as the seventh amended and restated voting agreement, dated as of October 21, 2019, by and among Postmates and certain investors (the “Postmates voting agreement”), the seventh amended and restated right of first refusal and co-sale agreement, dated as of October 21, 2019, by and among Postmates and certain investors (the “Postmates ROFR and co-sale agreement”), the seventh amended and restated investors’ rights agreement, dated as of October 21, 2019, by and among Postmates and certain investors (the “Postmates investors’ rights agreement”). However, the following description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to the DGCL and Uber’s and Postmates’ constituent documents, which you are urged to read carefully. Uber has filed with the SEC its constituent documents and Uber and Postmates will send copies of their respective constituent documents to you, without charge, upon your request. For additional information, see the section entitled “Where You Can Find More Information.”

Uber	Postmates

Constituent Documents

The rights of Uber stockholders are governed by the Uber certificate, the Uber bylaws and the DGCL.	The rights of Postmates stockholders are governed by the Postmates certificate (and, following the receipt of the Postmates certificate amendment approval and the filing of the Postmates certificate amendment with the Secretary of State of the State of Delaware, will be governed by the Postmates amended certificate), the Postmates bylaws, the Postmates voting agreement, the Postmates ROFR and co-sale agreement, the Postmates investors’ rights agreement and the DGCL.

Authorized Capital Stock

Uber is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares of capital stock that Uber is authorized to issue is 5,010,000,000, consisting of 5,000,000,000 shares of Uber common stock and 10,000,000 shares of Uber preferred stock.

Postmates is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Postmates is authorized to issue is 393,786,811, consisting of 277,070,000 shares of Postmates common stock and 116,716,811 shares of Postmates preferred stock. The first series of preferred stock is designated “Series E preferred stock” and consists of 76,480,863 shares. The second series of preferred stock is designated “Series F preferred stock” and consists of 15,665,925 shares. The third series of preferred stock is designated “Series G preferred stock” and consists of 24,570,023 shares.

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Uber	Postmates

The number of authorized shares of Uber preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of Uber stock entitled to vote thereon, without a separate vote of the holders of any series of preferred stock, unless a vote of such holders is required under the terms of the certificate of designation filed with respect to such series. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of a majority of common stock, subject to the provisions of Section 242(b)(2) of the DGCL.

The number of authorized shares of Postmates common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the votes represented by all outstanding shares of Postmates capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

As long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), increase or decrease (other than a decrease resulting from conversion of the Postmates preferred stock) the authorized number of shares of Postmates common stock, Postmates preferred stock or any series of Postmates preferred stock.

Voting

Each holder of a share of Uber common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders, except, other than as required by law, on any amendment to the Uber certificate that relates solely to the terms of one or more outstanding series of Uber preferred stock if the holders of such affected series are entitled, either separately or together with another series of Uber preferred stock, to vote thereon pursuant to the Uber certificate or the DGCL.

Each holder of a share of Postmates common stock is entitled to one vote for each such share held.

Each holder of Postmates preferred stock is entitled to the number of votes equal to the number of shares of Postmates common stock into which the shares of Postmates preferred stock held by such holder could be converted as of the record date. The holders of Postmates preferred stock are entitled to vote on all matters on which the Postmates common stock is entitled to vote. Fractional votes are not, however, permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Postmates preferred stock held by each holder could be converted) are disregarded.

Except as otherwise expressly provided in the Postmates certificate or as required by the DGCL, the holders of Postmates capital stock vote together and not as separate classes.

Other than as provided in the Postmates certificate or as required by the DGCL, there is no series voting.

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Uber	Postmates

Preferred Stock

The Uber certificate provides that the Uber board may authorize the issuance of preferred stock in one or more series and fix by resolution the number of shares and the voting powers, designations, preferences and relative, participating, optional, or other rights and qualifications, limitations or restrictions thereof, if any, of such series.

The authorized Postmates preferred stock consists of (i) 76,480,864 shares designated as Series E preferred stock, with an original issue price of $5.2669 per share, (ii) 15,665,925 shares designated as Series F preferred stock, with an original issue price of $7.9791 per share, and (iii) 24,570,023 shares designated as Series G preferred stock, with an original issue price of $9.1575 per share.

The Postmates certificate provides that Postmates will not authorize or create any class or series of any other equity security having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any existing series of Postmates preferred stock, without first obtaining the approval of the requisite holders of Postmates preferred stock.

Number and Qualification of Directors

The Uber board consists of one or more members, and the number of directors is fixed from time to time by resolution of the Uber board. No decrease in the authorized number of directors constituting the Uber board will shorten the term of any incumbent director.

The Uber board currently consists of 10 members.

The Postmates board consists of one or more members, and the number of directors is fixed from time to time by resolution of the Postmates board. No decrease in the authorized number of directors constituting the Postmates board will shorten the term of any incumbent director.

Notwithstanding the foregoing, as long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of the Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), increase or decrease the size of the Postmates board.

The Postmates certificate provides that:

  the holders of the shares of Postmates Series E preferred stock, voting as a separate class, are entitled to elect three directors of Postmates;
  the holders of the shares of Postmates Series G preferred stock, voting as a separate class, are entitled to elect one director of Postmates;
  the holders of the shares of Postmates common stock, voting as a separate class, are entitled to elect three directors of Postmates; and
  the holders of Postmates capital stock, voting as a single class, are entitled to elect any remaining directors.

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Uber	Postmates
The Postmates board currently consists of seven members. During the term of the Postmates voting agreement, each party thereto agrees to vote their shares in the manner prescribed in the Postmates voting agreement. Directors of Postmates need not be stockholders of Postmates.

Structure of Board; Term of Directors; Election of Directors

The Uber certificate provides that the directors are to be elected annually by stockholders. Each director will hold office until such director’s successor is duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or removal. The Uber bylaws provide that directors are elected by a majority of votes cast.

The composition of the Postmates board is set forth in the Postmates voting agreement. Each party to the Postmates voting agreement agrees to vote in such a manner as may be necessary to elect (and maintain in office) as members of the Postmates board the following individuals:

  one designee designated by GPI Capital Gemini Holdco LP;
  one designee designated by Spark Capital IV, L.P.;
  one designee designated by Tiger Global PIP IX Holdings, L.P.;
  one designee designated by Founders Fund V Principals Fund, LP and/or its affiliates;
  the chief executive officer of Postmates;
  one designee designated by a majority-in-interest of the key holders (as defined therein) who are then providing services to Postmates as officers, employees or consultants;
  one designee designated by a majority-in-interest of the holders of Postmates common stock; and
  one designee chosen by both (i) a majority-in-interest of the holders of Postmates common stock, voting as a separate class, and (ii) the holders of a majority of Postmates preferred stock, voting together as a single class and on an as-converted basis.

Except as provided in the Postmates bylaws, directors will be elected at each annual meeting of stockholders. Each director will hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

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Uber	Postmates

Removal of Directors

Except as otherwise provided by the DGCL or the Uber certificate, the Uber board or any individual director may be removed from office at any time, with or without cause, by the holders of at least 66 2/3% of the then-outstanding shares of capital stock of Uber entitled to vote generally at an election of directors.

No decrease in the authorized number of directors constituting the Uber board will shorten the term of any incumbent director.

Subject to the special rights of the holders of one or more series of Postmates preferred stock to elect directors, or except as otherwise provided by the DGCL, the Postmates certificate or the Postmates bylaws, the Postmates board or any individual director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

If for any reason the chief executive officer serving as a director ceases to serve as the chief executive officer, the parties to the Postmates voting agreement will vote their shares to (i) remove the former chief executive officer from the Postmates board if such person has not resigned as a member and (ii) elect the replacement chief executive officer as a director.

No decrease in the authorized number of directors constituting the Postmates board will shorten the term of any incumbent director.

Vacancies on the Board

Subject to the rights of the holders of any series of Uber preferred stock or as otherwise provided by applicable law, any vacancies on the Uber board resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Uber board.

A director elected to fill a vacancy will hold office until the next annual meeting and until such director’s successor is elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

Unless otherwise provided in the Postmates certificate or the Postmates bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Whenever the holders of any class or classes of Postmates capital stock or series thereof are entitled to elect one or more directors by the provisions of the Postmates certificate, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director.

A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

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Uber	Postmates

Stockholder Action by Written Consent

The Uber certificate provides that no action may be taken by the stockholders except at an annual or special meeting of the stockholders called in accordance with the Uber bylaws, and no action may be taken by the stockholders by written consent or electronic transmission.

The Postmates bylaws provide that any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding Postmates capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to Postmates as provided in Section 228 of the DGCL. In the event that the action which is consented to would have required the filing of a certificate under the DGCL if such action had been voted on by stockholders at a meeting, the certificate filed under such provision will state that written consent has been given in accordance with Section 228 of the DGCL.

Quorum

Unless otherwise provided by law, the Uber certificate or the Uber bylaws, at each meeting of stockholders, the presence of the holders of shares of stock having a majority of the outstanding shares entitled to vote, in person, by remote communication or by proxy, will constitute a quorum for the transaction of business.	Unless otherwise provided by law, the Postmates certificate or the Postmates bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by those entitled to vote at the meeting will constitute a quorum. Where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, entitled to take action will constitute a quorum with respect to the vote on such matter, except as otherwise provided by law, the Postmates certificate or the Postmates bylaws.

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Uber	Postmates

Special Meeting of Stockholders

Special meetings of the stockholders of Uber may be called for any purpose as is a proper matter for stockholder action under Delaware law by the chairperson of the Uber board, the Uber chief executive officer, or by resolution of a majority of the total number of authorized directors of the Uber board. No business may be transacted at a special meeting other than the business specified in a notice of meeting given to the Uber stockholders entitled to vote.	Special meetings of stockholders may be called at any time by the Postmates board, the chairperson of the Postmates board, the Postmates chief executive officer or president (in the absence of a chief executive officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. If any person(s) other than the Postmates board calls a special meeting, the request must: (i) be in writing, (ii) specify the time of such meeting and the general nature of the business proposed to be transacted and (iii) be delivered to the chairperson of the Postmates board, the Postmates chief executive officer or president (in the absence of a chief executive officer) or the Postmates secretary. The officer(s) receiving the request will cause notice to be promptly given to the stockholders entitled to vote, in accordance with the Postmates bylaws. No business may be transacted at such special meeting other than the business specified in such notice to stockholders.

Notice of Stockholder Meetings

Except as otherwise provided by law, notice of each meeting of stockholders, given in writing or by electronic transmission, will be given to each stockholder entitled to vote at such meeting, stating the place, if any, date and hour, in the case of special meetings, the purpose of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote such meeting. Such notice is to be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Notice of all meetings of stockholders is to be given in writing in the manner provided by law and the Postmates bylaws, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote as such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Postmates certificate or the Postmates bylaws, such notice is to be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

Holders of Postmates preferred stock are entitled to notice of any stockholders’ meeting in accordance with the Postmates bylaws.

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Uber	Postmates

Advance Notice Requirements for Stockholder Proposals

To be timely, written notice for nominations for the election to the Uber board or other proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by the Uber corporate secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to such annual meeting and (B) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.	Unless otherwise required by the Postmates certificate, Postmates bylaws or the DGCL, there are no advance notice requirements for stockholder proposals.

Amendment of Certificate of Incorporation

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

The Uber certificate provides that Uber may amend, change or repeal any provisions contained in the Uber certificate in the manner prescribed by statute. However, the affirmative vote of (x) two-thirds of the Uber directors then in office and (y) the holders of at least 66 2/3% of the then-outstanding shares of Uber capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal Articles V (management of business; board of directors; removal of directors; director vacancies; and bylaws amendments) and VIII (amendments to the Uber certificate) of the Uber certificate.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of a majority of the voting power of outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

As long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of the Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), amend, alter or repeal any provision of the Postmates certificate.

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Uber	Postmates

Amendment of Bylaws

Subject to certain limitations set forth in the Uber bylaws, the Uber board is expressly empowered to adopt, alter, change, amend or repeal the Uber bylaws. Any such action by the Uber board will require the approval of a majority of the authorized number of directors.

In addition, the stockholders of Uber have the power to adopt, alter, change, amend or repeal the Uber bylaws. In addition to the vote of any holders of any class or series of stock required by law or the Uber certificate, any such action by the stockholders will require the affirmative vote of a majority of the then-outstanding shares of Uber capital stock entitled to vote, voting together as a single class.

Notwithstanding the foregoing, any alteration, change amendment or repeal of Sections 17 (powers of the Uber board), 23 (quorum and voting), 26 (committees), 27 (duties of chairperson of the Uber board), 29 (officers designated), 30 (tenure and duties of officers) or 47 (amendments) of the Uber bylaws will require the affirmative vote of (i) two-thirds of the Uber directors then in office and (ii) the holders of at least 66 2/3% of the then-outstanding shares of the Uber capital stock entitled to vote generally in the election of directors, voting together as a single class.

To the extent provided in the Postmates certificate, the Postmates board is expressly authorized to adopt, amend or repeal the Postmates bylaws. However, a bylaw amendment adopted by stockholders that specifies the votes necessary for the election of directors may not be further amended or repealed by the Postmates board.

In addition, the stockholders of Postmates have the power to adopt, amend or repeal the Postmates bylaws. In addition to the vote of any holders of any class or series of stock required by law or the Postmates certificate, any such action by the Postmates stockholders will require the affirmative vote of a majority of the voting power of the shares present and entitled to vote.

Notwithstanding the foregoing, as long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of the Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), amend, alter or repeal any provision of the Postmates bylaws.

Limitation on Director Liability

The Uber certificate eliminates the liability of Uber directors for monetary damages to the fullest extent under applicable law.	The Postmates certificate provides that, to the fullest extent permitted by law, no Postmates director will be personally liable for monetary damages for breach of fiduciary duty as a director.

Indemnification

The Uber certificate provides that Uber will indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. However, Uber may modify the extent of such indemnification by individual contracts with its directors and executive officers. In addition, Uber will not be required to indemnify any director or executive officer unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Uber board, (iii) such indemnification is provided by Uber in its sole discretion pursuant to the powers vested in Uber by the DGCL, or (iv) such individual has a right to indemnification under the Uber bylaws, which rights are deemed to be contractual rights and effective to the same extent and as if provided or in a contract between Uber and the director or executive officer.

The Postmates certificate provides that each person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer, employee or agent of Postmates or is or was serving at the request of Postmates as a director, officer, employee or agent of another enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

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Uber	Postmates

Preemptive Rights

Uber’s stockholders do not have preemptive rights. Thus, if additional shares of Uber common stock are issued, the current holders of Uber common stock will own a proportionately smaller interest in a larger number of outstanding shares of Uber common stock to the extent that they do not participate in the additional issuance.	The Postmates certificate and Postmates bylaws do not provide holders of Postmates common stock with preemptive rights. Thus, as a general matter, if additional shares of Postmates common stock are issued, the current holders of Postmates common stock will own a proportionately smaller interest in a larger number of outstanding shares of Postmates common stock to the extent that they do not participate in the additional issuance. However, stockholders that are party to the Postmates investors’ rights agreement are entitled to certain preemptive rights as provided therein.

Distributions to Stockholders

Dividends upon the capital stock of Uber, subject to the provisions of the Uber certificate and applicable law, if any, may be declared by the Uber board. Dividends may be paid in cash, in property or in shares of the capital stock, subject to the provisions of the Uber certificate and applicable law.

The Postmates board, subject to any restrictions contained in the Postmates certificate or the DGCL, may declare and pay dividends upon the shares of Postmates capital stock. Dividends may be paid in cash, in property or in shares of Postmates capital stock, subject to the Postmates certificate.

Postmates Series G preferred stock accrues dividends at the rate per annum of 5.0% of the sum of (a) $9.1575 (subject to adjustment from time to time for stock splits, stock dividends, reverse stock splits and similar transactions) plus (b) the amount of accrued dividends on such shares, subject to certain increases and adjustments from time to time as set forth in the Postmates certificate; provided that such rate will not exceed an annual rate of 8.0%. Such dividends, whether or not declared, will accrue, be cumulative and be compounded on a semi-annual basis, but are only payable when, as, and if declared by the Postmates board, subject to the Postmates certificate.

The Postmates certificate provides that Postmates will not declare, pay or set aside any dividends on shares of any other of its class or series of Postmates capital stock (other than dividends on shares of Postmates common stock payable in shares of Postmates common stock) unless (in addition to obtaining any consents required by the Postmates certificate) the holders of Postmates Series G preferred stock then outstanding first receive a dividend on each outstanding share of Postmates Series G preferred stock in an amount as set forth in the Postmates certificate.

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Uber	Postmates

Notwithstanding the foregoing, as long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of the Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), declare or pay any distribution with respect to the Postmates capital stock.

The Postmates certificate also provides certain approval rights for each of the Postmates Series F preferred stock and the Postmates Series G preferred stock in connection with dividends or other transfers of cash or other property without consideration.

Combinations or Antitakeover Statutes

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless, prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation to include in its certificate of incorporation a provision expressly electing not to be governed by Section 203.

Because the Uber certificate does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (a) owns 15% or more of the outstanding voting stock of the corporation or (b) owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions.

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203.

Because the Postmates certificate does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

Under Section 203 of the DGCL, “interested stockholder” is generally defined as any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (a) owns 15% or more of the outstanding voting stock of the corporation or (b) owned 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, subject to certain exceptions.

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Uber	Postmates

In addition, under the Postmates certificate, as long as any shares of Postmates preferred stock are issued and outstanding, Postmates will not, without first obtaining the approval of the holders of a majority of the outstanding shares of the Postmates preferred stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by the DGCL, the Postmates certificate or the Postmates bylaws), authorize a merger, acquisition or sale of substantially all of the assets of Postmates (other than a merger exclusively to effect a change of domicile of Postmates).

In the event that Postmates enters into any liquidation, dissolution or winding up of the corporation, the holders of Postmates Series G preferred stock will first be entitled to receive a liquidation preference, followed thereafter by a liquidation preference for the other holders of Postmates preferred stock, prior to distribution to the holders of Postmates common stock, as set forth in the Postmates certificate. In connection with the foregoing, a liquidation, dissolution or winding up of Postmates will be deemed to include, whether in a single transaction or series of transactions: (i) the acquisition of Postmates by another entity (including by means of stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction in which the holders of voting securities of Postmates outstanding immediately prior to such transaction retain a majority of the total voting power represented by the outstanding voting securities of Postmates or such other surviving or resulting entity; (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of Postmates, except to a wholly owned subsidiary of Postmates; (iii) the transfer (whether by merger, consolidation or otherwise) to a person or group of affiliated persons (other than an underwriter of Postmates’ securities) of Postmates’ securities if, after such transfer, the holders of shares constituting all of the voting power of Postmates immediately prior to such transaction retain less than a majority of the outstanding voting power of Postmates or such surviving entity immediate after such transaction; or (iv) any liquidation, dissolution or winding up of Postmates.

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Uber	Postmates

Exclusive Forum

Unless Uber consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of Uber; (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of Uber to Uber or Uber’s stockholders; (iii) any action asserting a claim against Uber or any director or officer or other employee of Uber arising pursuant to any provision of the DGCL, the Uber certificate or the Uber bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Uber certificate or the Uber bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against Uber or any director or officer or other employee of Uber that is governed by the internal affairs doctrine, in each case to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

The Postmates certificate and the Postmates bylaws do not contain a forum selection provision.

Any disputes arising out of or related to the Postmates voting agreement are governed by the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

Repurchases / Redemptions of Shares

Under the DGCL, Uber may redeem or repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares.	Under the DGCL, Postmates may redeem or repurchase its own shares, except if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. Notwithstanding the foregoing, the Postmates certificate provides certain approval rights for each of the Postmates Series F preferred stock and the Postmates Series G preferred stock in connection with purchases or redemptions of Postmates preferred stock or other equity securities of Postmates.

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Uber	Postmates

Stock Transfer Restrictions Applicable to Stockholders

Shares of Uber are generally transferable in the manner prescribed by the DGCL.	Shares of Postmates are generally transferable in the manner prescribed by the DGCL. Transfers of record of shares of Postmates capital stock will be made only upon Postmates’ books by the holders thereof, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of transfer. In addition, stockholders that are party to the Postmates investors’ rights agreement and/or the Postmates ROFR and co-sale agreement have agreed to certain transfer restrictions and procedures with respect to Postmates capital stock held by them, in each case as provided therein.

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APPRAISAL AND DISSENTERS’ RIGHTS

Appraisal Rights under Delaware Law

Under Delaware law, if a Postmates stockholder of record does not wish to accept the consideration provided for in the merger agreement and the first merger is completed, such Postmates stockholder has the right to seek appraisal of his, her or its shares of Postmates capital stock and to receive payment in cash for the fair value of his, her or its shares of Postmates capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Postmates capital stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Postmates capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that a Postmates stockholder of record is otherwise entitled to receive for the same number of shares of Postmates capital stock under the terms of the merger agreement. Postmates stockholders of record who elect to exercise appraisal rights must not vote in favor of or consent in writing to the adoption of the merger agreement and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A Postmates stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent in favor of the merger agreement proposal, or deliver a signed consent without indicating a decision on the merger agreement proposal. Any signed written consent returned without indicating a decision on the merger agreement proposal will be counted as approving the merger agreement proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a Postmates stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex F to this consent solicitation statement/prospectus and incorporated by reference herein. Annex F should be reviewed carefully by any Postmates stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Postmates stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “Postmates stockholders” or “you” are to the record holders of shares of Postmates capital stock immediately prior to the first merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Postmates capital stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective time of the merger. Only those Postmates stockholders who did not submit a written consent approving the adoption of the merger agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Postmates, if sent prior to the first merger, or the surviving corporation, if given after the first merger. If given at or after the first merger, the notice must also specify the time of the first merger; otherwise, a supplementary notice will provide this information.

Following Postmates’ receipt of written consents sufficient to adopt the merger agreement, Postmates will send all non-consenting Postmates stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. A Postmates stockholder electing to exercise his, her or its appraisal rights will need to take action at that time in response to such notice, but this description is being provided to all Postmates stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

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How to Preserve, Exercise and Perfect Your Appraisal Rights

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent approving the merger agreement proposal, or deliver a signed written consent without indicating a decision on the merger agreement proposal. Consents that are executed and delivered without indicating a decision on the merger agreement proposal will be counted as approving the merger agreement proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the completion of the first merger.

If you elect to demand appraisal of your shares of Postmates capital stock, you must deliver to Postmates or the surviving corporation, as applicable, at the specific address, which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of Postmates capital stock within 20 days after the date of the giving of such notice. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Postmates stockholder wishing to exercise appraisal rights must hold of record the shares of Postmates capital stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Postmates capital stock through the effective time. Appraisal rights will be lost if your shares of Postmates capital stock are transferred prior to the first merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Postmates capital stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the mergers are completed, you (assuming that you hold your shares through the first merger) will be entitled to receive payment for your shares of Postmates capital stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Postmates capital stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Postmates capital stock must reasonably inform Postmates or the surviving corporation, as applicable, of the identity of the Postmates stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Postmates capital stock, fully and correctly, as the stockholder’s name appears on the Postmates stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Postmates capital stock in connection with the mergers. The demand cannot be made by the beneficial owner of shares of Postmates capital stock if such beneficial owner does not also hold of record the shares of Postmates capital stock. The beneficial owner of shares of Postmates capital stock must, in such cases, have the holder of record of such shares of Postmates capital stock submit the required demand in respect of such shares.

If shares of Postmates capital stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of Postmates capital stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Postmates stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of Postmates capital stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Postmates capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Postmates capital stock as to which appraisal is sought. Where no number of shares of Postmates capital stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Postmates capital stock held in the name of the record holder.

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Actions After Completion of the First Merger

At any time within 60 days after the effective time, any Postmates stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the consideration for his, her or its shares of Postmates capital stock provided for in the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Postmates stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or the same as, the consideration for his, her or its shares of Postmates capital stock provided for in the merger agreement.

Within 120 days after the effective time of the first merger, but not thereafter, either the surviving corporation or any Postmates stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Postmates capital stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a Postmates stockholder, service of a copy of such petition will be made upon the surviving corporation. Uber has no present intent to cause Postmates to file such a petition and has no obligation to cause such a petition to be filed, and Postmates stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a Postmates stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time of the first merger, any Postmates stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the merger agreement, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Postmates capital stock for which a written consent adopting the merger agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Postmates capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a Postmates stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Postmates stockholders who have demanded an appraisal of their shares of Postmates capital stock and with whom agreements as to the value of their shares of Postmates capital stock have not been reached. After notice to Postmates stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Postmates stockholders who have demanded payment for their shares of Postmates capital stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After determination of the Postmates stockholders entitled to appraisal of their shares of Postmates capital stock, the Delaware Court of Chancery will appraise the shares of Postmates capital stock, determining their fair value as of the first merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Postmates stock certificates representing their shares of Postmates capital stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the first merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and Postmates stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration provided for in the merger agreement. Moreover, neither Postmates nor Uber anticipates offering more than the consideration to any stockholder exercising appraisal rights, and Postmates and Uber reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Postmates capital stock is less than the consideration provided for in the merger agreement in respect of such share.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Postmates stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Postmates stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses; although, upon the application of a Postmates stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any Postmates stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Postmates capital stock entitled to appraisal. Any Postmates stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the first merger, be entitled to deliver written consent for shares of Postmates capital stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Postmates capital stock, other than with respect to payments as of a record date prior to the first merger. However, if no petition for appraisal is filed within 120 days after the completion of the first merger, or if a Postmates stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Postmates stockholder to appraisal will cease and that Postmates stockholder will only be entitled to receive the consideration for his, her or its shares of Postmates capital stock pursuant to the merger agreement.

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Dissenters’ Rights under California Law

Section 2115 of the CCC makes certain provisions of the CCC, including Chapter 13 of the CCC, applicable to a foreign corporation with substantial ties to the State of California, irrespective of the corporation’s state of incorporation. Section 2115 generally applies to a foreign corporation if (1) more than half of its business is conducted in California, based on certain property, payroll and sales factors, and (2) more than half of its outstanding voting shares are held by persons with addresses in California. If Chapter 13 of the CCC is deemed applicable to the first merger by virtue of Section 2115 of the CCC, Postmates stockholders who do not consent in writing to the adoption of the merger agreement may, by complying with Sections 1300 through 1313 of the CCC, be entitled to dissenters’ rights as described therein and receive cash for the fair market value of their Postmates capital stock. The record holders of the shares of Postmates capital stock that are eligible to, and do, exercise their dissenters’ rights with respect to the transaction are referred to in this section as “dissenting stockholders,” and the shares with respect to which they exercise dissenters’ rights are referred to in this section as “dissenting shares.”

This section is intended only as a brief summary of the material provisions of the California statutory procedures that a Postmates stockholder must follow in order to seek and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to dissenters’ rights under the CCC, and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, the full text of which are attached as Annex G to this consent solicitation statement/prospectus and incorporated by reference herein. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Postmates stockholders exercise their dissenters’ rights under Chapter 13 of the CCC, if Chapter 13 of the CCC is deemed applicable to the first merger. Annex G should be reviewed carefully by any Postmates stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of dissenters’ rights.

Shares of Postmates capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

•	the shares of Postmates capital stock must have been outstanding on the record date;
•	the shares of Postmates capital stock must not have approved the adoption of the merger agreement via written consent;
•	the holder of such shares of Postmates capital stock must make a written demand that Postmates repurchase such shares of Postmates capital stock at fair market value (as described below); and
•	the holder of such shares of Postmates capital stock must submit certificates for endorsement (as described below).

Refusal to approve the adoption of the merger agreement by written consent does not in and of itself constitute a demand for appraisal under California law.

Pursuant to Sections 1300 through 1313 of the CCC, holders of dissenting shares may require Postmates to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the transaction, excluding any appreciation or depreciation as a consequence of the mergers, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

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Within 10 days following approval of the adoption of the merger agreement by Postmates stockholders, Postmates is required to mail a dissenters’ notice to each holder of Postmates capital stock who did not vote in favor of the adoption of the merger agreement. The dissenters’ notice must contain the following:

•	a notice of the approval of the first merger;
•	a statement of the price determined by Postmates to represent the fair market value of dissenting shares (which will constitute an offer by Postmates to purchase such dissenting shares at such stated price unless such shares lose their status as “dissenting shares” under Section 1309 of the CCC);
•	a brief description of the procedures for such holders to exercise their rights as dissenting stockholders; and
•	a copy of Sections 1300 through 1304 of Chapter 13 of the CCC.

Within 30 days after the date on which the notice of the approval of the first merger is mailed to dissenting stockholders, a dissenting stockholder must:

•	demand that Postmates repurchase such stockholder’s dissenting shares;
•	include in that demand the number and class of dissenting shares held of record by such dissenting stockholder that the dissenting stockholder demands that Postmates purchase;
•	include in that demand a statement of what such dissenting stockholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the transaction. The statement of fair market value constitutes an offer by the dissenting stockholder to sell the dissenting shares at such price; and
•	submit to Postmates stock certificates representing any dissenting shares that the dissenting stockholder demands Postmates purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for Postmates stock certificates of appropriate denomination so stamped or endorsed.

If upon the dissenting stockholder’s surrender of the certificates representing the dissenting shares, Postmates and a dissenting stockholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting stockholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the completion of the mergers are satisfied.

If Postmates and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such stockholder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the stockholders’ approval of the first merger is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Postmates common stock and preferred stock held by such stockholder are dissenting shares, the fair market value of such shares of Postmates common stock and preferred stock, or both.

In determining the fair market value of the dissenting Postmates shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between Postmates and dissenting stockholder(s) as the court deems equitable. However, if the appraisal of the fair market value of Postmates shares exceeds the price offered by Postmates in the notice of approval, then Postmates will pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Postmates, then the court may in its discretion impose additional costs on Postmates, including attorneys’ fees, fees of expert witnesses and interest.

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Postmates stockholders considering whether to exercise dissenters’ rights should consider that the fair market value of their shares of Postmates capital stock determined under Chapter 13 of the CCC could be more or less than, or the same as, the value of the consideration provided in the merger agreement in respect thereof. In addition, Postmates and Uber reserve the right to assert, in any appraisal proceeding, that Chapter 13 of the CCC is not applicable to the first merger and/or that, for purposes of Chapter 13 of the CCC, the “fair value” of a share of Postmates capital stock is less than the consideration provided for in the merger agreement in respect of such share.

Postmates stockholders should be aware that California law provides, among other things, that a dissenting stockholder may not withdraw the demand for payment of the fair market value of dissenting shares unless Postmates consents to such request for withdrawal.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL OR DISSENTERS’ RIGHTS. In view of the complexity of Section 262 of the DGCL and Chapter 13 of the CCC, as applicable, Postmates stockholders who may wish to pursue appraisal or dissenters’ rights should consult their legal and financial advisors.

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EXPERTS

The financial statements incorporated in this consent solicitation statement/prospectus by reference to Uber Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Postmates Inc. as of December 31, 2019 and 2018 and for the years then ended included in this consent solicitation statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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LEGAL MATTERS

The validity of shares of Uber common stock to be issued in the transaction will be passed upon for Uber by Wachtell, Lipton, Rosen & Katz.

Certain federal income tax consequences of the mergers will be passed upon for Postmates by Latham & Watkins LLP.

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WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Uber, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also consult Uber’s website for more information concerning the transaction described in this consent solicitation statement/prospectus. Uber’s website is www.uber.com. The information contained on the websites of Uber and the SEC (except for the filings expressly set forth below) is expressly not incorporated by reference into this consent solicitation statement/prospectus.

Uber has filed with the SEC a registration statement on Form S-4 of which this consent solicitation statement/prospectus forms a part with respect to the Uber common stock to be issued in the transaction. This consent solicitation statement/prospectus constitutes the prospectus of Uber filed as part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Uber common stock. The rules and regulations of the SEC allow Uber to omit certain information included in the registration statement from this consent solicitation statement/prospectus.

In addition, the SEC allows Uber to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this consent solicitation statement/prospectus, except for any information that is superseded or updated by information included directly in this consent solicitation statement/prospectus. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this consent solicitation statement/prospectus as to the contents of any contract or other documents referred to in this consent solicitation statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

This consent solicitation statement/prospectus incorporates by reference the documents listed below that Uber has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Uber, its financial condition and other matters. The documents listed below are being mailed to each Postmates stockholder of record together with this consent solicitation statement/prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020.
•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2020.
•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on May 8, 2020, for the quarterly period ended June 30, 2020 filed with the SEC on August 7, 2020, and for the quarterly period ended September 30, 2020 filed with the SEC on November 6, 2020.
•	Current Reports on Form 8-K filed with the SEC on January 6, 2020, January 21, 2020 (excluding Item 2.02), February 19, 2020, February 25, 2020, March 23, 2020, April 28, 2020, May 6, 2020, May 13, 2020, May 15, 2020, May 18, 2020, May 22, 2020, July 2, 2020, July 6, 2020 (Item 8.01 only), July 17, 2020, July 31, 2020, September 16, 2020 and November 10, 2020 (other than the portions of those documents deemed to be furnished and not filed).
•	The description of Uber common stock contained in Uber’s Registration Statement on Form 8-A, filed with the SEC on May 7, 2019, including any amendments or reports filed for the purposes of updating this description.

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In addition, Uber incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this consent solicitation statement/prospectus and prior to the effective date of the transaction. Such documents are considered to be a part of this consent solicitation statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of a Current Report on Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or that information is deemed to be incorporated by reference into this consent solicitation statement/prospectus. Additionally, except as expressly stated with respect to the filings expressly set forth above, to the extent this consent solicitation statement/prospectus contains references to Uber’s website, the information on that website does not constitute a part of, and is not incorporated by reference into, this consent solicitation statement/prospectus.

You may obtain any of the documents incorporated by reference through Uber or the SEC. Documents incorporated by reference are available from Uber without charge, excluding any exhibits to them unless such exhibits have been specifically incorporated by reference in this consent solicitation statement/prospectus. You may obtain documents incorporated by reference in this consent solicitation statement/prospectus free of charge through the SEC’s website or from Uber by requesting them in writing as follows or by accessing the website listed below:

Uber Technologies, Inc.
1455 Market Street, 4th Floor

San Francisco, CA 94103

Attention: Investor Relations

Email: investor@uber.com

Website: https://investor.uber.com

To ensure timely delivery of the documents, you must make your request no later than November 18, 2020. Please note that government guidance related to the COVID-19 pandemic has resulted in the temporary closure of Uber’s offices. Therefore it is suggested that you request any information or documents via email.

You should rely only on the information contained or incorporated by reference in this consent solicitation statement/prospectus. Neither Uber nor Postmates has authorized anyone to give any information or make any representation about the transaction, Uber or Postmates that is different from, or in addition to, that contained in this consent solicitation statement/prospectus or in any of the materials that Uber has incorporated by reference into this consent solicitation statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this consent solicitation statement/prospectus speaks only as of the date of this consent solicitation statement/prospectus unless the information specifically indicates that another date applies. Neither Uber’s mailing of this consent solicitation statement/prospectus to Postmates stockholders, nor the issuance by Uber of Uber common stock pursuant to the transaction, will create any implication to the contrary.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

UBER TECHNOLOGIES, INC.,

NEWS MERGER SUB CORP.,

NEWS MERGER COMPANY LLC,

and

POSTMATES INC.

dated as of

July 5, 2020

TABLE OF CONTENTS

-i-

-ii-

Annexes

Annex A       Certain Definitions

Exhibits

Exhibit A       Form of Support Agreement

Exhibit B       Form of FIRPTA Notice and Certification

Exhibit C       Form of Letter of Transmittal

Exhibit D       Form of Company Certificate Amendment

Schedules

Schedule 1     Key Holders

Schedule 2     Key Stockholders

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2020, is by and among Uber Technologies, Inc., a Delaware corporation (“Parent”), News Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), News Merger Company LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Company”), and Postmates Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub, Merger Company and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth in this Agreement, (a) Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned direct Subsidiary of Parent, and (b) immediately following the First Merger, the Company will be merged with and into Merger Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Company surviving the Second Merger as a wholly owned direct Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers and the Company Certificate Amendment (the “Transactions”), upon the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, are fair to, and in the best interests of, the Company and the Company Stockholders, (c) approved the execution, delivery and performance by the Company of this Agreement, (d) recommended the adoption of this Agreement and the approval of the Company Certificate Amendment to the Company Stockholders, upon the terms and subject to the conditions set forth in this Agreement, and (e) directed that this Agreement and the Company Certificate Amendment be submitted to the Company Stockholders for adoption and approval, respectively;

WHEREAS, the board of directors of each of Parent and Merger Sub and the board of managers of Merger Company, and the sole stockholder of Merger Sub and the sole member of Merger Company, have (a) approved and declared advisable this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement, and (b) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s) and Merger Company and its sole member, as applicable;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of each of Parent, Merger Sub and Merger Company to enter into this Agreement, each Person identified on Schedule 1 (each, a “Key Holder”) has executed a non-competition agreement (a “Non-Competition Agreement”);

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that each Company Stockholder identified on Schedule 2 (each, a “Key Stockholder”) will enter into a support agreement in the form attached hereto as Exhibit A (collectively, the “Support Agreements”);

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various terms of and conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGERS

Section 1.1.          The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the First Merger (the Company, as the surviving corporation in the First Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the First Merger, the Surviving Corporation will be a wholly owned Subsidiary of Parent, and (b) immediately following the Effective Time, the Surviving Corporation shall be merged with and into Merger Company, whereupon the separate existence of the Surviving Corporation will cease, with Merger Company surviving the Second Merger (Merger Company, as the surviving entity in the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned Subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA.

Section 1.2.          The Closing. The closing of the First Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m., Eastern Time, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3.          Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) and a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Merger Company under the DGCL and the DLLCA in connection with the Mergers. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”); provided that the Second Effective Time shall be at least one minute after the Effective Time.

Section 1.4.          Governing Documents. At the Effective Time, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Corporation shall be “Postmates Inc.” and references to the incorporator shall be deleted. At the Second Effective Time, the certificate of formation and the limited liability company agreement of Merger Company, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5.          Officers and Directors of the Surviving Corporation and Surviving Company. Unless otherwise determined by Parent prior to the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers and directors, respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified, and the officers and managers of Merger Company immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the initial officers and managers, respectively, of the Surviving Company, until their respective successors are duly elected or appointed and qualified.

Section 1.6.          Closing Deliveries.

(a)          Company Deliveries. At or prior to the Closing, the Company shall deliver to Parent:

(i)            a certificate, dated as of the Closing Date and duly executed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(ii)           a certificate, dated as of the Closing Date and duly executed on behalf of the Company by the Secretary of the Company, certifying (A) the certificate of incorporation of the Company in effect as of the Closing, (B) the bylaws of the Company in effect as of the Closing, (C) the resolutions of the Company Board of Directors unanimously (I) approving and declaring advisable this Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, upon the terms and subject to the conditions set forth in this Agreement, (II) determining that this Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, are fair to, and in the best interests of, the Company and the Company Stockholders, (III) approving the execution, delivery and performance by the Company of this Agreement, (IV) recommending the adoption of this Agreement and the approval of the Company Certificate Amendment to the Company Stockholders, upon the terms and subject to the conditions set forth in this Agreement, and (V) directing that this Agreement and the Company Certificate Amendment be submitted to the Company Stockholders for adoption and approval, respectively;

(iii)          Written Consents executed by each Company Stockholder party to a Support Agreement which, when taken together, evidence the obtainment of the Company Stockholder Approval and the Company Certificate Amendment Approval;

(iv)          (A) the Spreadsheet completed to include all of the information specified in Section 6.12 in form and substance reasonably satisfactory to Parent and (B) a certificate, dated as of the Closing Date and duly executed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Parent, certifying that (I) the Spreadsheet is true, correct and complete as of the Closing Date and (II) each of the Cash Amount (including the breakdown thereof, including each of the balances contemplated by Annex A-2 of the Company Disclosure Letter), the Indebtedness Amount and the aggregate amount of Company Transaction Expenses set forth in the Spreadsheet reflect the good faith estimate of the Company, as of the Closing Date, of such amount as of immediately prior to the Effective Time;

(v)           FIRPTA documentation in substantially the form of Exhibit B attached hereto, dated as of the Closing Date and duly executed by the Company, consisting of (A) a certification complying with the Code and the Treasury Regulations certifying that the Company is not, and was not, a “United States real property holding corporation” (as the term is defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, and (B) a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), which notice shall be delivered by Parent to the IRS on behalf of the Company after the Closing;

(vi)          evidence reasonably satisfactory to Parent of the resignation of each director and officer of the Company in office immediately prior to the Closing as directors and/or officers of the Company, effective as of, and contingent upon, the Effective Time;

(vii)         evidence reasonably satisfactory to Parent that the Company has validly effected the Company Certificate Amendment; and

(viii)        evidence reasonably satisfactory to Parent of the termination or waiver of the rights of first refusal, redemption rights and rights of notice of the Transactions, including the Mergers and the Company Certificate Amendment, of any Company Stockholder, effective as of immediately prior to, and contingent upon, the Effective Time; and

(ix)          evidence reasonably satisfactory to Parent that either (A) the Section 280G Stockholder Vote was obtained or (B) the Section 280G Stockholder Vote was not obtained and as a consequence, that the waived Parachute Payments shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the applicable disqualified individuals in accordance with Section 6.7(d).

(b)          Parent Deliveries. At or prior to the Closing, Parent shall deliver to the Company a certificate, dated as of the Closing Date and duly executed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Article II

EFFECT OF THE MERGERS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1.          Effect on Capital Stock.

(a)          Treatment of Company Preferred Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company, Merger Sub or any other Person:

(i)            each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive, subject to the provisions of this Article II, a number of shares of Parent Common Stock equal to the Per Share Series G Merger Consideration;

(ii)           each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive, subject to the provisions of this Article II, a number of shares of Parent Common Stock equal to the Per Share Series F Merger Consideration; and

(iii)          each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive, subject to the provisions of this Article II, a number of shares of Parent Common Stock equal to the Per Share Series E Merger Consideration.

(b)          Treatment of Company Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company, Merger Sub or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive, subject to the provisions of this Article II, a number of shares of Parent Common Stock equal to the Per Share Common Merger Consideration.

(c)          Treatment of Company Warrants. At the Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company, Merger Sub or any other Person, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to the provisions of this Article II, a number of shares of Parent Common Stock equal to the quotient of (A) the product of (i) the number of shares of Company Common Stock in respect of which such Company Warrant was exercisable immediately prior to the Effective Time in accordance with the terms of the applicable Company Warrant multiplied by (ii) the excess (if any) of (x) the Cash Equivalent Per Share Common Merger Consideration minus (y) the per share exercise price of such Company Warrant, divided by (B) the Parent Trading Price. As of the Effective Time, the Company Warrants shall no longer be outstanding and shall automatically be terminated and cease to exist and the holders thereof shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.1(c).

(d)          Certain Company Common Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company shall automatically be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist (collectively, the “Cancelled Shares”).

(e)          Treatment of Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.000001 per share, of Merger Sub (the “Merger Sub Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Stock”). From and after the Effective Time, all certificates representing Merger Sub Shares shall be deemed for all purposes to represent the number of shares of Surviving Corporation Stock into which they were converted in accordance with the immediately preceding sentence.

(f)          Treatment of Merger Company Interests and Surviving Corporation Stock. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parties or holders of any securities of the Company, Merger Sub, the Surviving Corporation, Merger Company or any other Person, (a) each limited liability company interest of Merger Company (the “Merger Company Interests”) issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company and (b) each share of Surviving Corporation Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(g)          Adjustment to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change. Nothing in this Section 2.1(g) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h)          Total Consideration. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate number of shares of Parent Common Stock to be issued by Parent pursuant to this Agreement exceed the quotient of (a) the sum of (i) the Base Purchase Price plus (ii) the Cash Amount minus (iii) the Indebtedness Amount minus (iv) the Company Transaction Expenses, divided by (b) the Parent Trading Price (except, if applicable, as a result of adjustments made pursuant to Section 2.1(g)). In the event of any conflict between any provision of this Agreement and this Section 2.1(h), this Section 2.1(h) shall control.

Section 2.2.          Payment for Securities; Surrender of Certificates.

(a)          Exchange Fund. Prior to the Effective Time, Parent shall designate the transfer agent for the Parent Common Stock, or another bank or trust company reasonably acceptable to the Company, to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). Promptly (and in any event within three (3) business days) after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable in book-entry form equal to the applicable portion of the Aggregate Merger Consideration payable through the Exchange Agent hereunder (excluding any cash in lieu of fractional shares of Parent Common Stock), and (ii) cash in immediately available funds in an amount sufficient to pay any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.5 and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and such cash amounts, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the Converting Holders. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the applicable portion of the Aggregate Merger Consideration payable through the Exchange Agent hereunder, including payment of any cash in lieu of fractional shares of Parent Common Stock in accordance with Section 2.5 and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(b)          Procedures for Surrender. As soon as reasonably practicable after the Effective Time (and in no event later than three (3) business days following the Closing Date), Parent shall cause the Exchange Agent to mail to each holder of shares of Company Capital Stock or Company Warrants that were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (A) with respect to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) and each holder of a Company Warrant, a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Company Warrants in exchange for payment of the shares of Parent Common Stock into which such shares of Company Capital Stock or Company Warrants have been converted pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, including any cash amount payable in respect of fractional shares of Parent Common Stock in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (if applicable), together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such holder shall be entitled to receive in exchange therefor (I) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form) to which such holder has the right to receive pursuant to Section 2.1(a), Section 2.1(b) or Section 2.1(c), as applicable, (II) any cash in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.5, and (III) any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) for each share of Company Capital Stock formerly represented by such Certificate or Company Warrant, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) or Company Warrants upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any payment in respect of a surrendered Certificate or Company Warrant is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (if applicable) and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment being made to a Person other than the registered holder of the Certificate or Company Warrant surrendered or shall have established to the reasonable satisfaction of Parent or the Exchange Agent that such Tax either has been paid or is not required to be paid. The approval of this Agreement by the requisite vote or written consent of holders of Company Capital Stock required by the Company Certificate and applicable Law shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated under this Agreement and to the provisions hereof binding upon the Converting Holders, including the releases, waivers and other provisions of the Letter of Transmittal.

(c)          Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Capital Stock or Company Warrants on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate and each Company Warrant shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration payable in respect thereof pursuant to Section 2.1(a), Section 2.1(b), or Section 2.1(c), as applicable, any cash amount payable in respect of fractional shares of Parent Common Stock in accordance with Section 2.5 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f). If, after the Effective Time, Certificates or Company Warrants are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund that remains unclaimed by the Converting Holders twelve (12) months following the Closing Date shall, at any time thereafter at the request of Parent, be delivered to Parent or as otherwise instructed by Parent, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable portion of the Aggregate Merger Consideration, including any cash amount payable in respect of fractional shares of Parent Common Stock in accordance with Section 2.5 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) and compliance with the procedures in Section 2.2(b), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any Converting Holder or any other Person for any portion of the Aggregate Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Converting Holders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable portion of the Aggregate Merger Consideration payable in respect thereof pursuant to Section 2.1(a) or Section 2.1(b), as applicable, including any cash amount payable in respect of fractional shares of Parent Common Stock in accordance with Section 2.5 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(f)          Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(g)          No Interest. No interest shall be paid or accrue on any portion of the Aggregate Merger Consideration (including any cash in lieu of fractional shares that any holder has the right to receive pursuant to Section 2.5 or any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f)) payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)).

Section 2.3.          Treatment of Company Equity Awards.

(a)          Treatment of Company Option Awards and Company SAR Awards.

(i)            At the Effective Time, each Company Option Award that is outstanding and unexercised immediately prior to the Effective Time and that is held by an individual who, at the Effective Time, is actively providing services to the Company or its Subsidiaries as an employee, director or independent contractor shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option Award”) equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Option Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option Award shall have an exercise price per share of Parent Common Stock equal to the quotient of (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option Award immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option Award shall otherwise be subject to substantially the same terms and conditions applicable to the corresponding Company Option Award under the Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms; provided, that in the case of any Company Option Award to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(ii)            At the Effective Time, each Company Option Award that is outstanding and unexercised immediately prior to the Effective Time and that is not converted into an Adjusted Option Award pursuant to Section 2.3(a)(i) and that is not an Underwater Option Award (each, a “Settled Option Award”) shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and be deemed exercised for “Net Shares” (as defined below), each of which Net Share shall be treated as Company Common Stock for purposes of Section 2.1(b), in each case less applicable Taxes withheld in accordance with Section 2.4. “Net Shares” means, with respect to each Settled Option Award and each Settled SAR Award (as defined below), the quotient of (A) the product of (x) the excess, if any, of the Cash Equivalent Per Share Common Merger Consideration over the per share exercise price of such Settled Option Award or Settled SAR Award, multiplied by (y) the total number of shares of Company Common Stock subject to such Settled Option Award or Settled SAR Award immediately prior to the Effective Time, divided by (B) the Cash Equivalent Per Share Common Merger Consideration.

(iii)           At the Effective Time, each Company SAR Award that is outstanding and unexercised immediately prior to the Effective Time and that is held by an individual who, at the Effective Time, is actively providing services to the Company or its Subsidiaries as an employee, director or independent contractor shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, cease to represent a right to an amount in cash determined by reference to shares of Company Common Stock and shall be assumed and converted automatically into an award of stock appreciation right with respect to Parent Common Stock (each, an “Adjusted SAR Award”) equal to the product of (x) the total number of shares of Company Common Stock subject to the Company SAR Award immediately prior to the Effective Time multiplied by (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted SAR Award shall have an exercise price per share of Parent Common Stock equal to the quotient of (i) the exercise price per share of Company Common Stock subject to the corresponding Company SAR Award immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted SAR Award shall otherwise be subject to substantially the same terms and conditions applicable to the corresponding Company SAR Award under the Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(iv)           At the Effective Time, each Company SAR Award that is outstanding and unexercised immediately prior to the Effective Time and that is not converted into an Adjusted SAR Award pursuant to Section 2.3(a)(iii) and that is not an Underwater SAR Award (each, a “Settled SAR Award”) shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, cease to represent a right to acquire an amount in cash determined by reference to shares of Company Common Stock and be deemed exercised for Net Shares, each of which Net Share shall be entitled to receive an amount in cash equal to the Cash Equivalent Per Share Common Merger Consideration, in each case less applicable Taxes withheld in accordance with Section 2.4. The Surviving Corporation or the Exchange Agent shall pay such cash amount to any holder thereof as soon as reasonably practicable following the Closing Date.

(v)            At the Effective Time, each Underwater Option Award and each Underwater SAR Award shall be cancelled and terminated at the Effective Time, without payment in respect thereof.

(b)          Treatment of Company RSU Awards.

(i)            At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and that is held by an individual who, at the Effective Time, is actively providing services to the Company or its Subsidiaries as an employee, director or independent contractor shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, be assumed and converted automatically into a restricted stock unit award with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU Award”) equal to the product of (A) the total number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU Award shall otherwise be subject to substantially the same terms and conditions applicable to the corresponding Company RSU Award under the Company Equity Plan and the agreement evidencing the grant and purchase thereunder, including vesting terms.

(ii)            At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and that is not converted into an Adjusted RSU Award pursuant to Section 2.3(a)(iii) (each, a “Settled RSU Award”) shall, by virtue of the First Merger and without any action on the part of the Parties or the holder thereof, be canceled and converted into the right to receive the Per Share Common Merger Consideration, less applicable Taxes withheld in accordance with Section 2.4.

(c)          Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary for the treatment of the Company Equity Awards as contemplated by this Section 2.3.

(d)          Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, one or more appropriate registration statements (on Form S-8 or any successor or other appropriate form) relating to the shares of Parent Common Stock pursuant to Section 2.3(a) and Section 2.3(b).

Section 2.4.          Withholding. Each of Parent, the Company, the Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, such amounts shall be (a) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made and (b) paid over to the proper Governmental Entity.

Section 2.5.          Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, Company Warrants or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each Converting Holder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock, including fractional shares, that would be issued to such Converting Holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (x) such fraction of a share of Parent Common Stock multiplied by (y) the Parent Trading Price, rounded to the nearest whole cent.

Section 2.6.          Tax Treatment. It is intended that, for U.S. federal income tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.7.          Dissenting Shares.

(a)          Notwithstanding anything to the contrary contained in this Agreement, to the extent that (i) the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Mergers or (ii) the provisions of Chapter 13 of the California Corporations Code (the “CCC”) are or prior to the Effective Time may become applicable to the Mergers by reason of Section 2115 of the CCC, then, in each such case, any share of Company Capital Stock, as of the Effective Time, held by a holder who has properly exercised (and has not effectively withdrawn or lost) his, her or its appraisal rights under Section 262 of the DGCL or dissenters’ rights under Chapter 13 of the CCC (a “Dissenting Share”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1(a) and Section 2.1(b), as applicable, and the holder of such Dissenting Share shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL or Chapter 13 of the CCC; provided, however, that if the status of any such Dissenting Share as a share carrying appraisal or dissenters’ rights shall be withdrawn, or if any such Dissenting Share shall lose its status as a share carrying appraisal or dissenters’ rights, then, as of the later of the Effective Time or the loss of such status, such Dissenting Share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) the consideration set forth in Section 2.1(a) or Section 2.1(b), as applicable, without any interest thereon.

(b)          The Company shall give Parent (i) prompt notice and a copy of any written demand received by the Company prior to the Effective Time to require payment for shares of Company Capital Stock pursuant to Section 262 of the DGCL or Chapter 13 of the CCC and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or the CCC, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make, propose, enter into or approve any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer (which such consent may be withheld by Parent in its sole discretion).

Section 2.8.          Further Action. If, at any time after the Effective Time, any further action is determined by Parent, the Surviving Corporation or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest Parent, the Surviving Corporation or the Surviving Company with full right, title and possession of and to all rights and property of the Company, any Company Subsidiary, Merger Sub and Merger Company with respect to the Mergers, the officers of Parent shall be fully authorized (in the name of the Company, any such Company Subsidiary, Merger Sub, Merger Company, Surviving Corporation, the Surviving Company and otherwise) to take such action.

Section 2.9.          Parent’s Obligations. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, Merger Company, the Company, the Surviving Corporation, the Surviving Company or any of their respective affiliates shall have any liability or obligation to any holder of any shares of Company Capital Stock, Company Equity Awards, Company Warrants or any other securities or equity interests in the Company or any of its affiliates, with respect to any amount payable in respect thereof or therefor (including the Aggregate Merger Consideration or any component thereof), other than (a) in the case of shares of Company Capital Stock, Company Warrants, Settled Option Awards and Settled RSU Awards, to deposit the applicable portion of the Aggregate Merger Consideration issuable in respect thereof pursuant to Section 2.1(a), Section 2.1(b), Section 2.1(c), Section 2.3(a)(ii) or Section 2.3(b)(ii), as applicable, with the Exchange Agent pursuant to Section 2.2(a), and to cause the Exchange Agent to distribute such portion of the Aggregate Merger Consideration in accordance with the Spreadsheet, whereupon any holder of any such shares of Company Capital Stock, Company Warrants, Settled Option Awards or Settled RSU Awards shall be entitled to look only to the Exchange Agent for any amount or amounts to which it may be entitled in connection with this Agreement and the transactions contemplated hereby or otherwise in respect thereof or therefor, (b) in the case of the Company Equity Awards other than Settled Option Awards, Settled SAR Awards or Settled RSU Awards, for the conversion of Company Option Awards, Company SAR Awards and Company RSU Awards into Adjusted Option Awards, Adjusted SAR Awards and Adjusted RSU Awards pursuant to Section 2.3(a)(i), Section 2.3(a)(iii) and Section 2.3(b)(i), as applicable, and (c) in the case of the Settled SAR Awards, to pay to the Surviving Corporation or the Exchange Agent (as determined by the Parties) an amount in Cash equal to the Settled SAR Amount, in each case in accordance with the Spreadsheet.

Article III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company Financial Statements (including the notes thereto) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent, Merger Sub and Merger Company as set forth below:

Section 3.1.          Qualification, Organization, Subsidiaries, etc.

(a)          The Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, each as currently in effect.

(b)          All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other voting interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person and (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person.

Section 3.2.          Capitalization.

(a)          The authorized capital stock of the Company consists of 393,786,811 shares of capital stock, consisting of 277,070,000 shares of Company Common Stock and 116,716,811 shares of Company Preferred Stock, of which 76,480,863 have been designated Company Series E Preferred Stock, 15,665,925 have been designated Company Series F Preferred Stock, and 24,570,023 have been designated Company Series G Preferred Stock. As of July 2, 2020 (the “Company Capitalization Date”), (i) (A) 77,577,822 shares of Company Common Stock were issued and outstanding, (B) 0 shares of Company Common Stock were held in the Company’s treasury, (C) 0 shares of Company Common Stock were held by the Company Subsidiaries, (D) Company Option Awards covering 37,085,314 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $4.41, (E) Company SAR Awards covering 88,000 shares of Company Common Stock were outstanding, with a weighted average exercise price per share of $5.29, (F) no Company RSU Awards were outstanding, and (G) 29,808,113 shares of Company Common Stock were subject to issuance at a weighted average exercise price per share of $5.24 pursuant to the Company Warrants; (ii) 49,029,060 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) an aggregate of 108,526,803 shares of Company Preferred Stock were issued and outstanding, consisting of 76,480,863 shares of Company Series E Preferred Stock, 15,665,925 shares of Company Series F Preferred Stock and 16,380,015 shares of Company Series G Preferred Stock. All the outstanding shares of Company Capital Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All the outstanding shares of Company Capital Stock, Company Option Awards, Company SAR Awards, Company RSU Awards and Company Warrants were issued in compliance with applicable Law and all requirements set forth in the Company Governing Documents and any applicable Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound.

(b)          Section 3.2(b)(i) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable. Section 3.2(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Warrant, (B) the name of the Company Warrant holder, (C) the number of shares of Company Common Stock underlying each Company Warrant, (D) the date on which the Company Warrant was granted, (E) the exercise price of each Company Warrant and (F) the expiration date of each Company Warrant. Section 3.2(b)(iii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of the holders of shares of Company Preferred Stock and the number and series of shares of Company Preferred Stock held thereby.

(c)          Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Company Common Stock and Company Equity Awards that have become outstanding after the Company Capitalization Date that were issued in accordance with the terms of this Agreement and the Company Equity Plan and Company Equity Awards, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests or (D) make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 3.2(c) of the Company Disclosure Letter and applicable securities laws, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary.

(d)          Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e)          There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any Company Subsidiary.

(f)          The Company has never declared or paid any dividends on any shares of its capital stock, and has no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other applicable Law any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity or voting interests, whether currently outstanding or that may subsequently be issued.

(g)          As of the Closing, (i) the number of shares of capital stock of the Company set forth in the Spreadsheet as being owned by a Person, or subject to Company Option Awards held by such Person, will constitute the entire interest of such Person in the issued and outstanding shares of capital stock of the Company or any other equity or voting interest of the Company or any Company Subsidiary or any security convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity or voting interests, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of capital stock of the Company or any such other equity or voting interest or other security, and (iii) the shares of capital stock of the Company and the Company Option Awards disclosed in the Spreadsheet will be free and clear of any Liens. The information contained in the Spreadsheet will be true and correct as of the Closing Date, and the allocation of the Aggregate Merger Consideration set forth in the Spreadsheet will be consistent with the Company Governing Documents, as amended by the Company Certificate Amendment, and any applicable Contract to which the Company or any Company Subsidiary is a party.

Section 3.3.          Corporate Authority.

(a)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to the receipt of the Company Stockholder Approval and the Company Certificate Amendment Approval, to consummate the Transactions, including the Mergers and the Company Certificate Amendment. The execution and delivery of this Agreement and the consummation of the Transactions, including the Mergers and the Company Certificate Amendment, have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, for the receipt of the Company Stockholder Approval and the filing of the First Certificate of Merger and the Second Certificate of Merger, in each case with the Secretary of State of the State of Delaware, and with respect to the Company Certificate Amendment, for the receipt of the Company Certificate Amendment Approval. On or prior to the date hereof, the Company Board of Directors has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Mergers and the amendment of the Company Certificate in the form attached hereto as Exhibit D (such amendment, the “Company Certificate Amendment”, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) approved the execution, delivery and performance by the Company of this Agreement, (iv) recommended the adoption of this Agreement and the approval of the Company Certificate Amendment to the Company Stockholders, upon the terms and subject to the conditions set forth in this Agreement (such recommendation, the “Company Board Recommendation”), and (v) directed that this Agreement and the Company Certificate Amendment be submitted to the Company Stockholders for adoption and approval, respectively. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way as of the date hereof.

(b)          The adoption of this Agreement by (i) the affirmative vote or the execution and delivery to the Company of written consents of (A) the holders of at least a majority of the outstanding shares of Company Capital Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (B) the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (C) the holders of at least a majority of the outstanding shares of Company Common Stock (voting as a single class) entitled to vote thereon (clauses (A), (B) and (C), collectively, the “Company Stockholder Approval”), and the approval of the Company Certificate Amendment by (ii) the affirmative vote or the execution and delivery to the Company of written consents of (A) the holders of at least a majority of the outstanding shares of Company Capital Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (B) the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (C) the holders of at least a majority of the outstanding shares of the Company Series G Preferred Stock (voting as a separate class) entitled to vote thereon and (D) the holders of at least a majority of the outstanding shares of Company Common Stock (voting as a single class) entitled to vote thereon (clauses (A), (B), (C) and (D), collectively, the “Company Certificate Amendment Approval”), are the only votes of holders of securities of the Company or any Company Subsidiary that are required in connection with the consummation of the Transactions, including the Mergers and the Company Certificate Amendment. The execution and delivery to the Company by each Company Stockholder set forth on Section 3.3(b)(1) of the Company Disclosure Letter of the written consent contemplated by Section 2 of each Support Agreement will constitute receipt of the Company Stockholder Approval and the Company Certificate Amendment Approval.

(c)          This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Merger Sub and Merger Company, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4.          Governmental Consents; No Violation.

(a)          Other than in connection with or in compliance with (i) the DGCL or the DLLCA, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Form S-4 and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Material Contract, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.5.          Financial Statements.

(a)          The Company has delivered to Parent the Company’s (i) audited consolidated balance sheets as of December 31, 2019, 2018 and 2017 and the related audited consolidated statements of operations and comprehensive loss of convertible preferred stock and stockholders’ deficit and cash flows for each of the years then ended, and (ii) unaudited consolidated interim balance sheet as of March 31, 2020 and the related unaudited consolidated interim statements of operations and comprehensive loss of convertible preferred stock and stockholders’ deficit and cash flows for the three (3) months ended March 31, 2020 (collectively, the “Company Financial Statements”).

(b)          The Company Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied in all material respects with applicable accounting requirements with respect thereto, as at the respective dates thereof, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes) in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of notes).

(c)          Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements.

(d)          Neither the Company nor any Company Subsidiary is required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Any comment and response letters received from or submitted to the SEC related to any forms, reports or other documents filed with or submitted to the SEC have been made available to Parent prior to the date hereof.

Section 3.6.          Internal Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2017 has maintained, internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, and which include policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information is recorded, processed, summarized and communicated to the Company’s management in accordance with applicable Law. Since January 1, 2017, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (which disclosure (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees and (iii) any claim or allegation regarding any of the foregoing. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7.          No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of the Company and the Company Subsidiaries prepared in accordance with GAAP, except for liabilities (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2019 included in the Company Financial Statements, (b) incurred in the ordinary course of business since December 31, 2019, (c) incurred in connection with this Agreement and the Transactions or (d) that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8.          Absence of Certain Changes or Events.

(a)          From December 31, 2019 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          From December 31, 2019 through the date hereof, (i) the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.1(b)(i), (ii), (iii), (viii), (ix), (x), (xiv), (xv), (xvii) or (xviii) (or (xxvi) with respect any of the foregoing).

Section 3.9.          Compliance with Law; Permits.

(a)          The Company and each Company Subsidiary are and have been since January 1, 2017 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Company Subsidiaries or any of their respective properties or assets, except where such noncompliance, default or violation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)          The Company and the Company Subsidiaries are and have been since January 1, 2017 in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, waivers and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”). All Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)          Since January 1, 2017, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption

Law, (ii) offered, authorized, provided or given any payment or thing of value to any Person for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)          Since January 1, 2017, neither the Company nor any Company Subsidiary has been subject to any actual, pending or, to the Company’s Knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

Section 3.10.        Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors, consultants or independent contractors (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)          Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur such liability. Except as would not be material to the Company, taken as a whole, (i) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and (ii) there are no pending or, to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c)          Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)          None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to, any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)          No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)          (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits payable under any Company Benefit Plan, or otherwise (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)          Except as has not been and would not reasonably be expected to be material to the Company, taken as a whole, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded or book-reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)          Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom. The exercise price of each Company Option Award and each Company SAR Award was at least equal to the fair market value of the Company Common Stock on the date such Company Option Award or Company SAR Award was granted, and neither the Company nor any Company Subsidiary has incurred or will incur any liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Option Award or Company SAR Award. All stock subject to the Company Option Awards and the Company SAR Awards constitutes “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(j)          The Company is not subject to, nor does it have any obligation under, any Company Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code, for Taxes payable pursuant to Section 409A of the Code or otherwise.

Section 3.11.        Labor Matters.

(a)          Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the

Company nor any Company Subsidiary is (or since January 1, 2017 has been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)          The Company and each Company Subsidiary are and have been since January 1, 2017 in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker and contractor classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, and there are no pending or, to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits with respect to the foregoing. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(c)          To the Company’s Knowledge, since January 1, 2016 (i) no allegations of sexual harassment have been made against any employee at the level of vice president or above, and (ii) neither the Company nor any of the Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of vice president or above.

Section 3.12.        Tax Matters.

(a)          The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns (and any amendments thereof) are true, correct and complete in all material respects.

(b)          The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all material Taxes required to be paid by any of them (whether or not shown on any Tax Return).

(c)          The Company and the Company Subsidiaries have (i) timely withheld, deducted and collected all material amounts required to be withheld, deducted or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity (or otherwise set aside in appropriate accounts for future payment when due) and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of material Taxes (including information reporting requirements).

(d)          There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been proposed, asserted or assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment.

(e)          Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency and no request for any such waiver or extension has been filed or is currently pending.

(f)          Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)          None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (A) any agreement entered into in the ordinary course of business and not primarily relating to Taxes and (B) any agreement or arrangement solely among the Company and the Company Subsidiaries), (ii) is or has ever been a member of any consolidated, combined, unitary or similar group for Tax purposes of which the Company or any predecessor of the Company was not the ultimate parent corporation or (iii) has any liability for material Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor under applicable Law.

(h)          There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)          Within the last three (3) years, no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction.

(j)          Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling by, or written agreement with, a Governmental Entity, in each case, with respect to material Taxes and entered into or obtained by the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary has made any requests for rulings, determinations or closing agreements which requests are (i) in respect of any material Taxes and (ii) pending between any of the Company or any Company Subsidiaries and any Governmental Entity.

(k)          Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l)          Neither the Company nor any Company Subsidiary will be required to include a material item of income in (or exclude a material item of deduction from) any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for a taxable period ending on or occurring prior to the Closing Date or the use of an incorrect method of accounting prior to the Closing Date, (ii) any installment sale or open transaction disposition or intercompany transaction made or existing on or prior to the Closing Date, (iii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date outside the ordinary course of business, or (iv) an election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing Date. Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.

(m)          Section 3.12(m) of the Company Disclosure Letter sets forth the entity classification of each Company Subsidiary for U.S. federal income Tax purposes.

(n)          Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(o)          Prior to the date hereof, the Company and the Company Subsidiaries (and any of their respective predecessors) (i) have not had a policy or practice of filing, and to the Knowledge of the Company have not filed, IRS Form W-2 Wage and Tax Statements (or state law equivalents) with respect to individuals for the performance of delivery services and (ii) have had a practice of requiring, and to the Knowledge of the Company have required, that any individual who will perform delivery services for the Company or the Company Subsidiaries enter into a contract stating that such contract establishes an independent contractor relationship and not an employment relationship.

Section 3.13.        Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, since January 1, 2017, threatened against the Company or any Company Subsidiary (or any directors, officers or employees of the Company or any Company Subsidiary (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary)) or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has any Proceeding pending against any other Person.

Section 3.14.        Intellectual Property.

(a)          Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) trademark registrations and applications, (iii) domain names and social media handles, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any Governmental Entity, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b)          The Company solely owns each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Company’s Knowledge, is not invalid or unenforceable. No Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened in which the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property is being contested or challenged.

(c)          Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)          The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property used in, held for use in or necessary for the conduct the business of the Company and the Company Subsidiaries as currently conducted, except for such rights the absence of which has not been and would not reasonably be expected to be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e)          Since January 1, 2017, there have been no Proceedings (including any pending Proceedings), in which it is alleged, or to the Company’s Knowledge, threatened claims in writing, against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole. The conduct of the business of the Company and the Company Subsidiaries does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices and, since January 1, 2017, has not infringed, violated, constituted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since January 1, 2017, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, except as would has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(f)          In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Company Product, Software or other technology, and such Person has developed or created any Company Product, Software or other material technology, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all Intellectual Property embodied by such Company Product, Software or other material technology.

(g)          The Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all trade secrets that are material to the Company or the Company Subsidiaries and, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, there has been no unauthorized uses or disclosures of any such trade secrets.

(h)          Neither the Company nor any Company Subsidiary has distributed any Software or database under an Open Source License in a manner that would require any material Company Intellectual Property (i) to be disclosed or distributed in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, or (iii) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject.

(i)          Section 3.14(i) of the Company Disclosure Letter contains a complete and accurate list of all Contracts pursuant to which the Company or any Company Subsidiary (i) grants to any Person any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity under or to any Company Intellectual Property, except Ordinary Course Out-Licenses, or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity under or to any third Person’s Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, except Ordinary Course In-Licenses (the foregoing, the “IP Contracts”).

(j)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) the release of any Source Code or other proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, and (ii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property or any Intellectual Property of Parent or any of its affiliates to any Person. No Software included in any Company Product that was developed by the Company or any Company Subsidiary, or, to the Company’s Knowledge, by any other Person, contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other Software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, (ii) otherwise significantly adversely affect the functionality of the Company Products, or (iii) gain, or enable or assist any Person to gain, unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products.

Section 3.15.        Privacy and Data Protection.

(a)          The Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal and security, as the case may be, of Protected Information, and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have, since January 1, 2017, complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions (including the disclosure to the Surviving Corporation or the Surviving Company of Protected Information) will result in the Company, any Company Subsidiary, the Surviving Corporation or the Surviving Company being in material breach or violation of, (i) any Contracts that involve the processing of Protected Information to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable to the Company or a Company Subsidiary, and (iv) the

Privacy Statements. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary to receive, retain, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business as required by applicable Information Privacy and Security Laws. At all times since January 1, 2017, the Company and each Company Subsidiary have posted as required by Information Privacy and Security Laws the Privacy Statements, and the Company and each Company Subsidiary have complied in all material respects with such Privacy Statements.

(b)          Since January 1, 2017, there has been no material: (i) data security breach of, unauthorized access to, or malicious disruption of any Company Products, or any Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or other confidential information or (ii) incident involving the loss, damage, unauthorized access, acquisition, modification, use or disclosure of any Protected Information owned by the Company or the Company’s Subsidiaries or, to the Company’s Knowledge, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any unauthorized access, acquisition, modification, use or disclosure of Protected Information requiring notification by the Company or any Company Subsidiary to individuals, Persons or Governmental Entities under any applicable Information Privacy and Security Laws. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors and subcontractors have (A) suffered any material security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Protected Information, (B) materially breached any terms relating to Protected Information in any Contracts with the Company or any Company Subsidiary or (C) materially violated any Information Privacy and Security Laws.

(c)          The Company and each Company Subsidiary have implemented and at all times since January 1, 2017 operated and maintained an appropriate and comprehensive written information security program as required by the Information Privacy and Security Laws covering the Company and each Company Subsidiary, designed to meet applicable industry standards to: (i) identify and address internal and external risks to the security, integrity or privacy of any Protected Information, (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control these risks and protect the Protected Information, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security, integrity or privacy compromising Protected Information. In each of the past two (2) fiscal years, the Company and each of the Company Subsidiaries have performed a security risk assessment covering the Company and each Company Subsidiary, in each case, in accordance with industry standards and as required under PCI DSS, and addressed and remediated all critical and high risks identified in those security risk assessments.

(d)          Since January 1, 2017, no Person has (i) made any written claim against the Company or a Company Subsidiary or (ii) commenced any Proceeding, in each case, with respect to: (A) any suspected, potential or alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal and security of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices, including any loss, damage or unauthorized access, acquisition, retention, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries.

(e)          Since January 1, 2017, the Company and the Company Subsidiaries have had in place appropriate written disaster recovery plans, procedures and facilities that satisfy applicable Information Privacy and Security Laws and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in material compliance therewith.

Section 3.16.        Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17.        Material Contracts.

(a)          Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof, other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (each Contract of the type described in this Section 3.17(a), whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as a “Material Contract”):

(i)            each Contract that materially limits the ability of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area and/or product or service category, excluding in each case, restrictions on the solicitation of employees, consultants, contractors or agents of any Person;

(ii)           each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice to the counterparty thereto, consummate any of the Transactions;

(iii)          any partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract, other than any partnership or strategic alliance Contract entered into in the ordinary course of business;

(iv)          each acquisition or divestiture Contract that contains any continuing or contingent indemnities or other obligations (including “earnout” or other contingent payment obligations);

(v)           each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary, except (A) sales of Company Products in the ordinary course of business and (B) nonexclusive licenses of Company Intellectual Property entered into in the ordinary course of business or that are otherwise Ordinary Course Out-Licenses;

(vi)          each IP Contract;

(vii)         any Contract to provide any Company-proprietary Source Code to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party;

(viii)        any settlement agreement or similar Contract with respect to any Proceeding (or demand or claim that could have reasonably been expected to lead to a Proceeding), other than any such agreement providing solely for the payment of an amount not in excess of $250,000 that does not impose any non-monetary relief or obligation (other than confidentiality and non-disparagement obligations, releases of claims and other immaterial non-monetary restrictions or obligations that are customary and ancillary to the monetary relief granted) on the Company or any Company Subsidiaries (including any obligations with respect to Intellectual Property) and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors;

(ix)          any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure in excess of $1,000,000 following the date hereof;

(x)           each Contract that is a Material Merchant Agreement or a Material Vendor Agreement;

(xi)          each Contract (A) that grants any right of first refusal or right of first offer to any Person with respect to the purchase, sale, transfer or disposal of any businesses or assets of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) or (B) that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets, which right or limitation is material to the Company and the Company Subsidiaries, taken as a whole;

(xii)         each Contract that contains any material exclusivity rights or “most favored nation” provisions or material merchant revenue guarantees that are binding on the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(xiii)        each Contract that contains any indemnification obligations of the Company or any Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole;

(xiv)        each Contract with a Governmental Entity (or subcontractor thereof in its capacity as such);

(xv)         each Company Lease;

(xvi)        each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $3,500,000 or relating to any Liens on any material assets of the Company or any Company Subsidiary;

(xvii)       each Affiliate Arrangement;

(xviii)      any separation agreement or severance agreement with any current or former employees under which the Company or any Company Subsidiary has any outstanding liability in excess of $300,000; and

(xix)         any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC with respect to the Company if the Company were subject thereto.

(b)          True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent prior to the date hereof. Neither the Company nor any Company Subsidiary is in material breach of or material default under the terms of any Material Contract. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in material breach of or material default under the terms of any Material Contract. Each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

Section 3.18.        Environmental Matters. The Company and each Company Subsidiary is in compliance in all material respects with all Environmental Laws. To the Knowledge of the Company, none of the properties that are or have been owned or occupied by the Company or any Company Subsidiary (or which the Company or any Company Subsidiary has had or has the right to occupy) is contaminated with any Hazardous Substance. The Company and the Company Subsidiaries have all Permits required under any Environmental Law, and the Company and the Company Subsidiaries are in compliance with such Permits. No Proceeding is pending or, to the Company’s Knowledge, threatened concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19.        Merchants and Vendors.

(a)          Section 3.19(a) of the Company Disclosure Letter sets forth a list of (i) Contracts with the top (10) merchants of the Company and the Company Subsidiaries based on each of (x) payments by such merchant and its customers to the Company or any Company Subsidiary during the twelve (12) months ended March 31, 2020, (y) revenue received by the Company or any Company Subsidiary from such merchant and its customers during the twelve (12) months ended March 31, 2020 and (z) gross merchandise volume generated during the twelve (12) months ended March 31, 2020 (each such merchant, a “Material Merchant” and each such contract, excluding Contracts with each such customer’s franchisees, a “Material Merchant Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Merchant that such Material Merchant shall not continue as a customer of the Company or that such Material Merchant intends to terminate or adversely modify in any material respect any existing Material Merchant Agreement with the Company or the Company Subsidiaries.

(b)          Section 3.19(b) of the Company Disclosure Letter sets forth a list of the top (10) vendors of the Company and the Company Subsidiaries based on expenditures made by the Company and the Company during the twelve (12) months ended March 31, 2020 (each, a “Material Vendor” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Vendor, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Vendor Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any notice from any Material Vendor that such vendor shall not continue as a vendor to the Company or that such vendor intends to terminate or adversely modify existing Material Vendor Agreements with the Company or the Company Subsidiaries.

Section 3.20.        Insurance. Section 3.20 of the Company Disclosure Letter contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Company and the Company Subsidiaries, which such insurance policies provide insurance coverage adequate to comply with all Laws and Material Contracts. All insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts).

Section 3.21.        Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time it, or any amendment or supplement to it, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, and (b) the Consent Solicitation Statement will not, at the time it, or any amendment or supplement to it, is mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Consent Solicitation Statement that were supplied by or on behalf of Parent, Merger Sub or Merger Company.

Section 3.22.        State Takeover Statutes; Anti-Takeover Laws. The Company Board of Directors has taken all action necessary to render inapplicable to this Agreement, the Operative Documents and the Transactions, including the Mergers and the Company Certificate Amendment, Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.23.        Affiliate Arrangements. Except as set forth in Section 3.23 of the Company Disclosure Letter, there are no material Contracts between the Company or any Company Subsidiary, on the one hand, and any director, officer or affiliate of the Company, on the other hand, except for (a) offer letters, employment agreements, individual consulting or contracting agreements, employment-related Intellectual Property assignment agreements and employment-related confidentiality agreements and (b) the Company Benefit Plans (any such Contract, an “Affiliate Arrangement”). No director, officer or affiliate of the Company, or any immediate family members of any such director or officer, has, directly or indirectly, any right, title or interest in, to or under any material property or asset of or used by the Company or any of the Company Subsidiaries or the businesses thereof.

Section 3.24.        Title to Properties; Sufficiency of Assets.

(a)          Except as has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company and each Company Subsidiary has good and valid title to or a valid leasehold interest in all of the properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned or leased, as applicable, by it, free and clear of all Liens, except for Permitted Liens, (ii) the properties and assets of the Company and the Company Subsidiaries are in good condition and repair, subject to normal wear and tear, and (iii) any Permitted Liens on the properties and assets of the Company and the Company Subsidiaries, individually or in the aggregate, do not interfere with the use of any such property or asset by the Company and the Company Subsidiaries.

(b)          The assets owned, leased or licensed by the Company and the Company Subsidiaries as of the Closing will be sufficient to enable Parent and its Subsidiaries to operate and conduct the businesses of the Company and the Company Subsidiaries immediately following the Closing in substantially the same manner as such businesses are conducted as of the date hereof, and will comprise in all material respects all of the assets employed in connection with the operation and conduct of such businesses as currently conducted by the Company and the Company Subsidiaries; provided, however, that the foregoing shall not be deemed a representation or warranty of non-infringement of Intellectual Property, which is addressed in Section 3.14(e).

Section 3.25.        Finders and Brokers. Other than J.P. Morgan Securities LLC, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions (or any alternative to the Transactions, including any such alternative involving an Alternative Transaction or initial public offering of equity securities), who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Mergers. A true and complete copy of the engagement letter with J.P. Morgan Securities LLC has been made available to Parent prior to the date hereof.

Section 3.26.        No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub, Merger Company any of their respective Representatives or any other Person makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to Parent, Merger Sub, Merger Company or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, estimates, projections, forecasts, other forward-looking information or other material made available to the Company or its Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT, Merger sub and merger company

Except as disclosed in (x) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 2, 2020 or any other Parent SEC Documents filed or furnished by Parent with the SEC after March 2, 2020 and publicly available prior to the date hereof (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are non-specific, predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent, Merger Sub and Merger Company represent and warrant to the Company as set forth below:

Section 4.1.          Qualification, Organization, etc. Each of Parent, Merger Sub and Merger Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub and Merger Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2.          Capitalization.

(a)          The authorized capital stock of Parent consists of 5,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.00001 per share (“Parent Preferred Stock”). As of June 30, 2020 (the “Parent Capitalization Date”): (i) (A) 1,745,993,268 shares of Parent Common Stock were issued and outstanding (including 11,186,685 restricted shares of Parent Common Stock (assuming achievement of any applicable performance targets at maximum performance levels) that are issued and outstanding and were granted under Parent Equity Plans), (B) no shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 27,095,614 shares of Parent Common Stock (assuming achievement of any applicable performance targets at maximum performance levels) were outstanding with a weighted average exercise price per share of $10.20, (D) stock appreciation rights granted under Parent Equity Plans in respect of 245,657 shares of Parent Common Stock (assuming achievement of any applicable performance targets at maximum performance levels) were outstanding with a weighted average exercise price per share of $36.51, (E) restricted stock unit awards granted under Parent Equity Plans covering 96,811,153 shares of Parent Common Stock (assuming achievement of any applicable performance targets at maximum performance levels) were outstanding, (F) no warrants to purchase shares of Parent Preferred Stock were outstanding, and (G) warrants to purchase 125,518 shares of Parent Common Stock were outstanding with a weighted average purchase price per share of $15.94; (ii) 253,555,710 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans; and (iii) no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          Except as set forth in Section 4.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests.

(c)          Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)          The authorized capital stock of Merger Sub consists solely of one thousand (1,000) Merger Sub Shares. All of the issued and outstanding Merger Sub Shares are, and at the Effective Time will be, owned directly by Parent.

(e)          All of the issued and outstanding Merger Company Interests are, and at the Second Effective Time will be, owned directly by Parent.

Section 4.3.          Corporate Authority.

(a)          Each of Parent, Merger Sub and Merger Company has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action of Parent, Merger Sub and Merger Company and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent, Merger Sub or Merger Company are necessary to authorize the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, for the filing of the First Certificate of Merger and the Second Certificate of Merger, in each case with the Secretary of State of the State of Delaware. On or prior to the date hereof, the board of directors of each of Parent and Merger Sub and the board of managers of Merger Company, and the sole stockholder of Merger Sub and the sole member of Merger Company, have (i) approved and declared advisable this Agreement and the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholder(s) and Merger Company and its sole member and (iii) approved the execution, delivery and performance by Parent, Merger Sub and Merger Company, respectively, of this Agreement.

(b)          No vote of the stockholders of Parent or the holders of any other securities of Parent is required by Law, the rules and regulations of the NYSE or the Parent Governing Documents in connection with the consummation of the Transactions, including the Mergers and the issuance of shares of Parent Common Stock in connection therewith.

(c)          This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger Company and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, Merger Sub and Merger Company, enforceable against Parent, Merger Sub and Merger Company in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4.          Governmental Consents; No Violation.

(a)          Other than in connection with or in compliance with (i) the DGCL or the DLLCA, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Form S-4 and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent, Merger Sub and Merger Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The execution and delivery by Parent, Merger Sub and Merger Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit or right under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5.          SEC Reports and Financial Statements.

(a)          Since May 9, 2019, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports, the “Parent SEC Documents”). As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last such amendment), the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and to the absence of notes).

Section 4.6.          Internal Controls and Procedures. Parent has established and maintains, and at all times since May 9, 2019 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since May 9, 2019, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7.          No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of Parent and the Parent Subsidiaries prepared in accordance with GAAP, except for liabilities (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2019 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) incurred in the ordinary course of business since December 31, 2019, (c) incurred in connection with this Agreement and the Transactions and (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.          Absence of Certain Changes or Events. From December 31, 2019 through the date hereof, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.          Compliance with Law. Parent and each Parent Subsidiary are and have been since January 1, 2017 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10.        Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11.      Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time it, or any amendment or supplement to it, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, and (b) the Consent Solicitation Statement will not, at the time it, or any amendment or supplement to it, is mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent, Merger Sub or Merger Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Consent Solicitation Statement, which information or statements were not supplied by or on behalf of Parent, Merger Sub or Merger Company.

Section 4.12.        Taxes. Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. Merger Company is, at all times since its formation has been, and at all times through and including the Second Effective Time will be, a direct wholly owned subsidiary of Parent and an entity disregarded as separate from Parent for U.S. federal income Tax purposes under Treasury Regulations Section 301.7701-3. Parent has no plan or intention of taking any action that would cause Merger Company to be treated other than as an entity disregarded as separate from Parent for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3.

Section 4.13.        No Merger Sub or Merger Company Activity. Since its date of formation, neither Merger Sub nor Merger Company has engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.14.        Parent Common Stock. The Per Share Merger Consideration, upon issuance to Converting Holders in accordance with this Agreement, will be duly authorized and validly issued, fully paid, non-assessable and free and clear of Liens (other than transfer restrictions under securities Laws). Assuming the accuracy of the representations and warranties in Section 3.2, Parent has, and at the Closing will have, sufficient authorized but unissued shares of capital stock to effect the issuance of the Aggregate Merger Consideration.

Section 4.15.        No Other Representations. Except for the representations and warranties contained in Article III, each of Parent, Merger Sub and Merger Company acknowledges that none of the Company, any of its Representatives or any other Person makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub, Merger Company or their respective Representatives in connection with the Transactions, including any information, documents, estimates, projections, forecasts, other forward-looking information or other material made available to Parent, Merger Sub, Merger Company or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions, or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE MERGERS

Section 5.1.          Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as required or expressly permitted by this Agreement, as required by applicable Law (including COVID-19 Measures) or as consented to in writing (including by email in accordance with Section 9.3) by Parent (which such consent shall not be unreasonably withheld, conditioned or delayed, except in the case of Section 5.1(b)(i), (ii), (iii), (iv), (viii), (x), (xiv), (xvii), (xxiv) or (xxv) (or (xxvi) with respect any of the foregoing), which may be granted in Parent’s sole discretion), the Company (a) shall, and shall cause each Company Subsidiary to, use its best efforts to conduct its business in all material respects in the ordinary course of business and, to the extent not inconsistent with the foregoing, use reasonable best efforts to (i) preserve intact its and their present material ongoing businesses, (ii) keep available the services of its and their present officers and other key employees and (iii) preserve its and their material relationships with merchants, vendors, Governmental Entities, employees and other Persons with whom it and they have significant business relations; provided, however, that no action or failure to take action by the Company or any Company Subsidiary with respect to matters specifically permitted by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a), and (b) shall not, and shall cause each Company Subsidiary not to:

(i)            amend, modify, waive, rescind, restate or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)           authorize, declare, set aside, make or pay any dividends on or distributions with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except dividends and distributions paid or made in the ordinary course of business by any wholly owned Company Subsidiary solely to the Company;

(iii)          enter into any agreement and arrangement with respect to voting or registration, or file any registration statement (including any registration statement in draft form or that is confidentially submitted) with the SEC with respect to any, of its capital stock or other equity interests or any other securities;

(iv)          split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for the acceptance of shares of Company Common Stock as payment of the exercise price of Company Option Awards;

(v)           issue, deliver, grant, sell, pledge, dispose of or encumber any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan, other than (A) issuances of Company Common Stock in respect of any exercise of Company Option Awards outstanding on the date hereof or (B) the vesting or settlement of Company RSU Awards outstanding on the date hereof or granted in compliance with Section 5.1(b)(v) of the Company Disclosure Letter, in all cases in accordance with their respective terms as of the date hereof or as otherwise entered into in compliance with Section 5.1(b)(v) of the Company Disclosure Letter;

(vi)          except as required by any Company Benefit Plan in accordance with its terms as in effect as of the date hereof and set forth on Section 3.10(a) of the Company Disclosure Letter or as set forth on Section 5.1(b)(vi) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its current or former directors, executive officers, employees or other service providers, (B) grant to any of its current or former directors, executive officers, employees or other service providers any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its current or former directors, executive officers, employees or other service providers, (D) enter into any employment, severance, or retention agreement with any of its current or former directors, executive officers, employees or other service providers, (E) establish, adopt, enter into, amend (other than de minimis administrative amendments that do not materially increase costs) or terminate any collective bargaining agreement or Company Benefit Plan, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of vice president or above, other than for cause or due to permanent disability (as defined in the Company’s long-term disability plan), (H) effectuate or provide notice of any plant closing, relocation of work or mass layoff that would require notice or incur any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other state, local or non-U.S. Law, (I) hire or promote any employees, except for hires in accordance with the hiring plan provided to Parent prior to the date hereof and set forth on Section 5.1(b)(vi)(I) of the Company Disclosure Letter, or (J) provide any funding for any rabbi trust or similar arrangement;

(vii)         acquire (including by merger, consolidation or acquisition of stock or assets or any other means), or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for acquisitions of assets in the ordinary course of business consistent with past practice or capital expenditures made in accordance with clause (xiii) below;

(viii)        liquidate (completely or partially), dissolve, recapitalize or effect any other reorganization (including any recapitalization or reorganization between or among any of the Company or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)          make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, capital contributions or investments solely between the Company and any wholly owned Company Subsidiary or solely among wholly owned Company Subsidiaries in the ordinary course of business, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice and (C) extensions of credit to customers or merchants in the ordinary course of business consistent with past practice;

(x)           sell, lease, license, assign, abandon, fail to renew or maintain, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries and including Company Intellectual Property), except (A) sales of Company Products in the ordinary course of business consistent with past practice and (B) nonexclusive licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice, (C) abandonment of Registered Intellectual Property (other than trademark registrations and applications) in the Company’s reasonable business judgment and consistent with past practice, and (D) contributions of developed Software (other than core Software and Software that is material to the Company or the Company Subsidiaries) to open source projects in the ordinary course of business;

(xi)          terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any Open Source Software;

(xii)         (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the type described in Section 3.17(a)(ii), Section 3.17(a)(v), Section 3.17(a)(xi) or Section 3.17(a)(xviii), (B) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the type described in Section 3.17(a)(i) or Section 3.17(a)(xii), except (I) in the ordinary course of business and (II) for a term not to exceed two (2) years or otherwise terminable by the Company or its Subsidiaries, without payment or penalty, on no more than 90 days’ notice, (C) except in the ordinary course of business, materially modify, materially amend, or waive, release or assign any material rights or claims under any Material Contract, or (D) except in the ordinary course of business, enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, other than a Material Contract of the type described in a provision set forth in the foregoing clause (A) or (B), or (E) extend or terminate any Material Contract (other than renewals upon expiration in the ordinary course of business);

(xiii)       except in accordance with the Company’s capital budget provided to Parent prior to the date hereof and set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter, make any capital expenditure, enter into agreements or arrangements providing for capital expenditures or otherwise commit to do so, except for capital expenditures not to exceed $2,000,000 in the aggregate incurred in the ordinary course of business;

(xiv)        (x) commence any Proceeding or (y) waive, release, assign, compromise or settle any Proceeding (or demand or claim that would reasonably be expected to lead to a Proceeding) (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any Proceeding (or demand or claim that would reasonably be expected to lead to a Proceeding) that (A) is not a Specified Matter Litigation, (B) is not brought by a Governmental Entity, (C) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement, $2,000,000 individually, or for all such compromises and settlements, $20,000,000 in the aggregate, (D) does not impose any non-monetary relief or obligation on the Company or any Company Subsidiaries (other than confidentiality and non-disparagement obligations, releases of claims and other immaterial non-monetary restrictions or obligations that are customary and ancillary to the monetary relief granted), (E) does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors and (F) does not provide for the license of any Company Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xv)          make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi)        amend or modify any Privacy Statement of the Company or any Company Subsidiary in any material respect;

(xvii)       (A) make, change or revoke any material Tax election, (B) adopt or change any Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return except as required by applicable Law or file any material Tax Return prepared in a manner materially inconsistent with past practice (provided, however, that any Tax Return addressed in clause (G) of this Section 5.1(b)(xvii) shall not be deemed described in this clause (C)), (D) settle or compromise any material liability for Taxes or any Tax audit or claim relating to a material amount of Taxes, (E) enter into any Tax sharing or similar agreement or any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) (other than (x any agreement entered into in the ordinary course of business and not primarily relating to Taxes and (y) any agreement or arrangement solely among the Company and the Company Subsidiaries), (F) surrender any right to claim a material refund of Taxes, or (G) file an IRS Form W-2 Wage and Tax Statement (or state law equivalent), or enter into a written agreement (including a settlement agreement) that explicitly establishes an employment relationship, in each case, with respect to an individual for the performance of delivery services (provided that, if the Company determines in good faith that such filing or the entry into such an agreement or settlement is required due to (x) applicable Law, (y) any order, judgment, decree, ruling or injunction (whether temporary, preliminary or permanent) of any Governmental Entity (including any court order) or (z) in response to California Assembly Bill 5, in the case of each of (x), (y) and (z), such action shall be permitted if the Company consults (except as would violate Antitrust Law or cause the disclosure of any information described in clauses (i) through (iv) of the last sentence of Section 6.1(a)) in good faith with Parent in determining what, if any, actions the Company or any Company Subsidiary will take);

(xviii)      incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness (including drawing down under the Company Credit Agreement) or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(xix)         enter into any Affiliate Arrangement;

(xx)          cancel any of the Company’s insurance policies or fail to pay the premiums on the Company’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain the Company’s insurance policies in the ordinary course of business consistent with past practice;

(xxi)         (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $500,000 or a term longer than five (5) years or (B) materially modify or amend or exercise any right to renew any Company Lease;

(xxii)        convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxiii)       voluntarily terminate or modify or waive any material right under any Company Permit;

(xxiv)      adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxv)       other than in the ordinary course of business consistent with past practice, (A) defer payment of any accounts payable or (B) accelerate, or offer any discount, accommodation or other concession in order to accelerate or induce the collection of, any accounts receivable, in each case in any material respect; or

(xxvi)      agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

(c)          Nothing contained in this Agreement is intended to give Parent, Merger Sub or Merger Company, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of the Parent Subsidiaries prior to the Effective Time, in each case, in violation of applicable Antitrust Law.

(d)          The Company shall promptly (and in any event within two (2) business days) after the date hereof inform the SEC in writing that it intends to withdraw its confidentially submitted draft registration statement on Form S-1 relating to its proposed initial public offering of its common stock and to terminate such offering process.

Section 5.2.          Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.2 of the Parent Disclosure Letter, as required or expressly permitted by this Agreement, as required by applicable Law (including COVID-19 Measures) or as consented to in writing (including by email in accordance with Section 9.3) by the Company, Parent shall not, and shall cause each Parent Subsidiary not to:

(a)          amend, modify, waive, rescind, restate or otherwise change the Parent Governing Documents in a manner that would be material and disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock;

(b)          in the case of Parent, Merger Sub or Merger Company only, authorize, declare, set aside, make or pay any dividends on or any distributions with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except for transactions that would require an adjustment to the Aggregate Merger Consideration pursuant to Section 2.1(g), and for which the proper adjustment is made;

(c)          in the case of Parent, Merger Sub or Merger Company only, split, combine, subdivide, reduce or reclassify any of its capital stock, except for any transactions that would require an adjustment to the Aggregate Merger Consideration pursuant to Section 2.1(g), and for which the proper adjustment is made;

(d)          liquidate (completely or partially), dissolve, recapitalize or adopt a plan of complete or partial liquidation or dissolution with respect to Parent, Merger Sub or Merger Company;

(e)          enter into any agreement with respect to, or consummate, any acquisition (including by merger, business combination, consolidation or acquisition of stock or assets or any other means) of or investment in (by contribution to capital, property transfers, purchase of securities or otherwise) any Person (or any material portion of the capital stock, equity interests, securities or assets of such Person) if (i) such Person generated a material portion of its revenues in its most recently completed fiscal year from a business in an industry set forth on Section 5.2(e) of the Parent Disclosure Letter and (ii) such acquisition or investment would reasonably be expected to prevent or materially delay or materially impair the ability of Parent to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to the Mergers; or

(f)          agree, commit or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3.          No Solicitation by the Company. The Company shall not, shall cause its controlled affiliates and its and their respective officers and directors not to, and shall use reasonable best efforts to cause its other affiliates and its and their respective other employees, and any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its controlled affiliates not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information regarding the Company and the Company Subsidiaries), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, (ii) participate in any discussions or negotiations, or cooperate with any Person (or group of Persons) (including by furnishing non-public information regarding the Company and the Company Subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, or (iii) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, an Alternative Transaction. The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing (including by email) of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and thereafter shall keep Parent informed on a reasonably prompt basis regarding the status and material details (including modifications and proposed modifications) of any such inquiry or proposal, and the Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. To the extent the Company is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Company shall not be required to provide Parent with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Company shall, and shall cause its controlled affiliates and its and their respective officers and directors to, and shall use reasonable best efforts to cause its other affiliates and its and their respective other employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person (or group of Persons) other than Parent and any Parent Subsidiary (including Merger Sub and Merger Company) and their respective Representatives (any such Person (or group of Persons) other than Parent and any Parent Subsidiary, a “Third Party”) conducted heretofore with respect to any Alternative Transaction. The Company shall promptly (and in any event within two (2) business days) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Alternative Transaction promptly to return to the Company or destroy all information, documents and materials relating to such Alternative Transaction or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Third Party. For purposes of this Agreement, “Alternative Transaction” means any of (I) a transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of Company Capital Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (II) a merger, consolidation, share exchange or similar transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (III) any transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, or (IV) any disposition of assets to a Third Party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1.          Access; Confidentiality; Notice of Certain Events.

(a)          From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, and subject to applicable Law (including any COVID-19 Measures), the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records, and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request in connection with this Agreement or the Transactions, including the Mergers (including information for purposes of transition and integration planning and monthly and quarterly financial statements and other financial information prepared by the Company’s management). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law), (iii) the disclosure of which would cause the loss of any attorney-client privilege, attorney work product privilege or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such attorney-client privilege, attorney work product privilege or other legal privilege) or (iv) to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company or the Company Subsidiaries (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access in a manner that does not so jeopardize employee health and safety).

(b)          Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c)          Each of the Company and Parent shall give prompt notice to the other (i) of any notice or other communication received by it from any Governmental Entity in connection with this Agreement or the Transactions, including the Mergers and the Company Certificate Amendment, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, including the Mergers and the Company Certificate Amendment, (ii) of any legal Proceeding commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against it or any of its Subsidiaries or any of their respective directors or officers or otherwise relating to, involving or affecting it, any such Subsidiary or any such directors or officers, in each case in connection with, arising from or otherwise relating to the Transactions, including the Mergers and the Company Certificate Amendment, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, which would reasonably be expected to prevent, or materially impair or materially delay, the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation, warranty, covenant or agreement of the Parties or affect the satisfaction or non-satisfaction of any conditions of the obligations of the Parties under this Agreement to effect the Mergers or otherwise limit or affect the remedies available hereunder to the Party receiving such notice; provided, further, that the failure to deliver any notice pursuant to Section 6.1(c)(iii) shall not affect any of the conditions to the Mergers or give rise to any right to terminate this Agreement pursuant to Article VIII.

Section 6.2.          Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement (including the remaining provisions of this Section 6.2(a) and Section 6.2(d)), each Party will, and will cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable, including under applicable Law, to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, including the Mergers, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing (but subject to the terms and conditions of this Agreement (including the remaining provisions of this Section 6.2(a) and Section 6.2(d))), each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable. Parent, Merger Sub and/or Merger Company shall, and shall cause their Subsidiaries to, and, as and to the extent requested by Parent, the Company and the Company Subsidiaries shall, consent, commit, offer or agree to, in each case if necessary to obtain the expiration or termination of the waiting period (and any extension thereof) applicable to the Mergers under the HSR Act, or to resolve any pending Proceeding under any Antitrust Law, (i) sell, license, assign, transfer, divest, hold separate, waive, modify or terminate, or otherwise dispose of or convey any assets, agreements, business or portion of business of the Company, the Surviving Corporation, the Surviving Company or any Company Subsidiary, or any assets, agreements, business or portion of business of the “Eats” business unit or segment of Parent or any Parent Subsidiary, and (ii) make any conduct or behavioral commitments that may limit or modify the freedom of action of, ability to conduct or rights of ownership in, any business or portion of business of the Company, the Surviving Corporation, the Surviving Company or any Company Subsidiary, or any business or portion of business of the “Eats” business unit or segment of Parent or any Parent Subsidiary, including committing to provide transitional services and support to a third party; provided that (I) the Company and the Company Subsidiaries shall not enter into or make any such consents, offers, agreements or commitments except as and to the extent requested in writing by Parent and (II) no Party shall be required pursuant to the foregoing to commit to or effect any action that is not conditioned upon the consummation of the Mergers. Without limiting the foregoing, if any Proceeding is instituted (or threatened to be instituted) by any Person, including any Governmental Entity, challenging the Transactions as violative of any applicable Law, each of the Parties shall, and shall cause their respective Subsidiaries and Representatives to, except insofar as the Parties may otherwise agree, use reasonable best efforts to contest and resist (including by defending through litigation) any such Proceeding, including any Proceeding that seeks a temporary restraining order, preliminary injunction or any other order that would prohibit, prevent, restrict or delay the consummation of the Transactions prior to the Outside Date, and cooperate with the other Parties and their respective Subsidiaries and Representatives in connection with such Proceeding. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Parent nor any Parent Subsidiary shall be obligated to, or to offer, consent, agree or commit to, and neither the Company nor any Company Subsidiary shall be permitted to, or to offer, consent, agree or commit to, without the prior written consent of Parent: (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of, or otherwise take any action with respect to or affecting, any assets, agreements, business or portion of business of Parent or any Parent Subsidiary that is set forth on Section 6.2(a)(1) of the Parent Disclosure Letter or (2) take any action that, individually or, taken together with all sales, licenses, assignments, transfers, divestitures, hold separates, waivers, modifications, terminations, or other dispositions or conveyances, conduct or behavioral commitments or other actions contemplated by this Section 6.2(a), in the aggregate, would or would reasonably be expected to have a materially adverse effect on the Company, Parent and/or their respective Subsidiaries, in each case measured on a scale relative to the combined size of the Company and the Company Subsidiaries, taken as a whole (either of clause (1) or (2), an “Unacceptable Condition”, and any action of the type contemplated by either of clause (1) or (2) (whether or not resulting in an Unacceptable Condition), a “Divestiture Action”)). No Divestiture Action taken pursuant to this Section 6.2 shall constitute or be taken into account for purposes of determining whether a Company Material Adverse Effect or Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

(b)          Each of Parent and the Company shall, in connection with obtaining all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Antitrust Law contemplated by Section 6.2(a), but subject to the terms of Section 6.2(a) and Section 6.2(d), (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material,” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c)          In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Mergers. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) promptly reimbursed by Parent or (b) subject to the consummation of the Mergers; provided, that no such amounts shall constitute Company Transaction Expenses hereunder). For the avoidance of doubt, this Section 6.2(c) shall not apply to the Parties’ obligations with respect to any consents or approvals under any applicable Antitrust Laws, which shall subject to the remaining terms of this Section 6.2.

(d)          Notwithstanding anything in this Agreement to the contrary, the Parties agree that it is Parent’s right (after consulting with and considering in good faith the views of the Company and subject to the terms of this Section 6.2) to devise the strategy for all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, proposals, other documents, communications and correspondence, and other actions and steps to be taken as contemplated by, in connection with or subject to this Section 6.2.

(e)          The Company will use reasonable best efforts to obtain from each person listed on Section 3.14(f) of the Company Disclosure Letter a valid assignment of all their Intellectual Property embodied in or by, or practiced by, any Company Product, Software or other material technology developed or created in whole or in part by such Person.

Section 6.3.          Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Transactions, including the Mergers, or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto; provided, however, that the Parties shall not be required by this Section 6.3 to provide any such review or comment to the other Party relating to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may, without further consent of the other Party, make statements with respect to the Transactions, including the Mergers, or this Agreement that are consistent with statements with respect to the Transactions, including the Mergers, or this Agreement made by Parent or the Company in compliance with this Section 6.3.

Section 6.4.          Preparation of Form S-4 and Consent Solicitation Statement; Company Board Recommendation.

(a)          As promptly as practicable (but no later than thirty (30) days) after the execution of this Agreement, (i) the Company (with Parent’s reasonable cooperation) shall prepare a consent solicitation statement with respect to the solicitation of consents from the Company Stockholders in connection with the Company Stockholder Approval and the Company Certificate Amendment Approval (as amended or supplemented from time to time, the “Consent Solicitation Statement”) and (ii) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4, in which the Consent Solicitation Statement will be included as a prospectus, in connection with the registration under the Securities Act of the issuance of Parent Common Stock in connection with the First Merger (as amended or supplemented from time to time, the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Consent Solicitation Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC) and (C) keep the Form S-4 effective as long as necessary to consummate the Transactions, including the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing or distribution, as applicable, of the Form S-4 and the Consent Solicitation Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Consent Solicitation Statement will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting Section 6.3, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Form S-4 or the Consent Solicitation Statement. If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Consent Solicitation Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Form S-4 or the Consent Solicitation Statement or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4, the Consent Solicitation Statement or the Transactions, including the Mergers and the Company Certificate Amendment.

(b)          The Company shall, as soon as practicable after the Form S-4 shall have become effective, cause the Consent Solicitation Statement to be mailed to the Company Stockholders, seek the Company Stockholder Approval and the Company Certificate Amendment Approval via written consent and take such other actions as may be necessary under applicable Law and the Company Governing Documents in connection with obtaining the Company Stockholder Approval and the Company Certificate Amendment Approval via written consent. The Company shall not call or convene any meeting of the Company Stockholders in connection with the Company Stockholder Approval or the Company Certificate Amendment Approval. The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement and the approval of the Company Certificate Amendment by the requisite holders of Company Capital Stock and the other approvals contemplated by the Company Stockholder Approval, (ii) any other matters contemplated by this Agreement that may be required to be approved by such holders under applicable Law and (iii) such other matters as may be mutually agreed upon by Parent and the Company. The Consent Solicitation Statement shall include a description of the appraisal rights of the Company Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law, and shall seek a waiver of such appraisal rights from each such Company Stockholder.

(c)          The Company shall include the Company Board Recommendation in the Form S-4 and the Consent Solicitation Statement, subject to the fiduciary duties of the Company Board of Directors under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, (i) nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (A) disclosing to the Company Stockholders a position contemplated by Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Company Stockholders and (ii) the Company Board of Directors shall be permitted to change or withdraw the Company Board Recommendation but, in the case of clause (i) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Company Board of Directors to carry out its fiduciary duties under applicable Law; provided that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the Support Agreements, including each Key Stockholder’s obligation to deliver (or cause to be delivered) the written consent contemplated by Section 2 of its Support Agreement and the Company’s obligation to consummate the Transactions, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Mergers or the other Transactions.

(d)          As promptly as practicable (and in any case within ten (10) days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Parent, and mail to each Company Stockholder (other than any Company Stockholder that has theretofore delivered a written consent providing for the Company Stockholder Approval) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent (as it may be amended or supplemented from time to time, the “Statutory Notice”). The Statutory Notice shall include a statement to the effect that the Company Board of Directors had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Company Certificate Amendment and such other information as Parent and the Company may agree is required or advisable under applicable Law to be included therein. Prior to the mailing of the Statutory Notice, the Statutory Notice shall have been approved by Parent, and, following its mailing, no amendment or supplement thereto shall be made by the Company without the approval of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(e)          As promptly as practicable (and in any case within two (2) business days) after the Company obtains the Company Certificate Amendment Approval, the Company shall file the Company Certificate Amendment with the Secretary of State of the State of Delaware.

(f)          As promptly as practicable after the date hereof, the Company and Parent shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.

Section 6.5.          D&O Insurance and Indemnification.

(a)          For six (6) years from and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Insured Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Insured Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Insured Party agrees in advance to return any such funds to which a court of competent jurisdiction determines such Insured Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer or director of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents.

(b)          For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Insured Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Insured Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers).

(c)          At or prior to the Effective Time, the Company shall, in consultation with Parent, purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time.

(d)          In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.5. The rights and obligations under this Section 6.5 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Insured Party without the written consent of such Insured Party. The Parties acknowledge and agree that the Insured Parties shall be intended third party beneficiaries of this Section 6.5.

Section 6.6.          Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions, including the Mergers, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions, including the Mergers, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions, including the Mergers. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Transactions, including the Mergers.

Section 6.7.          Employee Matters.

(a)          Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period ending on the first anniversary of the Closing Date, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing and (ii) employee benefits (including cash bonus opportunities, retirement, health and welfare benefits, but excluding equity incentive compensation) that are, in the aggregate, no less favorable than those in effect for such Continuing Employee immediately prior to the Closing.

(b)          For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(c)          If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans (collectively, the “Company 401(k) Plan”) effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated pursuant to resolution of the Company’s Board of Directors prior to the day on which the Effective Time occurs; provided that, prior to amending or terminating the Company 401(k) Plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) Plan is terminated pursuant to this Section 6.7(c), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan.

(d)          Prior to the Closing Date, (i) the Company shall submit for approval by the Company Stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could reasonably be expected to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under item 2 hereof, (ii) prior to the distribution of the 280G Stockholder Vote materials, the Company shall obtain an irrevocable waiver of the right to any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote, and (iii) the Company shall have delivered to Parent complete copies of all disclosure and other related documents that will be provided to the Company Stockholders in connection with the 280G Stockholder Vote in a manner providing Parent with sufficient time to review and comment thereon, and shall reflect all reasonable comments of Parent thereon.

(e)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent, Merger Sub or Merger Company or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8.          Certain Litigation. The Company shall provide Parent prompt notice of (a) any litigation brought by any stockholder or purported stockholder of the Company against the Company, any Company Subsidiary or any of their respective directors or officers relating to the Transactions, including the Mergers and the Company Certificate Amendment, or this Agreement (“Stockholder Litigation”) and (b) any litigation brought by any Person against the Company or any Company Subsidiary of the type set forth on Section 6.8 of the Company Disclosure Letter (“Specified Matter Litigation”), and, in each case, shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall (i) give Parent the opportunity to participate in the defense or settlement of any such Stockholder Litigation, at Parent’s expense, and reasonably cooperate with Parent in conducting the defense or settlement of such Stockholder Litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Company and its Subsidiaries) or which imposes an injunction or other equitable or non-monetary relief after the Effective Time upon Parent or any of its affiliates (including the Surviving Company and its Subsidiaries), and (ii) without limiting Section 5.1(b)(xiv), from time to time at Parent’s request, consult in good faith with Parent, and consider in good faith the views of Parent, regarding the conduct of the defense of any such Specified Matter Litigation. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 6.2, the provisions of this Section 6.8 shall control.

Section 6.9.          Director and Officer Resignations. The Company shall use reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of (a) each director and officer of the Company and (b) to the extent requested by Parent at least ten (10) days prior to the Closing Date, each director and officer of the Company Subsidiaries, in each case in office as of immediately prior to the Effective Time and effective upon the Effective Time (it being understood that such resignations shall not constitute a termination of employment by such director or officer or impact any of their employment arrangements or agreements).

Section 6.10.        Stock Exchange Listing. As promptly as practicable after the Form S-4 shall have become effective, Parent shall make an application to the NYSE for the listing of the shares of Parent Common Stock to be issued in connection with the First Merger and shall use reasonable best efforts to cause such shares of Parent Common Stock to be approved for listing on the NYSE, subject to official notice of issuance.

Section 6.11.        Treatment of Existing Debt. The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, deliver all notices and take all other actions reasonably requested by Parent to facilitate the termination at the Closing of all commitments under the Company Credit Agreements, the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations in respect of the indebtedness under the Company Credit Agreements, and the release on the Closing Date of any guarantees thereof and of any Liens securing all such indebtedness and guarantees. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, reasonably cooperate with Parent and use reasonable best efforts to obtain and deliver to Parent (i) at least five (5) business days prior to the Closing Date, a draft payoff letter and related release documentation in respect of each of the SVB Loan Agreement and the Hercules Loan Agreement, and (ii) at least three (3) business days prior to the Closing Date, an executed payoff letter with respect to each of the SVB Loan Agreement and the Hercules Loan Agreement and related release documentation (together, the “Payoff Letter”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter shall, among other things, include the payoff amount and provide that Liens and guarantees, if any, granted in connection with the SVB Loan Agreement and the Hercules Loan Agreement, as applicable, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 6.11 shall be subject to Parent providing all funds required to effect all such repayments and cash collateralization of (or alternative arrangement with respect to) letters of credit at or prior to the Closing.

Section 6.12.      Spreadsheet.

(a)          The Company shall prepare and deliver to Parent, in accordance with Section 6.12(b), a spreadsheet (the “Spreadsheet) in form and substance reasonably satisfactory to Parent, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information, as of immediately prior to the Closing:

(i)            (A) the Aggregate Merger Consideration, (B) the Cash Amount (together with a breakdown thereof, including each of the balances contemplated by Annex A-2 of the Company Disclosure Letter), (C) the Aggregate Exercise Amount, (D) the Indebtedness Amount, (E) the aggregate amount of Company Transaction Expenses that remain unpaid as of the Effective Time (including any Company Transaction Expenses that will become payable after the Effective Time with respect to services rendered or actions taken prior to the Effective Time), together with a breakdown thereof, (F) the Fully Diluted Company Common Stock Number, (G) the Per Share Common Merger Consideration, (H) the Per Share Series G Merger Consideration, (I) the Per Share Series F Merger Consideration, (J) the Per Share Series E Merger Consideration, (K) the Cash Equivalent Per Share Common Merger Consideration, (L) the Aggregate Preferred Stock Merger Consideration, (M) the Equity Award Exchange Ratio and (N) the Settled SAR Amount;

(ii)           for each Converting Holder, (A) the name and address of such Converting Holder and, where in the possession of the Company, taxpayer identification number, (B) the number, class and series of shares of Company Capital Stock held by, or subject to Company Warrants or Company Option Awards held by, such Converting Holder and, in the case of outstanding shares, the respective certificate numbers, (C) the aggregate number of shares of Parent Common Stock issuable to such Converting Holder pursuant to Section 2.1(a) and Section 2.1(b) and (D) the amount of cash in lieu of fractional shares of Parent Common Stock payable to such Converting Holder in accordance with Section 2.5;

(iii)          for each Company Option Award and each Company SAR Award, (A) the number of shares of Company Capital Stock subject to and the exercise price per share of such Company Option Award or Company SAR Award, (B) the vesting status thereof and schedule therefor and (C) if such Company Option Award was early exercised, the Tax status of each such Company Option Award under Section 422 of the Code, the date of such exercise and the applicable exercise price; and

(iv)          an itemized list of each item of Indebtedness of the Company, if any, together with a description of the nature of such Indebtedness and the Person to whom such Indebtedness is owed.

(b)          The Company shall prepare and deliver to Parent (i) a draft of the Spreadsheet not later than seven (7) business days prior to the Closing Date, which draft shall include the Company’s good faith estimate of all components of the Spreadsheet as of immediately prior to the Effective Time, and (ii) a final version of the Spreadsheet not later than the business day immediately preceding the Closing Date, accompanied by a confirmation from (x) each Person that is an attorney, financial advisor, broker or similar advisor or (y) upon the reasonable request of Parent, other third party Person, in each case, to whom any Company Transaction Expenses are payable that, as of the Closing and assuming the payment of any unpaid portion of the Company Transaction Expenses owed to such Person as reflected in the Spreadsheet, there will be no amounts payable to such Person or outstanding claims for payment (other than contingent amounts in respect of continuing indemnification or similar provisions) by such Person against the Company or any Company Subsidiary or otherwise relating to this Agreement or the Transactions. Without limiting the foregoing or Section 6.12(a), the Company shall provide to Parent, together with the draft Spreadsheet and the final version of the Spreadsheet, such supporting documentation, information and calculations as are reasonably requested by Parent for it to verify and determine the calculations, amounts and other matters set forth in the Spreadsheet.

Section 6.13.        Company Preferred Stock and Company Warrants.

(a)          Promptly following the date hereof and in any event prior to the Closing Date, the Company shall take all necessary action to enable the holders of each of Company Preferred Stock to vote for the conversion of such Company Preferred Stock contemplated by Article II in accordance with the Company Governing Documents and applicable Law.

(b)          Promptly following the date hereof and in any event prior to the Closing Date, the Company shall take all necessary action under the terms of the Company Warrants in connection with the transactions contemplated by this Agreement and to provide for the treatment of the Company Warrants as contemplated by Article II, including timely delivering all notices required in connection therewith.

Section 6.14.        Affiliate Arrangements(a). Promptly following the date hereof and in any event prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary to terminate all Affiliate Arrangements other than those set forth on Section 6.14 of the Company Disclosure Letter at or prior to the Effective Time in a manner such that neither the Company nor any of its controlled affiliates has any liability or obligation at or following the Effective Time pursuant thereto and otherwise in a manner reasonably acceptable to Parent.

Section 6.15.        Certain Tax Matters.

(a)          Each of the Company and Parent shall use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment. Neither the Company nor Parent (or any of their affiliates) shall take or fail to take any action prior to or following the Closing which action (or failure to act) could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment. Each of Parent and the Company will use its reasonable best efforts and will cooperate in good faith with one another to obtain any opinions of Parent’s or the Company’s tax counsel or tax advisors to be issued with respect to the treatment of the Mergers as a reorganization within the meaning of Section 368(a) of the Code, including the opinion referred to in Section 7.3(e). In connection with the rendering of such tax opinions, (i) Parent (and Merger Sub and Merger Company) shall deliver to such counsel or advisors a duly executed certificate containing such customary representations, warranties and covenants as shall be reasonably satisfactory in form and substance to such counsel or advisors and reasonably necessary or appropriate to enable such counsel or advisors to render their opinions (the “Parent Tax Certificate”), (ii) the Company shall deliver to such counsel or advisors a duly executed certificate containing such customary representations, warranties and covenants as shall be reasonably satisfactory in form and substance to such counsel or advisors and reasonably necessary or appropriate to enable such counsel or advisors to render their opinions (the “Company Tax Certificate”), in the case of each of clauses (i) and (ii), dated as of the Closing Date (and, if requested, dated as of the date on which the Form S-4 is declared effective by the SEC), and (iii) Parent and the Company shall provide such other information as reasonably requested by such counsel or advisors for purposes of rendering any such opinions.

(b)          In the event that the Mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment, or it is otherwise determined by both Parent and the Company that an alternative structure would qualify for the Intended Tax Treatment and would be beneficial for other reasons, the Parties agree (i) to cooperate in good faith to explore alternative structures that would permit the transactions contemplated hereby to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) if each Party to this Agreement in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the Parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that any actions taken pursuant to this Section 6.15(b) shall not (A) without the consent of the Company and Parent, alter or change the amount, nature or mix of the Per Share Merger Consideration or (B) impose any material, unreimbursed cost on Parent without the consent of Parent, or on the Company or on the Converting Holders without the consent of the Company.

(c)          Notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for any sales, use, value added, business, goods and services, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes or expenses incurred in connection with the Mergers, together with any and all penalties, interest and additions to tax with respect thereto.

Section 6.16.        R&W Insurance Policy. On or after the date hereof, Parent may bind an insurance policy with respect to the representations and warranties of the Company in this Agreement (the “R&W Insurance Policy”). The costs of the R&W Insurance Policy shall be paid by Parent. Parent agrees that the R&W Insurance Policy will include provisions providing that the insurer expressly waives, and agrees not to pursue, directly or indirectly, except in the case of Fraud, any subrogation rights against the Converting Holders with respect to any claim made by any insured thereunder. Parent shall not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Proceeding against any Converting Holder or any of their respective affiliates or any past, present or future director, manager, officer or employee of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except, in each case, in the case of Fraud, without the consent of a majority of the outstanding shares of Company Capital Stock as of immediately prior to the Effective Time. The Company shall reasonably cooperate with Parent, at Parent’s request, in connection the R&W Insurance Policy, including using reasonable best efforts to furnish information reasonably necessary for Parent to obtain the R&W Insurance Policy.

Section 6.17.        Interim Financing. Parent will make available each of the Initial Loan and Additional Loan to the Company, in each case, on the terms, and subject to the conditions, set forth on Section 6.17 of the Parent Disclosure Letter (or as otherwise mutually agreed by Parent and the Company). Each of Parent and the Company agrees to cooperate and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable and proper in connection with the consummation, forgiveness, repayment, conversion, exchange or other satisfaction of the Initial Loan and Additional Loan, as applicable, on the terms, and subject to the conditions, set forth on Section 6.17 of the Parent Disclosure Letter, including the execution of definitive documentation in respect thereof and the exchange (if any) of the Initial Loan and/or Additional Loan for Permanent Loans as provided for on Section 6.17 of the Parent Disclosure Letter.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1.          Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub, Merger Company and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          Company Approvals. Each of the Company Stockholder Approval and the Company Certificate Amendment Approval shall have been obtained.

(b)          Antitrust Approval. Any waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have expired or been terminated without the imposition, individually or in the aggregate (taken together with all Divestiture Actions undertaken with respect to the matters contemplated by Section 6.2), of an Unacceptable Condition by a Governmental Entity of competent jurisdiction.

(c)          No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law after the date of this Agreement that is in effect or (ii) issued or granted any order, judgment, decree, ruling or injunction (whether temporary, preliminary or permanent) after the date of this Agreement that is in effect, in each case which has the effect of (x) enjoining or otherwise prohibiting the consummation of the Mergers (a “Restraint”) or (y) resulting, individually or in the aggregate (taken together with all Divestiture Actions undertaken with respect to the matters contemplated by Section 6.2), in an Unacceptable Condition.

(d)          Form S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceeding for such purpose shall have been initiated by the SEC.

(e)          NYSE Listing. The shares of Parent Common Stock that shall be issuable to the Company Stockholders in connection with the First Merger as contemplated by Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2.          Conditions to Obligations of Parent, Merger Sub and Merger Company. The obligations of Parent, Merger Sub and Merger Company to effect the Mergers shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.22, and Section 3.25 (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects as of the date hereof. All other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein, have had or would reasonably be expected to have a Company Material Adverse Effect.

(b)          Compliance with Covenants. The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          Company Closing Deliveries. Parent shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(a).

Section 7.3.          Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a)          Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger Company set forth in Section 4.1, Section 4.2(b), Section 4.2(d), Section 4.2(e) and Section 4.14 (in each case, without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of Parent, Merger Sub and Merger Company set forth in Section 4.2(a) shall be true and correct in all respects other than for de minimis inaccuracies as of the date hereof and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date). The representations and warranties of Parent, Merger Sub and Merger Company set forth in Section 4.8 shall be true and correct in all respects as of the date hereof. All other representations and warranties of Parent, Merger Sub and Merger Company set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)          Compliance with Covenants. Each of Parent, Merger Sub and Merger Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)          No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)          Parent Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.6(b).

(e)          Tax Opinion. The Company shall have received a written opinion from Latham & Watkins LLP (or, if Latham & Watkins LLP is unwilling or unable to issue such opinion, a written opinion from Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions described or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Parent Tax Certificate and the Company Tax Certificate.

Article VIII

TERMINATION

Section 8.1.          Termination. This Agreement may be terminated and the Transactions, including the Mergers, may be abandoned at any time before the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise expressly noted), as follows (with any termination by Parent also being an effective termination by Merger Sub and Merger Company):

(a)          by mutual written consent of Parent and the Company;

(b)          by the Company, in the event that (i) Parent, Merger Sub or Merger Company shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent, Merger Sub or Merger Company set forth in this Agreement shall have become inaccurate, in each case, which such breach, failure to perform, violation or inaccuracy, as applicable, (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (B) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent, Merger Sub or Merger Company, as applicable, before the earlier of (x) the third (3rd) business day immediately prior to the Outside Date and (y) the thirtieth (30th) day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy and explicitly referencing a potential failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in material breach of this Agreement, which breach would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied;

(c)          by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in each case, which such breach, failure to perform, violation or inaccuracy, as applicable, (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (B) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the third (3rd) business day immediately prior to the Outside Date and (y) the thirtieth (30th) day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy and explicitly referencing a potential failure of a condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Merger Sub or Merger Company is then in material breach of this Agreement, which breach would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

(d)          by either Parent or the Company, if the Effective Time has not occurred on or before July 6, 2021 (the “Outside Date”); provided that (x) if, on the Outside Date, all of the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(c), to the extent any such Restraint or Unacceptable Condition is in respect of, or any such Law is, an Antitrust Law) and those conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), shall have been satisfied or waived, then either Parent or the Company may, by providing written notice to the other on or before the Outside Date, extend the Outside Date for all purposes hereunder to January 5, 2022 (and in such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement) and (y) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or principally resulted in the failure to close contemplated hereby and such action or failure constitutes a material breach of this Agreement;

(e)          by Parent, if, prior to the receipt of the Company Stockholder Approval, the Company shall have materially breached Section 5.3 or Section 6.4;

(f)          by Parent, if any Key Stockholder shall have failed to execute and deliver to Parent the Support Agreement to which such Key Stockholder is a party within one (1) day following the execution of this Agreement; or

(g)          by either Parent or the Company, if a Governmental Entity of competent jurisdiction shall have issued or granted an order, judgment, decree, ruling or injunction that (i) results in a permanent Restraint and has become final and non-appealable or (ii) requires, as a final and non-appealable condition, that Parent, the Company or any of their respective Subsidiaries take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate (taken together with all Divestiture Actions undertaken with respect to the matters contemplated by Section 6.2), an Unacceptable Condition.

Section 8.2.          Effect of Termination.

(a)          In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub, Merger Company or the Company, except that the Confidentiality Agreement, Section 6.17, this Section 8.2 and Section 9.2 through Section 9.11 shall survive such termination; provided that nothing herein shall relieve any Party from liability for Fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b)          Parent Termination Fee.

(i)             If Parent or the Company terminates this Agreement pursuant to Section 8.1(d) and, at the time of such termination, (A) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(c), as the result only of a Restraint issued or granted pursuant to, or an Unacceptable Condition resulting from, an Antitrust Law) have not been satisfied or waived, (B) all of the other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (C) no material breach by the Company of its obligations under this Agreement has been the principal cause of the failure to be satisfied of all or any of the conditions listed in Section 8.2(b)(i)(A), within two (2) business days after such termination, Parent shall pay to the Company a fee, in cash in U.S. dollars, equal to (x) one hundred forty five million seven hundred fifty thousand U.S. dollars ($145,750,000) minus (y) the then aggregate outstanding principal amount of the Initial Loan, plus accrued interest thereon (the “Parent Termination Fee”).

(ii)            If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(g)(i) as the result only of an order, judgment, decree, ruling or injunction resulting in a permanent Restraint, or (B) Parent terminates this Agreement pursuant to Section 8.1(g)(ii) as the result only of an order, judgment, decree, ruling or injunction that requires that Parent, the Company or any of their respective Subsidiaries take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate (taken together with all Divestiture Actions undertaken with respect to the matters contemplated by Section 6.2), an Unacceptable Condition, in each case pursuant to an Antitrust Law, and no material breach by the Company of its obligations under this Agreement has been the principal cause of the imposition of such order, judgment, decree, ruling or injunction described in clause (A) or (B), as applicable, within two (2) business days after such termination, Parent shall pay to the Company the Parent Termination Fee.

(iii)           In the event any amount is payable by Parent pursuant to the preceding clause (i) or (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. In no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(c)                Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Parent Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, upon the Company’s receipt of the full Parent Termination Fee pursuant to this Section 8.2 in circumstances in which the Parent Termination Fee is payable, except in the case of Fraud or willful breach, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents (collectively, the “Parent Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and such payment of the Parent Termination Fee shall be the sole and exclusive remedy under this Agreement of the Company, any Company Subsidiary and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates, agents or other Representatives against the Parent Related Parties in the event of a termination of this Agreement in circumstances in which the Parent Termination Fee is payable.

Article IX

MISCELLANEOUS

Section 9.1.          Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties at any time before or after receipt of the Company Stockholder Approval; provided that after the Company Stockholder Approval has been obtained, there shall not be any amendment that by applicable Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders or the stockholders of Parent, as applicable, without such further approval of such stockholders.

(b)          At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent, Merger Sub or Merger Company, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub, Merger Company or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent, Merger Sub or Merger Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2.          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 9.3.          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt) or by electronic mail (notice deemed given upon the earlier of (i) confirmation of receipt or (ii) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m., Pacific Time, on a business day, on such business day, and if such electronic mail is sent on or after 5:00 p.m., Pacific Time, on a business day or sent not on a business day, the next business day) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or Merger Company, to:

Uber Technologies, Inc.
1455 Market Street, Suite 400
San Francisco, California 94103
Attention: General Counsel
Email: ma-notice@uber.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew J. Nussbaum

                   Mark A. Stagliano

Email:         ajnussbaum@wlrk.com

                    mastagliano@wlrk.com

if to the Company, to:

Postmates Inc.
201 3rd Street, Suite 200
San Francisco, California 94103
Attention: Rob Rieders
Email: rob@postmates.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Tad J. Freese

                  Chad G. Rolston

Email:        tad.freese@lw.com

                  chad.rolston@lw.com

For purposes of obtaining Parent’s prior written consent pursuant to Section 5.1 or the Company’s prior written consent pursuant to Section 5.2, an email from any Person set forth on Section 9.3 of the Company Disclosure Letter (in the case of the Company) (a “Company Notice Person”) or any Person set forth on Section 9.3 of the Parent Disclosure Letter (in the case of Parent (a “Parent Notice Person”) to a Parent Notice Person or a Company Notice Person, respectively, referencing the relevant provision(s) of Section 5.1 or Section 5.2, as applicable, and expressly consenting to the matter or action in question for purposes of such provision(s), will suffice.

Section 9.4.          Interpretation. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or exhibit or schedule to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. References to “day” or “days” (except in the phrase “business day” or “business days”) are to calendar days. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. References to a Person are also to its permitted successors and assigns.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. References in the Company Disclosure Letter or the Parent Disclosure Letter to any Contract are to that Contract as amended, provided that all such amendments (i) are also listed by date or other identifiable information therein, together with such Contract, or (ii) were made available to Parent or the Company, respectively, prior to the date hereof.

Section 9.5.          Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.6.          Entire Agreement; Third Party Beneficiaries.

(a)          This Agreement (including the agreements, documents and instruments referred to herein and the exhibits and schedules attached hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except as expressly provided in Section 6.5 and Section 9.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.7.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party or such Party waives its rights under this Section 9.7 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.8.          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)          Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.8(b) in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.9.          Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING THE MERGERS AND THE COMPANY CERTIFICATE AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.9.

Section 9.10.        Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.11.        Enforcement; Remedies.

(a)          Except as otherwise expressly provided herein (including Section 8.2), any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)          The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief.

(c)          The Parties’ rights in this Section 9.11 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.11, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.12.       Nonsurvival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, which shall survive the closing in accordance with their respective terms, and (b) this Article IX.

Section 9.13.        Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, partners, officers, employees and controlled affiliates, that Latham & Watkins LLP (together with its affiliates, “Latham & Watkins” ) may serve as counsel to each and any Converting Holder and its affiliates (individually and collectively, the “Shareholder Group”), on the one hand, and the Company and the Company Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, including the Merger, Latham & Watkins (or any successor) may serve as counsel to each and any member of the Shareholder Group or any director, partner, officer, employee or affiliate of any member of the Shareholder Group, in the defense of any litigation or claim commenced by Parent, the Surviving Corporation, the Surviving Company or any of their controlled affiliates and arising out of or relating to this Agreement or the Transactions notwithstanding such representation and each of the Parties (including, but not limited to, the Surviving Company) hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any controlled affiliate thereof to consent to waive any conflict of interest arising from such representation. The Parties agree that all rights to any attorney-client privilege, attorney work-product protection or expectation of client confidence solely with respect to any communications prior to the Closing between Latham & Watkins, on the one hand, and any member of the Shareholder Group or the Company or any Company Subsidiaries on the other hand, or any advice given to any such Person(s) by Latham & Watkins in connection with the Transactions, and all rights to waiver or otherwise control such privileges and communications, shall be retained by the Shareholder Group, and shall not pass to or be claimed or used by Parent or the Surviving Company; provided, that notwithstanding the foregoing, Parent and the Surviving Company shall be permitted to access any communications between the Company or any of its controlled affiliates and Latham & Watkins with respect to any litigation or claim involving any party other than a member of the Shareholder Group, including for purposes of pursuing any rights or claims against any insurance company, or to defend against or respond to any litigation or claim commenced by (but, for the avoidance of doubt, not to initiate any litigation or claim against) any member of the Shareholder Group; provided, further, that in the event that a dispute arises between Parent, Merger Sub, the Surviving Corporation, the Surviving Company or the Company Subsidiaries and a third party other than a party to this Agreement after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Latham & Watkins to such third party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Merger Company and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

UBER TECHNOLOGIES, INC.

By:	/s/ Dara Khosrowshahi
Name: Dara Khosrowshahi
Title: Chief Executive Officer

NEWS MERGER SUB CORP.

By:	/s/ Francois Chadwick
Name: Francois Chadwick
Title: President

NEWS MERGER COMPANY LLC

By:	/s/ Francois Chadwick
Name: Francois Chadwick
Title: President

POSTMATES INC.

By:	/s/ Bastian Lehmann
Name: Bastian Lehmann
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Additional Loan” has the meaning set forth in Section 6.17 of the Parent Disclosure Letter.

“Aggregate Exercise Amount” means the aggregate exercise price of (i) all Company Option Awards and Company SAR Awards, in each case, outstanding as of immediately prior to the Effective Time, other than any Underwater Option Awards and Underwater SAR Awards cancelled pursuant to Section 2.3(a)(v), and (ii) Company Warrants which are unexpired, unexercised and outstanding as of immediately prior to the Effective Time and that have an exercise price per share that is less than the Per Share Common Merger Consideration.

“Aggregate Preferred Stock Merger Consideration” means the sum of (a) the product of (i) the Per Share Series G Merger Consideration multiplied by (ii) the aggregate number of shares of Company Series G Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares); (b) the product of (i) the Per Share Series F Merger Consideration multiplied by (ii) the aggregate number of shares of Company Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares); and (c) the product of (i) the Per Share Series E Merger Consideration multiplied by (ii) the aggregate number of shares of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares).

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the quotient of (a) the sum of (i) the Base Purchase Price plus (ii) the Cash Amount plus (iii) the Aggregate Exercise Amount minus (iv) the Indebtedness Amount minus (v) the Company Transaction Expenses, divided by (b) the Parent Trading Price.

“Amended Company Certificate” means the Company Certificate as amended by the Company Certificate Amendment.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the U.N. Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977, 18 U.S. Code § 201 and the U.K. Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“Base Purchase Price” means two billion six hundred fifty million U.S. dollars ($2,650,000,000).

“business day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Cash” means cash and cash equivalents (including marketable securities), net of all outstanding or uncleared checks or wire transfers and bank overdrafts.

“Cash Amount” means the aggregate amount of Cash of the Company and the Company Subsidiaries as of 12:01 a.m. Pacific Time on the Closing Date (including any cash proceeds of the Initial Loan and Additional Loan,

A-1

as applicable, held by the Company at such time in an amount not to exceed the aggregate outstanding principal amount of the Initial Loan and Additional Loan, as applicable, included in the Indebtedness Amount); provided that the Cash Amount shall be calculated in accordance with, and reflect the adjustments set forth on, Annex A-2 of the Company Disclosure Letter.

“Cash Equivalent Per Share Common Merger Consideration” means the product (rounded down to the nearest whole cent) of (a) the Per Share Common Merger Consideration multiplied by (b) the Parent Trading Price.

“Company Bylaws” means the Bylaws of the Company as in effect on the date hereof.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Certificate” means the Eighth Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Common Stock” means the common stock, par value $0.000001 per share, of the Company.

“Company Credit Agreement” means the SVB Loan Agreement and the Hercules Loan Agreement.

“Company Equity Awards” means the Company Option Awards, the Company SAR Awards and the Company RSU Awards.

“Company Equity Plan” means the Company’s 2011 Equity Incentive Plan, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, would or would reasonably be expected to prevent, or materially impair or materially delay, the ability of the Company to consummate the Transactions, including the Mergers and the Company Certificate Amendment, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) of this definition of “Company Material Adverse Effect,” no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in general United States or global economic, political or regulatory conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in GAAP or the interpretation thereof; (d) any changes after the date hereof in applicable Law or the interpretation thereof or any COVID-19 Measures or any changes after the date hereof in such COVID-19 Measures or interpretations thereof; (e) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (f) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, weather conditions, natural disasters, epidemics, pandemics or other outbreak of disease or illness or public health event (including COVID-19 or any second wave of COVID-19), including any escalation or worsening of any of the foregoing, or other force majeure events; (g) any stoppage or shutdown of any Governmental Entity, or any continuation of any such stoppage or shutdown; and (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the

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public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (f) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then solely the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option Award” means each option to purchase Company Common Stock granted under the Company Equity Plan.

“Company Preferred Stock” means, collectively, the Company Series E Preferred Stock, the Company Series F Stock and the Company Series G Preferred Stock.

“Company Products” means any and all products and services that are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company RSU Award” means each restricted stock unit award in respect of Company Common Stock granted under the Company Equity Plan.

“Company SAR Award” means each stock appreciation rights in respect of Company Common Stock granted under the Company Equity Plan.

“Company Series E Preferred Stock” means the Series E preferred stock, par value $0.000001 per share, of the Company.

“Company Series F Preferred Stock” means the Series F preferred stock, par value $0.000001 per share, of the Company.

“Company Series G Preferred Stock” means the Series G preferred stock, par value $0.000001 per share, of the Company.

“Company Stockholders” means (a) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (b) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Transaction Expenses” means, without duplication, the aggregate of all unpaid fees, costs and expenses payable by the Company and the Company Subsidiaries in connection with this Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, or any Alternative Transaction or actual or potential initial public offering of equity securities of the Company, whether or not incurred, billed or accrued (including (a) fees, costs and expenses payable to attorneys, accountants, financial advisors, brokers, finders and other third party Persons engaged by the Company or any Company Subsidiary, (b) any Tax gross-ups or sale, change-in-control, “stay-around,” retention or similar payments that become payable to any current or former employees, directors, contractors or other individual service providers of the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (in each case regardless of whether any such payments are payable after the Closing Date) which are not made pursuant to a directive by Parent, including the employer-paid portion of any payroll Taxes with respect thereto, (c) the employer-paid portion of any payroll Taxes related to the payment of the Settled Option Awards, Settled SAR Awards and Settled RSU Awards, whether or not accrued or due and whether or not billed or invoiced prior to the Closing

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and (d) any fees, costs and expenses incurred by Company Stockholders paid for or to be paid by the Company and the cost of the “tail” policy purchased by the Company pursuant to Section 6.5(c)). For the avoidance of doubt, any severance payments (but not including any “stay-around,” retention, transaction or similar bonuses or payments) arising as a result of any terminations of employees of the Company or the Company Subsidiaries who do not continue employment with Parent or its Subsidiaries (including the Surviving Company) immediately following the Effective Time as a result of any terminations of employment made pursuant to a directive by Parent following the Closing Date shall not constitute Company Transaction Expenses.

“Company Warrants” means each warrant to purchase Company Capital Stock.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of June 13, 2020, by and between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Converting Holders” means (a) the Company Stockholders (other than any Dissenting Stockholders), (b) the Converting Optionholders, in each case as of immediately prior to the Effective Time and (c) the holders of Company Warrants.

“Converting Optionholders” means each of the holders of Settled Option Awards.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Dissenting Stockholders” means any Person who objects to the Mergers (or either of them) and complies with the provisions of the DGCL or the CCC, as applicable, concerning the rights of holders of Company Capital Stock to dissent from the Mergers and demand appraisal of and payment for, or repurchase of, as applicable, their shares of Company Capital Stock.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any Law which (a) regulates or relates to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees, or (b) imposes liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), or any other Law of similar effect.

“Equity Award Exchange Ratio” means a fraction, the numerator of which is the Cash Equivalent Per Share Common Merger Consideration, and the denominator of which is the Parent Trading Price.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law.

“Fully Diluted Company Common Stock Number” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time (after giving effect to the issuance of shares upon any exercise of Company Option Awards prior to the Effective Time), (b) the aggregate number of shares of Company Common Stock that would be issuable upon the exercise or conversion of any convertible securities of the Company (including Company Warrants) outstanding as of immediately prior to the Effective Time, (c) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Option Awards and the number of shares of Company Common Stock underlying the Company SAR Awards (in each case, whether vested or unvested) outstanding immediately prior to the Effective Time, (d) the aggregate number of shares of Company Common Stock issuable upon the vesting and settlement of all Company RSU Awards outstanding immediately prior to the Effective Time, and (e) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to any rights to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding as of immediately prior to the Effective Time; provided that the Fully Diluted Company Common Stock Number shall not include (i) any shares of Company Common Stock issuable upon the exercise of any Underwater Option Awards or Underwater SAR Awards to be cancelled and terminated at the Effective Time pursuant to Section 2.3(a)(v) or (ii) any shares (or Company Common Stock equivalents) of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

“Governmental Entity” means any (a) supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) public international governmental organization or (c) agency, division, bureau, department, court or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“Hercules Loan Agreement” means the Loan and Security Agreement, dated as of August 30, 2018, with Hercules Capital, Inc., as agent, and the other parties from time to time party thereto, as amended, supplemented or otherwise modified by that certain letter agreement, dated as of January 24, 2020, that certain Second Amendment to Loan and Security Agreement, dated as of April 30, 2020, and that certain Third Amendment to Loan and Security Agreement, dated as of May 28, 2020.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money of such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property of such Person (other than Permitted Liens), whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) by such Person of Indebtedness of others; (e) all lease obligations of such Person required to be capitalized in accordance with GAAP; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments (in each case, solely to the extent drawn and unreimbursed); (g) all net payment obligations of such Person under securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property of such Person (other than trade payables incurred in the ordinary course of business); (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (j) net payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); and (k) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (j).

“Indebtedness Amount” means, without duplication (and for the avoidance of doubt excluding any Company Transaction Expenses, but including the aggregate outstanding principal amount of the Initial Loan and Additional Loan, as applicable, plus accrued interest thereon to and including the Closing Date), the aggregate amount of Indebtedness of the Company and the Company Subsidiaries, as of 12:01 a.m. Pacific Time on the Closing Date (which aggregate amount shall include any amounts paid by Parent in connection with the termination of commitments under the Company Credit Agreements at or prior to the Closing pursuant to Section 6.11).

“Information Privacy and Security Laws” means any applicable Law and any applicable self-regulatory guidelines binding on the Company or a Company Subsidiary relating to: (a) the privacy, protection, integrity or security of Protected Information, including as relevant to the receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal and security of Protected Information, or (b) the requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound communications, including outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, PCI DSS, state privacy and data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, and other data protection laws applicable to the Company or the Company’s Subsidiaries.

“Initial Loan” has the meaning set forth in Section 6.17 of the Parent Disclosure Letter.

“Intellectual Property” means any and all intellectual property rights or other proprietary rights, whether statutory, common law or otherwise, in or associated with any of the following in any jurisdiction throughout the world: (a) inventions, discoveries, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) intellectual property rights in Software; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and vendor lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (g) rights of attribution and integrity and other moral rights of an author.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of (a) with respect to Parent, Merger Sub or Merger Company, the Persons set forth on Annex A-1 of the Parent Disclosure Letter, or (b) with respect to the Company, the Persons set forth on Annex A-1 of the Company Disclosure Letter, in each case after reasonable inquiry of such Person’s direct reports.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (an “Open Source License”), including the GNU General Public License, the GNU Lesser General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license approved by the Open Source Initiative and listed at http://www.opensource.org.

“Operative Documents” means the Support Agreements and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to Closing in connection with this Agreement or the transactions contemplated hereby.

“Ordinary Course In-Licenses” means (a) Contracts for commercially available off-the-shelf Software, including click-wrap and shrink-wrap, (b) Open Source Licenses, (c) Contracts between the Company or any Company Subsidiary and its employees, consultants or contractors, (d) confidentiality agreements entered into in the ordinary course of business, and (f) any other non-exclusive licenses granted to the Company or any Company Subsidiary in the ordinary course of business.

“Ordinary Course Out-Licenses” means (a) standard licenses contained in customer subscription, license or service agreements with respect to Company Products, (b) Contracts between the Company or any Company Subsidiary and its employees, consultants or contractors, (c) Open Source Licenses, (d) confidentiality agreements entered into in the ordinary course of business, and (e) any other non-exclusive licenses granted by the Company or any Company Subsidiaries in the ordinary course of business.

“Parent Closing Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on the NYSE for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

“Parent Equity Plans” means (a) all employee, service provider and director equity incentive plans of Parent, (b) all employee and director stock purchase plans of Parent, and (c) any agreements and plans relating to equity awards in respect of Parent Common Stock granted under the inducement grant exception.

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“Parent Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, would or would reasonably be expected to prevent, or materially impair or materially delay, the ability of Parent, Merger Sub and Merger Company to consummate the Transactions, including the Mergers, prior to the Outside Date or (ii) any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, with respect to clause (ii) of this definition of “Parent Material Adverse Effect,” no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes after the date hereof in general United States or global economic, political or regulatory conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions or changes in the market price or trading volume of the Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change in the market price or trading volume of the Parent Common Stock that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (b) any changes after the date hereof in general conditions in any industry or industries in which Parent and the Parent Subsidiaries operate; (c) any changes after the date hereof in GAAP or the interpretation thereof; (d) any changes after the date hereof in applicable Law or the interpretation thereof or any COVID-19 Measures or any changes after the date hereof in such COVID-19 Measures or interpretations thereof; (e) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (f) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, civil unrest, weather conditions, natural disasters, epidemics, pandemics or other outbreak of disease or illness or public health event (including COVID-19 or any second wave of COVID-19), including any escalation or worsening of any of the foregoing, or other force majeure events; (g) any stoppage or shutdown of any Governmental Entity, or any continuation of any such stoppage or shutdown; and (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (f) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then solely the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means $31.45.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Common Merger Consideration” means the quotient of (a) the sum of (i) the Aggregate Merger Consideration minus (ii) the Aggregate Preferred Stock Merger Consideration, divided by (b) the Fully Diluted Company Common Stock Number.

“Per Share Merger Consideration” means the Per Share Common Merger Consideration, the Per Share Series E Merger Consideration, the Per Share Series F Merger Consideration or the Per Share Series G Merger Consideration, as applicable.

“Per Share Series E Merger Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Merger Consideration to each share of Series E Preferred Stock that is issued and outstanding

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as of immediately prior to the Effective Time, in accordance with the Amended Company Certificate and as set forth in the Spreadsheet.

“Per Share Series F Merger Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Merger Consideration to each share of Series F Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time, in accordance with the Amended Company Certificate and as set forth in the Spreadsheet.

“Per Share Series G Merger Consideration” means the number of shares of Parent Common Stock allocable from the Aggregate Merger Consideration to each share of Series G Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time, in accordance with the Amended Company Certificate and as set forth in the Spreadsheet.

“Permanent Loans” has the meaning set forth in Section 6.17 of the Parent Disclosure Letter.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are maintained on the financial statements of the Company and Company Subsidiaries in accordance with GAAP, (b) which is a carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (c) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company Financial Statements as of the date hereof, (d) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements or (e) which is imposed on the underlying fee interest in real property subject to a real property lease and does not materially impair or interfere with the use or occupancy of the real property subject thereto in the ordinary course of business.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be associated with an individual natural person, including information that identifies or could be used to identify an individual natural person, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier, gender, date of birth, educational or employment information, and marital status (to the extent any of these data elements can reasonably be associated with an individual natural person, household, browser or device or is linked to any such data element that can reasonably be associated with an individual natural person, household, browser or device). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” or “personal information” or any words of similar import under any applicable Information Privacy and Security Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly available privacy policies and privacy statements regarding receipt, collection, monitoring, maintenance, modification, hosting, creation, processing, transmission, use, analysis, disclosure, storage, retention, disposal or security of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data; (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; (c) any information that is covered by the PCI DSS; (d) any confidential information or Intellectual Property of the Company or a Company Subsidiary that the Company or a Company Subsidiary receives, creates, transmits or maintains in electronic form through Company or Company Subsidiary systems networks or other information technology; or (e) any sensitive information covered by any requirements of any Contract.

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“R&W Insurance Expenses” means all premiums, underwriting fees, Taxes and similar costs associated with Parent obtaining the R&W Insurance Policy.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Settled SAR Amount” means an amount in Cash equal to the product of (x) the aggregate number of Net Shares with respect to all Settled SAR Awards determined in accordance with Section 2.4 multiplied by (y) the Cash Equivalent Per Share Common Merger Consideration.

“Software” means any and all (a) computer or mobile programs or applications, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software code, in any form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (a) of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) in the case of a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“SVB Loan Agreement” means the Mezzanine Loan and Security Agreement, dated as of January 31, 2018, with Silicon Valley Bank, as amended, supplemented or otherwise modified by that certain First Amendment to Mezzanine Loan and Security Agreement, dated as of August 30, 2018, and that certain Default Waiver and Second Amendment to Mezzanine Loan and Security Agreement, dated as of January 24, 2020.

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, capital gains, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, premium, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, accumulated earnings or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated Tax filing, declaration or other document filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

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“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Underwater Option Award” means any Company Option Award that does not convert into an Adjusted Option Award with an exercise price equal to or in excess of the Cash Equivalent Per Share Common Merger Consideration.

“Underwater SAR Award” means any Company SAR Award that does not convert into an Adjusted SAR Award with an exercise price equal to or in excess of the Cash Equivalent Per Share Common Merger Consideration.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

280G Stockholder Vote	Section 6.7(d)
401(k) Termination Date	Section 6.7(c)
Adjusted Option Award	Section 2.3(a)(i)
Adjusted RSU Award	Section 2.3(b)(i)
Adjusted SAR Award	Section 2.3(a)(iii)
Affiliate Arrangement	Section 3.23
Agreement	Preamble
Alternative Transaction	Section 5.3
Cancelled Shares	Section 2.1(d)
CCC	Section 2.7(a)
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.7(c)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.3(a)
Company Capitalization Date	Section 3.2(a)
Company Certificate Amendment	Section 3.3(a)
Company Certificate Amendment Approval	Section 3.3(b)
Company Disclosure Letter	Article III
Company Financial Statements	Section 3.5(a)
Company Leases	Section 3.16
Company Notice Person	Section 9.3
Company Permits	Section 3.9(b)
Company Registered Intellectual Property	Section 3.14(a)
Company Stockholder Approval	Section 3.3(b)
Company Tax Certificate	Section 6.15(a)
Consent Solicitation Statement	Section 6.4(a)
Continuing Employees	Section 6.7(a)
DGCL	Section 1.1
Dissenting Share	Section 2.7(a)
Divestiture Action	Section 6.2(a)
DLLCA	Section 1.1
DOJ	Section 6.2(b)
Effective Time	Section 1.3
Enforceability Limitations	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)

A-11

First Certificate of Merger	Section 1.3
First Merger	Recitals
Form S-4	Section 6.4(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Insured Parties	Section 6.5(a)
Intended Tax Treatment	Recitals
IP Contracts	Section 3.14(i)
Key Holder	Recitals
Key Stockholder	Recitals
Latham & Watkins	Section 9.13
Letter of Transmittal	Section 2.2(b)
Material Contract	Section 3.17(a)
Material Merchant	Section 3.19(a)
Material Merchant Agreement	Section 3.19(a)
Material Vendor	Section 3.19(b)
Material Vendor Agreement	Section 3.19(b)
Merger Company	Preamble
Merger Company Interests	Section 2.1(f)
Merger Sub	Preamble
Merger Sub Shares	Section 2.1(e)
Mergers	Recitals
Net Shares	Section 2.3(a)(ii)
New Plans	Section 6.7(b)
Non-Competition Agreement	Recitals
Outside Date	Section 8.1(d)
Parachute Payment	Section 6.7(d)
Parent	Preamble
Parent Capitalization Date	Section 4.2(a)
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.1
Parent Notice Person	Section 9.3
Parent Preferred Stock	Section 4.2(a)
Parent Related Parties	Section 8.2(c)
Parent SEC Documents	Section 4.5(a)
Parent Tax Certificate	Section 6.15(a)
Parent Termination Fee	Section 8.2(b)(i)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 6.11
R&W Insurance Policy	Section 6.16
Restraint	Section 7.1(c)
Second Certificate of Merger	Section 1.3
Second Effective Time	Section 1.3
Second Merger	Recitals
Settled Option Award	Section 2.3(a)(ii)
Settled RSU Award	Section 2.3(b)(ii)
Settled SAR Award	Section 2.3(a)(iv)
Shareholder Group	Section 9.13
Specified Matter Litigation	Section 6.8
Spreadsheet	Section 6.12(a)
Statutory Notice	Section 6.4(d)

A-12

Stockholder Litigation	Section 6.8
Support Agreements	Recitals
Surviving Company	Section 1.1
Surviving Company Stock	Section 2.1(d)
Surviving Corporation	Section 1.1
Third Party	Section 5.3
Transactions	Recitals
Unacceptable Condition	Section 6.2(a)
willful breach	Section 8.2(a)

A-13

ANNEX B

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

POSTMATES INC.

Postmates Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.             The name of the Corporation is Postmates Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 2, 2011.

2.             This Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.             The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Postmates Inc. has caused this Eighth Amended and Restated Certificate of Incorporation to be signed by Bastian Lehmann, a duly authorized officer of the Corporation, on October 21, 2019.

/s/ Bastian Lehmann
Bastian Lehmann,
President

EXHIBIT A

ARTICLE I

The name of the Corporation is Postmates Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 393,786,811 shares, consisting of 277,070,000 shares of Common Stock, $0.000001 par value per share, and 116,716,811 shares of Preferred Stock, $0.000001 par value per share. The first series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 76,480,863 shares. The second series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 15,665,925 shares. The third series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 24,570,023 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.             Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a)            “Board of Directors” shall mean the board of directors of the Corporation.

(b)            “Conversion Price” for the Series E Preferred Stock shall mean $5.2669, for the Series F Preferred Stock shall mean $7.9791 and for the Series G Preferred Stock shall mean the lower of (i) $9.1575 and (ii) the (A) difference between one (1) minus the Series G Discount (as defined below) multiplied by (B) the per share price to the public of the Common Stock offered in a Qualified IPO (as defined below) or the per share Direct Listing Price of the Common Stock in the case of an Approved Direct Listing (as defined below). The initial “Series G Discount” shall be 15%; provided that if, after the first anniversary of the Original Issue Date, the Corporation has not consummated a Qualified IPO or an Approved Direct Listing, the Series G Discount shall automatically increase by 2.5% on the date of such first anniversary of the Original Issue Date (the “Initial Discount Adjustment Date”) and, thereafter, at the end of each six-month period following the Initial Discount Adjustment Date until the consummation of a Qualified IPO or an Approved Direct Listing (i.e., the Series G Discount shall be equal to 17.5% from the Initial Discount Adjustment Date until eighteenth month after the Original Issue Date); provided further that the Series G Discount, as adjusted, shall not exceed 25% (each Conversion Price subject to equitable adjustment from time to time for Recapitalizations and as otherwise expressly set forth elsewhere herein).

(c)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d)            “Corporation” shall mean Postmates Inc.

(e)            “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase

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or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase at the lower of the original purchase price or the then-current fair market value thereof, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right at the lower of the original purchase price or the then-current fair market value thereof, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder at the lower of the original purchase price or the then-current fair market value thereof, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of Common and a majority of the Preferred Stock of the Corporation voting as separate classes.

(f)            “Direct Listing Price” shall mean the U.S. dollar volume-weighted average price of the Corporation’s Common Stock during the seven business day period beginning at 9:30 a.m., New York City time (or such other time as the New York Stock Exchange or Nasdaq Stock Market publicly announces is the official open of trading) upon the first issuance day of an Approved Direct Listing, and ending at 4:00 p.m., New York City time (or such other time as the New York Stock Exchange or Nasdaq Stock Market publicly announces is the official close of trading) on the seventh business day thereafter (the “Pricing Period”), as reported by Bloomberg Markets (or any successor thereto) “Bloomberg”) through its “Volume at Price” functions, or, if the foregoing does not apply, the U.S. dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security during the Pricing Period, as reported by Bloomberg, or, if no U.S. dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group, Inc. (or any successor thereto). All such determinations shall be equitably adjusted for any Recapitalization during any period during which the Direct Listing Price is being determined. The Direct Listing Price will be determined without regard to after-hours trading or any other trading outside of the regular trading hours.

(g)            “Dividend Rate” shall mean an annual rate of $0.421352 per share for the Series E Preferred Stock, an annual rate of $0.638328 per share for the Series F Preferred Stock and the Series G Dividend Rate (as defined below) for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h)            “Existing Preferred Stock” shall mean the Series E Preferred Stock and the Series F Preferred Stock.

(i)            “Liquidation Preference” shall mean $5.2669 per share for the Series E Preferred Stock, $7.9791 per share for the Series F Preferred Stock and $9.1575 per share for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(j)            “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(k)            “Original Issue Date” shall mean the date on which the first share of Series G Preferred Stock is issued.

(l)            “Original Issue Price” shall mean $5.2669 per share for the Series E Preferred Stock, $7.9791 per share for the Series F Preferred Stock and $9.1575 per share for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(m)            “Preferred Stock” shall mean the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock.

(n)            “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

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2.             Dividends.

(a)            Series G Preferred Stock Accruing Dividends. From and after the date of the issuance of any shares of Series G Preferred Stock, dividends at the rate per annum of 5.0% (the “Series G Dividend Rate”) of the sum of (A) the Series G Preferred Stock Original Issue Price plus (B) the amount of previously accrued dividends on such shares of Series G Preferred Stock shall accrue on such shares of Series G Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) (the “Series G Accruing Dividends”); provided that if, after the first anniversary of the Original Issue Date, the Corporation has not consummated a Qualified IPO or an Approved Direct Listing, such Series G Dividend Rate shall automatically increase at an annual rate of 1.0% on the first anniversary of the Original Issue Date and thereafter at the end of each six-month period following the first anniversary of the Original Issue Date until the consummation of a Qualified IPO or an Approved Direct Listing; provided further that such rate shall not exceed an annual rate of 8.0%. Series G Accruing Dividends, whether or not declared, shall accrue, be cumulative and be compounded on a semi-annual basis; provided, however, that such Series G Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors (subject to Section 3(a) and any conversion pursuant to Sections 4(a) or 4(b)). The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Eighth Amended and Restated Certificate of Incorporation) the holders of the Series G Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series G Preferred Stock in an amount at least equal to the greater of:

(i) the amount of the aggregate Series G Accruing Dividends then accrued on such share of Series G Preferred Stock and not previously paid and

(ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series G Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series G Preferred Stock in accordance with Section 4(a), in each case calculated on the record date for determination of holders entitled to receive such dividend; or

(B) in the case of a dividend on any class or series that is not convertible into Common Stock at a rate per share of Series G Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the applicable Original Issue Price of such class or series of capital stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and (2) multiplying such fraction by an amount equal to the Series G Preferred Stock Original Issue Price plus any accrued but unpaid dividends per share of Series G Preferred Stock; provided, if the dividend is not payable in cash, the kind and amount of securities of the Corporation, or other property or securities which they would have been entitled to receive had the Series G Preferred Stock been converted into Common Stock in accordance with Section 4(a) on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or property receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 2(a)(ii)(B) with respect to the rights of the holders of the Series G Preferred Stock; provided, further that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend to the holders of Series G Preferred Stock pursuant to this Section 2(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series G Preferred Stock dividend.

(b)             Existing Preferred Stock. Subject to Section 2(a), in any calendar year, the holders of outstanding shares of Existing Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the applicable Dividend Rate specified for such shares of Existing Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Existing Preferred Stock have been declared in accordance

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with the preferences stated herein and all declared dividends on the Existing Preferred Stock have been paid or set aside for payment to the Existing Preferred Stock holders. The right to receive dividends on shares of Existing Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Existing Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Existing Preferred Stock shall be on a pro rata, pari passu basis in proportion to the applicable Dividend Rates for each series of Existing Preferred Stock.

(c)            Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a) and 2(b), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(d)            Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(e)            Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of a majority of the outstanding shares of such series.

3.             Liquidation Rights.

(a)            Series G Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series G Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Existing Preferred Stock and the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series G Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Series G Preferred Stock and (ii) any Series G Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or such lesser amount as may be approved by the holders of a majority of the outstanding shares of Series G Preferred Stock (voting as a separate class) and (B) the amount that such share of Series G Preferred Stock would have otherwise been entitled to receive had all such shares of Series G Preferred Stock converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (assuming the conversion into Common Stock of all shares of each other series of Preferred Stock that would receive a greater per share liquidation payment if converted into Common Stock than if remaining as Preferred Stock), (the amount payable pursuant to this sentence is hereinafter referred to as the “Series G Liquidation Amount”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series G Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series G Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)            Existing Preferred Stock Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after the payment in full of all Series G Liquidation Amounts required to be paid to the holders of shares of Series G Preferred Stock, the holders of the Existing Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Existing Preferred Stock held by them equal to the greater of (A) the sum of (i) the applicable Liquidation Preference specified for such share of Existing Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Existing Preferred Stock and (B) the amount that such share of Existing Preferred Stock would have otherwise been entitled to receive had all such shares of Existing Preferred Stock converted into shares

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of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (assuming the conversion into Common Stock of all shares of each other series of Preferred Stock that would receive a greater per share liquidation payment if converted into Common Stock than if remaining as Preferred Stock), or in either case, such lesser amount as may be approved by the holders of (x) a majority of the outstanding shares of Existing Preferred Stock (voting as a single class and on an as-converted basis) and (y) with respect to the amount payable to the holders of Series F Preferred Stock, a majority of the outstanding shares of Series F Preferred Stock (voting as a separate class). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Existing Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire assets of the Corporation legally available for distribution after satisfaction of amounts in Section 3(a) shall be distributed with equal priority and pro rata among the holders of the Existing Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c)            Remaining Assets. After the payment or setting aside for payment to the holders of Series G Preferred Stock and Existing Preferred Stock of the full amounts specified in Section 3(a) and 3(b), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(d)            Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(e)            Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, whether in any single or series of transactions: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, the beneficial holders of shares constituting all of the voting power of the Corporation immediately prior to such transaction or series of related transactions thereafter hold (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity) shares constituting less than a majority of the outstanding voting power of the Corporation or such surviving entity immediately after such transaction or series of related transactions; or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) through (iii) of the preceding sentence may be waived, subject to the prior or concurrent receipt of any applicable consent required pursuant to Section 8 hereof, by the consent or vote of the holders of (A) a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis), (B) in the event such waiver under the foregoing clause (A) would result in payment to the holders of Series F Preferred Stock in connection with such transaction or series of related transactions of an amount less than the sum of (1) the Liquidation Preference for the Series F Preferred Stock and (2) all declared but unpaid dividends (if any) thereon, a majority of the outstanding Series F Preferred Stock (voting as a separate class) and (C) in the event

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such waiver under the foregoing clause (A) would result in payment to the holders of Series G Preferred Stock in connection with such transaction or series of related transactions of an amount less than the amount set forth in ARTICLE V Section 8(g), a majority of the outstanding Series G Preferred Stock (voting as a separate class).

(f)            Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including at least three of the Preferred Directors (as defined below), except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)                 if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)               if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g)            Allocation of Contingent Consideration. In the event of a liquidation, dissolution or winding up of the Corporation pursuant to subsection 3(e), if any portion of the consideration payable to the stockholders of this Corporation is placed into escrow and/or is payable to the stockholders of this Corporation subject to contingencies, the definitive agreement with respect to such liquidation, dissolution or winding up shall provide that the portion of such consideration that is placed in escrow and/or subject to any contingencies (the “Contingent Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with subsections 3(a), 3(b) and 3(c) as if all of consideration ultimately payable in the transaction, including the Contingent Consideration, is paid without restrictions at the time of closing the liquidation, dissolution or winding up of the Corporation (so that the Contingent Consideration shall be allocated among the holders of capital stock of this Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 3).

4.             Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)            Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the applicable Original Issue Price plus accrued but unpaid dividends per such share (including the Series G Accruing Dividends, if applicable) for the relevant series by the applicable Conversion Price for such series. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the applicable Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

7

(b)            Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $100,000,000 (a “Qualified IPO”), or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests; provided that the conversion of the Series G Preferred Stock pursuant to this subsection 4(b)(ii) shall require the written request for such conversion from the holders of a majority of the Series G Preferred Stock then outstanding (voting as a separate class) (each of the events referred to in subsections 4(b)(i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)            Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock (other than to the extent taken into account in calculating the Conversion Rate). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, an Approved Direct Listing or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

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(d)            Adjustments to Conversion Price for Diluting Issues.

(i)            Special Definition. For purposes of this subsection 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to subsection  4(d)(iii), deemed to be issued) by the Corporation after the filing of this Eighth Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1)               shares of Common Stock upon the conversion of the Preferred Stock;

(2)               shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements (in each case approved by the Board of Directors, including at least two of the Preferred Directors if such issuance or deemed issuance is in the ordinary course of business, and if not in the ordinary course of business, by at least three of the Preferred Directors);

(3)               shares of Common Stock upon the exercise or conversion of Options or Convertible Securities;

(4)               shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to subsections  4(e), 4(f) or 4(g) hereof;

(5)               shares of Common Stock issued or issuable in a registered public offering under the Securities Act or in an Approved Direct Listing;

(6)               shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including at least three of the Preferred Directors;

(7)               shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors, including at least three of the Preferred Directors;

(8)               shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors, including at least three of the Preferred Directors,;

(9)               shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors, including at least three of the Preferred Directors; and

(10)           shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including at least three of the Preferred Directors.

(ii)           No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to subsection  4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

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(iii)          Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)            no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)            if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)            no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)            upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)                in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)               in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)            if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 4(d)(iii) as of the actual date of their issuance.

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(iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to subsection  4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)           Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)            Cash and Property. Such consideration shall:

(a)                insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)               insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)                in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)            Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to subsection  4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(e)           Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)           Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the applicable Dividend Rate, applicable Original Issue Price and applicable Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the applicable Dividend Rate, applicable Original Issue Price and applicable Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)           Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)           Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series (voting as a separate class) either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j)           Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)            to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

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(iii)          to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(e);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k)           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.             Voting.

(a)           Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)           No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)           Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)           Election of Directors. The holders of Series G Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series G Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series E Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors (the “Series E Directors” and together with the Series G Director, each a “Preferred Director” and together, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, by both (A) the holders of Common Stock, voting as a separate class, and (B) the holders of Preferred Stock, voting as a separate class on an as-converted basis.

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(e)           Adjustment in Authorized Common Stock. Subject to Section 6, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

(f)           Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6.             Amendments and Changes (Preferred Stock Class Protective Provisions). As long as any shares of Preferred Stock are issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) and the Corporation shall prohibit any of its subsidiaries from, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Preferred Stock (voting as a single class and on an as-converted basis) (in addition to any other vote required by law or the Certificate of Incorporation or bylaws):

(a)           amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation;

(b)           adversely alter the rights, preferences, privileges or powers of, or restrictions of the Preferred Stock or any series thereof;

(c)           increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock, Preferred Stock or any series of Preferred Stock;

(d)           authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(e)           enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(e);

(f)           authorize a merger, acquisition or sale of substantially all of the assets of the Corporation or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of the Corporation);

(g)           voluntarily liquidate or dissolve;

(h)           increase or decrease the size of the Board of Directors;

(i)            declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation;

(j)           incur any indebtedness for borrowed money with a principal amount in excess of $50,000, except in the ordinary course of business; or

(k)           amend this Section 6.

7.             Amendments and Changes (Series F Preferred Stock Protective Provisions). As long as any shares of Series F Preferred Stock are issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) and the Corporation shall prohibit any of its subsidiaries from, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series F Preferred Stock (voting as a separate class) (in addition to any other vote required by law or the Certificate of Incorporation or bylaws):

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(a)           adversely alter the rights, preferences, privileges or powers of, or restrictions of the Series F Preferred Stock in a manner different than the entire class of Preferred Stock;

(b)           increase or decrease (other than for decreases resulting from conversion of the Series F Preferred Stock or in connection with an initial public offering pursuant to a registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock) the authorized number of shares of Series F Preferred Stock;

(c)           authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with the Series F Preferred Stock;

(d)           make any transfer of cash or other property without consideration, whether by way of dividend or otherwise, with respect to the Preferred Stock or any purchase or redemption of shares of Preferred Stock by the Corporation or its subsidiaries for cash or property without a corresponding, pro rata transfer, purchase or redemption, as applicable, with respect to the Series F Preferred Stock; or

(e)           amend this Section 7, Section 2(e), Section 3(b)(ii)(B) or Section 3(e)(B) of this Eighth Amended and Restated Certificate of Incorporation.

8.             Amendments and Changes (Series G Preferred Stock Protective Provisions). As long as any shares of Series G Preferred Stock are issued and outstanding, notwithstanding anything to the contrary set forth herein, the Corporation shall not (by amendment, merger, consolidation or otherwise) and the Corporation shall prohibit any of its subsidiaries from, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of the Series G Preferred Stock (voting as a separate class) (in addition to any other vote required by law or the Certificate of Incorporation or bylaws):

(a)           increase or decrease (other than for decreases resulting from conversion of the Series G Preferred Stock or in connection with a Qualified IPO pursuant to a registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock) the authorized number of shares of Series G Preferred Stock;

(b)           authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with the Series G Preferred Stock;

(c)           make, declare or authorize (i) any transfer of cash or other property without consideration, whether by way of dividend or otherwise, in respect of any shares of Preferred Stock, Common Stock or any other equity security of the Corporation or its subsidiaries or (ii) any purchase, buyback or redemption of shares of Preferred Stock, Common Stock or any other equity security of the Corporation or its subsidiaries by the Corporation or its subsidiaries for cash or property; provided that, in the case of both the foregoing clauses (i) and (ii), any transfer, purchase, buyback or redemption of shares of Common Stock by the Corporation pursuant to the Corporation exercising its right of first refusal to purchase, buyback or redeem such shares of Common Stock set forth in the underlying agreement entered into in the ordinary course in connection with the employment of any applicable stockholder by the Corporation or its subsidiaries covering the issuance of such shares of Common Stock to such employee shall not require the approval of holders of a majority of the outstanding shares of Series G Preferred Stock, subject to (i) an annual limit per employee of $200,000 in such transfers, purchases, buybacks or redemptions and (ii) an aggregate annual limit for all employees of $1,000,000 in such transfers, purchases, buybacks or redemptions;

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(d)           amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation in a manner that adversely alters the rights, preferences, privileges or powers of, or restrictions of the Series G Preferred Stock, it being agreed that any amendment, alternation or repeal of ARTICLE XIII hereof shall be adverse to the Series G Preferred Stock (other than, to the extent necessary, in connection with a Qualified IPO pursuant to a registration statement filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock);

(e)           enter into any transaction with any Affiliate (as defined in the Seventh Amended and Restated Investors’ Rights Agreement, among the Corporation and the other parties thereto, dated as of the date), except for any employment agreement, bonus plan, benefit plan or any similar arrangement entered into by the Corporation or any of its subsidiaries in the ordinary course of business;

(f)           acquire another entity or business (including, without limitation, through an acquisition of equity or assets, reorganization, merger or consolidation), acquire any assets, divest any assets (other than in the Corporation’s or its subsidiaries’ ordinary course of business), or enter into a joint venture with another person, pursuant to which the aggregate consideration payable by or to (as applicable) the Corporation or its subsidiaries is in excess of $75,000,000;

(g)           enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation or subsidiaries pursuant to Section 3(e) unless the per share cash or non-cash proceeds (inclusive of any pro rata escrows in respect of indemnity obligations payable following the closing of such transaction but excluding other forms of contingent or deferred payments) payable to the holders of Series G Preferred Stock at the closing of such transaction or series of related transactions are at least $13.73625 (subject to adjustment from time to time for Recapitalizations);

(h)           effect any direct listing (not pursuant to an underwritten offering) of the Common Stock on the New York Stock Exchange or Nasdaq Stock Market (an “Approved Direct Listing”);

(i)           file any election under Treasury Regulations section 301.7701-3(a) (or any corresponding provisions of state or local tax law) or enter into any transaction or series of related transactions that would result in the Corporation converting to or otherwise being treated as a partnership for U.S. federal income tax purposes (or applicable state or local income tax purposes); and

(j)           amend this Section 8, Section 2(e) or Section 3(e)(C) of this Eighth Amended and Restated Certificate of Incorporation.

9.             Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

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ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.             To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2.             The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Eighth Amended and Restated Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Eighth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member, employee or investment manager of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.

17

ANNEX C

CERTIFICATE OF AMENDMENT TO THE

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

POSTMATES INC.

Postmates Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.            The name of the Corporation is Postmates Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 2, 2011.

2.            This Amendment to the Corporation’s Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.            Section 1(i) of Article V of the Eighth Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(i)         Liquidation Preference” shall mean (i) $5.2669 per share for the Series E Preferred Stock, (ii) $7.9791 per share for the Series F Preferred Stock and (iii) (A) $13.73625 per share for the Series G Preferred Stock solely in the event of a Distribution pursuant to Section 3(a) upon a merger or acquisition of equity of the Corporation by Uber Technologies, Inc. (“Uber”) or an affiliate of Uber, including but not limited to the consummation of the merger of News Merger Sub Corp. (the “Merger Sub”) with and into the Corporation (any such transaction, a “Specified Transaction”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 5, 2020, by and among the Corporation, Uber, Merger Sub and News Merger Company LLC, a copy of which has been filed with the books and records of the Corporation; provided, that, for the avoidance of doubt, the preceding Liquidation Preference shall be determined net of any fees, costs or expenses paid or payable by the Company or any holder of Series G Preferred Stock arising from or in connection with the Merger Agreement and such Specified Transaction (including any Company Transaction Expenses (as defined in the Merger Agreement)) or (B) $9.1575 per share for the Series G Preferred Stock for all purposes under the Certificate of Incorporation other than as set forth in the foregoing clause (iii)(A), in each of the foregoing cases subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.”

4.            Section 3(a) of Article V of the Eighth Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(a) Series G Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series G Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Existing Preferred Stock and the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series G Preferred Stock held by them equal to the greater of (A) the sum of (i) the Liquidation Preference specified for such share of Series G Preferred Stock and (ii) any Series G Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, or such lesser amount as may be approved by the holders of a majority of the outstanding shares of Series G Preferred Stock (voting as a separate class) and (B) the consideration that such share of Series G Preferred Stock would have otherwise been entitled to receive had all such shares of Series G Preferred Stock converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (assuming the conversion into Common Stock of all shares of each other series of Preferred Stock that would receive a greater per share liquidation payment if converted into Common Stock than if remaining as Preferred Stock); provided, that, notwithstanding the foregoing or anything in this Section 3 to the contrary, for purposes of calculating the consideration that such share of Series G Preferred Stock would have otherwise been entitled to receive for purposes of this clause (B) in connection with a Specified Transaction, such consideration shall be equal to the Per Share Common Merger Consideration (as defined in the Merger Agreement) that the Common Stock such share is convertible into would be entitled to receive pursuant to the Merger Agreement (the amount payable pursuant to this sentence is hereinafter referred to as the “Series G Liquidation Amount”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series G Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series G Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).”

5.            Section 8(j) of Article V of the Eighth Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(j) amend, modify or waive this Section 8, Section 2(e) or Section 3(e)(C), or at any time prior to the earlier of the consummation of the Specified Transaction or the termination of the Merger Agreement, amend, modify or waive Section 1(i)(iii), or Section 3(a).”

6.            All other provisions of the Eighth Amended and Restated Certificate of Incorporation shall remain in full force and effect.

*****

2

IN WITNESS WHEREOF, Postmates Inc. has caused this Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation to be signed by Bastian Lehmann, a duly authorized officer of the Corporation, on _________, 2020.

Bastian Lehmann,
President

Annex D

FORM OF

LETTER OF TRANSMITTAL

for securities of

POSTMATES INC.

to be exchanged pursuant to the
Agreement and Plan of Merger, dated as of July 5, 2020

The Exchange Agent for the Mergers is: [  ]

DELIVERY INSTRUCTIONS

[  ]

Attn: [  ]

[  ]

[  ]

For information please email: [  ]

or call: [  ]

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SECURITIES ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER OF SUCH SECURITIES.

BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.

You are receiving this letter of transmittal (this “Letter of Transmittal”) in connection with the acquisition of Postmates Inc., a Delaware corporation (the “Company”), by Uber Technologies, Inc., a Delaware corporation (“Parent”), pursuant to an Agreement and Plan of Merger, dated as of July 5, 2020 (the “Merger Agreement”), by and among Parent, News Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), News Merger Company LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Company”), and the Company.

Capitalized terms used but not defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Merger Agreement. To the extent any provision of this Letter of Transmittal is inconsistent with any provision of the Merger Agreement, the applicable provisions of the Merger Agreement shall control.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the Effective Time, (a) Merger Sub shall be merged with and into the Company (the “First Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the First Merger, such that following the First Merger, the Company will be a wholly owned Subsidiary of Parent and (b) immediately following the First Merger, the Company shall be merged with and into Merger Company (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the Company will cease, with Merger Company surviving the Second Merger, such that following the Second Merger, Merger Company will be a wholly owned Subsidiary of Parent.

You currently hold (a) shares of one or more of the following classes and/or series of Company Capital Stock (or securities convertible into or exchangeable for one or more of the following classes and/or series of Company Capital Stock): (i) the common stock, par value $0.000001 per share, of the Company (“Company Common Stock”); (ii) the Series E preferred stock, par value $0.000001 per share, of the Company (“Company Series E Preferred Stock”); (iii) the Series F preferred stock, par value $0.000001 per share, of the Company (“Company Series F Preferred Stock”); and/or (iv) the Series G preferred stock, par value $0.000001 per share, of the Company (“Company Series G Preferred Stock”), and/or (b) warrants to purchase Company Capital Stock (“Company Warrants”) (the securities referred to in clauses (a) and (b), collectively, the “Securities”).

At the Effective Time, by virtue of the First Merger and without any further action on the part of the parties to the Merger Agreement, any securityholder or any other Person, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares), and each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be automatically converted into the right to receive, upon delivery of this Letter of Transmittal, properly completed and duly executed, together with any required attachments or other documents, the consideration payable in respect of such share of Company Capital Stock or Company Warrant pursuant to the terms of the Merger Agreement, which consideration shall be in the form of whole shares of common stock, par value $0.00001 per share, of Parent (“Parent Common Stock”) (which shall be in uncertificated book-entry form) and, if applicable, any cash in lieu of fractional shares of Parent Common Stock that such holder has the right to receive, in each case pursuant to and in accordance with the terms of the Merger Agreement.

How to Receive Your Consideration

To receive your consideration, you will need to complete the following steps:

1.	Provide Registered Holder information (Form 1).
2.	List the Securities being exchanged for payment (Form 2).
3.	Complete the enclosed Internal Revenue Service (“IRS”) Form W-9 or, if you are not a U.S. person for U.S. federal income tax purposes, the appropriate Form W-8, as applicable (Form 3).
4.	Sign this Letter of Transmittal (Form 4).
5.	Complete Medallion Guarantee (Form 5) ONLY IF the consideration is to be issued to any Person other than the Registered Holder.

When steps 1-5 are complete, please send this Letter of Transmittal, duly completed and validly executed, together with the completed and signed enclosed IRS Form W-9 or Form W-8, as applicable, and the original Certificates representing the Securities to be surrendered in connection with the transactions contemplated by the Merger Agreement or, if applicable, an Affidavit of Lost Certificate and Indemnity Agreement (and, if applicable, the Medallion Guarantee), to the following address:

[  ]

The method of delivery is at the election and risk of the undersigned. We recommend you send it by overnight courier or registered mail, return receipt requested and insured. For information, please email [  ] or call [  ].

By delivering this signed and completed Letter of Transmittal, the undersigned hereby agrees, and represents, warrants and covenants to each of Parent, Merger Sub, Merger Company and the Company, as follows:

a)	Merger Agreement; Consideration. The undersigned hereby acknowledges and agrees that all descriptions of the delivery of the consideration and other matters related to the Mergers and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Merger Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the prior adoption of the Merger Agreement and approval of the Mergers and the other transactions contemplated by the Merger Agreement by the requisite stockholders of the Company and other actions and operation of applicable Law.

Without limitation of the matters set forth in this Letter of Transmittal or the Merger Agreement, by signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that (i) the undersigned has received a copy of the Merger Agreement and has read and reviewed and understands the terms of the Merger Agreement and this Letter of Transmittal and the matters set forth therein and herein, including the provisions thereof and hereof related to the exchange of the Securities and the applicable portion of the Aggregate Merger Consideration payable in respect of such Securities and (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement.

By signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that, pursuant to the Merger Agreement, at the Effective Time (by virtue of the Mergers and without any further action by any Person, including the undersigned), the Securities held by the undersigned immediately prior to the Effective Time shall be converted into the right to receive the applicable portion of the Aggregate Merger Consideration payable in respect thereof in accordance with the terms of the Merger Agreement, without interest and subject to any applicable withholding pursuant to the Merger Agreement. The undersigned acknowledges that the applicable portion of the Aggregate Merger Consideration issued in exchange for the Securities surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled at the Effective Time in respect of the undersigned’s Securities pursuant to the terms of the Merger Agreement or any other agreement to which the undersigned is a party. Furthermore, the undersigned acknowledges and agrees that any payments made to the undersigned pursuant to the Merger Agreement shall be final and in no event shall Parent, the Surviving Corporation, the Surviving Company or any of their respective affiliates have any liability to the undersigned for payment or disbursement by any Person (including Parent, the Surviving Corporation and the Surviving Company and their respective affiliates and Representatives (including the Exchange Agent)) in accordance with the Merger Agreement. In the event the undersigned directs the Exchange Agent to deliver the applicable portion of the Aggregate Merger Consideration to a payee other than the Registered Holder of the applicable Securities, the undersigned shall bear liability, if any, for any stock transfer taxes applicable to the delivery of such applicable portion of the Aggregate Merger Consideration to such other payee.

b)	Acknowledgment. The undersigned acknowledges and agrees that, upon execution of the Merger Agreement, Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.7 and Article IX of the Merger Agreement shall be binding upon the undersigned as fully as though he, she or it were a signatory thereto, notwithstanding the fact that the undersigned is not a direct signatory to the Merger Agreement.
c)	Ownership of Securities/Authority. By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, married and the Securities surrendered herewith previously constituted community property under applicable Law) is the sole legal, record and beneficial owner of the Securities surrendered herewith as of immediately prior to the Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Securities free and clear of all liens, claims and encumbrances, other than restrictions on transfer imposed by applicable U.S. federal and state securities laws, and not subject to any claims or other restrictions. The undersigned further hereby represents and warrants that the undersigned has sole power to transfer, sole voting power, sole power of conversion, exchange or exercise, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Securities to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the applicable U.S. federal and state securities laws that restrict the transfer of such Securities.

The undersigned will, upon request, execute and deliver any additional documents requested by the Exchange Agent to process delivery of the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities in connection with the surrender thereof.

Except for the Securities to be surrendered for exchange pursuant to this Letter of Transmittal (as set forth in Form 2 of this Letter of Transmittal) and any Company Equity Awards, the undersigned does not own any shares of capital stock or other equity or voting interests in or other securities of the Company.

The undersigned hereby represents and warrants that (a) if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization, (b) the undersigned has all legal right, power, authority and capacity to execute and deliver this Letter of Transmittal, to perform each of his, her or its obligations hereunder, and to consummate the transactions contemplated hereby and to participate in the implementation and consummation of the transactions contemplated by the Merger Agreement and (c) the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, reorganization insolvency, relief of debtors and other similar laws affecting the enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

In connection with the Securities to be surrendered for exchange pursuant to this Letter of Transmittal, the undersigned hereby waives all dissenters’ or appraisal rights or similar rights or remedies to which he, she or it may be entitled or otherwise available to the undersigned under any applicable Law in connection with the Mergers and the transactions contemplated by the Merger Agreement. The undersigned further understands that if he, she or it has filed a demand for dissenters’, appraisal or similar rights or remedies with respect to the Securities submitted and surrendered herewith (or, as applicable, cancelled), by submission of this Letter of Transmittal, the undersigned hereby withdraws such demand and agrees that the fair value of such Securities is not more than the consideration payable in respect thereof pursuant to the Merger Agreement.

All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

No permit, consent, waiver approval or authorization of, or declaration to or filing or registration with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby.

If the undersigned is an individual resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, the undersigned represents and warrants that he or she is not married or that he or she has the power to bind his or her spouse acting alone.

By signing this Letter of Transmittal, the undersigned acknowledges and agrees that (i) the surrender of the Securities pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.

d)	Delivery of Consideration. The delivery by the Exchange Agent of the applicable portion of the Aggregate Merger Consideration to which the undersigned is entitled in respect of the Securities pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the closing of the Mergers, (ii) the deposit by Parent with the Exchange Agent of (x) evidence of Parent Common Stock issuable in book-entry form equal to the applicable portion of the Aggregate Merger Consideration payable through the Exchange Agent pursuant to the Merger Agreement (excluding any cash in lieu of fractional shares of Parent Common Stock) and (y) cash in immediately available funds in an amount sufficient to pay any cash in lieu of fractional shares of Parent Common Stock in accordance with the terms of the Merger Agreement, and (iii) receipt by the Exchange Agent of this Letter of Transmittal, duly completed and validly executed, together with all required attachments and other documents. No interest will accrue on any portion of the Aggregate Merger Consideration.

The undersigned understands that the delivery and surrender of Securities will not be effective, and the risk of loss of such Securities shall not pass, unless and until the Exchange Agent receives this Letter of Transmittal, properly completed and duly executed, together with all accompanying evidences of authority in form satisfactory to Parent and any other required documents, including the certificate of certificates which immediately prior to the Effective Time represented outstanding Securities (“Certificates”). All questions as to validity, form and eligibility of any surrender of Certificates or the Securities represented thereby will be determined by Parent (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding.

The undersigned hereby represents and warrants that the mailing address, wire transfer information, or information provided for special payment or delivery, as applicable, set forth in this Letter of Transmittal is true, correct and complete, and the undersigned hereby agrees to indemnify and hold harmless Parent, Merger Sub, Merger Company, the Company, the Surviving Corporation, the Surviving Company and the Exchange Agent and their respective agents and representatives from any claims by any person, including the undersigned, relating to the delivery to such address or bank account, or pursuant to such special payment or delivery information, of any portion of the Aggregate Merger Consideration to be paid to the undersigned or on behalf of the undersigned, in respect of the undersigned’s Securities to be surrendered herewith. The undersigned agrees to notify the Exchange Agent of any change to the address, wire instructions or special payment or delivery information set forth herein.

Unless otherwise specified on Form 5, the undersigned hereby (a) directs the Exchange Agent to deliver the evidence of book-entry of Parent Common Stock and, if applicable, issue any cash payment, by check as set forth below, for the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities to be surrendered herewith and as may be due pursuant to the terms of the Merger Agreement in the name(s) of the registered holder(s) appearing at the address set forth in Form 1, and (b) acknowledges that, upon delivery of the items identified above by the undersigned to the Exchange Agent, the Exchange Agent shall issue to the undersigned the applicable portion of the Aggregate Merger Consideration in respect of the undersigned’s Securities to be surrendered herewith.

e)	Waiver of Notice. In consideration for, and in light of, the delivery of the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities, the undersigned hereby irrevocably and unconditionally waives any and all preemptive rights, restrictions on transfer, rights of first refusal, tag along rights, rights to notice, registration rights, valuation rights, consent or voting rights, information rights, rights to any liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Company Governing Documents, any agreements among the Company and any or all of the holders of Company Capital Stock (including the undersigned) and applicable Law.
f)	Release of Claims. The undersigned, as a condition to receiving the applicable portion of the Aggregate Merger Consideration payable in respect of the Securities, and on behalf of himself, herself or itself, and on behalf of his, her or its (to the extent applicable) heirs, beneficiaries, executors, trusts, spouse, estate, directors, officers, employees, managers, principals, advisors, stockholders, investors, members, Subsidiaries, administrators, successors, partners, predecessors, assigns and Affiliates (as applicable) (each, a “Releasing Party”), hereby fully, irrevocably and unconditionally waives, releases and discharges forever (the “Release”) each of Parent, Merger Sub, Merger Company, the Company, the Surviving Corporation and the Surviving Company and each of their respective past and present Subsidiaries, Affiliates, predecessors, officers, directors, stockholders, members, managers, partners, employees, representatives, agents, heirs, estates, successors, assigns and agents (collectively, “Released Parties”) from any and all past, present and future disputes, rights, claims, counter-claims, controversies, demands, liabilities, promises, agreements, contracts, liabilities, debts, encumbrances, costs (including attorneys’ fees and costs incurred), expenses, judgments, damages, losses, Proceedings, causes of action or obligations of every kind and nature, whether direct or indirect, known or unknown, fixed or contingent, accrued or not accrued, liquidated or unliquidated or due or to become due, whether arising or pleaded in law, in equity or otherwise, whether based on fraud, statute, tort, contract or any other basis, based upon facts, circumstances, occurrences or omissions existing, occurring or arising at or prior to the Closing and/or arising out of or relating to, directly or indirectly, such Releasing Party’s capacity as a stockholder of the Company and/or direct or indirect ownership interest in the Company (the “Released Claims”), including, but not limited to, (i) the undersigned’s ownership or purported ownership of the Securities to be surrendered herewith or (ii) the transactions contemplated by the Merger Agreement, including, without limitation, any and all claims that a Releasing Party may have against any of the Released Parties with respect to any contract, agreement or other arrangement (whether written or verbal), breach or alleged breach of fiduciary duty or otherwise.

Notwithstanding the foregoing, the Release shall not operate to release any claims (i) arising from rights of any Releasing Party under or to (A) the Merger Agreement, (B) any indemnification, exculpation or advancement of expenses provisions for the benefit of directors, managers, officers, employees or other individuals contained in the Company Governing Documents or the equivalent constituent documents of the Company Subsidiaries or (C) if such Releasing Party is a current or former officer, employee or service provider of the Company or any of the Company Subsidiaries, any claims with respect to salaries, wages, compensation, severance, reimbursable expenses or other health, welfare, retirement or similar benefits that, as of immediately prior to the Closing or thereafter, are due, owing, vested and outstanding (including any applicable acceleration rights) or payable or otherwise required to be made available to such Releasing Party in respect of services provided by such Releasing Party to the Company or the Company Subsidiaries or (ii) which cannot be waived as a matter of law (the foregoing clauses (i) and (ii), each, an “Excluded Claim”).

It is the intention of the Releasing Parties that the Release shall be effective as a full and final accord, satisfaction and release of all of the Released Claims. In furtherance of this intention, each Releasing Party hereby acknowledges and agrees that the Release shall extend to any and all Released Claims, whether known or unknown, foreseeable or unforeseeable, disclosed or undisclosed, and expressly waives and relinquishes any right any Releasing Party may have under any statue or rule which may prohibit the release of future rights or a release with respect to unknown claims.

The undersigned also hereby waives the benefits of, and any rights that the undersigned may have under, any statute or common law principle of similar effect in any jurisdiction. The undersigned understands and acknowledges (for itself and each of the Releasing Parties) that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the Released Claims released herein, and agrees that (i) it is the intention of the undersigned to fully, finally and forever waive, settle, release and relinquish all Released Claims (other than Excluded Claims), and (ii) the Release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.

The undersigned (for itself and each of the Releasing Parties) hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any claim, suit, action or proceeding of any kind against any Released Party based upon any Released Claim. If the undersigned (or any of the Releasing Parties) brings any claim, suit, action or proceeding against any Released Party with respect to any Released Claim, then the undersigned shall indemnify such Released Party in the amount or value of any judgment or settlement (monetary or other) and any related costs or expenses (including without limitation reasonable legal fees) entered against, paid or incurred by the Releasing Party.

The undersigned hereby (a) represents, warrants, acknowledges and agrees that the undersigned has been fully advised by the undersigned’s attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) expressly waives the benefits thereof and any rights that the undersigned may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The undersigned represents, acknowledges and agrees that he, she or it has read the Release and understands its terms and has been given an opportunity to ask questions of Parent’s or the Company’s representatives. The undersigned further represents that in signing this Letter of Transmittal he, she or it does not rely, and has not relied, on any representation or statement not set forth in the Release made by any representative of Parent or the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

The undersigned understands that each of Parent, Merger Sub, Merger Company and the Company has relied on each of the agreements set forth in this Letter of Transmittal in determining to enter into the Merger Agreement and consummate the transactions contemplated thereby, and the undersigned acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby and the delivery of the applicable portion of the Aggregate Merger Consideration to which the undersigned is entitled pursuant to and in accordance with the terms of the Merger Agreement constitutes good and valid consideration for the agreements contained in this Letter of Transmittal and that this Letter of Transmittal shall be fully binding on and enforceable against the undersigned by each of Parent, Merger Sub, Merger Company and the Company. The Released Parties are intended third-party beneficiaries of the Release, and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

g)	Confidentiality. The undersigned hereby agrees that all confidential and/or proprietary information of the Company (to the extent such information has not been made available to the general public) obtained by the undersigned prior to the Effective Time shall remain subject to all applicable confidentiality obligations (contractual or otherwise) of the undersigned, which such obligations shall not be limited or affected by the Mergers.

h)	Miscellaneous. The undersigned hereby acknowledges and agrees that Parent and its affiliates (including the Surviving Corporation and the Surviving Company) are third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of Parent, its affiliates (including the Surviving Corporation and the Surviving Company) and the Exchange Agent severally and shall be enforceable by each of Parent, its affiliates (including the Surviving Corporation and the Surviving Company) and the Exchange Agent severally.

No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the undersigned.

THE UNDERSIGNED HEREBY AND PURSUANT TO SECTION 9.9 OF THE MERGER AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Parent may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.

i)	Reliance/Survival. The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Exchange Agent, Parent, Merger Sub, Merger Company, the Company, the Surviving Corporation and the Surviving Company, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by Parent, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal requires the prior written consent of both the undersigned and Parent.
j)	Governing Law; Venue. This Letter of Transmittal shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The undersigned consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and consents to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Letter of Transmittal. The undersigned hereby agrees that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the Merger Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and the undersigned hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that he, she or it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.
k)	Interpretation. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR EXCHANGE OF ANY SECURITIES WILL BE DETERMINED BY PARENT IN ITS SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW.

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger Agreement, and the transactions contemplated thereby, including the Mergers, and the undersigned’s execution of this Letter of Transmittal and the transactions contemplated hereby, and acknowledges that the undersigned: (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired or as otherwise provided herein); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.

Form 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on Security

If Securities submitted for exchange are registered in different names, a SEPARATE letter of transmittal must be submitted for each Registered Holder.

Address

City

State/Province

Postal/Zip Code

Country

Email Address of Registered Holder*

*By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents in connection with this Letter of Transmittal (“Account”), including any disclosure required by federal, state or local law, and any other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at [  ]. Any withdrawal of your consent to Electronic Communications will be effective only after we have a reasonable period of time to process your withdrawal request.

Form 2. Securities Surrendered for Exchange.

Please complete the schedule below by listing the Securities being surrendered for exchange.

Type of Securities	Certificate Number	Quantity of Securities	Check Box if Lost
[Company Common Stock]			☐
[Company Series E Preferred Stock]			☐
[Company Series F Preferred Stock]			☐
[Company Series G Preferred Stock]			☐
[Company Warrants]	N/A		☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐

Lost Certificate(s). If the Certificate(s) has (have) been lost, stolen or destroyed, an Affidavit of Lost Certificate and Indemnity Agreement, attached hereto as Exhibit A, must be completed and delivered to the Exchange Agent along with this completed Letter of Transmittal.

Form 3. Tax Matters (IRS Form W-9 or Form W-8)

Each Registered Holder set forth in Form 1 must provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8, as applicable, as described below.

If any consideration to be issued in respect of the Securities being surrendered is to be issued to any Person other than the Registered Holder set forth in Form 1 (a “Transferee”), such Transferee must provide the Exchange Agent with a correct TIN and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8.

To avoid backup withholding, U.S. federal income tax law generally requires that if your Securities are accepted for payment, you or your assignee (in either case, the “Payee”) must properly complete and timely provide the Exchange Agent (the “Payor”) with the enclosed IRS Form W-9 (in the case of a Payee that is U.S. person (as defined in the instructions to the enclosed IRS Form W-9)) or an appropriate IRS Form W-8 (in the case of a Payee that is not a U.S. person), in each case, in accordance with the instructions thereto, or otherwise establish an exemption from backup withholding. If the Payor is not timely provided with a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or an adequate basis for an exemption, the Payee may be subject to penalties imposed by the IRS and backup withholding on any cash received pursuant to the Mergers (including any cash received in lieu of fractional shares). Backup withholding is not an additional tax. Rather, the tax liability of a Payee subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided the required information is timely furnished to the IRS.

Payees are urged to consult their tax advisors regarding compliance with the backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person must provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). In the case of a Payee who is an individual, a Payee’s correct TIN is the Payee’s social security number. If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 that are included at the end of the attached IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply. If the Securities are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report. To prevent backup withholding, a Payee that is not a U.S. person must complete an appropriate IRS Form W-8.

Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons should indicate their exempt status on the enclosed IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status and including any necessary supporting documentation. Such forms may be obtained from the Exchange Agent or the IRS website: www.irs.gov.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8 may result in backup withholding under U.S. tax laws on any payments and may result in penalties imposed by the IRS.

YOU ARE URGED TO CONTACT YOUR TAX ADVISOR FOR ADDITIONAL INFORMATION.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number and Certification Go to www.irs.gov/FormW9 for instructions and the latest information. Give Form to the requester. Do not send to the IRS. Print or type. See Specific Instructions on page 3. 1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank. 2 Business name/disregarded entity name, if different from above 3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes. Individual/sole proprietor or single-member LLC C Corporation S Corporation Partnership Trust/estate Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner. Other (see instructions) 4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3): Exempt payee code (if any) Exemption from FATCA reporting code (if any) (Applies to accounts maintained outside the U.S.) 5 Address (number, street, and apt. or suite no.) See instructions. 6 City, state, and ZIP code Requester’s name and address (optional) 7 List account number(s) here (optional) Taxpayer Identification Number (TIN) Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later. Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter. Social security number – – or Employer identification number – Certification Under penalties of perjury, I certify that: 1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and 2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and 3. I am a U.S. citizen or other U.S. person (defined below); and 4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct. Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later. Sign Here Signature of U.S. person Date General Instructions Section references are to the Internal Revenue Code unless otherwise noted. Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9. Purpose of Form An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following. • Form 1099-INT (interest earned or paid) • Form 1099-DIV (dividends, including those from stocks or mutual funds) • Form 1099-MISC (various types of income, prizes, awards, or gross proceeds) • Form 1099-B (stock or mutual fund sales and certain other transactions by brokers) • Form 1099-S (proceeds from real estate transactions) • Form 1099-K (merchant card and third party network transactions) • Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition) • Form 1099-C (canceled debt) • Form 1099-A (acquisition or abandonment of secured property) Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN. If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later. Cat. No. 10231X Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018) Page 2 By signing the filled-out form, you: 1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued), 2. Certify that you are not subject to backup withholding, or 3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and 4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information. Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9. Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are: • An individual who is a U.S. citizen or U.S. resident alien; • A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States; • An estate (other than a foreign estate); or • A domestic trust (as defined in Regulations section 301.7701-7). Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income. In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States. • In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity; • In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and • In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust. Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities). Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes. If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items. 1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien. 2. The treaty article addressing the income. 3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions. 4. The type and amount of income that qualifies for the exemption from tax. 5. Sufficient facts to justify the exemption from tax under the terms of the treaty article. Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption. If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233. Backup Withholding What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding. You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return. Payments you receive will be subject to backup withholding if: 1. You do not furnish your TIN to the requester, 2. You do not certify your TIN when required (see the instructions for Part II for details), 3. The IRS tells the requester that you furnished an incorrect TIN, 4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or 5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only). Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information. Also see Special rules for partnerships, earlier. What is FATCA Reporting? The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information. Updating Your Information You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies. Penalties Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 10-2018) Page 3 Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment. Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties. Specific Instructions Line 1 You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return. If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9. a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name. Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application. b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2. c. Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity's name as shown on the entity's tax return on line 1 and any business, trade, or DBA name on line 2. d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2. e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner's name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN. Line 2 If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2. Line 3 Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3. IF the entity/person on line 1 is a(n) . . . THEN check the box for . . . • Corporation Corporation • Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes. Individual/sole proprietor or singlemember LLC • LLC treated as a partnership for U.S. federal tax purposes, • LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or • LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes. Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation) • Partnership Partnership • Trust/estate Trust/estate Line 4, Exemptions If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you. Exempt payee code. • Generally, individuals (including sole proprietors) are not exempt from backup withholding. • Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends. • Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions. • Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC. The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4. 1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2) 2—The United States or any of its agencies or instrumentalities 3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities 4—A foreign government or any of its political subdivisions, agencies, or instrumentalities 5—A corporation 6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession 7—A futures commission merchant registered with the Commodity Futures Trading Commission 8—A real estate investment trust 9—An entity registered at all times during the tax year under the Investment Company Act of 1940 10—A common trust fund operated by a bank under section 584(a) 11—A financial institution 12—A middleman known in the investment community as a nominee or custodian 13—A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 10-2018) Page 4 The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13. IF the payment is for . . . THEN the payment is exempt for . . . Interest and dividend payments All exempt payees except for 7 Broker transactions Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012. Barter exchange transactions and patronage dividends Exempt payees 1 through 4 Payments over $600 required to be reported and direct sales over $5,0001 Generally, exempt payees 1 through 52 Payments made in settlement of payment card or third party network transactions Exempt payees 1 through 4 1 See Form 1099-MISC, Miscellaneous Income, and its instructions. 2 However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency. Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code. A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37) B—The United States or any of its agencies or instrumentalities C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i) E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i) F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state G—A real estate investment trust H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940 I—A common trust fund as defined in section 584(a) J—A bank as defined in section 581 K—A broker L—A trust exempt from tax under section 664 or described in section 4947(a)(1) M—A tax exempt trust under a section 403(b) plan or section 457(g) plan Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed. Line 5 Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records. Line 6 Enter your city, state, and ZIP code. Part I. Taxpayer Identification Number (TIN) Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below. If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN. Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations. How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days. If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester. Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon. Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8. Part II. Certification To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise. For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier. Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 10-2018) Page 5 1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification. 2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form. 3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification. 4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations). 5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification. What Name and Number To Give the Requester For this type of account: Give name and SSN of: 1. Individual The individual 2. Two or more individuals (joint account) other than an account maintained by an FFI The actual owner of the account or, if combined funds, the first individual on the account1 3. Two or more U.S. persons (joint account maintained by an FFI) Each holder of the account 4. Custodial account of a minor (Uniform Gift to Minors Act) The minor2 5. a. The usual revocable savings trust (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law The grantor-trustee1 The actual owner1 6. Sole proprietorship or disregarded entity owned by an individual The owner3 7. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i) (A)) The grantor* For this type of account: Give name and EIN of: 8. Disregarded entity not owned by an individual The owner 9. A valid trust, estate, or pension trust Legal entity4 10. Corporation or LLC electing corporate status on Form 8832 or Form 2553 The corporation 11. Association, club, religious, charitable, educational, or other taxexempt organization The organization 12. Partnership or multi-member LLC The partnership 13. A broker or registered nominee The broker or nominee For this type of account: Give name and EIN of: 14. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments The public entity 15. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B)) The trust 1 List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished. 2 Circle the minor’s name and furnish the minor’s SSN. 3 You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN. 4 List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier. *Note: The grantor also must provide a Form W-9 to trustee of trust. Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed. Secure Your Tax Records From Identity Theft Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund. To reduce your risk: • Protect your SSN, • Ensure your employer is protecting your SSN, and • Be careful when choosing a tax preparer. If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter. If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039. For more information, see Pub. 5027, Identity Theft Information for Taxpayers. Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059. Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 10-2018) Page 6 The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts. If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027. Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk. Privacy Act Notice Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Form 4. Signature Page to Letter of Transmittal

By selecting “I Accept” you acknowledge and represent that you have fully read and understood this Letter of Transmittal and consent to be legally bound by its terms and conditions.

You also represent that you are authorized to sign this Letter of Transmittal (either in your capacity as the Registered Holder set forth in Form 1 or in your capacity as having the authority to affix the signature of the Registered Holder set forth in Form 1) with the intention of providing a signature that is binding on the Registered Holder and such signature is provided on behalf of all owners for joint accounts.

Your E-Signature below certifies that no alterations have been made in any way to this Letter of Transmittal or any of the other instruments or documents accompanying this Letter of Transmittal or otherwise submitted by you. To the extent you have made any alterations to this Letter of Transmittal or any such other instruments or documents, any such alterations are deemed unenforceable and receipt of any payment does not constitute agreement to any such alterations.

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)
Date:
ADDITIONAL SIGNERS (IF APPLICABLE)
Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)
Date:

Form 5. Medallion Guarantee Stamp/Signature

ONLY COMPLETE THIS FORM if the consideration is to be delivered to any payee other than the Registered Holder of the Securities. You must provide this original fully completed form to the following address (we recommend you send it by overnight courier or registered mail, return receipt requested and insured):
[ ]

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)
Date:
ADDITIONAL SIGNERS (IF APPLICABLE)
Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)
Date:

A Medallion Signature Guarantee stamp may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program of the Securities Transfer Association Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Signature Program, as long as the amount of the transaction does not exceed the relevant surety coverage of the medallion.  Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted.  A notary public cannot provide a Medallion Signature Guarantee stamp.

Medallion Guarantee Stamp	Name of Institution Providing Medallion Guarantee:

Name/Title of Contact at Institution:

Phone Number of Contact at Institution:

Exhibit A: Affidavit of Lost Certificate and Indemnity Agreement

The undersigned registered holder (“Holder”) hereby represents, warrants and covenants as follows:

1.                  Holder’s current address is ___________________________________.

2.                  Holder is the true, lawful, present and sole legal and beneficial owner of, and is entitled to the possession of the following securities issued by Postmates Inc., a Delaware corporation (the “Company”), which have been lost, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced (the “Lost Certificate(s)”, and the securities represented thereby, the “Securities”):

Name(s) of Registered Holder(s) (exactly as name(s) appear(s) on Share Certificate(s) or holding(s))	______________________
Holding-Id(s)	Number of Holdings Represented by Holding-Id(s)
__________	__________________

3.                  Holder has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Certificate(s). The Lost Certificate(s) and any rights or interests therein were not endorsed by Holder. If Holder should find or recover the Lost Certificate(s), Holder will immediately surrender or cause to be surrendered the same to the Company (or its successor), without receiving any consideration thereof for cancellation.

4.                  The Lost Certificate(s), the Securities represented thereby, and any rights or interests therein were not sold, assigned, pledged, transferred, delivered, deposited under any agreement, hypothecated or disposed of in any manner by Holder or on Holder’s behalf. Neither Holder nor anyone on Holder’s behalf has signed any power of attorney, assignment or other authorization respecting the Lost Certificate(s) that is now outstanding and in force. No person, firm, company, agency, government or other entity other than Holder has or has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Certificate(s) or the Securities, or any rights or interests therein or proceeds thereof.

5.                  Holder agrees to (and on behalf of Holder’s successors or assigns), indemnify and hold harmless the Exchange Agent, the Company and any acquirer of the Company, together with their respective officers, directors, employees, agents, affiliates, successors, and assigns from and against any and all damages, liabilities, losses, actions, suits, claims or expenses (including reasonable attorneys’ fees) arising out of or in connection with the Lost Certificate(s), the Securities and/or the delivery of this Affidavit of Lost Certificate.

6.                  This Affidavit of Lost Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Holder has executed this Affidavit of Lost Certificate as of the date set forth below.

IF A LEGAL ENTITY	IF AN INDIVIDUAL

Registered Holder Name: _________________________

By: ____________________________________

(signature)

Name: ____________________________________

Title: ____________________________________

Date: ____________________________________

Registered Holder Name: _________________________ ____________________________________ (signature) Date: ____________________________________

ANNEX E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of July 6, 2020 (this “Agreement”), is made by and between Uber Technologies, Inc., a Delaware corporation (“Parent”), and each of the Persons set forth on Schedule 1 hereto under the caption “Holder” (each, a “Stockholder”).

W I T N E S E T H

WHEREAS, on July 5, 2020, Parent, News Merger Sub Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), News Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Company”), and Postmates Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and (b) immediately following the First Merger, the Company will be merged with and into Merger Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Company surviving the Second Merger as a wholly owned Subsidiary of Parent, in each case, upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, each Stockholder is the record or Beneficial Owner of, and has the right to vote and act by written consent with respect to and dispose of, (i) certain shares of common stock, par value $0.000001 per share, of the Company (the “Company Common Stock”) and/or (ii) certain shares of preferred stock, par value $0.000001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) (such shares referred to in clauses (i) and (ii), together with (x) all other shares of Company Capital Stock with respect to which such Stockholder or any of its Controlled Affiliates acquires record or Beneficial Ownership after the date hereof, (y) all other securities issued to such Stockholder or such Controlled Affiliates in respect of such Company Capital Stock or into which shares of such Company Capital Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations or other transactions on or after the date hereof, and (z) all other securities issued by the Company that are entitled to vote or consent with respect to the adoption of the Merger Agreement held or acquired by such Stockholder or such Controlled Affiliates, being collectively referred to herein as the “Shares”);

WHEREAS, obtaining each of the Company Stockholder Approval and the Company Certificate Amendment Approval is a condition to the consummation of the Transactions, including the Mergers; and

WHEREAS, each Stockholder is willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Definitions and Related Matters.

1.1              Definitions. This Agreement is a “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether or not any such rule, statute or regulation is applicable to such securities), (b) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which beneficial ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which beneficial ownership is being determined that increases in value as the value of the securities for which beneficial ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which beneficial ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Company” shall have the meaning set forth in the Recitals.

“Company Capital Stock” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Investors’ Rights Agreement” shall mean the Seventh Amended and Restated Investors’ Rights Agreement, dated as of October 21, 2019, by and among the Company and the Persons listed on Exhibit A thereto, as in effect on the date hereof.

“Company Voting Agreement” shall mean the Seventh Amended and Restated Voting Agreement, dated as of October 21, 2019, by and among the Company and the Persons listed on Exhibits A and B thereto, as in effect on the date hereof.

“Company Preferred Stock” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Expiration Time” shall mean, with respect to any Stockholder, the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment to the Merger Agreement without the prior written consent of such Stockholder if such amendment (i) reduces the Aggregate Merger Consideration or (ii) changes the form of consideration payable in the First Merger.

“First Merger” shall have the meaning set forth in the Recitals.

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Company” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Parent” shall have the meaning set forth in the Preamble.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proxy Holders” shall have the meaning set forth in Section 4.

“Second Merger” shall have the meaning set forth in the Recitals.

“Shares” shall have the meaning set forth in the Recitals.

“Stockholder” shall have the meaning set forth in the Preamble.

“Subsidiary” shall mean, means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (a) of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) in the case of a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control (directly or indirectly) of, any Person holding such Share, or otherwise.

1.2              Other Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement, except as otherwise expressly stated; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender includes each other gender; and (h) the word “or” shall not be exclusive.

2.             Agreement to Consent and Approve. Each Stockholder agrees that, from the date hereof until the Expiration Time, (a) it shall (i) promptly (and in any event within two business days) after the Form S-4 is declared effective under the Securities Act by the SEC execute and deliver (or cause to be executed and delivered) a written consent approving the adoption of the Merger Agreement and the Company Certificate Amendment and related matters, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to act by written consent thereto and in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent, and (ii) vote or cause to be voted (including by written consent) all of its Shares against (x) any Alternative Transaction and (y) any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, including the Mergers, and (b) it shall not enter into any tender, voting or other agreement or arrangement with any Person, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by such Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Merger Agreement and the

Company Certificate Amendment. Any attempt by a Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

3.             Agreement Not to Transfer or Encumber. Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares, other than to an Affiliate (provided that (x) no such Transfer shall in any way delay the adoption of the Merger Agreement as contemplated hereby and (y) prior to, and as a condition to, such Transfer, such Affiliate shall agree in a signed written agreement reasonably acceptable to Parent to be bound by and comply with all the provisions of this Agreement), or (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement). Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio.

4.             Proxy. Without limiting the obligations of each Stockholder under this Agreement, each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote (including by written consent) the Shares in accordance with this Agreement, in each case solely in the event such Stockholder fails to execute and deliver a written consent approving the adoption of the Merger Agreement and the Company Certificate Amendment, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto, in accordance with Section 2. Parent agrees not to, and shall cause the other Proxy Holders not to, exercise the proxy granted herein for any purpose other than with respect to the matters set forth in this Section 4. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder (a) shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to the Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 4 shall terminate and be of no further force and effect upon the Expiration Time.

5.             Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

5.1              Parent is duly organized, existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization.

5.2              Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder have been duly authorized by all necessary action of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by such Stockholder, constitutes the legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, except as limited by the Enforceability Limitations.

5.3              The execution and delivery of this Agreement by Parent and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the organizational or governing documents of Parent, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Parent, or (c) a conflict with, breach or violation of any Law applicable to Parent or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent to perform its obligations under this Agreement on a timely basis.

6.             Representations and Warranties of each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:

6.1              Such Stockholder is duly organized, existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization.

6.2              Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary action of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as limited by the Enforceability Limitations.

6.3              The execution and delivery of this Agreement by such Stockholder and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the organizational or governing documents of such Stockholder, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of such Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon such Stockholder, or (c) a conflict with, breach or violation of any Law applicable to such Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement on a timely basis.

6.4              As of the date hereof, (a) such Stockholder (i) Beneficially Owns all of the Shares set forth opposite such Stockholder’s name in the table set forth on Schedule 1 attached hereto free and clear of any and all Liens, other than those created by this Agreement and applicable securities laws, and (ii) has sole voting power over and right to consent with respect to all of such Shares, and (b) neither such Stockholder nor any of its Controlled Affiliates Beneficially Owns any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares set forth opposite such Stockholder’s or any of its Controlled Affiliates’ names in the table set forth on Schedule 1 attached hereto or, in the case of clause (b), any right of first refusal to purchase such Stockholder’s pro rata share of New Securities (as defined in the Company Investors’ Rights Agreement) pursuant to Section 4.1 of the Company Investors’ Rights Agreement.

6.5              Except as contemplated by this Agreement and the Company Voting Agreement, such Stockholder has not entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Any and all proxies in respect of the Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

6.6              As of the date hereof, there is no Proceeding pending or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of its Controlled Affiliates that, individually or in the aggregate, would reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

7.             Covenants of each Stockholder. Each Stockholder hereby further covenants and agrees as follows:

7.1              From the date hereof until the Expiration Time, such Stockholder shall not, and shall cause its Controlled Affiliates and its and their officers, directors and employees not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly through another Person: (a) solicit, initiate or knowingly encourage (including by way of furnishing non-public information regarding the Company and the Company Subsidiaries), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Alternative Transaction,

(b) participate in any discussions or negotiations, or cooperate with any Person (or group of Persons) (including by furnishing non-public information regarding the Company and the Company Subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Alternative Transaction, or (c) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, an Alternative Transaction. Such Stockholder shall, and shall cause its Controlled Affiliates and its and their officers, directors and employees to, and shall use its reasonable best efforts to cause its and their other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party conducted heretofore with respect to any Alternative Transaction. Notwithstanding anything to the contrary herein, nothing in this Section 7.1 shall prohibit the Company Board of Directors from taking any action permitted by and in accordance with Section 6.4 of the Merger Agreement in order to carry out its fiduciary duties under applicable Law; provided, that in no event shall any such action by the Company Board of Directors affect the validity and enforceability of this Agreement, including such Stockholder’s obligation to deliver (or cause to be delivered) the written consent contemplated by Section 2 of this Agreement and the Company’s obligation to consummate the Transactions, including the Mergers.

7.2              Such Stockholder agrees, from the date hereof until the Expiration Time, to promptly notify Parent of any new shares of Company Capital Stock, any other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, if any, acquired by such Stockholder or any of its Affiliates after the date hereof, including the number and other terms in respect thereof; provided that notwithstanding anything to the contrary in this Agreement, (a) such Stockholder will expressly retain, and not waive, any right to dividends that have accrued or will accrue following the date hereof pursuant to the Company Certificate and (b) there will be no obligation to notify Parent of such accruing dividends.

7.3              Such Stockholder hereby (a) authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, such Stockholder’s identity and ownership of the Shares and the nature of its obligations under this Agreement, and (b) agrees that it shall promptly (i) furnish to Parent and the Company any information that Parent or the Company may reasonably request for the preparation of any such announcement or disclosure and (ii) notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4              Such Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Transactions, including the Mergers, that such Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock owned by such Stockholder (including all rights under Section 262 of the General Corporation Law of the State of Delaware or Chapter 13 of the California Corporations Code).

7.5              Such Stockholder agrees, and agrees to cause its Affiliates, promptly following the date hereof and in any event prior to the Closing Date, to take (or cause to be taken) all actions necessary to terminate all Affiliate Arrangements to which such Stockholder or such Affiliate is a party (including, but not limited to, any management rights letters, VCOC letters, investors’ rights agreements, voting agreements or other similar agreements with the Company or its Subsidiaries, but excluding any indemnification agreement of a director or officer of the Company or its Subsidiaries and any other Contract set forth on Section 6.13 of the Company Disclosure Letter) at or prior to the Effective Time in a manner such that neither the Company nor any of its controlled Affiliates has any liability or obligation at or following the Effective Time pursuant thereto.

7.6              Such Stockholder hereby terminates and waives all rights of first refusal, redemption rights and rights of notice of the Transactions, including the Mergers and the Company Certificate Amendment, effective as of immediately prior to, and contingent upon, the Effective Time.

7.7              Such Stockholder shall, if and solely to the extent required in order to obtain the Company Stockholder Approval or the Company Certificate Amendment Approval and upon Parent’s reasonable written request, exercise any or all Company Warrants held by it prior to the record date set by the Company Board of Directors for determining the Company Stockholders entitled to execute and deliver written consents in connection with the Company Stockholder Approval and the Company Certificate Amendment Approval.

8.             Termination. Other than this Section 8 and Section 12, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any willful breach of this Agreement that occurred prior to such termination. For purposes of this Agreement, “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

9.             Duties. Each Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of the Shares and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of the Company, as applicable.

10.           No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to each Stockholder, as applicable, and Parent shall not have the authority to direct such Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

11.           No Obligation to Exercise. No provision of this Agreement shall require any Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of Company Capital Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of Company Capital Stock acquired or any Stockholder pursuant thereto shall be Shares for all purposes hereunder.

12.           Miscellaneous.

12.1          Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 12.5, without proof of actual damages (and each Stockholder hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which Parent is entitled at law or in equity. Each Stockholder further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

12.2          Assignment. Except as provided in and in accordance with Section 3(a), no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent, in the case of each Stockholder, or all Stockholders, in the case of Parent, except that Parent may, without the consent of any Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to a wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including without limitation any corporate successor by merger or otherwise. Any purported direct or indirect assignment in violation of this Section 12.2 shall be null and void ab initio.

12.3          Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by all parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

12.4          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule 1 attached hereto.

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025
	Attention:	Tad J. Freese Chad G. Rolston
	Email:	tad.freese@lw.com chad.rolston@lw.com
(ii)	if to Parent, to:

Uber Technologies, Inc. 1455 Market Street, Suite 400 San Francisco, California 94103
	Attention:	General Counsel
	Email:	ma-notice@uber.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Andrew J. Nussbaum
Mark A. Stagliano
Email:	AJNussbaum@wlrk.com
MAStagliano@wlrk.com

12.5          Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 12.5 in the manner provided for notices in Section 12.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6          Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.7          Entire Agreement; No Other Representations. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

12.8          No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.9          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.10      Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

12.11      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

12.12      No Recourse. Parent hereby agrees that no Stockholder, in his, her or its capacity as a Company Stockholder, will be liable for any claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Mergers (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company’s breach of the Merger Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

UBER TECHNOLOGIES, INC.

By:	/s/ Jennifer Jarrett
Name: Jennifer Jarrett
Title: Vice President, Corporate Development and Capital Markets
By:	/s/ Bastian Lehmann
Bastian Lehmann

THE FOUNDERS FUND V, LP

By:	The Founders Fund V Management, LLC, its general partner

By:	/s/ Brian Singerman

THE FOUNDERS FUND V PRINCIPALS FUND, LP

By:	The Founders Fund V Management, LLC, its general partner

By:	/s/ Brian Singerman

THE FOUNDERS FUND V Entrepreneurs fund, LP

By:	The Founders Fund V Management, LLC, its general partner

By:	/s/ Brian Singerman

THE FOUNDERS FUND IV, LP

By:	The Founders Fund IV Management, LLC, its general partner

By:	/s/ Brian Singerman

THE FOUNDERS FUND IV principals fund, LP

By:	The Founders Fund IV Management, LLC, its general partner

By:	/s/ Brian Singerman

Tiger global pip ix holdings, l.p.

tiger global long opportunities master fund, l.p.

tiger global private investment partners ix, l.p.

By:	Tiger Global PIP Performance IX, L.P., its general partner

By:	Tiger Global PIP Management IX, Ltd., its general partner

By:	/s/ Steven Boyd
Name: Steven Boyd
Title: General Counsel

GPI CAPITAL GEMini holdco lp

By:	/s/ Khai Ha
Name: Khai Ha
Title: Authorized Signatory

GPI CAPITAL guardian iii lp

By:	/s/ Khai Ha
Name: Khai Ha
Title: Authorized Signatory

spark capital growth fund, l.p.

By:	Spark Growth Management Partners, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

Spark capital growth founders’ fund, l.p.

By:	Spark Growth Management Partners, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

spark capital IV, l.p.

By:	Spark Management Partners IV, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

Spark capital founders’ fund Iv, l.p.

By:	Spark Management Partners IV, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

spark capital Iii, l.p.

By:	Spark Management Partners III, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

Spark capital founders’ fund III, l.p.

By:	Spark Management Partners III, LLC, its general partner

By:	/s/ Paul Conway
Name: Paul Conway
Title: Managing Member

Exhibit A

Form of Written Consent of Stockholder in Lieu of a Meeting
Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholder (the “Consenting Holder”) of Postmates Inc., a Delaware corporation (the “Company”), being the holder as of the date of this written consent (this “Written Consent”) of (a) shares of Company Common Stock (the “Common Shares”) and/or (b) shares of one or more of the following series of Company Preferred Stock: (i) Company Series E Preferred Stock (the “Series E Preferred Shares”), (ii) Company Series F Preferred Stock (the “Series F Preferred Shares”) and (iii) Company Series G Preferred Stock (the “Series G Preferred Shares”) (the shares referred to in this clause (b), collectively, the “Preferred Shares” and, together with the Common Shares, the “Shares,” which Shares are set forth on Annex A attached hereto)), acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Section 1.9 of the Bylaws of the Company (the “Company Bylaws”), hereby irrevocably consents in writing to the following actions and the adoption of the following resolutions without a meeting of stockholders of the Company (the “Company Stockholders”).

Company Stockholder Approval; Company Certificate Amendment Approval

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of July 5, 2020 (the “Merger Agreement”), by and among Uber Technologies, Inc., a Delaware corporation (“Parent”), News Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), News Merger Company LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Company”), and the Company, a copy of which has been provided to the Consenting Holder and is attached hereto as Annex B (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, the Merger Agreement provides for, among other things and subject to the terms and conditions set forth therein, (a) the merger of Merger Sub with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned Subsidiary of Parent, and (b) immediately following the First Merger, the merger of the Company with and into Merger Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Company surviving the Second Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the Effective Time, subject to the provisions of Article II of the Merger Agreement, (a) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the Per Share Series G Merger Consideration, (b) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the Per Share Series F Merger Consideration, (c) each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the Per Share Series E Merger Consideration and (d) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall cease to exist and shall automatically be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the Per Share Common Merger Consideration;

WHEREAS, the Merger Agreement contemplates that the Eighth Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended in the form attached to the Merger Agreement as Exhibit D (the “Company Certificate Amendment”);

WHEREAS, the Company Board of Directors has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Mergers and the Company Certificate Amendment

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(the “Transactions”), upon the terms and subject to the conditions set forth in the Merger Agreement, (b) determined that the Merger Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, are fair to, and in the best interests of, the Company and the Company Stockholders, (c) approved the execution, delivery and performance by the Company of the Merger Agreement, (d) recommended the adoption of the Merger Agreement and the approval of the Company Certificate Amendment to the Company Stockholders, upon the terms and subject to the conditions set forth in the Merger Agreement, and (e) directed that the Merger Agreement and the Company Certificate Amendment be submitted to the Company Stockholders for adoption and approval, respectively;

WHEREAS, the Form S-4 has been filed by Parent with the SEC in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Mergers, which Form S-4 contains the Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 251 of the DGCL, Section 1201 of the California Corporations Code (the “CCC”) and Section 6 of the Company Certificate, the Merger Agreement must be adopted by the affirmative vote or the execution and delivery to the Company of written consents of (a) the holders of at least a majority of the outstanding shares of Company Capital Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (b)  the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, and (c) the holders of at least a majority of the outstanding shares of Company Common Stock (voting as a single class) entitled to vote thereon (clauses (a), (b) and (c), collectively, the “Company Stockholder Approval”);

WHEREAS, pursuant to Section 242 of the DGCL, Section 903 of the CCC and Sections 6 and 8(j) of the Company Certificate, the Company Certificate Amendment must be adopted by the affirmative vote or the execution and delivery to the Company of written consents of (a) the holders of at least a majority of the outstanding shares of Company Capital Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (b) the holders of at least a majority of the outstanding shares of Company Preferred Stock (voting as a single class and on an as-converted basis) entitled to vote thereon, (c) the holders of at least a majority of the outstanding shares of the Company Series G Preferred Stock (voting as a separate class) and (d) the holders of at least a majority of the outstanding shares of Company Common Stock (voting as a single class) entitled to vote thereon (clauses (a), (b), (c) and (d), collectively, the “Company Certificate Amendment Approval”);

WHEREAS, the Consenting Holder acknowledges that the Mergers may constitute a “Change of Control Transaction” that satisfies the provisions of Section 3.1 of that certain Seventh Amended and Restated Voting Agreement, by and among the Company and the stockholders named therein, dated as of October 21, 2019 (as it may be amended from time to time, the “Voting Agreement”), which may require counterparties to the Voting Agreement to comply with Section 3.1 thereof if such a Change of Control Transaction occurs and is approved by (a) a majority of the Company Board of Directors, (b) the holders of a majority of the then-outstanding Company Preferred Stock (on an as-converted basis) and (c) the holders of a majority of the then-outstanding Company Common Stock, which, in the case of clause (a), has been satisfied in connection with the Company Board Recommendation, and in the case of clauses (b) and (c), would be satisfied by the Company Stockholder Approval;

WHEREAS, pursuant to Section 228 of the DGCL and Section 1.9 of the Company Bylaws, the Company Stockholders may act by written consent; and

WHEREAS, upon (a) the execution and delivery of this Written Consent and (b) the execution and delivery of written consents by each other Key Stockholder, in each case in accordance with the terms of the Support Agreement, each of the Company Stockholder Approval and the Company Certificate Amendment Approval shall have been obtained in accordance with the DGCL, the CCC, the Company Certificate and the Company Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that the Consenting Holder hereby consents, with respect to all of its Shares, to the approval of the Company Certificate Amendment and the adoption of the Merger Agreement, and approves the Transactions, including the Mergers and the Company Certificate Amendment, with the same force and effect as if such action had been taken at a meeting of stockholders; and

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FURTHER RESOLVED, that such consent and approval shall be given with respect to, and shall deemed to satisfy, any and all provisions of the Company Governing Documents, including, if and as applicable, Sections 3, 4(b) (to the extent Section 3(a)(B) is applicable), 6 and 8(g), in each case, of Article V of the Company Certificate, and under the terms of any other agreement or arrangement to which the Consenting Holder is a party, including Section 3.1 of the Voting Agreement, in each case to the extent the Consenting Holder has a consent or approval right under such provisions in connection with the Merger Agreement and the Transactions, including the Mergers and the Company Certificate Amendment, including in respect of the conversion of the Company Preferred Stock pursuant to and in accordance with the Merger Agreement.

Termination of Affiliate Arrangements

WHEREAS, the Consenting Holder may be party to certain Affiliate Arrangements with the Company; and

WHEREAS, in connection with the consummation of the Transactions, including the Mergers, the Consenting Holder desires to terminate all Affiliate Arrangements to which it is a party (including, but not limited to, any management rights letter, VCOC letters, investors’ rights agreement, voting agreements or other similar agreements with the Company or its Subsidiaries, but excluding any indemnification agreement of a director or officer of the Company the Company or its Subsidiaries) at or prior to the Effective Time in a manner such that neither the Company nor any of its controlled Affiliates has any liability or obligation at or following the Effective Time pursuant thereto and otherwise in a manner reasonably acceptable to the Company and Parent.

NOW, THEREFORE, BE IT RESOLVED, that, effective as of immediately prior to, and contingent upon, the Effective Time, the Consenting Holder hereby consents to the termination of each Affiliate Arrangement to which it is a party (including, but not limited to, any management rights letter, VCOC letters, investors’ rights agreement, voting agreements or other similar agreements with the Company or its Subsidiaries, but excluding any indemnification agreement of a director or officer of the Company the Company or its Subsidiaries and any other Contract set forth on Section 6.13 of the Company Disclosure Letter), with the effect that such Affiliate Arrangement(s) shall be of no further force or effect upon and after the Effective Time.

Waiver of Certain Rights

RESOLVED, that the Consenting Holder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Transactions, including the Mergers, that the Consenting Holder may have by virtue of, or with respect to, any shares of Company Capital Stock owned by such Stockholder (including all rights under Section 262 of the DGCL or Chapter 13 of the CCC); and

FURTHER RESOLVED, that, effective as of immediately prior to, and contingent upon, the Effective Time, the Consenting Holder hereby consents to the termination or waiver of any rights of first refusal, redemption rights and rights of notice of the Transactions, including the Mergers and the Company Certificate Amendment, of the Consenting Holder, as applicable.

General

RESOLVED, signatures to this Written Consent transmitted by facsimile or by electronic mail in .pdf form or by any other means of electronic transmission shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement and the Support Agreement to which the Consenting Holder is a party, and shall be filed with the corporate records of the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date set forth below.

[CONSENTING HOLDER]

By:
Name:
Title:

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ANNEX F

SECTION 262 OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX G

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX H

Postmates Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Postmates Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Postmates Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit, which include standards of the American Institute of Certified Public Accountants (AICPA) Code of Professional Conduct.

We conducted our audits of these consolidated financial statements in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 2, 2020

We have served as the Company’s auditor since 2017.

1

Postmates Inc.

Consolidated balance sheets

	December 31,
(in thousands, except share and per share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$185,655	$236,339
Accounts receivable, net	12,592	6,035
Prepaid expenses and other current assets	21,404	6,764
Total current assets	219,651	249,138
Restricted cash	4,797	13,225
Property and equipment, net	21,424	21,466
Operating lease right-of-use assets	28,075	—
Deferred contract acquisition costs	5,515	2,500
Deferred tax assets	32	69
Other assets	3,256	1,044
Total assets	$282,750	$287,442

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$60,961	$25,018
Accrued liabilities	95,686	29,816
Contract liabilities	8,402	11,897
Taxes payable	60	82
Short-term loans	9,167	—
Short-term operating lease liabilities	4,573	—
Other current liabilities	7,648	5,126
Total current liabilities	186,497	71,939
Long-term liabilities
Long-term loans	29,743	38,179
Operating lease liabilities	32,362	—
Other long-term liabilities	6,864	22,832
Total liabilities	255,466	132,950

Commitments and contingencies (See Note 5)
Convertible preferred stock, $0.000001 par value 116,716,811 and 76,480,863 shares authorized as of December 31, 2019 and December 31, 2018, respectively; aggregate liquidation preference of $679,296 and $402,817 as of December 31, 2019 and December 31, 2018, respectively; 108,526,803 and 76,480,863 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	654,507	384,084

Stockholders’ deficit
Common stock, $0.000001 par value 277,070,000 and 219,840,000 shares authorized as of December 31, 2019 and December 31, 2018, respectively; 77,169,263 and 74,258,033 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	196,981	174,254
Accumulated other comprehensive loss	(42)	(7)
Accumulated deficit	(824,162)	(403,839)
Total stockholders’ deficit	(627,223)	(229,592)
Total liabilities, convertible preferred stock and stockholders’ deficit	$282,750	$287,442

The accompanying notes are an integral part of these consolidated financial statements.

2

Postmates Inc.

Consolidated statements of operations and comprehensive loss

	Year ended December 31,
(in thousands)	2019	2018
Revenue	$320,838	$159,877
Cost of revenue	131,381	59,012
Gross profit	189,457	100,865
Operating expenses
Operations and support	64,189	35,837
Sales and marketing	335,201	85,421
Research and development	68,497	43,119
General and administrative	140,142	62,736
Total operating expenses	608,029	227,113
Loss from operations	(418,572)	(126,248)
Interest income	4,416	1,302
Interest expense	(5,796)	(4,093)
Other income (expense), net	(84)	(194)
Loss before provision for income taxes	(420,036)	(129,233)
Provision for income taxes	287	43
Net loss	(420,323)	(129,276)
Other comprehensive income (loss)
Currency translation adjustment	(35)	56
Comprehensive loss	$(420,358)	$(129,220)

The accompanying notes are an integral part of these consolidated financial statements.

3

Postmates Inc.

Consolidated statements of convertible preferred stock and stockholders’ deficit

						Accumulated
					Additional	Other		Total
	Convertible Preferred Stock		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
(in thousands, except share data)	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2017	29,014,612	$134,223	72,559,250	$—	$156,124	$(63)	$(274,563)	$(118,502)
Issuance of common stock upon exercise of stock options	—	—	1,719,783	—	2,294	—	—	2,294
Repurchase of common stock	—	—	(21,000)	—	(84)	—	—	(84)
Issuances of Series E convertible preferred stock, net of issuance costs of $139	47,466,251	249,861	—	—	—	—	—	—
Warrants for common stock issued pursuant to loan agreements	—	—	—	—	1,399	—	—	1,399
Stock-based compensation	—	—	—	—	14,521	—	—	14,521
Currency translation adjustments	—	—	—	—	—	56	—	56
Net loss	—	—	—	—	—	—	(129,276)	(129,276)
Balances at December 31, 2018	76,480,863	$384,084	74,258,033	$—	$174,254	$(7)	$(403,839)	$(229,592)
Issuance of common stock upon exercise of stock options	—	—	2,652,940	—	4,868	—	—	4,868
Repurchase of common stock	—	—	(1,835)	—	(7)	—	—	(7)
Issuance of common stock for services	—	—	260,125	—	321	—	—	321
Issuances of Series F and Series G convertible preferred stock, net of issuance costs of $4,577	32,045,940	270,423	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	17,545	—	—	17,545
Currency translation adjustments	—	—	—	—	—	(35)	—	(35)
Net loss	—	—	—	—	—	—	(420,323)	(420,323)
Balances at December 31, 2019	108,526,803	$654,507	77,169,263	$—	$196,981	$(42)	$(824,162)	$(627,223)

The accompanying notes are an integral part of these consolidated financial statements.

4

Postmates Inc.

Consolidated statements of cash flows

	Year ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net loss	$(420,323)	$(129,276)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	11,221	8,869
Amortization of debt issuance costs and discounts	730	568
Deferred taxes	38	(57)
Stock-based compensation expense	17,145	14,176
Issuance of common stock for services	321	—
Loss on disposal of property and equipment	3,225	235
Changes in operating assets & liabilities:
Accounts receivable	(6,557)	(585)
Other current and noncurrent assets	(16,878)	(3,988)
Accounts payable	35,911	10,256
Accrued liabilities	62,477	8,881
Contract liabilities	(3,495)	9,940
Other current and noncurrent liabilities	(9,062)	14,531
Net cash used in operating activities	(325,247)	(66,450)

Cash flows from investing activities
Purchases of property and equipment	(5,078)	(13,575)
Net cash used in investing activities	(5,078)	(13,575)

Cash flows from financing activities
Principal payments on finance lease obligations	(5,197)	(2,595)
Proceeds from issuances of convertible preferred stock, net of issuance costs	274,213	249,861
Payment of deferred offering costs	(2,629)	(88)
Proceeds from long-term loans	—	45,000
Loan principal payment	—	(5,000)
Payment of debt issuance costs and discounts	—	(990)
Proceeds from exercise of stock options	4,868	2,294
Repurchase of common stock	(7)	(84)
Net cash provided by financing activities	271,248	288,398
Effect of exchange rates on cash and cash equivalents	(35)	56
Net increase (decrease) in cash, cash equivalents and restricted cash	(59,112)	208,429

Cash, cash equivalents and restricted cash
Beginning of period	249,564	41,135
End of period	$190,452	$249,564

Supplemental disclosure of cash flow information
Cash paid for interest	$4,656	$2,966
Cash paid for taxes	294	77

Supplemental disclosure of non-cash activities
Assets acquired under finance leases	$6,910	$4,848
Capitalized stock-based compensation cost	400	344
Warrants for common stock issued pursuant to loan agreements	—	1,399
Property and equipment in accounts payable and accrued liabilities	264	48
Deferred offering cost in accounts payable and accrued liabilities	132	712
Convertible preferred stock issuance cost in accounts payable and accrued liabilities	3,790	—

The accompanying notes are an integral part of these consolidated financial statements.

5

Postmates Inc.

Notes to consolidated financial statements

1. Description of business and basis of presentation

Description of business

Postmates Inc. (referred to as the “Company” and “Postmates”) was incorporated under the laws of the State of Delaware in 2011 and is located in San Francisco, California. Postmates is an on-demand delivery platform. Through the Company’s network, Postmates enables consumers to order food and goods from merchants for delivery or pickup. The Company has sustained losses since inception and expects that its operating expenses will continue to be significant for the foreseeable future. The Company intends to continue to incur costs to support its business growth, including current levels of marketing spend, and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance existing services, improve operating infrastructure or acquire complementary businesses and technologies. Accordingly, as of March 2, 2020, the date the consolidated financial statements as of and for the year ended December 31, 2019 were available for issuance, the Company will need to either engage in equity or debt financings to secure additional funds or reduce or delay certain expenditures, including current levels of marketing spend, to ensure the Company has sufficient cash balances and cash flows from operations to support its working capital and capital expenditure needs for at least the next 12 months. If the Company raises additional funds through future issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities that are issued could have rights, preferences and privileges superior to those of holders of common stock. Any debt financing that the Company secures in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. Such financing may not be available on reasonable terms, if at all.

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of significant accounting policies

Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts stated in the consolidated financial statements and accompanying notes. These judgments, estimates and assumptions are used for, but not limited to the determination of the allowance for accounts receivable, useful lives of the customer and merchant contracts, useful lives of property and equipment, accrued legal reserves, accrued indirect and non-income taxes and reserves, insurance reserves, leases, valuation of stock-based compensation and common stock, warrants and recognition and measurement of current and deferred income taxes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the estimates and judgments are subject to adjustment. Actual results could differ materially from the Company’s estimates.

6

Concentration of credit risk and other risks and uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents and restricted cash with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure of each investment. Although the Company deposits its cash with multiple financial institutions, the deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. Cash equivalents primarily consist of institutional money market funds denominated in U.S. dollars. Included in cash and cash equivalents are certain cash in transit from certain credit card payment processors totaling $20.0 million and $10.3 million as of December 31, 2019 and December 31, 2018, respectively.

The following customers accounted for more than 10% of the Company’s accounts receivable:

	December 31,
	2019	2018
Customer A	13%	13%
Customer B	*	12%
Customer C	28%	*

* Accounts receivable was less than 10%

No customer individually accounted for more than 10% of the Company’s revenue for the years ended December 31, 2019 and 2018. The Company maintains an allowance for doubtful accounts receivable balance, which is based on historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts. This estimate is periodically adjusted when new information becomes available to indicate that an adjustment, or change in estimate, is necessary.

Foreign currency translations and transactions

Most of the Company’s foreign subsidiaries have non-U.S. dollar functional currencies. The financial statements of these non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity and average rates of exchange for revenue and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Unrealized foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies as well as realized foreign exchange gains and losses on foreign exchange transactions are recorded in other income (expense), net in the accompanying consolidated statements of operations. Foreign exchange gains (losses) for the years ended December 31, 2019 and 2018 were immaterial and included in other income (expense), net in the consolidated statements of operations.

Revenue recognition

The Company accounts for revenue under Accounting Standards Codification Topic 606 Revenue from Contracts with Customers, or ASC 606. The Company derives revenue primarily in two ways:

•	delivery fees and service fees charged to customers are recognized as revenue net of promotional discounts, incentive offers and refunds provided to customers and net of fleet payout and any fleet incentives based on the occurrence of a single or multiple deliveries. For revenue recognition purposes, because the Company is acting as an agent arranging for customers to order goods from merchants and have the goods delivered by a fleet of independent contractors, the Company recognizes customer fees as revenue net of amounts paid to the fleet for their service. Depending on the size of the order, delivery fees may include small cart fees. The Company also derives revenue from customers through Postmates Unlimited subscription orders, where members receive free
7

delivery on qualified orders for a monthly or annual fee. Subscription fees are initially deferred and subsequently recognized ratably as revenue over the applicable subscription period; and
•	commission fees charged to merchant customers (referred to as “partner merchants”). For revenue recognition purposes, because the Company is acting as an agent of the partner merchant in the transaction, the Company recognizes revenue only for its commission, which is a percentage of the total purchase value for such transaction.

For each order, the Company processes the entire amount of the transaction (i.e. purchase value, delivery and service fees and tips) received from the customer, and recognizes revenue for the amount the Company retains after settling the purchase value to the merchant and fees payable to the fleet for their services. Any tips received from customers and passed through to the fleet during payment processing are not reflected as revenue or expenses of the Company. Order processing costs are expensed as incurred and are included in cost of revenue in the consolidated statements of operations. Sales taxes are excluded from revenue and cost of revenue.

The Company also generates revenues from the following:

•	the use of Postmates-funded debit cards. The fleet utilizes these cards to pay for orders upon pick up from non-partner merchants. The Company earns a revenue share from the payment card vendor for transactions processed through these debit cards and records these amounts in the same period the underlying transaction takes place; and
•	nominal revenue from advertising related activities on the Postmates platform.

The Company’s arrangements involve multiple parties, including customers, merchants and the fleet. The Company’s role in the transaction is to arrange for delivery services on behalf of customers through operating a platform that enables customers to obtain food and goods from merchants delivered by a fleet of independent contractors.

The substantial majority of the Company’s revenue is generated from customers and merchants as part of an integrated offering on the Company’s platform. This revenue is comprised of delivery fees, service fees and merchant commission fees. The Company evaluates the presentation of revenue on a gross vs. net basis related to the following fees:

•	Customer fees: The Company charges a delivery fee and a service fee (together, “customer fees”) to the customer. When a customer places an order, the Company, through its platform, offers the delivery to its fleet of independent contractors who can accept, decline or ignore the order. The Company, acting as an agent to the customer, arranges delivery services through its platform to be provided by the fleet directly to the customer. The Company does not control the fleet, who are primarily responsible for providing the services to the customer, and does not control the service. The Company bears no inventory risk for the fleet’s services as it is not obligated to pay the independent contractor unless a customer order is accepted. The Company does not pre-purchase services. The operation of the platform does not transfer a service to the customer, it is an activity necessary in fulfilling the fundamental promise to the customer, which is to arrange for delivery of goods from merchants to customers, and which is the single performance obligation to the customer.
•	Merchant commission fees: The Company, through its platform, arranges for merchant goods to be provided to customers as an agent. The merchant is the principal in the sale of their goods as the merchant controls the goods before they are delivered by the fleet to the customer or picked up by the customer. The Company does not obtain possession or title of the goods, nor does the Company control these goods prior to transfer to the customer and the merchant is primarily responsible for providing the goods ordered by the customer. The Company bears no inventory risk with regard to the goods and the merchant sets prices of their goods.

The Company offers through its platform a subscription product, Postmates Unlimited, through which customers may pay a monthly or annual fee in exchange for no delivery or service fees or, in some cases, reduced fees. As the Company’s obligation in these arrangements is to stand ready to process orders and arrange for couriers to fulfill deliveries when and if a customer submits an order, this obligation is satisfied over time. The customer benefits

8

from the Company’s service evenly over the subscription period, regardless of when and if the customer places an order. Therefore, the Company recognizes Postmates Unlimited subscription fees ratably over the monthly or annual subscription period.

To achieve the core principles of this standard, the Company applies the following steps:

1. Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of its contracts and its customary business practices in identifying its contracts under ASC 606. The Company determines it has a contract with a customer when the customer has accepted the terms of service (for customers) or executed a contract (for partner merchants), it can identify each party’s rights regarding the services to be transferred, it can identify the payment terms for the services, it has determined the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgment in determining the merchant’s ability and intent to pay, which is based on a variety of factors, including the merchant’s historical payment experience or credit and financial information. Customers pay via credit card at the time of service. The Company collects the entire amount of the transaction (i.e. purchase value, delivery and service fees and tips) received from the customer on behalf of merchants and the fleet and retains its fees after settling the purchase value to the merchant and fees payable to the fleet for their service; thus the customer’s and merchant’s ability and intent to pay is not subject to significant judgment.

2. Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The Company’s performance obligation principally consists of platform services to facilitate the completion of an order, including processing payments as part of the overall integrated service.

3. Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company records certain incentives, promotions and expected refunds as variable consideration which results in a reduction to the fee earned by the Company at the time of the transaction. The Company earns a variable amount and may record a loss from a transaction, which is recorded as a reduction to revenue, in instances where the fee is less than the amount the Company is committed to pay the merchant and the fleet. None of the Company’s contracts contain a significant financing component as there are no contracts or obligations that extend longer than one year.

4. Allocation of the transaction price to the performance obligation in the contract

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price. The Company’s performance obligation principally consists of platform services to facilitate the successful completion of a delivery, including processing payments as part of the overall integrated service. The Company has an immaterial number of contracts with multiple performance obligations.

5. Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied which occurs when control of the service is transferred to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

9

Services for customers who are not Postmates Unlimited members generally transfer at the point in time that a delivery order is complete as this is the point in time when the Company’s platform services are completed; and the Company has a present right to payment. Services to Postmates Unlimited members are generally a stand-ready obligation of the Company to arrange deliveries and process qualified orders for no delivery fee when and if submitted by customers, which is satisfied ratably over the applicable subscription period.

Practical expedients

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice when that amount corresponds directly with the value of services performed and (iii) variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied distinct service that forms part of a single performance obligation.

The Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. The Company does not have contracts longer than one year.

Incentive offers and promotions

The Company periodically conducts marketing promotions to attract customers and independent contractors to use the platform.

Customer incentives

The Company offers various incentives to customers including free or discounted delivery, free or discounted items, referral bonuses and other similar offers. Referral incentives are often granted to both the referring party and the referred party. These incentives represent variable consideration that is typically settled within a week. The Company reduces the transaction price by the estimated amount of the incentives expected to be paid upon completion of the performance criteria by applying the most likely outcome method. The Company also offers referral bonuses to customers, which are accounted for as sales and marketing expense if the Company receives a distinct good or service in exchange for the payment and can reasonably estimate the fair value of the good or service received. The amount recorded as an expense is the lesser of the amount of the payment or the established fair value of the benefit received. The fair value of the benefit is established using amounts paid to third parties for similar services. The Company records the incentive as a liability at the time the incentive is earned by the referrer with the corresponding charge recorded to sales and marketing expense. If the payment to the customer exceeds the fair value of the distinct good or service received from the customer, then the excess payment is accounted for as a reduction of revenue. If the Company cannot reasonably estimate the fair value of the good or service received from the customer, all of the payment is recorded as a reduction of revenue.

Fleet incentives

The Company offers specific fleet incentives to encourage independent contractors to attain delivery milestones, complete deliveries during periods of high demand and refer new independent contractors to the fleet. Referral incentives are often granted to both the referring party and the referred party. These incentives include bonuses per delivery, minimum guaranteed payments and referral bonuses. Fleet incentives that are based on the occurrence of a single or multiple deliveries are recorded as a reduction of revenue. Fleet incentives that are not based on the occurrence of a single or multiple deliveries are recorded as operations and support expense.

Accounts receivable

Accounts receivable represents amounts for which the Company has an unconditional right to consideration that is subject only to the passage of time before payment is due.

10

Accounts receivable primarily represents amounts owed from third party payment processors and the Company’s merchant customers. Accounts receivable is recorded net of an allowance for doubtful accounts that reflects management’s assessment of specific customers’ accounts that will not be collected. The allowance is based on historical loss experience and any specific risks, current or forecasted, identified in collection matters.

The Company also records an allowance for chargebacks as a result of customer disputes. The Company estimates the allowance based on historical experience, which is reviewed periodically and as needed, and amounts are written off when determined to be uncollectable. The allowance for doubtful accounts was not material as of December 31, 2019 and December 31, 2018.

Contract liabilities

Contract liabilities consist of deferred revenue and include payments received in advance of performance under the Company’s contracts. Such payments arising from subscriptions represent the payment received from the customer for the price of the subscription, as that represents the obligation of the Company for the facilitation of delivery to the customer. The amount recognized as revenue will be net of fleet payouts and delivery-related incentives. Revenue related to these subscriptions is recognized ratably over the applicable subscription period. Other deferred revenue related to specific performance obligations is recognized as revenue when the related performance obligation is satisfied. The Company recognized revenue of $11.4 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively, that was included in the corresponding contract liabilities balance as of the beginning of respective years.

Deferred contract acquisition costs

The Company applies the guidance in ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers, with respect to capitalization and amortization of incremental costs of obtaining a contract. The guidance requires the capitalization of incremental costs incurred to obtain a contract with a customer that it would not have incurred if the contract had not been obtained, provided it expects to recover the costs. As a result, the Company capitalizes the following:

•	sales commissions paid to internal sales personnel that are incremental to the acquisition of partner merchant customer contracts; and
•	incentive credits granted or payments made to customers who refer new customers when those credits or payments made are not required to reduce revenue.

The Company defers commission costs when, based on its sales compensation plans, the commissions are incremental and would not have occurred absent the customer contract. Deferred commission costs are amortized using the straight-line method to sales and marketing expense in the consolidated statements of operations over the merchant customer relationship period, which is estimated to be approximately 4 years. Customer referral incentive credits are incremental as they are granted when a new customer is referred and that customer places its first order. Referral incentive credits are amortized over the expected life of customers, which is estimated to be approximately 3 years. Deferred contract acquisition costs are amortized using a method that is consistent with the pattern of customer retention.

The Company classifies the unamortized portion of deferred contract costs as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract costs are included in “Prepaid expenses and other current assets” and “Deferred contract acquisition costs”, respectively, in the accompanying consolidated balance sheets. During the years ended December 31, 2019 and 2018, the Company deferred $11.8 million and $4.1 million, respectively, of contract acquisition costs and recognized $7.0 million and $2.2 million of related amortization expense during the years ended December 31, 2019 and 2018, respectively.

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The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred contract acquisition costs. There was no significant impairment loss recorded during the years ended December 31, 2019 and 2018.

Costs and expenses

Set forth below is a brief description of the key components of the Company’s costs and expenses:

Cost of revenue. Cost of revenue primarily consists of third-party payment processing fees, hosting fees, expenses related to order fulfillment services and expenses related to payment chargebacks and other transactional losses. It also includes amortization of capitalized internal-use software development costs and depreciation of equipment used in revenue generating activities.

Operations and support. Operations and support expenses primarily consist of salaries, benefits and stock-based compensation expense for customer support employees, fleet incentives not related to deliveries and fleet onboarding costs and depreciation and amortization.

Sales and marketing. Sales and marketing expenses primarily consist of digital advertising and customer referral bonuses, as well as salaries, commissions, benefits and stock-based compensation expense for sales and marketing employees. It also includes depreciation and amortization of property and equipment and amortization of deferred contract acquisition costs. Advertising expense was $233.4 million and $39.5 million for the years ended December 31, 2019 and 2018, respectively. Advertising costs are expensed as incurred.

Research and development. Research and development expenses are charged to operations as incurred and primarily consist of salaries, benefits, stock-based compensation expense for salaried employees and payments to contractors engaged in research and development activities, maintenance and testing of the Company’s platform including website, mobile apps and other products, and depreciation and amortization.

General and administrative. General and administrative expenses primarily consist of salaries, benefits, stock-based compensation expense for salaried employees and payments to consultants, facilities costs, insurance costs, indirect and non-income taxes and depreciation and amortization.

Cash, cash equivalents and restricted cash

Cash and cash equivalents as of December 31, 2019 and 2018 consisted of cash held in checking accounts, savings accounts and institutional money market funds, as well as cash in transit from certain credit card payment processors. Restricted cash as of December 31, 2019 and 2018 consisted of letters of credit held as collateral for the Company’s casualty insurance policy and a compensating balance that the Company agreed to maintain in a bank account pursuant to an agreement with a credit card payment processor. Restricted cash as of December 31, 2018 also included cash held as collateral for the Company’s lease agreements related to certain office facilities as well as collateral for its credit cards, totaling $5.0 million, which were released during 2019.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets and the total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows:

	December 31,
(in thousands)	2019	2018

Cash and cash equivalents	$185,655	$236,339
Restricted cash	4,797	13,225
	$190,452	$249,564
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Fair value measurements and financial instruments

The Company follows guidance provided in ASC 820, Fair Value Measurement, for valuation of financial assets and financial liabilities and for nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The guidance describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable and accounts payable, approximate fair values due to their short-term nature.

The following tables set forth the fair value of the Company’s financial assets by level within the fair value hierarchy:

	December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Fair value
Financial assets
Cash equivalents:
Money market funds	$166,139	$—	$—	$166,139
Total	$166,139	$—	$—	$166,139

	December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Fair value
Financial assets
Cash equivalents:
Money market funds	$225,776	$—	$—	$225,776
Total	$225,776	$—	$—	$225,776

The valuation technique used to measure fair value of the Company’s money market funds was derived from quoted market prices.

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Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which is as follows:

Computer equipment and software	2-3 years
Furniture and fixtures	3-5 years
Developed software	2-3 years
Leasehold improvements	Shorter of the remaining term of the associated lease or the estimated useful life of the asset

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred. Major improvements, which extend the useful life of the related asset, are capitalized.

Software development costs

Costs related to internal-use software are primarily related to the Company’s technology platform, which includes various projects including but not limited to software related to proprietary products and systems to support customer service as well as new products and new service offerings. The Company capitalizes costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. These costs are included in property and equipment, net on the consolidated balance sheets. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional functionality are capitalized and expensed over the remaining estimated useful life of the upgrades. The Company capitalized $3.8 million and $2.5 million of software development costs during the years ended December 31, 2019 and 2018, respectively. Amortization expense related to capitalized software development costs for the years ended December 31, 2019 and 2018 was $4.5 million and $4.5 million, respectively.

Leases

Accounting for leases prior to adoption of ASU 2016-02

Before the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”) on January 1, 2019, the Company categorized lease agreements at their inception as either operating or capital leases. For operating leases, the Company recognized expense on a straight-line basis over the term of the lease. The Company recorded the difference between the rent paid and the straight-line rent in a deferred rent account in other current liabilities or other long-term liabilities, as appropriate, in the accompanying consolidated balance sheets. The Company recorded tenant improvement allowance received from the landlord as deferred rent liabilities in other current liabilities or other long-term liabilities, as appropriate, in the accompanying consolidated balance sheets. Tenant improvement allowance was classified as an operating activity in the accompanying consolidated statements of cash flows. The Company classified the amortization of tenant improvement allowance as a reduction of rent expense.

For capital leases, the Company recorded a capital lease asset with a corresponding liability. Payments were recorded as reductions to the liability with an interest charge recorded based on the remaining liability.

Accounting for leases upon adoption of ASU 2016-02

The Company adopted ASU 2016-02 effective January 1, 2019. Upon adoption of ASU 2016-02, the Company categorizes lease agreements at their inception as either operating or finance leases. Operating lease

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right-of-use (“ROU”) assets and related liabilities are included in “Operating lease right-of-use assets”, “Other current liabilities”, and “Operating lease liabilities” in the Company’s consolidated balance sheet. Finance lease assets and related liabilities are included in “Property and equipment”, “Other current liabilities”, and “Other long-term liabilities” in the Company’s consolidated balance sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date, including credit premiums on its corporate borrowings, in determining the present value of lease payments. The operating lease ROU asset also includes any advance lease payments made and excludes lease incentives. The Company’s lease terms may contain renewal and extension options of up to five years and early termination features. The Company does not include renewal, extension or early termination in its determination of the lease term because the renewal, extension or early termination is not reasonably certain at lease commencement. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately. See Note 3 for additional information about the impact of adoption on the Company’s consolidated financial statements.

Deferred offering costs

Deferred offering costs consist of direct legal, accounting and other fees relating to the Company’s anticipated equity offerings. These costs are capitalized as incurred in “Other assets” and will be offset against the offering proceeds within stockholders (deficit) equity. In the event an anticipated offering is terminated, deferred offering costs will be expensed in that period. Deferred offering costs as of December 31, 2019 and 2018 were $2.8 million and $0.8 million, respectively.

Impairment of long–lived assets

Management evaluates the recoverability of the Company’s property and equipment when events or changes in circumstances indicate a potential impairment exists. Events and changes in circumstances considered by the Company in determining whether the carrying value of long-lived assets may not be recoverable include but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends and changes in the Company’s business strategy. Impairment testing is performed at an asset level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (an “asset group”). In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of the asset group. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. There has been no significant impairment of long-lived assets as of and for the years ended December 31, 2019 and 2018.

Stock-based compensation

The Company accounts for stock-based compensation costs in accordance with ASC 718, Compensation—Stock Compensation, which require that all share-based payments to employees be recognized in the consolidated statements of operations based on their estimated grant date fair values. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period which is generally four years. Forfeitures are recognized as stock-based compensation expense reduction as they occur.

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The fair value of stock options on the grant date is estimated using the Black-Scholes model. This option pricing model requires management to make assumptions and judgments. The Company used the following assumptions and estimates:

•	Fair value of common stock—see “Common stock valuation” discussion below.
•	Expected term—The Company determines the expected term of awards which contain service-only vesting conditions using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award.
•	Volatility—The Company determines the expected volatility based on the average historical stock price volatility of comparable publicly-traded companies in its industry group corresponding to the expected term of the awards.
•	Risk free interest rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.
•	Dividend yield—The Company has not and does not expect to pay cash dividends on its common stock for the foreseeable future.

The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates. However, these estimates involve inherent uncertainties and the application of the Company’s judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock- based compensation expense could be materially different in the future. See Note 8—“Stock-based compensation” for additional information.

Common stock valuation

Given the absence of an active market for the Company’s common stock and in accordance with the American Institute of Certified Public Accountants Practice Guide (“AICPA Practice Guide”), Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Company’s board of directors exercised reasonable judgment and considered numerous factors to determine the best estimate of fair value of the Company’s common stock, including the following:

•	independent third-party valuations of the Company’s common stock;
•	the prices of the recent convertible preferred stock sales to investors;
•	the Company’s capital resources and financial condition;
•	the preferences held by the Company’s convertible preferred stock classes in favor of its common stock;
•	the likelihood and timing of achieving a liquidity event, such as an initial public offering or sale of the Company given prevailing market conditions;
•	the Company’s historical operating and financial performance as well as the Company’s estimates of future financial performance;
•	valuations of comparable companies;
•	lack of marketability of our common stock;
•	the hiring of key personnel;
•	the status of the Company’s development, product introduction and sales efforts;
•	revenue growth;
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•	industry information such as market growth and volume and macro-economic events; and
•	additional objective and subjective factors relating to its business.

The Company performed valuations of its common stock that took into account the factors described above. The Company used the Fundamental Analysis and the Transaction Analysis. Both the Fundamental Analysis and the Transaction Analysis consist of a two-step process to determine the per share value. In the first step, the Company determined the aggregate equity value of the Company. In the Fundamental Analysis, the Company considered the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to that of the Company will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration of all appropriate and generally accepted valuation methodologies, the analysis has been developed primarily on the basis of (1) the market approach, including the market multiple method, and (2) the income approach, including the discounted cash flow method. In the Transaction Analysis the Company determined the implied value of the enterprise by reference to recent sales of the Company’s preferred shares in arms-length transactions. In the second step, the Company valued the common stock on a minority interest basis through an equity value allocation analysis using the Option Pricing Method (OPM) and the Probability Weighted Expected Return Method (PWERM) or the hybrid method. The hybrid method applied the PWERM utilizing the probability of an exit scenario. The OPM considered the securities outstanding as of the valuation date and securities contemplated to be issued before the estimated liquidity event. The Company then applied a discount for lack of marketability to determine the per share value.

Prior to October 2017, the equity valuation was based on both the income and market approach valuation methods and the OPM was selected as the principal equity allocation method. For options granted starting October 31, 2017, the Company has used a hybrid method to determine the fair value of its common stock. Under the hybrid method, multiple valuation approaches were used and then combined into a single probability weighted valuation using a PWERM. The Company’s approach for options granted since October 31, 2017 included the use of an initial public offering scenario and a scenario assuming an acquisition of the Company.

Insurance reserves

The Company utilizes third-party insurance, which may include deductibles and self-insured retentions, to insure costs including auto liability, uninsured and underinsured motorist and general business liabilities up to certain limits. The recorded liabilities primarily reflect the estimated ultimate cost for claims incurred but not paid and claims that have been incurred but not yet reported. Liabilities are determined and based on claims reserve valuations provided by a third party actuary. To limit exposure to some risks, the Company maintains insurance coverage with varying limits and retentions. The Company cannot predict whether this insurance will be adequate to cover all potential hazards incidental to its business.

Liability insurance claims may take several years to completely settle, and the Company has limited historical loss experience. Because of the limited operational history, the Company makes certain assumptions based on currently available information and industry statistics and utilizes actuarial models and techniques to estimate the reserves. A number of factors can affect the actual cost of a claim, including the length of time the claim remains open, economic and healthcare cost trends and the results of related litigation. Furthermore, claims may emerge in future years for events that occurred in a prior year at a rate that differs from previous actuarial projections. Accordingly, actual losses may vary significantly from the estimated amounts reported in the consolidated financial statements. Reserves are continually reviewed and adjusted as necessary as experience develops or new information becomes known. However, ultimate results may differ from the Company’s estimates, which could result in losses over the Company’s reserved amounts. Such adjustments, if any, relating to accidents that occurred in prior years are reflected in the current year results of operations and recorded in general and administrative expenses.

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Income taxes

The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income and expense in the period that includes the enactment date. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. In determining the need for a valuation allowance, the Company considers future growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which the Company operates, historical earnings and losses carryforward periods and prudent and feasible tax planning strategies, as applicable.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position is sustainable upon examination by the taxing authority, based on the technical merits. The Company measures the tax benefit recognized as the largest amount of benefit which is more likely than not to be realized upon settlement with the taxing authority. Significant judgment is required to evaluate uncertain tax positions. The Company’s evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law or guidance, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in the Company’s income tax expense in the period in which the Company makes the change, which could have a material impact on the Company’s effective tax rate or operating results.

The Company calculates the current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years and record adjustments based on filed income tax returns when identified. The amount of income taxes paid is subject to examination by U.S. federal, state and foreign tax authorities. The estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. To the extent the assessment of such tax position changes, the Company records the change in estimate in the period in which the determination is made.

Loss contingencies

From time to time, the Company is involved in claims, lawsuits, indirect and non-income taxes and legal proceedings arising from the normal course of business activities. The Company evaluates the likelihood of an unfavorable outcome of legal proceedings to which it is a party and accrues a loss contingency when the loss is probable and reasonably estimable. Assessing legal contingencies involves significant judgment and estimates and the outcome of litigation is inherently uncertain and subject to numerous factors outside the Company’s control. Significant judgment is required when the Company assesses the likelihood of any adverse judgments or outcomes, including the potential range of possible losses, and whether losses are probable and reasonably estimable.

Because of uncertainties related to these matters, the Company bases its estimates of whether a loss contingency is probable or reasonably possible, as well as the reasonable range of possible losses associated with each loss contingency. As additional information becomes available, and at least quarterly, the Company reassesses the potential liability on each significant matter and may revise its estimates. These revisions could have a material impact on the Company’s business, operating results or financial condition. The actual outcome of these legal proceedings may materially differ from the Company’s estimates of potential liability, which could have a material adverse effect on the Company’s business, operating results or financial condition.

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Legal fees

The Company incurs legal expenses related to disputes, litigation and other legal actions in the ordinary course of business. Legal fees are expensed as incurred in the period that the related services are received.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to income and losses that are recorded as an element of stockholders’ deficit and are excluded from net loss. The Company’s other comprehensive loss is comprised of foreign currency translation adjustments associated with its foreign subsidiaries with non-U.S. dollar functional currency.

Segments

The Company’s Chief Executive Officer is its chief operating decision maker (“CODM”). The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates its business as one operating and one reportable segment.

3. Recently issued accounting pronouncements

Recently issued accounting pronouncements not yet adopted

Stock-based compensation

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The ASU aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date. ASU 2018-07 is effective for fiscal periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including in an interim period, but not before an entity adopts the topic 606 revenue guidance. The Company does not expect that the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Fair value measurement

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820), which modifies, removes and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements. The ASU is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company does not expect that the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Intangibles

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40), which align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license).

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The amendments in this update are effective for fiscal periods beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect that the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Income taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU simplifies accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The ASU also improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance will be effective for the Company for fiscal periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 on a prospective basis, and early adoption is permitted. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

Financial instruments

The Company adopted ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10) (“ASU 2016-01”) beginning in the first quarter of 2019. ASU 2016-01 provides guidance for the recognition, measurement, presentation and disclosure of financial instruments. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Leases

The Company early adopted ASU 2016-02 effective January 1, 2019 using the optional transition relief method. Consequently, financial information is not updated and the disclosures required under the new leases standard are not provided for dates and periods before January 1, 2019. The Company has elected the optional practical expedient package, which includes retaining the current classification of leases and not reassessing the treatment of initial direct costs, or whether an existing or expired contract contains a lease. As an accounting policy election, the Company also elected not to apply the balance sheet recognition requirements under ASU 2016-02 to leases with a term less than or equal to twelve months. The adoption had a material impact in the Company’s consolidated balance sheets, but, did not have a material impact in the Company’s consolidated statements of operations and comprehensive loss, statements of cash flows and statements of convertible preferred stock and stockholders’ deficit. As a result of adoption on January 1, 2019, the Company recognized operating lease liabilities of $28.2 million and operating lease ROU assets of $20.0 million based on the present value of the remaining minimum rental payments for existing operating leases. The Company’s accounting for finance leases remained substantially unchanged.

The Company leases office space under non-cancelable operating leases with various expiration dates through 2027. The Company also leases computer equipment under non-cancelable finance leases with various expiration dates through 2022.

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The components of lease cost were as follows:

(in thousands)	Year ended December 31, 2019
Finance lease cost:
Amortization of right-of-use assets	$4,198
Interest on lease liabilities	452
Total finance lease cost	4,650
Operating lease cost	6,068
Short-term lease cost	281
Total lease cost	$10,999

Supplemental cash flow information related to leases were as follows:

(in thousands)	Year ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,261
Operating cash flows from finance leases	445
Financing cash flows from finance leases	5,197
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	13,816
Finance leases	6,910
Reduction in right-of-use assets and corresponding lease liabilities due to lease modification	1,556

Supplemental balance sheet information related to leases was as follows:

December 31,
(in thousands, except lease term and discount rate)	2019
Operating leases:
Operating lease right-of-use assets	$28,075
Short-term operating lease liabilities	$4,573
Long-term operating lease liabilities	32,362
Total operating lease liabilities	$36,935

Finance leases:
Property and equipment, gross	$11,502
Accumulated depreciation	(5,107)
Property and equipment, net	$6,395
Other current liabilities	$6,419
Other long-term liabilities	2,429
Total finance lease liabilities	$8,848

Weighted average remaining lease term (in years):
Operating leases	6.1
Finance leases	1.4
Weighted average discount rate:
Operating leases	7.7%
Finance leases	6.5%
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Maturities of lease liabilities as of December 31, 2019 were as follows:

(in thousands)	Operating leases	Finance leases	Total
Year ending December 31,
2020	$6,969	$6,746	$13,715
2021	7,215	2,463	9,678
2022	7,623	16	7,639
2023	7,849	—	7,849
2024	7,537	—	7,537
Thereafter	8,985	—	8,985
Total undiscounted lease payments	46,178	9,225	55,403
Less: imputed interest	(9,243)	(377)	(9,620)
Total lease liabilities	$36,935	$8,848	$45,783

Income taxes

The Company adopted ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”) beginning in the first quarter of 2019. The adoption of ASU 2018-02 did not have a material impact on the Company’s consolidated financial statements.

4. Balance sheet components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
(in thousands)	2019	2018
Deferred contract acquisition costs, current	$3,348	$1,504
Advances	9,739	—
Contract asset	620	—
Prepaid insurance	631	623
Prepaid rent	331	374
Other prepaid expenses	2,387	1,435
Other receivables	1,708	2,380
Other	2,640	448
Total prepaid expenses and other current assets	$21,404	$6,764
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Property and equipment, net

Property and equipment, net comprised of the following:

	December 31,
(in thousands)	2019	2018
Computer equipment and software	$14,683	$9,926
Furniture and fixtures	2,567	2,101
Leasehold improvements	10,098	8,996
Developed software	11,832	11,496
Total property and equipment	39,180	32,519
Less: Accumulated depreciation and amortization	(17,756)	(11,053)
Property and equipment, net	$21,424	$21,466

Depreciation and amortization expense (excluding capital leases) was $6.3 million in 2018. Capital leases totaling $7.0 million as of December 31, 2018 are included in “Computer equipment and software” in the table above. Depreciation expense related to capital leases was $2.6 million in 2018.

The Company had certain leases accounted for as capital leases under ASC 840 that are now referred to as finance leases and accounted for under ASC 842. Depreciation and amortization expense (excluding finance leases) was $7.0 million in 2019. Finance leases totaling $11.5 million as of December 31, 2019 were included in “Computer equipment and software” in the table above. Depreciation expense related to finance leases was $4.2 million in 2019.

Deferred contract acquisition costs

Deferred contract acquisition costs consisted of the following:

	December 31,
(in thousands)	2019	2018
Deferred contract acquisition costs, current	$3,348	$1,504
Deferred contract acquisition costs, noncurrent	5,515	2,500
	$8,863	$4,004

The current portion of deferred contract costs are included in “Prepaid expenses and other current assets” in the accompanying consolidated balance sheets.

The following table represents a rollforward of deferred contract acquisition costs:

	Year ended December 31,
(in thousands)	2019	2018
Beginning balance	$4,004	$2,107
Additions to deferred contract acquisition costs	11,822	4,132
Amortization of deferred contract acquisition costs	(6,963)	(2,235)
Ending balance	$8,863	$4,004
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Accrued liabilities

Accrued liabilities consisted of the following:

	December 31,
(in thousands)	2019	2018
Accrued marketing and advertising	$14,548	$10,359
Accrued indirect and non-income taxes	25,197	1,370
Insurance reserves	18,730	4,098
Accrued legal reserve	11,595	285
Accrued professional fees	9,147	3,335
Accrued compensation and employee benefits	6,748	4,697
Accrued software, tools and licenses	1,637	1,164
Accrued insurance premiums	1,010	367
Accrued customer service credits	868	923
Other	6,206	3,218
Total accrued liabilities	$95,686	$29,816

Insurance reserves

The following table represents a rollforward of insurance reserves:

	Year ended December 31,
(in thousands)	2019	2018
Beginning balance	$4,098	$2,389
Losses paid	(4,260)	(605)
Change in estimates for prior periods	6,867	48
Reserves for current period	12,025	2,266
Ending balance	$18,730	$4,098

Contract liabilities

The following table represents a rollforward of contract liabilities:

	Year ended December 31,
(in thousands)	2019	2018
Beginning balance	$11,897	$1,957
Revenue recognized that was included in the contract liability balance at the beginning of the period	(11,392)	(1,435)
Increases due to cash received, excluding amounts recognized as revenue during the period	7,897	11,375
Ending balance	$8,402	$11,897
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Other current liabilities

Other current liabilities consisted of the following:

	December 31,
(in thousands)	2019	2018
Short-term tenant improvement liability	$—	$712
Short-term deferred rent liability	—	66
Short-term obligations under finance leases	6,419	3,580
Other	1,229	768
Total other current liabilities	$7,648	$5,126

Other long-term liabilities

Other long-term liabilities consisted of the following:

	December 31,
(in thousands)	2019	2018
Accrued indirect and non-income taxes	$3,714	$13,408
Long-term tenant improvement liability	—	4,168
Long-term deferred rent liability	—	3,257
Long-term obligations under finance leases	2,429	1,753
Other	721	246
Total other long-term liabilities	$6,864	$22,832

5. Commitments and contingencies

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2027. Rent expense was $7.8 million and $5.5 million in 2019 and 2018, respectively. The Company also leases computer equipment under non-cancelable capital leases with various expiration dates through 2022.

Prior to the adoption of ASU 2016-02, the Company’s future minimum payments under non-cancelable operating leases and capital leases (now referred to as finance leases under ASU 2016-02) as of December 31, 2018 were as follows:

(in thousands)	Operating leases	Capital leases
Year Ending December 31,
2019	$5,738	$3,580
2020	5,309	1,751
2021	5,422	2
2022	5,582	—
2023	5,749	—
Thereafter	11,160	—
Total minimum lease payments	$38,960	$5,333

See Note 3 to the consolidated financial statements for maturities of lease liabilities as of December 31, 2019 accounted for under ASU 2016-02 which the Company adopted effective January 1, 2019 using the optional transition relief method.

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Other contractual commitments

The Company entered into a cloud infrastructure service agreement with Google LLC in August 2018, pursuant to which the Company is obligated to pay Google LLC a minimum fee of $1.1 million over the first twelve month period ending August 2019 and $5.4 million over the next twenty four month period ending August 2021. Contractual commitments as of December 31, 2019 under this agreement were as follows:

(in thousands)	Amount
Year Ending December 31,
2020	$2,460
2021	1,519
Total minimum payments	$3,979

Contingencies

Legal proceedings

From time to time, the Company may be a party to various claims and litigation in the normal course of business. The Company assesses the need to record a liability for litigation and contingencies. Liabilities are recorded when and if it is determined that a loss-related matter is both probable and reasonably estimable. In 2016, the Company was subject to two class actions related to the employment status of couriers. The Company entered into settlement agreements with the involved parties in the amount of $11.3 million, which is intended to resolve all claims associated with these matters for certain wage and hour claims through June 2, 2017 and for certain claims related to background checks through the periods of July 31, 2013 to May 1, 2016 and July 31, 2013 to September 24, 2015. The Company paid $2.5 million and $8.8 million in 2017 and 2018, respectively, in settlement of these claims.

The number and significance of these disputes and inquiries may increase as the Company’s business expands. Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of the Company’s time, and result in the diversion of significant operational resources.

In April 2018, the California Supreme Court adopted a new standard, referred to as the “ABC” test for determining whether a company “employs” or is an “employer” for purposes of the California Industrial Welfare Commission Wage Orders (the “California Wage Orders”) in its decision in Dynamex Operations West, Inc. v. Superior Court. The Dynamex decision alters the analysis of whether an individual, who is classified by a hiring entity as an independent contractor in California, has been properly classified. Since the Dynamex decision, the Company has been served with a growing number of class actions filed under the California Labor Code, representative actions filed under the California Private Attorneys General Act (“PAGA”), and demands for individualized arbitration alleging that the Company has misclassified certain individuals who use the Postmates fleet app to offer their services.

The Company is currently seeking to push a significant majority of claims and causes of action into individualized arbitrations pursuant to contractual provisions included in the Company’s Independent Contractor Agreement. Following the U.S. Supreme Court’s May 21, 2018 decision in Epic Systems Corp. v. Lewis, reaffirming the enforceability of agreements to arbitrate under Federal Arbitration Act, the Company has been successful in compelling the significant majority of claims into arbitration.

The Company has a number of legal proceedings outstanding before the courts alleging wage and hour violations based on the misclassification of the fleet as independent contractors and claims for civil penalties brought as a representative action for violations of the California Labor Code on behalf of all allegedly aggrieved “employees” under PAGA. Under several of these proceedings, the Company has filed a motion to compel all of the plaintiff

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claims into individual arbitration. The results of these motions have been varied, with several decisions still pending by the court. In line with the Company’s strategy to resolve these disputes through arbitration, the Company is currently in arbitration with approximately 55 individual independent couriers who are alleging they were misclassified as independent contractors and are each seeking wage and hour damages. No arbitrators have been set for these proceedings. The Company disputes any allegations of wrongdoing and intends to defend itself vigorously in these matters.

Following a mediation on July 19, 2019, the Company has agreed to a proposed settlement with the Lichten & Liss-Riordan, P.C. law firm that contemplates a payment of $12.0 million to resolve the following putative collective, representative, and class actions: Lee, et al. v. Postmates Inc., Case No. 3:18-cv-03421-JCS, in the United States District Court for the Northern District of California, and the related appeals docketed at 19-15024 and 19-80055 (“Lee”); Albert v. Postmates Inc., Case No. 3:18-cv-07592-JCS, in the United States District Court for the Northern District of California (“Albert”); and Rimler, et al. v. Postmates Inc., Case No. CGC-18-567868, in the Superior Court of California, County of San Francisco, and the related appeal docketed at No. A156450 (“Rimler”). The settlement would include a release of all claims based on or reasonably related to the conduct alleged in the cases above, including but not limited to wage and hour liability related to alleged misclassification for a proposed settlement class comprised of all individuals classified as independent contractor couriers (including those who may have initiated or attempted to initiate individual arbitration against the Company) who used the Postmates mobile application to offer delivery services to customers during the period of time from June 3, 2017 through October 17, 2019. Final entry of the settlement and payment obligation would be contingent upon the Company’s decision to proceed pending an evaluation of the number of individuals who choose to opt out of the settlement (if any) and final judicial approval.

In connection with this legal proceeding, the Company recognized $11.5 million of the proposed settlement amount in 2019 in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

The Company does not believe material losses are probable or reasonably estimable related to these matters for amounts in excess of those previously recognized, and therefore has not recorded an additional liability as of December 31, 2019. It is reasonably possible that additional losses may be incurred related to these matters, however, the Company believes that the amount of any additional losses or range of losses are not reasonably estimable at this time.

In addition, the California legislature recently passed California Assembly Bill 5 (“AB5”), which purports to codify the “ABC” test in the Dynamex decision and expand its application. AB5 went into effect on January 1, 2020. Such regulatory scrutiny or action may create different or conflicting obligations from one jurisdiction to another. The passage of AB5 could lead to additional challenges to the independent contractor classification of the fleet in California, where approximately 24% of the fleet were located as of December 31, 2019. The outcome of this matter is uncertain and any adverse determination may result in the fleet being construed as employees, resulting in the Company having to incur additional expenses which could have a material impact on the Company’s business, financial condition and results of operations.

Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities relating to or arising from the Company’s platform or the Company’s acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments.

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In addition, the Company has indemnification agreements with its directors and executive officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The terms of such obligations vary.

6. Short-term and long-term loans

Silicon Valley Bank (“SVB”) Mezzanine Loan

On January 31, 2018 (“Effective Date”), the Company entered into a loan agreement with SVB in an aggregate principal amount up to $25.0 million which will mature on January 1, 2022, the first calendar day of the 48th month after the Effective Date and will carry a floating rate per annum equal to prime rate as reported in The Wall Street Journal plus 5.50% (“Mezzanine Loan”). Monthly payments on any amounts drawn shall consist of the interest only payments for the first 24 months, followed by monthly payments of principal and accrued interest for months 25 to 48. On February 1, 2018, the Company borrowed $25.0 million on the Mezzanine Loan. On December 31, 2018, the Company paid $5.0 million of the principal balance outstanding under the Mezzanine Loan in connection with the Series E convertible preferred stock financing as required under the SVB Loan Agreement which required the Company to repay $5.0 million of the outstanding principal upon such a financing.

Pursuant to the terms of the Mezzanine Loan, except for the qualifying equity event transaction as noted above, the Company may voluntarily prepay all, but not less than all, of the outstanding amount of the loan if the Company pays an additional fee to SVB as described in the loan agreement. The Mezzanine Loan is secured by substantially all of the Company’s assets, other than its intellectual property (but including accounts that are proceeds of such intellectual property) and certain other customary exceptions. Subject to customary exceptions, the loan agreement does not permit the Company to pledge its intellectual property. The loan agreement contains customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness or make subordinated debt, make certain restricted payments, merge, consolidate, make an acquisition, enter into certain licensing arrangements and dispose of certain assets. The loan agreement also contains a subjective acceleration clause that allows the lender to cause the Company’s indebtedness to become immediately due and payable upon events of default. The events of default, some of which are subject to cure periods, include, among others, a non-payment default, a covenant default, the occurrence of a material adverse effect, the occurrence of an insolvency, a material judgment default, defaults regarding other indebtedness and certain actions by governmental authorities. In addition, during the continuance of certain events of default under the loan agreement (subject to a cure period for some events of default), interest may accrue at a rate that is 500 basis points above the otherwise applicable rate. The Company believes that no events or conditions that the lender would consider a material adverse change, which could give rise to an acceleration of any amounts outstanding under the loan agreement, have occurred and that occurrence of such events is remote in the foreseeable future. The Company is in compliance with all the covenants related to the Mezzanine Loan.

In January 2018, in connection with the Mezzanine Loan, the Company granted SVB a warrant to purchase 446,250 shares of common stock at $5.2669 per share upon closing and an additional warrant to purchase 78,750 shares of common stock at the same price per share based on the $25.0 million borrowing.

On January 24, 2020, the Company and SVB entered into a Second Amendment to Mezzanine Loan and Security Agreement which required the Company to maintain unrestricted and unencumbered cash of at least $40.0 million with SVB at all times.

Hercules term loan

On August 30, 2018, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with Hercules Capital, Inc., as a lender and as administrative agent and collateral agent for the lenders. The Loan and Security Agreement provided for growth capital term loans in an aggregate principal amount up to $45 million, subject to funding in two tranches. The first tranche of $35 million was available until March 31, 2019, and the second tranche of up to $10 million was available from March 31, 2019 to September 30, 2019, if the Company

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achieved certain milestones. Pursuant to the terms of the Loan and Security Agreement, the Company borrowed $20.0 million on August 30, 2018. Under the terms of the Loan and Security Agreement, the Company may, but is not obligated to, draw on the two tranches. The growth capital term loans will mature on September 1, 2022 and will carry an interest rate equal to the greater of either (i) 8.85%, plus the prime rate as reported in The Wall Street Journal, minus 5%, and (ii) 8.85%. The Company is required to make interest-only payments for 24 months, and beginning on September 1, 2020, the Company is required to make equal monthly payments of principal and interest until the principal amount is fully paid at its maturity on September 1, 2022. The interest-only period was extended for six months to March 1, 2021 as the Company achieved certain milestones and can be further extended to September 1, 2022 if the Company receives at least $150 million from an initial public offering.

At the Company’s election, it may prepay all or a portion of the outstanding growth capital term loans, provided that the Company will be required to pay a prepayment fee. Such prepayment fees would not apply if the growth capital term loans are prepaid concurrently with the consummation of the Company’s initial public offering or if Hercules agrees to refinance the growth capital term loans prior to the maturity date. In addition, the Company is obligated to pay an end of term charge equal to 8.85% of the aggregate original principal amount drawn pursuant to the Loan and Security Agreement, upon the earliest to occur of the maturity date, the prepayment or the acceleration of any growth capital term loans. If all of the growth capital term loans are drawn and repaid in accordance with the original amortization schedule set forth in the Loan and Security Agreement without prepayment, the foregoing charge shall be reduced to 8.05% of the aggregate original principal amount of such growth capital term loans.

As security for the Company’s obligations under the Loan and Security Agreement, the Company granted a security interest in substantially all of its existing and future assets except for its intellectual property (but including accounts that are proceeds of such intellectual property) and certain other customary exclusions. Subject to customary exceptions, the Company is not permitted to encumber its intellectual property. The Loan and Security Agreement contains customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness, make certain restricted payments, make certain investments, merge, consolidate, make an acquisition, enter into certain licensing arrangements and dispose of certain assets. In addition, the Loan and Security Agreement contains a subjective acceleration clause that entitles the lenders to cause the Company’s indebtedness under the Loan and Security Agreement to become immediately due and payable. The events of default, some of which are subject to cure periods, include, among others, a non-payment default, a covenant default, the occurrence of a material adverse effect, the occurrence of an insolvency, a material judgment default, defaults regarding other indebtedness and certain actions by governmental authorities. The Company believes that no events or conditions that the lender would consider a material adverse change, which could give rise to an acceleration of any amounts outstanding under the Loan and Security Agreement, have occurred and that occurrence of such events is remote in the foreseeable future. The Company is in compliance with all the covenants related to this Loan and Security Agreement.

On August 30, 2018, in connection with the borrowing under this Loan and Security Agreement, the Company granted Hercules a warrant to purchase 189,865 shares of common stock at $5.2669 per share.

Short term and long-term loans consisted of the following:

	December 31,
(in thousands)	2019	2018
Principal:
Silicon Valley Bank	$20,000	$20,000
Hercules Capital, Inc.	20,000	20,000
Less: debt issuance costs and discounts, net of amortization
Silicon Valley Bank (effective interest—1.89%)	(399)	(781)
Hercules Capital, Inc. (effective interest—1.76%)	(691)	(1,040)
Net carrying amount	$38,910	$38,179
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Debt issuance costs and discounts are amortized to interest expense over the respective terms of the loans using the effective interest method. Amortization of debt issuance costs and discounts for the years ended December 31, 2019 and 2018 was $0.7 million and $0.6 million, respectively.

7. Convertible preferred stock and common stock

Series E convertible preferred stock

On September 11, 2018, the Company entered into a purchase agreement with certain investors named therein for the purchase of 47,466,251 shares of the Company’s Series E convertible preferred stock at a purchase price of $5.2669 per share. The shares were issued on October 15, 2018. In connection with the Series E convertible preferred stock financing, the Company filed its Sixth Amended and Restated Certificate of Incorporation on October 15, 2018 to (i) increase the number of authorized shares of Common Stock to 219,840,000 shares (“Common Stock”), (ii) modify the number of authorized shares of Preferred Stock to 76,480,863 shares (“Preferred Stock”), (iii) increase the number of authorized shares of Series E convertible preferred stock to 76,480,863, (iv) remove the authorized shares of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and Series D convertible preferred stock and (v) make certain other changes, as specified in the Sixth Amended and Restated Certificate of Incorporation.

Series F convertible preferred stock

On January 8, 2019, the Company entered into a convertible purchase agreement between the Company and certain investors named therein for the purchase of up to 15,665,925 shares of the Company’s Series F convertible preferred stock at a purchase price of $7.9791 per share. On January 8, 2019, January 9, 2019, March 15, 2019, March 26, 2019 and April 1, 2019, 6,114,724 shares, 6,517,025 shares, 2,506,548 shares, 490,030 shares and 37,598 shares, respectively, were sold to investors for net proceeds of $124.9 million.

In connection with the Series F convertible preferred stock financing, the stockholders approved the Company’s Seventh Amended and Restated Certificate of Incorporation on January 7, 2019 to (i) increase the number of authorized shares of Common Stock to 240,870,000 shares, (ii) increase the number of authorized shares of Preferred Stock to 92,146,788 shares, (iii) authorize a new series of 15,665,925 shares of Series F convertible preferred stock and specify the rights, preferences and privileges thereof, and (iv) make certain other changes, all as set forth in the Seventh Amended and Restated Certificate of Incorporation, which amendment and restatement was approved by the Board of Directors on January 7, 2019. Upon filing and effectiveness of the amended and restated Certificate of Incorporation, a sufficient number of shares of Series F convertible preferred stock was reserved for issuance pursuant to the Series F convertible preferred stock purchase agreement.

Series G convertible preferred stock

On September 16, 2019, the Company entered into a convertible preferred stock purchase agreement with GPI Capital Gemini HoldCo LP and Tiger Global for the purchase up to 24,570,023 shares of the Company’s Series G convertible preferred stock at a purchase price of $9.1575 per share. On October 21, 2019 (“initial closing date”), the Company issued and sold an aggregate of 16,380,015 shares to such investors for net proceeds of $145.5 million. No additional shares were sold subsequent to the initial closing date, however, the Company may sell up to the balance of the shares not sold at the initial closing date to one or more purchasers provided that such subsequent sale is agreed to by the Company, GPI Capital Gemini HoldCo LP and Tiger Global pursuant to the Series G convertible preferred stock purchase agreement.

In connection with the Series G convertible preferred stock financing, the Company filed its Eighth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) on October 21, 2019 to (i) increase the number of authorized shares of Common Stock to 277,070,000 shares, (ii) increase the number of authorized shares of Preferred Stock to 116,716,811 shares, (iii) authorize a new series of 24,570,023 shares of Series G convertible preferred stock and specify the rights, preferences and privileges thereof, and (iv) make certain other changes, all

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as set forth in the Eighth Amended and Restated Certificate of Incorporation. Upon filing and effectiveness of the amended and restated Certificate of Incorporation, a sufficient number of shares of Series G convertible preferred stock was reserved for issuance pursuant to the Series G convertible preferred stock purchase agreement.

The rights, preferences and privileges of the Preferred Stock and Common Stock are as follows:

Voting

Each holder of Common Stock, into which the Preferred Stock may be converted, is entitled to one (1) vote for each share of Common Stock held. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible.

As long as any shares of Preferred Stock are outstanding, the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock is required to effect or validate certain actions as specified in the Restated Certificate.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time after the issuance of such share of Preferred Stock into that number of fully-paid, nonassessable shares of Common Stock determined for each series of the Preferred Stock by dividing the applicable original issue price or in the case of the Series G Preferred Stock, the original issue price including any accrued but unpaid dividends thereon, by the applicable conversion price for such series of Preferred Stock (the “Conversion Rate”).

The conversion price is $5.2669 per share for Series E Preferred Stock and $7.9791 per share for Series F Preferred Stock.

The Series G Preferred Stock, including any accrued but unpaid dividends thereon, will automatically convert into Common Stock immediately prior to the closing of a Qualified IPO at a conversion price equal to the lower of (i) $9.1575 and (ii) one minus 15% of the offering price in such Qualified IPO (“Series G Discount”) provided that the closing of a Qualified IPO occurs prior to October 21, 2020. If the closing of a Qualified IPO occurs after October 21, 2020, the Series G Discount will increase by 250 basis points on October 21, 2020 and every six months thereafter. The Series G Discount shall not exceed 25%. Any automatic conversion of the Series G Preferred Stock pursuant to a written request requires the consent of a majority of the Series G Preferred Stock (voting together as a separate class) in addition to the approval of the majority of Preferred Stock then outstanding (voting together as a single class).

Each share of Preferred Stock will automatically convert into shares of Common Stock at the then-applicable Conversion Rate for such share of Preferred Stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock, provided that aggregate gross proceeds to the Company are not less than $100,000,000, or (ii) upon the receipt by the Company of a written request for such conversion from the holders of at least a majority of the Preferred Stock then outstanding, voting as a single class and on an as-converted basis, or, if later, the effective date for conversion specified in such request.

Antidilution provisions

In the event that the Company issues, or is deemed to have issued, shares of Common Stock (“Additional Shares of Common”), other than certain issuances or deemed issuances specified in the Restated Certificate, without consideration or for a consideration per share less than the applicable conversion price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then the conversion price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration

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received by the Company for the total number of Additional Shares of Common so issued would purchase at such conversion price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the conversion price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For purposes of this antidilution provision, all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other of the Company’s outstanding convertible securities and all of the Company’s outstanding options shall be deemed to be outstanding.

Redemption

Shares of Preferred Stock are not mandatorily redeemable at the election of the holder and do not have a mandatory redemption date; however, in case of any deemed liquidation event, the Preferred Stock holders are entitled to receive their liquidation preference (redeem their shares).

Dividends

Holders of Series E and Series F Preferred Stock, shall be entitled to receive, but only out of funds that are legally available therefore, cash dividends at an annual rate of $0.421352 for Series E Preferred Stock and $0.638328 for Series F Preferred Stock on each outstanding share (each subject to adjustment from time to time for recapitalizations or as specified in the Articles of Incorporation). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. Payment of any dividends to the holders of Series E and Series F Preferred Stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of Preferred Stock and payable in preference and priority to any declaration and payment of dividends to the holders of Common Stock.

The Series G Preferred Stock accrues dividends at an annual rate of 5% (“Series G Dividend Rate”) and such accruals are cumulative and compounded on a semi-annual basis. The Series G Preferred Stock is entitled to receive, prior and in preference to any declaration and payment of dividends to the holders of Preferred Stock (excluding the Series G Preferred Stock) and Common Stock. The payment of such dividends shall only be due when declared by the Company’s Board of Directors, however, any accumulated but unpaid dividends shall convert into Common Stock upon a Qualified IPO (as defined in the Restated Certificate) or upon a liquidation, dissolution or winding up of the Company, whether or not declared. If the closing of a Qualified IPO occurs after October 21, 2020, the Series G Dividend Rate will increase by 100 basis points on October 21, 2020 and every six months thereafter. The Series G Dividend Rate shall not exceed 8%.

Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock then held by them equal to the sum of (i) the liquidation preference for such share of Preferred Stock specified in the Restated Certificate and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of a majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified above, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

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The Series G Preferred Stock is entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Preferred Stock (excluding the Series G Preferred Stock) and Common Stock by reason of their ownership of such stock, an amount per share for each share Series G Preferred Stock then held by them equal to the sum of (i) the liquidation preference of the Series G Preferred Stock specified in the Restated Certificate and (ii) any accrued but unpaid dividends thereon.

After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified above, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of Common Stock of the Company in proportion to the number of shares of Common Stock held by them.

For purposes of liquidation preference, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would own at least 50% of the outstanding voting stock of the Company (or the surviving or acquiring entity); or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clauses (i) through (iii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

The Company’s convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets as the Preferred Stock holders are entitled to receive their liquidation preference (redeem their shares) in the event of any liquidation, dissolution or winding up of the Company as described above.

Convertible preferred stock

Convertible preferred stock at December 31, 2019 consists of the following:

Series	Shares authorized	Shares issued and outstanding	Per share liquidation preference	Aggregate liquidation preference (in thousands)
E	76,480,863	76,480,863	$5.26690	$402,817
F	15,665,925	15,665,925	7.97910	125,000
G	24,570,023	16,380,015	9.24782	151,479	(1)
	116,716,811	108,526,803		$679,296
(1)	Includes accrued cumulative dividends of approximately $1.5 million as of December 31, 2019.
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Convertible preferred stock at December 31, 2018 consists of the following:

Series	Shares authorized	Shares issued and outstanding	Per share liquidation preference	Aggregate liquidation preference (in thousands)
E	76,480,863	76,480,863	$5.26690	$402,817
	76,480,863	76,480,863		$402,817

Common stock

The Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares sufficient to effect the conversion of all outstanding shares of the Company’s convertible preferred stock, $0.000001 par value per share, the exercise of all outstanding warrants exercisable into shares of Common Stock, and the exercise of all shares granted and available for grant under the Company’s 2011 Equity Incentive Plan. The Company had reserved shares of common stock for issuance as follows:

	December 31,
	2019	2018
Common stock	77,169,263	74,258,033
Conversion of convertible preferred stock(1)	108,526,803	76,480,863
Options outstanding under 2011 Equity Incentive Plan	37,901,127	29,202,719
Options available for grant under 2011 Equity Incentive Plan	3,221,993	4,722,820
Common stock warrants	29,808,113	29,808,113
	256,627,299	214,472,548
(1)	See above for the conversion features applicable to each series of convertible preferred stock.

Common stock warrants

In May 2015, the Company issued warrants to purchase 155,675 shares of the Company’s common stock. These warrants were issued in connection with the 2015 Loan and Security Agreement with Silicon Valley Bank. Upon their issuance, the warrants have a term of ten years and are exercisable prior to their expiration date on May 7, 2025 unless the warrant holder elects not to convert to common stock. The value of these warrants is immaterial.

In October 2016, the Company issued warrants to purchase 28,937,573 shares of the Company’s common stock at an exercise price of $5.2669 per share. These warrants were issued to investors in connection with the Series E convertible preferred stock issuance. Upon their issuance, the warrants have a term of seven years and are exercisable prior to their expiration date on October 27, 2023 unless the warrant holder elects not to convert to common stock. The Company valued these warrants using the Black-Scholes method with a weighted average risk-free interest rate of 1.64%, an expected volatility of 65%, an expected life of the awards of seven years, and expected dividend yield of zero. The resulting relative fair value of approximately $18.3 million was recorded as a decrease in the value of the Series E convertible preferred stock and an increase in common stock (i.e. Additional Paid-In Capital).

In January 2018, in connection with the Mezzanine Loan with SVB, as described in Note 6, the Company issued warrants to purchase 446,250 shares of common stock at an exercise price of $5.2669 per share upon closing and an additional warrant to purchase 78,750 shares of common stock at the same price per share based on the $25.0 million borrowing. The Company valued these warrants using the Black-Scholes method with a risk-free interest rate of 2.78%, an expected volatility of 55%, an expected life of ten years, and expected dividend yield of zero. Based on the relative fair value allocation, the amount of loan proceeds allocated to warrants was $1.0 million and was accounted for as additional paid-in capital. This also resulted in a debt discount which is amortized as interest expense over the term of the loan using the effective interest method.

34

In August 2018, pursuant to the terms of the Loan and Security Agreement with Hercules Capital, Inc., as described in Note 6, the Company issued warrants to purchase 189,865 shares of common stock at an exercise price of $5.2669 per share to Hercules Capital, Inc. The Company valued these warrants using the Black-Scholes method with a risk-free interest rate of 2.86%, an expected volatility of 54%, an expected life of ten years, and expected dividend yield of zero. Based on the relative fair value allocation, the amount of loan proceeds allocated to warrants was $0.4 million and was accounted for as additional paid-in capital. This also resulted in a debt discount which is amortized as interest expense over the term of the loan using the effective interest method.

8. Stock-based compensation

Stock option plans

The Company maintains a 2011 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units (“Awards”) to employees, directors and consultants of the Company, as specified in the Plan.

On September 10, 2018, the Company’s Board of Directors increased the number of shares of Common Stock reserved for issuance under the Plan to 39,178,539 shares.

On January 7, 2019, the Company’s Board of Directors increased the number of shares of Common Stock reserved for issuance under the Plan to 44,029,060.

On September 12, 2019, the Company’s Board of Directors increased the number of shares of Common Stock reserved for issuance under the Plan to 49,029,060.

Options granted under the Plan may be granted with a term of up to ten (10) years from the date of grant of such option.

Activity under this Plan is set forth below:

	Options outstanding
	Number of options	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balances at December 31, 2018	29,202,719	$2.57	8.1	$94,511
Options exercised	(2,652,940)	1.81
Options granted	15,550,228	6.89
Options cancelled	(4,198,880)	4.73
Balances at December 31, 2019	37,901,127	$4.16	8.0	$133,051
At December 31, 2019
Vested and unvested	37,901,127	$4.16	8.0	$133,051
Options exercisable	18,583,269	$2.49	6.8	$96,260

The intrinsic value as reflected in the above table represents the difference between the exercise price and the fair market value of common stock for all in the money options outstanding.

The weighted-average grant-date fair value of options granted in 2019 and 2018 was and $3.54 and $2.48 per share, respectively. Total cash received from employees as a result of stock option exercises in 2019 and 2018 was $4.9 million and $2.3 million, respectively. The aggregate intrinsic value of options exercised in 2019 and 2018 was

35

$15.5 million and $7.6 million, respectively. The total grant date fair value of options vested during the years ended December 31, 2019 and 2018 was $16.1 million and $16.7 million, respectively.

Options granted to employees

During the years ended December 31, 2019 and 2018, the Company granted stock options to employees to purchase 15.6 million and 13.8 million shares, respectively, of common stock with a weighted-average grant date fair value of $3.54 and $2.48 per share, respectively. The Company determines compensation cost associated with stock options granted to employees based on the estimated grant date fair value method using the Black-Scholes valuation model. Employee stock-based compensation cost recognized during the years ended December 31, 2019 and 2018 was $17.1 million and $14.2 million, respectively. Unrecognized employee stock-based compensation expense at December 31, 2019 was $54.8 million which is expected to be recognized over a weighted average remaining period of approximately 1.4 years.

The fair value of the employee stock options was estimated using the following weighted-average assumptions:

	Year ended December 31,
	2019	2018
Common stock fair value	$7.18	$4.64
Expected term (in years)	6.0	5.7
Risk-free interest rate	2.0%	2.8%
Expected volatility	48.9%	47.7%
Dividend yield	—%	—%

Options granted to non-employees

No stock options were granted to non-employees for the years ended December 31, 2019 and 2018. Stock-based compensation expense related to non-employees was zero for the year ended December 31, 2019 and immaterial for the year ended December 31, 2018.

Stock-based compensation expense related to options granted to employees and nonemployees was recognized as follows:

	Year ended December 31,
(in thousands)	2019	2018
Operations and support	$246	$101
Sales and marketing	2,502	702
Research and development	8,000	4,895
General and administrative	6,397	8,478
	$17,145	$14,176

For the years ended December 31, 2019 and 2018, $0.4 million and $0.3 million, respectively, was capitalized as part of developed software costs (included in property and equipment, net in the accompanying consolidated balance sheets).

36

9. Income taxes

The provision for income taxes consists of the following:

	Year ended December 31,
(in thousands)	2019	2018
Current:
Federal	$—	$—
State	126	4
Foreign	123	96
Total current tax expense	249	100

Deferred:
Federal	—	—
State	—	—
Foreign	38	(57)
Total deferred tax expense (benefit)	38	(57)
Provision for income taxes	$287	$43

The components of loss before provision for income taxes by U.S. and foreign jurisdictions are as follows:

	Year ended December 31,
(in thousands)	2019	2018
United States	$(420,511)	$(129,501)
Foreign	475	268
Total	$(420,036)	$(129,233)

The effective income tax rate differs from the federal statutory income tax rate of 21% for the years ended December 31, 2019 and 2018, respectively, applied to the loss before provision for income taxes due to the following:

	Year ended December 31,
(In thousands)	2019	2018
Tax computed at U.S. federal statutory income tax rate	$(88,208)	$(27,139)
State tax expense, net of federal benefit	79	45
Tax rate differential for international subsidiaries	(5)	(41)
Deferred tax re-measurement—Tax Act	—	—
Stock-based compensation	2,658	2,820
Excess tax benefit related to stock-based compensation	(1,035)	(246)
Research tax credits	(4,886)	(6,411)
Other	1,357	297
Valuation allowance	90,327	30,718
Total provision for income taxes	$287	$43

On December 22, 2017, the Tax Act was enacted into law in the United States. The Tax Act significantly revises U.S. corporate income tax law by, among other things, lowering U.S. corporate income tax rates from 34% to 21%, implementing a territorial tax system, and imposing a one-time transition tax on deemed repatriated earnings of non-U.S. subsidiaries. These U.S. tax law changes will not have a significant impact on the Company’s tax expense in the short-term due to the Company’s large net operating loss and tax credit carryforwards and associated valuation allowance.

37

Regarding the new global intangible low-taxed income (“GILTI”) tax rules, the Company is required to make an accounting policy election to either treat taxes due on future GILTI inclusions in U.S. taxable income as a current period expense when incurred or reflect such portion of the future GILTI inclusions in U.S. taxable income that relate to existing basis differences in the Company’s current measurement of deferred taxes. The Company has made a policy election to treat GILTI taxes as a current period expense.

In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Act, which allowed the Company to record provisional amounts during a measurement period not to extend beyond one year of the enactment date. In the fourth quarter of 2018, the Company completed its analysis to determine the effect of the Tax Act and recorded immaterial adjustments as of December 31, 2018.

Significant components of the Company’s deferred tax assets and liabilities are shown below.

	December 31,
(In thousands)	2019	2018
Deferred tax assets:
Net operating losses	$191,980	$94,369
Reserves and accruals	17,228	8,507
Stock-based compensation	5,167	762
Tax credits, net of uncertain tax positions	11,376	6,486
Interest expense carryforward	967	978
Lease liabilities	9,943	—
Depreciation	—	138
Loan discount	36	12
Total deferred tax assets	236,697	111,252
Less: Valuation allowance	(225,316)	(109,291)
Deferred tax assets, net of valuation allowance	11,381	1,961
Deferred tax liabilities:
Depreciation	(900)	—
Right-of-use assets	(7,556)	—
Deferred referral fees	(2,388)	(1,138)
Amortization	(493)	(726)
Unrealized foreign exchange gain	(12)	(28)
Total deferred tax liabilities	(11,349)	(1,892)
Net deferred tax assets	$32	$69

The Company maintained a full valuation allowance against its U.S. net deferred tax assets as of December 31, 2019 and 2018. The Company regularly assesses the need for a valuation allowance against its deferred tax assets. In making that assessment, the Company considered both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more likely than not that some or all of the deferred tax assets will not be realized. Due to cumulative losses over recent years and based on all available evidence, the Company determined that it is more likely than not that its net deferred tax assets in the U.S. will not be realized. The valuation allowance increased by $115.8 million and $41.4 million during the years ended December 31, 2019 and 2018, respectively. The change in valuation allowance for the year ended December 31, 2019 is primarily attributable to increases in current year accruals and reserves of $8.7 million, net operating loss carryforwards of $97.6 million and tax credits of $4.9 million. The change in valuation allowance for the year ended December 31, 2018 is primarily attributable to increases in current year net operating loss carryforwards of $31.8 million and tax credits of $6.4 million. The Company will continue to assess the likelihood of realization of its deferred tax assets in each of the applicable jurisdictions in future periods and will adjust the valuation allowance accordingly.

38

As of December 31, 2019, the Company had U.S. federal and state NOL carryforwards of approximately $706.4 million and $720.7 million, respectively. The federal and state NOL carryforwards will begin to expire in 2031 and 2025, respectively, if not utilized. The federal NOL carryforwards of $478.3 million generated after December 31, 2017 can be carried forward indefinitely with utilization in any year limited to 80% of the Company’s taxable income beginning after January 1, 2021. As of December 31, 2019, the Company had U.S. federal and California research and development (“R&D”) tax credit carryforwards of approximately $10.9 million and $6.1 million, respectively. The Federal R&D credits will expire beginning in 2031 if not utilized, and the California R&D credits can be carried forward indefinitely. Under Sections 382 and 383 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and tax attributes to offset future taxable income or tax liability. The Company has performed an analysis of Section 382 ownership changes in its stock through December 31, 2019. The analysis concluded that the Company has experienced ownership changes since inception and that its utilization of NOL and R&D credit carryforwards will be subject to annual limitations. Any annual limitations that will result in the expiration of tax attribute carryforwards prior to utilization would not be material to the financial statements.

A reconciliation of the beginning and ending balance of total unrecognized tax benefits is as follows:

	Year ended December 31,
(In thousands)	2019	2018
Balance, beginning of period	$2,789	$163
Tax positions taken in prior period:
Gross increases	575	1,547
Gross decreases	—	(9)
Tax positions taken in current period:
Gross increases	1,619	1,088
Gross decreases	—	—
Settlements	—	—
Lapse of statute of limitations	—	—
Balance, end of period	$4,983	$2,789

As of December 31, 2019, the Company had unrecognized tax benefits of $5.0 million, of which $0.2 million, would impact the effective tax rate if recognized. The Company records interest and penalties as a component of income tax expense. Interest or penalties accrued as of December 31, 2019 was not significant.

The Company is subject to taxation in the United States and foreign jurisdictions. As of December 31, 2019, its tax years from 2011 to 2019 remain subject to examination in most jurisdictions.

There are differing interpretations of tax laws and regulations, and as a result, disputes may arise with tax authorities involving issues of the timing and amount of deductions and allocations of income among various tax jurisdictions. The Company periodically evaluates its exposures associated with its tax filing positions. The Company believes that adequate amounts have been reserved for any adjustments that may ultimately result from these examinations, and it does not anticipate a significant impact to its gross unrecognized tax benefits within the next 12 months related to these years. Although the timing of the resolution, settlement and closure of any audit is highly uncertain, it is reasonably possible that the balance of gross unrecognized tax benefits could significantly change in the next 12 months. However, given the number of years that remain subject to examination, the Company is unable to estimate the full range of possible adjustments to the balance of gross unrecognized tax benefits.

10. Employee benefit plans

The Company maintains a 401(k) defined contribution benefit plan that covers substantially all domestic employees. The plan allows U.S. employees to make pre-tax contributions in certain investments at the discretion of the employee, up to maximum annual contribution limits established by the U.S. Department of Treasury. There were no contributions by the Company in 2019 and 2018.

39

11. Geographic information

The Company’s revenue for the years ended December 31, 2019 and 2018 was primarily generated in the United States.

The Company’s property and equipment as of December 31, 2019 and 2018 are principally located in the United States. Property and equipment located outside the United States was nominal.

12. Subsequent events

The Company evaluated subsequent events through March 2, 2020, the date the consolidated financial statements as of and for the year ended December 31, 2019 were available for issuance and identified the following:

Stock option plans

Subsequent to December 31, 2019, the Company granted 1,312,135 stock options to employees.

40

ANNEX I

Postmates Inc.

Postmates Inc.

Condensed consolidated balance sheets

(in thousands, except share and per share data)

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$77,590	$185,655
Accounts receivable, net	35,982	12,592
Prepaid expenses and other current assets	23,835	21,404
Total current assets	137,407	219,651
Restricted cash	4,046	4,797
Property and equipment, net	31,241	21,424
Operating lease right-of-use assets	25,330	28,075
Deferred contract acquisition costs	8,515	5,515
Deferred tax assets	31	32
Other assets	324	3,256
Total assets	$206,894	$282,750

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$102,317	$60,961
Accrued liabilities	132,195	95,686
Contract liabilities	9,574	8,402
Taxes payable	—	60
Short-term loans	17,040	9,167
Short-term operating lease liabilities	4,946	4,573
Other current liabilities	10,348	7,648
Total current liabilities	276,420	186,497
Long-term liabilities
Long-term loans	15,711	29,743
Operating lease liabilities	28,758	32,362
Other long-term liabilities	11,670	6,864
Total liabilities	332,559	255,466

Commitments and contingencies (See Note 5)
Convertible preferred stock, $0.000001 par value 116,716,811 shares authorized as of September 30, 2020 and December 31, 2019; aggregate liquidation preference of $684,995 and $679,296 as of September 30, 2020 and December 31, 2019, respectively; 108,526,803 shares issued and outstanding as of September 30, 2020 and December 31, 2019	654,507	654,507

Stockholders’ deficit
Common stock, $0.000001 par value 277,070,000 shares authorized as of September 30, 2020 and December 31, 2019; 78,325,931 and 77,169,263 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	214,311	196,981
Accumulated other comprehensive loss	(92)	(42)
Accumulated deficit	(994,391)	(824,162)
Total stockholders’ deficit	(780,172)	(627,223)
Total liabilities, convertible preferred stock and stockholders’ deficit	$206,894	$282,750

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

Postmates Inc.

Condensed consolidated statements of operations and comprehensive loss

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenue	$167,573	$87,084	$435,141	$218,174
Cost of revenue	58,519	35,160	148,950	93,717
Gross profit	109,054	51,924	286,191	124,457

Operating expenses
Operations and support	16,483	16,408	47,737	48,766
Sales and marketing	74,061	87,718	212,261	263,805
Research and development	17,679	19,020	52,043	48,266
General and administrative	64,718	32,673	140,812	106,467
Total operating expenses	172,941	155,819	452,853	467,304
Loss from operations	(63,887)	(103,895)	(166,662)	(342,847)
Interest income	4	737	428	3,779
Interest expense	(1,172)	(1,510)	(3,797)	(4,426)
Other income (expense), net	(42)	(48)	(87)	(116)
Loss before provision for income taxes	(65,097)	(104,716)	(170,118)	(343,610)
Provision for income taxes	39	85	111	185
Net loss	$(65,136)	$(104,801)	$(170,229)	$(343,795)
Other comprehensive income (loss)
Currency translation adjustment	12	(8)	(50)	(8)
Comprehensive loss	$(65,124)	$(104,809)	$(170,279)	$(343,803)

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

Postmates Inc.

Condensed consolidated statements of convertible preferred stock and stockholders’ deficit

(in thousands, except share data)

(unaudited)

	Three months ended September 30, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at June 30, 2020	108,526,803	$654,507	77,596,105	$—	$207,682	$(104)	$(929,255)	$(721,677)
Issuance of common stock upon exercise of stock options	—	—	729,826	—	1,998	—	—	1,998
Stock-based compensation	—	—	—	—	4,631	—	—	4,631
Currency translation adjustments	—	—	—	—	—	12	—	12
Net loss	—	—	—	—	—	—	(65,136)	(65,136)
Balances at September 30, 2020	108,526,803	$654,507	78,325,931	$—	$214,311	$(92)	$(994,391)	$(780,172)

	Three months ended September 30, 2019
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at June 30, 2019	92,146,788	$508,969	76,049,448	$—	$184,706	$(7)	$(642,833)	$(458,134)
Issuance of common stock upon exercise of stock options	—	—	428,921	—	837	—	—	837
Issuance of common stock for services	—	—	10,000	—	106	—	—	106
Stock-based compensation	—	—	—	—	4,495	—	—	4,495
Currency translation adjustments	—	—	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	—	—	(104,801)	(104,801)
Balances at September 30, 2019	92,146,788	$508,969	76,488,369	$—	$190,144	$(15)	$(747,634)	$(557,505)

3

	Nine months ended September 30, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	108,526,803	$654,507	77,169,263	$—	$196,981	$(42)	$(824,162)	$(627,223)
Issuance of common stock upon exercise of stock options	—	—	1,156,668	—	2,858	—	—	2,858
Vesting of common stock issued for services	—	—	—	—	32	—	—	32
Stock-based compensation	—	—	—	—	14,440	—	—	14,440
Currency translation adjustments	—	—	—	—	—	(50)	—	(50)
Net loss	—	—	—	—	—	—	(170,229)	(170,229)
Balances at September 30, 2020	108,526,803	$654,507	78,325,931	$—	$214,311	$(92)	$(994,391)	$(780,172)

	Nine months ended September 30, 2019
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	76,480,863	$384,084	74,258,033	$—	$174,254	$(7)	$(403,839)	$(229,592)
Issuance of common stock upon exercise of stock options	—	—	1,980,046	—	3,570	—	—	3,570
Repurchase of common stock	—	—	(1,835)	—	(7)	—	—	(7)
Issuance and/or vesting of common stock issued for services	—	—	252,125	—	239	—	—	239
Issuance of Series F convertible preferred stock, net of issuance costs of $115	15,665,925	124,885	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	12,088	—	—	12,088
Currency translation adjustments	—	—	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	—	—	(343,795)	(343,795)
Balances at September 30, 2019	92,146,788	$508,969	76,488,369	$—	$190,144	$(15)	$(747,634)	$(557,505)

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

Postmates Inc.

Condensed consolidated statements of cash flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(170,229)	$(343,795)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	7,895	8,354
Amortization of debt issuance costs and discounts	508	574
Deferred taxes	—	14
Stock-based compensation expense	13,950	11,759
Issuance and/or vesting of common stock issued for services	32	239
Loss on disposal of property and equipment	134	2,533
Changes in operating assets and liabilities:
Accounts receivable	(23,390)	(5,221)
Other current and noncurrent assets	(1,762)	(15,692)
Accounts payable	40,764	34,804
Accrued liabilities	39,810	62,826
Contract liabilities	1,172	(3,265)
Other current and noncurrent liabilities	5,844	(10,408)
Net cash used in operating activities	(85,272)	(257,278)

Cash flows from investing activities
Purchases of property and equipment	(8,891)	(4,149)
Net cash used in investing activities	(8,891)	(4,149)

Cash flows from financing activities
Principal payments on finance lease obligations	(6,267)	(3,777)
Proceeds from issuances of convertible preferred stock, net of issuance costs	—	124,954
Payment of convertible preferred stock issuance costs	(3,790)	—
Payment of deferred offering costs	(737)	(2,257)
Loan principal payments	(6,667)	—
Proceeds from exercise of stock options	2,858	3,570
Repurchase of common stock	—	(7)
Net cash provided by (used in) financing activities	(14,603)	122,483
Effect of exchange rates on cash and cash equivalents	(50)	(8)
Net decrease in cash, cash equivalents and restricted cash	(108,816)	(138,952)

Cash, cash equivalents and restricted cash
Beginning of period	190,452	249,564
End of period	$81,636	$110,612

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$77,590	$105,439
Restricted cash	4,046	5,173
Total cash, cash equivalents and restricted cash	$81,636	$110,612

Supplemental disclosure of cash flow information
Cash paid for interest	$3,017	$3,539
Cash paid for taxes	220	246

Supplemental disclosure of non-cash activities
Assets acquired under finance leases	$7,349	$4,729
Capitalized stock-based compensation cost	490	329
Property and equipment in accounts payable and accrued liabilities	1,349	—
Deferred offering cost in accounts payable and accrued liabilities	—	612
Debt issuance costs in accounts payable and accrued liabilities	130	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

Postmates Inc.

Notes to condensed consolidated financial statements

(Unaudited)

1. Description of business and basis of presentation

Description of business

Postmates Inc. (referred to as the “Company” and “Postmates”) was incorporated under the laws of the State of Delaware in 2011 and is located in San Francisco, California. Postmates is an on-demand delivery platform. Through the Company’s network, Postmates enables consumers to order food and goods from merchants for delivery or pickup.

The Company has sustained losses since inception and expects that its operating expenses will continue to be significant for the foreseeable future. The Company intends to continue to incur costs to support its business growth, including current levels of marketing spend, and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance existing services, improve operating infrastructure or acquire complementary businesses and technologies. Accordingly, as of November 12, 2020, the date the interim condensed consolidated financial statements as of and for the nine months ended September 30, 2020 were available for issuance, the Company will need to either engage in equity or debt financings to secure additional funds or reduce or delay certain expenditures, including current levels of marketing spend, to ensure the Company has sufficient cash balances and cash flows from operations to support its working capital and capital expenditure needs for at least the next 12 months. If the Company raises additional funds through future issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities that are issued could have rights, preferences and privileges superior to those of holders of common stock. As a result of the coronavirus disease (“COVID-19”) pandemic, the ability of the Company to access capital markets and the ultimate impact on the Company’s operations over the next 12 months is impossible to predict with certainty. Any debt financing that the Company secures in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities, including potential acquisitions. Such financing may not be available on reasonable terms, if at all.

As described below, as part of the Agreement and Plan of Merger (the “merger agreement”) executed on July 5, 2020, Uber Technologies, Inc. (“Uber”) agreed to provide interim financing to the Company and on October 9, 2020, Uber funded the initial loan for a principal amount of $100.0 million.

Pending acquisition by Uber

On July 5, 2020, the Company entered into a merger agreement, with Uber and two of Uber’s wholly owned subsidiaries, pursuant to which, through two successive mergers, the Company will become a wholly owned subsidiary of Uber (collectively, the “mergers”). Pursuant to the merger agreement, the Company will amend its Eighth Amended and Restated Certificate of Incorporation to make certain changes to the liquidation preference for the shares of its Series G convertible preferred stock in connection with the mergers. The transactions contemplated by the merger agreement, including the mergers and the Company’s certificate amendment, are collectively referred to as the “transaction”.

The aggregate consideration to be paid by Uber for the transaction is estimated to be approximately $2.65 billion, subject to certain adjustments set forth in the merger agreement, payable in shares of Uber common stock (the “Uber common stock”), based on a fixed price of $31.45 per share, which represents the volume weighted average closing sale price per share of Uber common stock on the New York Stock Exchange for the 10 consecutive trading days ending on and including June 29, 2020.

The transaction is subject to the approval of the Company’s stockholders, regulatory approval and other customary closing conditions and is currently expected to close in the fourth quarter of 2020.

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Pursuant to the merger agreement, Uber also agreed to provide interim financing to the Company of up to $100.0 million in the first year from the signing of the merger agreement (“initial loan”). Uber also agreed to make available to the Company additional interim financing of up to $100.0 million, available in a single draw on July 6, 2021 (the “additional loan” and, together with the initial loan, the “interim loans”) if the transaction has not been completed by such date. Uber may be required to pay the Company a termination fee equal to $145.8 million minus the then outstanding principal amount of the initial loan, plus accrued interest thereon, if the merger agreement is terminated under certain circumstances.

Pursuant to the above interim financing, on October 9, 2020, the Company issued a promissory note to Uber for a principal amount of $100.0 million (herein referred to as “initial loan”) accruing interest at the fixed rate of 2.50% per annum from the date of the borrowing to the earlier of the transaction (i) closing date and (ii) termination date, as applicable, and shall become due and payable on such date. The aggregate outstanding principal amount of the initial loan plus any accrued interest shall become due and payable in full and shall be deducted from the portion of the aggregate merger consideration payable by Uber to the Company’s stockholders at the closing. If the agreement is terminated and the Company is entitled to receive the termination fee from Uber, the aggregate outstanding principal amount of the initial loan, plus any accrued and unpaid interest thereon up to the termination date, shall be credited against the termination fee payable to the Company by Uber. If the agreement is terminated and the Company is not entitled to receive the termination fee from Uber, the aggregate outstanding principal amount of the initial loan, plus any accrued and unpaid interest thereon up to the termination date, shall be automatically converted into a permanent interim loan and shall be due and payable on the second anniversary of the termination date. Interest on the permanent interim loan shall accrue at the fixed rate of 4.50% per annum from the termination date; provided that, of such interest (i) 2.00% shall be capitalized and added to the aggregate outstanding principal amount (including all previously capitalized interest) every 90 calendar days commencing on the 90th day after the termination date, (ii) 2.50% shall be payable in cash every 90 calendar days commencing on the 90th day after the termination date and (iii) any remaining accrued and unpaid interest as of the maturity date shall be payable in cash on the second anniversary of the termination date.

The additional loan, if drawn, will accrue interest at a rate equal to 2.50% per annum from July 6, 2021 to the earlier of (i) the closing date and (ii) the termination date, as applicable. On August 5, 2021, 7.5% of the aggregate principal amount of the additional loan outstanding on July 6, 2021 will be forgiven. On each day thereafter, the aggregate outstanding principal will be forgiven in an amount equal to the quotient of (a) the product of (i) the percentage set forth under “Principal Reduction Percentage” in the table below for the applicable “Relevant Period” set forth in the table below and (ii) the aggregate principal amount of the additional loan outstanding on July 6, 2021, divided by (b) 30.

Relevant period	Principal reduction percentage
August 6, 2021 to and including September 4, 2021	12.5%
September 5, 2021 to and including October 4, 2021	15.5%
October 5, 2021 to and including November 3, 2021	21.5%
November 4, 2021 to and including December 3, 2021	21.5%
December 4, 2021 to and including January 2, 2022	21.5%

Thus, the aggregate outstanding principal amount of the additional loan plus any accrued interest will be (i) forgiven in its entirety if the closing occurs or the merger agreement is terminated at least 180 days after the date of the additional loan (the “forgiveness date”), (ii) forgiven partially if the closing occurs prior to the forgiveness date or (iii) forgiven partially, with the remainder repayable by the Company to Uber on the second anniversary of the termination date, if the merger agreement is terminated prior to the forgiveness date. In the case of clause (iii), interest will accrue from the termination date on such outstanding amounts at a rate equal to 4.50% per annum, 2.50% of which will be payable in cash and 2.00% of which will be capitalized, in each case, every 90 days thereafter, with any accrued and unpaid interest payable in cash on the second anniversary of the termination date.

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The interim loans are not guaranteed by any of the Company’s subsidiaries. At the Company’s election, it may prepay in cash without penalty or premium, all or a portion of the outstanding principal amount of the interim loans plus any accrued interest thereon, upon prior written notice to Uber. The Company agrees to use the proceeds of the interim loans solely to fund operations (and not to redeem, repurchase, defease, discharge, repay or otherwise satisfy indebtedness of the Company and/or its subsidiaries). On and after the termination date, if any interim loans are outstanding, the Company has agreed to (i) provide Uber with certain financial information and information with respect to any defaults or events of default under the Company’s existing credit agreement and (ii) prepay the interim loans in full upon the occurrence of certain change of control and other liquidity events.

Basis of presentation

The accompanying condensed consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable guidance for interim financial reporting.

The condensed consolidated balance sheet as of December 31, 2019 included herein was derived from the audited financial statements as of that date, but, does not include all disclosures normally included in the complete financial statements prepared in accordance with U.S. GAAP. The accompanying interim condensed consolidated balance sheet as of September 30, 2020, interim condensed consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit for the three and nine months ended September 30, 2020 and 2019 and of cash flows for the nine months ended September 30, 2020 and 2019 and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited and certain information and note disclosures normally included in the complete financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to applicable guidance for interim financial reporting. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2020 and its results of operations for the three and nine months ended September 30, 2020 and 2019 and cash flows for the nine months ended September 30, 2020 and 2019. The results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results expected for any future annual or interim period.

Basis of consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

2. Summary of significant accounting policies

Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts stated in the consolidated financial statements and accompanying notes. These judgments, estimates and assumptions are used for, but not limited to the determination of the allowance for accounts receivable, useful lives of the customer and merchant contracts, useful lives of property and equipment, accrued legal reserves, accrued indirect and non-income taxes and reserves, insurance reserves, leases, valuation of stock-based compensation and common stock, warrants and recognition and measurement of current and deferred income taxes. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, future events are subject to change and the estimates and judgments are subject to adjustment. Actual results could differ materially from the Company’s estimates.

The extent to which COVID–19 impacts the Company’s business and financial results will depend largely on future developments, including the duration and severity of the COVID-19 pandemic, the impact on capital and financial markets and governmental or regulatory orders that impact the Company’s business. While the effect of the pandemic

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is dynamic, the Company has considered the impact of COVID-19 when assessing certain accounting matters such as allowance for accounts receivable and recoverability of long-lived assets that rely on forecasted financial information. Due to the level of economic uncertainty and volatility in the global financial markets resulting from the pandemic, the ultimate impact on the Company’s operations and financial performance is uncertain, and actual results could differ materially from the Company’s estimates.

Concentration of credit risk and other risks and uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents and restricted cash with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure of each investment. Although the Company deposits its cash with multiple financial institutions, the deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. Cash equivalents primarily consist of institutional money market funds denominated in U.S. dollars.

The Company maintains an allowance for doubtful accounts receivable balance, which is based on historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with delinquent accounts. This estimate is periodically adjusted when new information becomes available to indicate that an adjustment, or change in estimate, is necessary.

Certain significant risks and uncertainties - COVID-19

In March 2020, the World Health Organization declared COVID–19 a pandemic. COVID–19 has rapidly impacted and continues to impact market and economic conditions globally. As a result, numerous state and local jurisdictions have imposed and continue to impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. The COVID-19 pandemic and related restrictions have resulted in some of the Company’s merchants closing their operations temporarily, and in some cases permanently, and an increase in customer and merchant calls into the Company’s customer support team which has resulted in some temporary response delays and outages, each of which have negatively impacted and may continue to have a negative impact on the Company’s business and operations. The widespread pandemic has also resulted in, and may continue to result in, significant disruption of global financial markets, reducing the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity, including the ability to repay its outstanding credit facilities. In addition, a recession or market correction resulting from the spread of COVID-19, as well as the significant increase in unemployment in the United States, could have a significant impact on disposable income which would seriously harm our business. In light of the evolving nature of COVID–19 and the uncertainty it has produced around the world, it is difficult to predict the COVID–19 pandemic’s cumulative and ultimate impact on the Company’s future business operations, results of operations, financial position, liquidity and cash flows. The extent of the impact of the pandemic on the Company’s business and financial results will depend largely on future developments, including the duration and severity of the COVID-19 pandemic, the impact on capital and financial markets and governmental or regulatory orders that impact the Company’s business, all of which are highly uncertain and difficult to assess or predict.

Foreign currency translations and transactions

Most of the Company’s foreign subsidiaries have non-U.S. dollar functional currencies. The financial statements of these non-U.S. dollar functional currency subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity and average rates of exchange for revenue and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Unrealized foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies as well as realized foreign exchange gains and losses on foreign exchange transactions are recorded in other income (expense), net

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in the accompanying condensed consolidated statements of operations. Foreign exchange gains (losses) for the periods presented were immaterial and included in other income (expense), net in the condensed consolidated statements of operations.

Revenue recognition

The Company accounts for revenue under Accounting Standards Codification Topic 606 Revenue from Contracts with Customers, or ASC 606. The Company derives revenue primarily in two ways:

•	delivery fees and service fees charged to customers are recognized as revenue net of promotional discounts, incentive offers and refunds provided to customers and net of fleet payout and any fleet incentives based on the occurrence of a single or multiple deliveries. For revenue recognition purposes, because the Company is acting as an agent arranging for customers to order goods from merchants and have the goods delivered by a fleet of independent contractors, the Company recognizes customer fees as revenue net of amounts paid to the fleet for their service. Depending on the size of the order, delivery fees may include small cart fees. The Company also derives revenue from customers through Postmates Unlimited subscription orders, where members receive free delivery on qualified orders for a monthly or annual fee. Subscription fees are initially deferred and subsequently recognized ratably as revenue over the applicable subscription period; and
•	commission fees charged to merchant customers (referred to as “partner merchants”). For revenue recognition purposes, because the Company is acting as an agent of the partner merchant in the transaction, the Company recognizes revenue only for its commission, which is a percentage of the total purchase value for such transaction.

For each order, the Company processes the entire amount of the transaction (i.e. purchase value, delivery and service fees and tips) received from the customer, and recognizes revenue for the amount the Company retains after settling the purchase value to the merchant and fees payable to the fleet for their services. Any tips received from customers and passed through to the fleet during payment processing are not reflected as revenue or expenses of the Company. Order processing costs are expensed as incurred and are included in cost of revenue in the consolidated statements of operations. Sales taxes are excluded from revenue and cost of revenue.

The Company also generates revenues from the following:

•	the use of Postmates-funded debit cards. The fleet utilizes these cards to pay for orders upon pick up from non-partner merchants. The Company earns a revenue share from the payment card vendor for transactions processed through these debit cards and records these amounts in the same period the underlying transaction takes place; and
•	nominal revenue from advertising related activities on the Postmates platform.

The Company’s arrangements involve multiple parties, including customers, merchants and the fleet. The Company’s role in the transaction is to arrange for delivery services on behalf of customers through operating a platform that enables customers to obtain food and goods from merchants delivered by a fleet of independent contractors.

The substantial majority of the Company’s revenue is generated from customers and merchants as part of an integrated offering on the Company’s platform. This revenue is comprised of delivery fees, service fees and merchant commission fees. The Company evaluates the presentation of revenue on a gross vs. net basis related to the following fees:

•	Customer fees: The Company charges a delivery fee and a service fee (together, “customer fees”) to the customer. When a customer places an order, the Company, through its platform, offers the delivery to its fleet of independent contractors who can accept, decline or ignore the order. The Company, acting as an agent to the customer, arranges delivery services through its platform to be provided by the fleet directly to the customer. The Company does not control the fleet, who are primarily responsible for providing the services to the customer, and does not control the service. The Company bears no inventory risk for the fleet’s services as it is not obligated
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to pay the independent contractor unless a customer order is accepted. The Company does not pre-purchase services. The operation of the platform does not transfer a service to the customer, it is an activity necessary in fulfilling the fundamental promise to the customer, which is to arrange for delivery of goods from merchants to customers, and which is the single performance obligation to the customer.

•	Merchant commission fees: The Company, through its platform, arranges for merchant goods to be provided to customers as an agent. The merchant is the principal in the sale of their goods as the merchant controls the goods before they are delivered by the fleet to the customer or picked up by the customer. The Company does not obtain possession or title of the goods, nor does the Company control these goods prior to transfer to the customer and the merchant is primarily responsible for providing the goods ordered by the customer. The Company bears no inventory risk with regard to the goods and the merchant sets prices of their goods.

The Company offers through its platform a subscription product, Postmates Unlimited, through which customers may pay a monthly or annual fee in exchange for no delivery or service fees or, in some cases, reduced fees. As the Company’s obligation in these arrangements is to stand ready to process orders and arrange for couriers to fulfill deliveries when and if a customer submits an order, this obligation is satisfied over time. The customer benefits from the Company’s service evenly over the subscription period, regardless of when and if the customer places an order. Therefore, the Company recognizes Postmates Unlimited subscription fees ratably over the monthly or annual subscription period.

To achieve the core principles of this standard, the Company applies the following steps:

1. Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of its contracts and its customary business practices in identifying its contracts under ASC 606. The Company determines it has a contract with a customer when the customer has accepted the terms of service (for customers) or executed a contract (for partner merchants), it can identify each party’s rights regarding the services to be transferred, it can identify the payment terms for the services, it has determined the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgment in determining the merchant’s ability and intent to pay, which is based on a variety of factors, including the merchant’s historical payment experience or credit and financial information. Customers pay via credit card at the time of service. The Company collects the entire amount of the transaction (i.e. purchase value, delivery and service fees and tips) received from the customer on behalf of merchants and the fleet and retains its fees after settling the purchase value to the merchant and fees payable to the fleet for their service; thus the customer’s and merchant’s ability and intent to pay is not subject to significant judgment.

2. Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The Company’s performance obligation principally consists of platform services to facilitate the completion of an order, including processing payments as part of the overall integrated service.

3. Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company records certain incentives, promotions and expected refunds as variable consideration which results in a reduction to the fee earned by the Company at the time of the transaction. The Company earns a variable amount and may record a loss from a transaction, which is recorded as a reduction to revenue, in instances where the fee is less than the amount the Company is committed to pay the merchant and the fleet. None of the Company’s contracts contain a significant financing component as there are no contracts or obligations that extend longer than one year.

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4. Allocation of the transaction price to the performance obligation in the contract

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price. The Company’s performance obligation principally consists of platform services to facilitate the successful completion of a delivery, including processing payments as part of the overall integrated service. The Company has an immaterial number of contracts with multiple performance obligations.

5. Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied which occurs when control of the service is transferred to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

Services for customers who are not Postmates Unlimited members generally transfer at the point in time that a delivery order is complete as this is the point in time when the Company’s platform services are completed; and the Company has a present right to payment. Services to Postmates Unlimited members are generally a stand-ready obligation of the Company to arrange deliveries and process qualified orders for no delivery fee when and if submitted by customers, which is satisfied ratably over the applicable subscription period.

Practical expedients

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice when that amount corresponds directly with the value of services performed and (iii) variable consideration allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied distinct service that forms part of a single performance obligation.

The Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. The Company does not have contracts longer than one year.

Incentive offers and promotions

The Company periodically conducts marketing promotions to attract customers and independent contractors to use the platform.

Customer incentives

The Company offers various incentives to customers including free or discounted delivery, free or discounted items, referral bonuses and other similar offers. Referral incentives are often granted to both the referring party and the referred party. These incentives represent variable consideration that is typically settled within a week. The Company reduces the transaction price by the estimated amount of the incentives expected to be paid upon completion of the performance criteria by applying the most likely outcome method. The Company also offers referral bonuses to customers, which are accounted for as sales and marketing expense if the Company receives a distinct good or service in exchange for the payment and can reasonably estimate the fair value of the good or service received. The amount recorded as an expense is the lesser of the amount of the payment or the established fair value of the benefit received. The fair value of the benefit is established using amounts paid to third parties for similar services. The Company records the incentive as a liability at the time the incentive is earned by the referrer with the corresponding charge recorded to sales and marketing expense. If the payment to the customer exceeds the fair value of the distinct good or service received from the customer, then the excess payment is accounted for as a

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reduction of revenue. If the Company cannot reasonably estimate the fair value of the good or service received from the customer, all of the payment is recorded as a reduction of revenue.

Fleet incentives

The Company offers specific fleet incentives to encourage independent contractors to attain delivery milestones, complete deliveries during periods of high demand and refer new independent contractors to the fleet. Referral incentives are often granted to both the referring party and the referred party. These incentives include bonuses per delivery, minimum guaranteed payments and referral bonuses. Fleet incentives that are based on the occurrence of a single or multiple deliveries are recorded as a reduction of revenue. Fleet incentives that are not based on the occurrence of a single or multiple deliveries are recorded as operations and support expense.

Accounts receivable

Accounts receivable represents amounts for which the Company has an unconditional right to consideration that is subject only to the passage of time before payment is due.

Accounts receivable primarily represents amounts owed from third party payment processors and the Company’s merchant customers. Accounts receivable is recorded net of an allowance for doubtful accounts that reflects management’s assessment of specific customers’ accounts that will not be collected. The allowance is based on historical loss experience and any specific risks, current or forecasted, identified in collection matters.

The Company also records an allowance for chargebacks as a result of customer disputes. The Company estimates the allowance based on historical experience, which is reviewed periodically and as needed, and amounts are written off when determined to be uncollectable. The allowance for doubtful accounts was not material as of September 30, 2020 and December 31, 2019.

Contract liabilities

Contract liabilities consist of deferred revenue and include payments received in advance of performance under the Company’s contracts. Such payments arising from subscriptions represent the payment received from the customer for the price of the subscription, as that represents the obligation of the Company for the facilitation of delivery to the customer. The amount recognized as revenue will be net of fleet payouts and delivery-related incentives. Revenue related to these subscriptions is recognized ratably over the applicable subscription period. Other deferred revenue related to specific performance obligations is recognized as revenue when the related performance obligation is satisfied. The Company recognized revenue of $7.8 million and $10.2 million for the nine months ended September 30, 2020 and 2019, respectively, that was included in the corresponding contract liabilities balance as of the beginning of the respective periods.

Deferred contract acquisition costs

The Company applies the guidance in ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers, with respect to capitalization and amortization of incremental costs of obtaining a contract. The guidance requires the capitalization of incremental costs incurred to obtain a contract with a customer that it would not have incurred if the contract had not been obtained, provided it expects to recover the costs. As a result, the Company capitalizes the following:

•	sales commissions paid to internal sales personnel that are incremental to the acquisition of partner merchant customer contracts; and
•	incentive credits granted or payments made to customers who refer new customers when those credits or payments made are not required to reduce revenue.

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The Company defers commission costs when, based on its sales compensation plans, the commissions are incremental and would not have occurred absent the customer contract. Deferred commission costs are amortized using the straight-line method to sales and marketing expense in the condensed consolidated statements of operations over the merchant customer relationship period, which is estimated to be approximately 4 years. Customer referral incentive credits are incremental as they are granted when a new customer is referred and that customer places its first order. Referral incentive credits are amortized over the expected life of customers, which is estimated to be approximately 3 years. Deferred contract acquisition costs are amortized using a method that is consistent with the pattern of customer retention.

The Company classifies the unamortized portion of deferred contract costs as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract costs are included in “Prepaid expenses and other current assets” and “Deferred contract acquisition costs”, respectively, in the accompanying condensed consolidated balance sheets. During the nine months ended September 30, 2020 and 2019, the Company deferred $14.7 million and $5.8 million, respectively, of contract acquisition costs and recognized $9.3 million and $2.6 million of related amortization expense during the nine months ended September 30, 2020 and 2019, respectively.

The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred contract acquisition costs. There was no significant impairment loss recorded during the nine months ended September 30, 2020 and 2019.

Costs and expenses

Set forth below is a brief description of the key components of the Company’s costs and expenses:

Cost of revenue. Cost of revenue primarily consists of third-party payment processing fees, hosting fees, expenses related to order fulfillment services and expenses related to payment chargebacks and other transactional losses. It also includes amortization of capitalized internal-use software development costs and depreciation of equipment used in revenue generating activities.

Operations and support. Operations and support expenses primarily consist of salaries, benefits and stock-based compensation expense for customer support employees, fleet incentives not related to deliveries and fleet onboarding costs and depreciation and amortization.

Sales and marketing. Sales and marketing expenses primarily consist of digital advertising and customer referral bonuses, as well as salaries, commissions, benefits and stock-based compensation expense for sales and marketing employees. It also includes depreciation and amortization of property and equipment and amortization of deferred contract acquisition costs. Advertising expense was $45.0 million and $60.3 million for the three months ended September 30, 2020 and 2019, respectively, and $129.7 million and $187.8 million for the nine months ended September 30, 2020 and 2019, respectively. Advertising costs are expensed as incurred.

Research and development. Research and development expenses are charged to operations as incurred and primarily consist of salaries, benefits, stock-based compensation expense for salaried employees and payments to contractors engaged in research and development activities, maintenance and testing of the Company’s platform including website, mobile apps and other products, and depreciation and amortization.

General and administrative. General and administrative expenses primarily consist of salaries, benefits, stock-based compensation expense for salaried employees and payments to consultants, facilities costs, insurance costs, indirect and non-income taxes and depreciation and amortization.

Cash, cash equivalents and restricted cash

Cash and cash equivalents as of September 30, 2020 and December 31, 2019 consisted of cash held in checking accounts, savings accounts and institutional money market funds, as well as cash in transit from certain credit card payment processors. Restricted cash as of September 30, 2020 and December 31, 2019 consisted of letters of

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credit held as collateral for the Company’s casualty insurance policy and a compensating balance that the Company agreed to maintain in a bank account pursuant to an agreement with a credit card payment processor.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets and the total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows:

(in thousands)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$77,590	$185,655
Restricted cash	4,046	4,797
	$81,636	$190,452

Fair value measurements and financial instruments

The Company follows guidance provided in ASC 820, Fair Value Measurement, for valuation of financial assets and financial liabilities and for nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The guidance describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable and accounts payable, approximate fair values due to their short-term nature.

The following tables set forth the fair value of the Company’s financial assets by level within the fair value hierarchy:

	September 30, 2020
(in thousands)	Level 1	Level 2	Level 3	Fair value
Financial assets
Cash equivalents:
Money market funds	$29,643	$—	$—	$29,643
Total	$29,643	$—	$—	$29,643

	December 31, 2019
(in thousands)	Level 1	Level 2	Level 3	Fair value
Financial assets
Cash equivalents:
Money market funds	$166,139	$—	$—	$166,139
Total	$166,139	$—	$—	$166,139

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The valuation technique used to measure fair value of the Company’s money market funds was derived from quoted market prices.

Property and equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which is as follows:

Computer equipment and software	2-3 years
Furniture and fixtures	3-5 years
Developed software	2-3 years
Leasehold improvements	Shorter of the remaining term of the associated lease or the estimated useful life of the asset

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to operations as incurred. Major improvements, which extend the useful life of the related asset, are capitalized.

Software development costs

Costs related to internal-use software are primarily related to the Company’s technology platform, which includes various projects including but not limited to software related to proprietary products and systems to support customer service as well as new products and new service offerings. The Company capitalizes costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. These costs are included in property and equipment, net on the condensed consolidated balance sheets. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for enhancements that are expected to result in additional functionality are capitalized and expensed over the remaining estimated useful life of the upgrades. The Company capitalized $4.4 million and $3.0 million of software development costs during the nine months ended September 30, 2020 and 2019, respectively. Amortization expense related to capitalized software development costs for three months ended September 30, 2020 and September 30, 2019 was $0.5 million and $1.2 million, respectively, and for the nine months ended September 30, 2020 and 2019 was $1.2 million and $3.6 million, respectively.

Leases

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”) effective January 1, 2019. Upon adoption of ASU 2016-02, the Company categorizes lease agreements at their inception as either operating or finance leases. Operating lease right-of-use (“ROU”) assets and related liabilities are included in “Operating lease right-of-use assets”, “Other current liabilities”, and “Operating lease liabilities” in the accompanying condensed consolidated balance sheet. Finance lease assets and related liabilities are included in “Property and equipment”, “Other current liabilities”, and “Other long-term liabilities” in the accompanying condensed consolidated balance sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date, including credit premiums on its corporate borrowings, in determining the present value of lease payments. The operating lease ROU asset also includes any advance lease

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payments made and excludes lease incentives. The Company’s lease terms may contain renewal and extension options of up to five years and early termination features. The Company does not include renewal, extension or early termination in its determination of the lease term because the renewal, extension or early termination is not reasonably certain at lease commencement. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

The Company has elected the optional practical expedient package, which includes retaining the current classification of leases and not reassessing the treatment of initial direct costs, or whether an existing or expired contract contains a lease. As an accounting policy election, the Company also elected not to apply the balance sheet recognition requirements under ASU 2016-02 to leases with a term less than or equal to twelve months.

Initial public offering costs

The Company deferred costs incurred in connection with the initial public offering (“IPO”) of its common stock consisting of direct legal, accounting and other fees. These costs are capitalized as incurred in “Other assets”. In connection with the pending acquisition by Uber, the Company aborted its plan for IPO in July 2020, and as a result the Company recorded a write-off of the deferred IPO costs incurred prior to July 2020 of $5.1 million in general and administrative expenses.

Impairment of long–lived assets

Management evaluates the recoverability of the Company’s property and equipment when events or changes in circumstances indicate a potential impairment exists. Events and changes in circumstances considered by the Company in determining whether the carrying value of long-lived assets may not be recoverable include but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends and changes in the Company’s business strategy. Impairment testing is performed at an asset level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (an “asset group”). In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of the asset group. If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. There has been no significant impairment of long-lived assets as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019.

Stock-based compensation

The Company accounts for stock-based compensation costs in accordance with ASC 718, Compensation—Stock Compensation, which require that all share-based payments to employees be recognized in the accompanying condensed consolidated statements of operations based on their estimated grant date fair values.

The fair value of stock options on the grant date is estimated using the Black-Scholes model. This option pricing model requires management to make assumptions and judgments. The Company used the following assumptions and estimates:

•	Fair value of common stock—see “Common stock valuation” discussion below.
•	Expected term—The Company determines the expected term of awards which contain service-only vesting conditions using the simplified approach, in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award.
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•	Volatility—The Company determines the expected volatility based on the average historical stock price volatility of comparable publicly-traded companies in its industry group corresponding to the expected term of the awards.
•	Risk free interest rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.
•	Dividend yield—The Company has not and does not expect to pay cash dividends on its common stock for the foreseeable future.

The fair value of restricted stock units is based on the fair value of the Company’s common stock on the date of grant. See “Common stock valuation” discussion below.

The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates. However, these estimates involve inherent uncertainties and the application of the Company’s judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock- based compensation expense could be materially different in the future. See Note 8—“Stock-based compensation” for additional information.

Stock-based compensation cost for stock-based awards with service-based vesting conditions only is recognized on a straight-line basis over the requisite service period which is generally four years. Stock-based compensation cost associated with restricted stock units with graded vesting features and which contain both a performance and a service condition is recognized over the requisite service period using the graded vesting attribution method and is only recognized if the Company has determined that it is probable that the performance condition will be met. Forfeitures are recognized as stock-based compensation expense reduction as they occur.

Common stock valuation

Given the absence of an active market for the Company’s common stock and in accordance with the American Institute of Certified Public Accountants Practice Guide (“AICPA Practice Guide”), Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Company’s board of directors exercised reasonable judgment and considered numerous factors to determine the best estimate of fair value of the Company’s common stock, including the following:

•	independent third-party valuations of the Company’s common stock;
•	the prices of the recent convertible preferred stock sales to investors;
•	the Company’s capital resources and financial condition;
•	the preferences held by the Company’s convertible preferred stock classes in favor of its common stock;
•	the likelihood and timing of achieving a liquidity event, such as an initial public offering or sale of the Company given prevailing market conditions;
•	the Company’s historical operating and financial performance as well as the Company’s estimates of future financial performance;
•	valuations of comparable companies;
•	lack of marketability of our common stock;
•	the hiring of key personnel;
•	the status of the Company’s development, product introduction and sales efforts;

•	revenue growth;
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•	industry information such as market growth and volume and macro-economic events; and
•	additional objective and subjective factors relating to its business.

The Company performed valuations of its common stock that took into account the factors described above. The Company used the Fundamental Analysis and the Transaction Analysis. Both the Fundamental Analysis and the Transaction Analysis consist of a two-step process to determine the per share value. In the first step, the Company determined the aggregate equity value of the Company. In the Fundamental Analysis, the Company considered the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to that of the Company will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration of all appropriate and generally accepted valuation methodologies, the analysis has been developed primarily on the basis of (1) the market approach, including the market multiple method, and (2) the income approach, including the discounted cash flow method. In the Transaction Analysis the Company determined the implied value of the enterprise by reference to recent sales of the Company’s preferred shares in arms-length transactions. In the second step, the Company valued the common stock on a minority interest basis through an equity value allocation analysis using the Option Pricing Method (OPM) and the Probability Weighted Expected Return Method (PWERM) or the hybrid method. The hybrid method applied the PWERM utilizing the probability of an exit scenario. The OPM considered the securities outstanding as of the valuation date and securities contemplated to be issued before the estimated liquidity event. The Company then applied a discount for lack of marketability to determine the per share value.

Prior to October 2017, the equity valuation was based on both the income and market approach valuation methods and the OPM was selected as the principal equity allocation method. For options granted starting October 31, 2017, the Company has used a hybrid method to determine the fair value of its common stock. Under the hybrid method, multiple valuation approaches were used and then combined into a single probability weighted valuation using a PWERM. The Company’s approach for options granted since October 31, 2017 included the use of an initial public offering scenario and a scenario assuming an acquisition of the Company.

Insurance reserves

The Company utilizes third-party insurance, which may include deductibles and self-insured retentions, to insure costs including auto liability, uninsured and underinsured motorist and general business liabilities up to certain limits. The recorded liabilities primarily reflect the estimated ultimate cost for claims incurred but not paid and claims that have been incurred but not yet reported. Liabilities are determined and based on claims reserve valuations provided by a third party actuary. To limit exposure to some risks, the Company maintains insurance coverage with varying limits and retentions. The Company cannot predict whether this insurance will be adequate to cover all potential hazards incidental to its business.

Liability insurance claims may take several years to completely settle, and the Company has limited historical loss experience. Because of the limited operational history, the Company makes certain assumptions based on currently available information and industry statistics and utilizes actuarial models and techniques to estimate the reserves. A number of factors can affect the actual cost of a claim, including the length of time the claim remains open, economic and healthcare cost trends and the results of related litigation. Furthermore, claims may emerge in future years for events that occurred in a prior year at a rate that differs from previous actuarial projections. Accordingly, actual losses may vary significantly from the estimated amounts reported in the consolidated financial statements. Reserves are continually reviewed and adjusted as necessary as experience develops or new information becomes known. However, ultimate results may differ from the Company’s estimates, which could result in losses over the Company’s reserved amounts. Such adjustments, if any, relating to accidents that occurred in prior years are reflected in the current year results of operations and recorded in general and administrative expenses.

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Income taxes

The Company uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. The Company recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income and expense in the period that includes the enactment date. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. In determining the need for a valuation allowance, the Company considers future growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which the Company operates, historical earnings and losses carryforward periods and prudent and feasible tax planning strategies, as applicable.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position is sustainable upon examination by the taxing authority, based on the technical merits. The Company measures the tax benefit recognized as the largest amount of benefit which is more likely than not to be realized upon settlement with the taxing authority. Significant judgment is required to evaluate uncertain tax positions. The Company’s evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law or guidance, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in the Company’s income tax expense in the period in which the Company makes the change, which could have a material impact on the Company’s effective tax rate or operating results.

The Company calculates the current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years and record adjustments based on filed income tax returns when identified. The amount of income taxes paid is subject to examination by U.S. federal, state and foreign tax authorities. The estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. To the extent the assessment of such tax position changes, the Company records the change in estimate in the period in which the determination is made.

Loss contingencies

From time to time, the Company is involved in claims, lawsuits, indirect and non-income taxes and legal proceedings arising from the normal course of business activities. The Company evaluates the likelihood of an unfavorable outcome of legal proceedings to which it is a party and accrues a loss contingency when the loss is probable and reasonably estimable. Assessing legal contingencies involves significant judgment and estimates and the outcome of litigation is inherently uncertain and subject to numerous factors outside the Company’s control. Significant judgment is required when the Company assesses the likelihood of any adverse judgments or outcomes, including the potential range of possible losses, and whether losses are probable and reasonably estimable.

Because of uncertainties related to these matters, the Company bases its estimates of whether a loss contingency is probable or reasonably possible, as well as the reasonable range of possible losses associated with each loss contingency. As additional information becomes available, and at least quarterly, the Company reassesses the potential liability on each significant matter and may revise its estimates. These revisions could have a material impact on the Company’s business, operating results or financial condition. The actual outcome of these legal proceedings may materially differ from the Company’s estimates of potential liability, which could have a material adverse effect on the Company’s business, operating results or financial condition.

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Legal fees

The Company incurs legal expenses related to disputes, litigation and other legal actions in the ordinary course of business. Legal fees are expensed as incurred in the period that the related services are received.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to income and losses that are recorded as an element of stockholders’ deficit and are excluded from net loss. The Company’s other comprehensive loss is comprised of foreign currency translation adjustments associated with its foreign subsidiaries with non-U.S. dollar functional currency.

Segments

The Company’s Chief Executive Officer is its chief operating decision maker (“CODM”). The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates its business as one operating and one reportable segment.

Recently issued accounting pronouncements not yet adopted

Financial instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaced the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to estimate credit losses. ASU 2016-13 requires use of a forward-looking expected credit loss model for financial assets such as accounts receivables, loans, and other financial instruments. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2019-11 requires entities that did not adopt the amendments in ASU 2016-13 as of November 2019 to adopt ASU 2019-11. This ASU contains the same effective dates and transition requirements as ASU 2016-13. ASU 2016-13, as amended by ASU 2019-11, is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the standard requires using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date to align existing credit loss methodology with the new standard. The Company is currently assessing the impact of adopting this standard on its consolidated financial statements and related disclosures.

Income taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU simplifies accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The ASU also improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This guidance will be effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years on a prospective basis, and early adoption is permitted. The Company does not expect the adoption of this standard will have a material impact on its consolidated financial statements and related disclosures.

Recently adopted accounting pronouncements

Stock-based compensation

In June 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). The ASU aligns the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments

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to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date. The Company adopted ASU 2018-07 beginning in the first quarter of 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Fair value measurement

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820).” This standard modifies disclosure requirements related to fair value measurement by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. The Company adopted ASU 2018-13 beginning in the first quarter of 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

Intangibles

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40), which align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The Company adopted ASU 2018-15 beginning in the first quarter of 2020. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements.

3. Balance sheet components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

(in thousands)	September 30, 2020	December 31, 2019
Deferred contract acquisition costs, current	$5,742	$3,348
Advances	4,575	9,739
Contract asset	249	620
Prepaid insurance	1,267	631
Prepaid rent	—	331
Other prepaid expenses	6,766	2,387
Other receivables	893	1,708
Other	4,343	2,640
Total prepaid expenses and other current assets	$23,835	$21,404

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Property and equipment, net

Property and equipment, net comprised of the following:

(in thousands)	September 30, 2020	December 31, 2019
Computer equipment and software	$21,199	$14,683
Furniture and fixtures	3,680	2,567
Leasehold improvements	14,487	10,098
Developed software	16,222	11,832
Total property and equipment	55,588	39,180
Less: Accumulated depreciation and amortization	(24,347)	(17,756)
Property and equipment, net	$31,241	$21,424

Depreciation and amortization expense (excluding depreciation related to finance lease assets) was $1.0 million and $1.8 million for three months ended September 30, 2020 and September 30, 2019, respectively, and $3.0 million and $5.4 million for the nine months ended September 30, 2020 and 2019, respectively.

Finance lease assets totaling $17.5 million and $11.5 million as of September 30, 2020 and December 31, 2019, respectively, was included in “Computer equipment and software” in the table above. Depreciation expense related to finance lease assets was $1.9 million and $1.2 million for three months ended September 30, 2020 and September 30, 2019, respectively, and $4.9 million and $2.9 million for the nine months ended September 30, 2020 and 2019, respectively.

Deferred contract acquisition costs

Deferred contract acquisition costs consisted of the following:

(in thousands)	September 30, 2020	December 31, 2019
Deferred contract acquisition costs, current	$5,742	$3,348
Deferred contract acquisition costs, noncurrent	8,515	5,515
	$14,257	$8,863

The current portion of deferred contract costs are included in “Prepaid expenses and other current assets” in the accompanying condensed consolidated balance sheets.

The following table represents a rollforward of deferred contract acquisition costs:

(in thousands)	Nine months ended September 30, 2020
Beginning balance	$8,863
Additions to deferred contract acquisition costs	14,740
Amortization of deferred contract acquisition costs	(9,346)
Ending balance	$14,257

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Accrued liabilities

Accrued liabilities consisted of the following:

(in thousands)	September 30, 2020	December 31, 2019
Accrued marketing and advertising	$20,056	$14,548
Accrued indirect and non-income taxes	25,510	25,197
Insurance reserves	26,537	18,730
Accrued legal reserve	29,942	11,595
Accrued professional fees	7,072	9,147
Accrued compensation and employee benefits	10,310	6,748
Accrued software, tools and licenses	2,781	1,637
Accrued insurance premiums	5,103	1,010
Accrued customer service credits	446	868
Other	4,438	6,206
Total accrued liabilities	$132,195	$95,686

Insurance reserves

The following table represents a rollforward of insurance reserves:

(in thousands)	Nine months ended September 30, 2020
Beginning balance	$18,730
Losses paid	(5,392)
Change in estimates for prior periods	(893)
Reserves for current period	14,092
Ending balance	$26,537

Contract liabilities

The following table represents a rollforward of contract liabilities:

(in thousands)	Nine months ended September 30, 2020
Beginning balance	$8,402
Revenue recognized that was included in the contract liability balance at the beginning of the period	(7,847)
Increases due to cash received, excluding amounts recognized as revenue during the period	9,019
Ending balance	$9,574

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Other current liabilities

Other current liabilities consisted of the following:

(in thousands)	September 30, 2020	December 31, 2019
Short-term obligations under finance leases	$7,570	$6,419
Other	2,778	1,229
Total other current liabilities	$10,348	$7,648

Other long-term liabilities

Other long-term liabilities consisted of the following:

(in thousands)	September 30, 2020	December 31, 2019
Accrued indirect and non-income taxes	$8,192	$3,714
Long-term obligations under finance leases	2,393	2,429
Other	1,085	721
Total other long-term liabilities	$11,670	$6,864

4. Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2027. The Company also leases computer equipment under non-cancelable finance leases with various expiration dates through 2022.

Supplemental balance sheet information related to leases was as follows:

(in thousands, except lease term and discount rate)	September 30, 2020	December 31, 2019
Operating leases:
Operating lease right-of-use assets	$25,330	$28,075
Short-term operating lease liabilities	$4,946	$4,573
Long-term operating lease liabilities	28,758	32,362
Total operating lease liabilities	$33,704	$36,935

Finance leases:
Property and equipment, gross	$17,479	$11,502
Accumulated depreciation	(8,926)	(5,107)
Property and equipment, net	$8,553	$6,395
Other current liabilities	$7,570	$6,419
Other long-term liabilities	2,393	2,429
Total finance lease liabilities	$9,963	$8,848

Weighted average remaining lease term (in years):
Operating leases	5.4	6.1
Finance leases	1.3	1.4
Weighted average discount rate:
Operating leases	7.7%	7.7%
Finance leases	4.8%	6.5%

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Maturities of lease liabilities as of September 30, 2020 were as follows:

(in thousands)	Operating leases	Finance leases	Total
Year ending December 31,
2020 (excluding the nine months ended September 30, 2020)	$1,739	$2,630	$4,369
2021	7,232	6,259	13,491
2022	7,623	1,349	8,972
2023	7,849	—	7,849
2024	7,537	—	7,537
Thereafter	8,985	—	8,985
Total undiscounted lease payments	40,965	10,238	51,203
Less: imputed interest	(7,261)	(275)	(7,536)
Total lease liabilities	$33,704	$9,963	$43,667

Maturities of lease liabilities as of December 31, 2019 were as follows:

(in thousands)	Operating leases	Finance leases	Total
Year ending December 31,
2020	$6,969	$6,746	$13,715
2021	7,215	2,463	9,678
2022	7,623	16	7,639
2023	7,849	—	7,849
2024	7,537	—	7,537
Thereafter	8,985	—	8,985
Total undiscounted lease payments	46,178	9,225	55,403
Less: imputed interest	(9,243)	(377)	(9,620)
Total lease liabilities	$36,935	$8,848	$45,783

5. Commitments and contingencies

Commitments

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2027. The Company also leases computer equipment under non-cancelable finance leases with various expiration dates through 2022. See Note 4 to the condensed consolidated financial statements for maturities of lease liabilities as of September 30, 2020 and December 31, 2019.

Other contractual commitments

The Company entered into a cloud infrastructure service agreement with Google LLC in August 2018, pursuant to which the Company is obligated to pay Google LLC a minimum fee of $1.1 million over the first twelve month period ending August 2019 and $5.4 million over the next twenty four month period ending August 2021. As of September 30, 2020, there were no material changes to the Company’s contractual commitments disclosed in the Company’s consolidated financial statements and related disclosures as of December 31, 2019 relating to this agreement.

The Company entered into a promotional rights agreement with NFL Properties LLC in September 2020, pursuant to which the Company is obligated to pay NFL Properties LLC a fee of $5.5 million in two equal payments through January 2021 and $5.8 million in three equal payments during the period from April 1, 2021 through March 31, 2022.

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In addition, the Company is obligated to pay for media controlled by the National Football League a minimum fee of $1.0 million through March 31, 2021 and $1.1 million during the period from April 1, 2021 through March 31, 2022.

Contingencies

Legal proceedings

From time to time, the Company may be a party to various claims and litigation in the normal course of business. The Company assesses the need to record a liability for litigation and contingencies. Liabilities are recorded when and if it is determined that a loss-related matter is both probable and reasonably estimable.

The number and significance of these disputes and inquiries may increase as the Company’s business expands. Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of the Company’s time, and result in the diversion of significant operational resources.

In April 2018, the California Supreme Court adopted a new standard, referred to as the “ABC” test for determining whether a company “employs” or is an “employer” for purposes of the California Industrial Welfare Commission Wage Orders (the “California Wage Orders”) in its decision in Dynamex Operations West, Inc. v. Superior Court. The Dynamex decision alters the analysis of whether an individual, who is classified by a hiring entity as an independent contractor in California, has been properly classified. Since the Dynamex decision, the Company has been served with a growing number of class actions filed under the California Labor Code, representative actions filed under the California Private Attorneys General Act (“PAGA”), and demands for individualized arbitration alleging that the Company has misclassified certain individuals who use the Postmates fleet app to offer their services.

The Company is currently seeking to push a significant majority of claims and causes of action into individualized arbitrations pursuant to contractual provisions included in the Company’s Independent Contractor Agreement. Following the U.S. Supreme Court’s May 21, 2018 decision in Epic Systems Corp. v. Lewis, reaffirming the enforceability of agreements to arbitrate under Federal Arbitration Act, the Company has been successful in compelling the significant majority of claims into arbitration.

The Company has a number of legal proceedings outstanding before the courts alleging wage and hour violations based on the misclassification of the fleet as independent contractors and claims for civil penalties brought as a representative action for violations of the California Labor Code on behalf of all allegedly aggrieved “employees” under PAGA. Under several of these proceedings, the Company has filed a motion to compel all of the plaintiffs’ claims into individual arbitrations. The results of these motions have been varied, with several decisions still pending by the court. In line with the Company’s strategy to resolve these disputes through arbitration, the Company is currently in arbitration with approximately 126 individual independent couriers who are alleging they were misclassified as independent contractors and are each seeking wage and hour damages. Among these proceedings, some have resolved, some are in litigation, and in others, no arbitrators have been identified. The Company disputes any allegations of wrongdoing and intends to defend itself vigorously in these matters.

Following a mediation on July 19, 2019, the Company has agreed to a proposed settlement with the Lichten & Liss-Riordan, P.C. law firm that contemplates a payment of $12.0 million to resolve the following putative collective, representative, and class actions: Lee, et al. v. Postmates Inc., Case No. 3:18-cv-03421-JCS, in the United States District Court for the Northern District of California, and the related appeals docketed at 19-15024 and 19-80055 (“Lee”); Albert v. Postmates Inc., Case No. 3:18-cv-07592-JCS, in the United States District Court for the Northern District of California (“Albert”); and Rimler, et al. v. Postmates Inc., Case No. CGC-18-567868, in the Superior Court of California, County of San Francisco, and the related appeal docketed at No. A156450 (“Rimler”). The settlement would include a release of all claims based on or reasonably related to the conduct alleged in the cases above, including but not limited to wage and hour liability related to alleged misclassification for a proposed settlement class comprised of all individuals classified as independent contractor couriers (including those who may have initiated or attempted to initiate individual arbitration against the Company) who used the Postmates mobile application to offer

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delivery services to customers during the period of time from June 3, 2017 through October 17, 2019. On January 5, 2020, the plaintiffs filed a petition to coordinate all pending PAGA actions, which was assigned to Judge Massullo in the California Superior Court for San Francisco County, including the following: Brown v. Postmates Inc., Case No. BC712974, and Santana v. Postmates Inc., Case No. BC720151, both in the California Superior Court for Los Angeles County. On June 16, 2020 Judge Massullo granted the petition to coordinate Rimler, Brown, and Santana matters along with Winns v. Postmates Inc., Case No. CGC-17-562282, and Vincent v. Postmates, Case No. RG19018205. On October 1, 2020, the Judicial Council of California issued an order directing the Presiding Judge of the San Francisco Superior Court to assign a coordination trial judge to these matters, but none has been assigned to date.

On June 16, 2020, Judge Massullo in the California Superior Court for San Francisco County denied the parties’ motion for preliminary approval of class action settlement in Jacob Rimler, et al. v. Postmates Inc., Case No. CGC-18-567868/A156450, filed by the Lichten & Liss-Riordan law firm on or about July 5, 2018. In denying the parties’ motion for preliminary approval, the Court identified specific concerns with the total settlement allocation, the allocation for PAGA claims, the release of claims under the FLSA, the establishment of a dispute resolution form, and service awards. Although the court denied the settlement in its current form, the judge “encouraged the parties to continue settlement negotiations in hopes that they are able to present another agreement for preliminary approval that is otherwise consistent with the Court’s order.” The court, however, did not identify specific changes it would deem sufficient for approval. Following a subsequent mediation with the Lichten & Liss-Riordan firm in the Rimler matter on October 29, 2020, the Company has agreed to a settlement proposal that contemplates a payment of $32.0 million in exchange for a release of all claims based on or reasonably related to the conduct alleged in the cases included in the original Rimler settlement and extending the settlement class period through December 31, 2020. The new global class action agreement, which the parties will draft, will contain a broad release of claims, including but not limited to wage and hour liability related to alleged misclassification of all individuals classified as independent contractor couriers (including those who may have initiated or attempted to initiate individual arbitration against the Company) who used the Postmates mobile application in California to offer delivery services to customers during the period of time from June 3, 2017 through December 31, 2020.

In addition to wage and hour civil litigation to which the Company is a party, the Company has also received demands or has been threatened with demands for purportedly individual arbitration from the law firms of Lichten & Liss-Riordan for a total of approximately 400 individual claims (accrued as part of the settlement previously discussed above), the Tidrick firm for approximately 9,000, the Zimmerman Reed firm for approximately 2,700 demands and the Keller Lenkner firm for approximately 19,000. These claims expose the Company to wage and hour and related liabilities for each individual who has filed a demand. A mediation with the Tidrick firm was held on February 25, 2020, which did not result in a settlement; further mediation is scheduled for November 20, 2020. A mediation with the Keller Lenkner firm was held on March 31, 2020, which did not result in a settlement. A mediation with the Zimmerman Reed firm was held on August 26, 2020, which did not result in a settlement.

On July 20, 2020, in McClenon v. Postmates, Case No. 19-cv-6415, in which the Keller Lenkner firm sought an order compelling arbitration on behalf of 200 non-California claimants, the court compelled the claims to arbitration to decide the threshold issue of arbitrability but declined to order Postmates to pay arbitration fees for all arbitrations upfront. On March 5, 2020, in Adams v. Postmates, Case No. 4:19-cv-03042-SBA, Judge Armstrong issued an order denying the Company’s motion to stay the court’s prior order compelling arbitration pending appeal. On May 4, 2020, the plaintiffs filed a motion to supplement the record regarding the order to show cause arguing that the Company is still in violation of the court’s order to compel arbitration. The Company filed its response on May 7, 2020. In addition, the Company filed an appeal with the U.S. Court of Appeals for the Ninth Circuit challenging the partial denial of its motion to compel arbitration. On September 29, 2020, the Ninth Circuit issued an unpublished memorandum decision affirming the district court’s decision, requiring an arbitrator to decide the threshold issue of arbitrability, but declining to comment on the manner of arbitration or order Postmates to pay arbitration fees for all arbitrations upfront. Following this appeal decision, the trial court requested briefing on whether there are any outstanding issues regarding Postmates’ compliance with the court’s order compelling arbitration. The parties filed joint supplemental briefing on October 22, 2020, in which Postmates contended that there are no remaining issues for the court to address, as all matters must be answered by an arbitrator. Considering the aforementioned current

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developments in these legal matters, while the Company believes there is at least a reasonable possibility that a loss may have been incurred in relation to these claims, the Company has determined that an unfavorable outcome is not probable, and the amount of any reasonably possible loss cannot be reasonably estimated.

In connection with this legal proceeding, the Company recognized $11.5 million, $0.5 million and $15.7 million of the proposed settlement amount in 2019, in the first quarter of 2020 and in the third quarter of 2020, respectively, in general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.

The Company does not believe material losses are probable or reasonably estimable related to these matters for amounts in excess of those previously recognized in such periods, and therefore has not recorded an additional liability as of September 30, 2020 and December 31, 2019. It is reasonably possible that additional losses may be incurred related to these matters, however, the Company believes that the amount of any additional losses or range of losses are not reasonably estimable at this time.

In addition, in September 2019, the California legislature passed California Assembly Bill 5 (“AB5”), which purports to codify the “ABC” test in the Dynamex decision and expand its application. AB5 went into effect on January 1, 2020. The Company’s preliminary injunction was denied on February 10, 2020. The Company filed its first amended complaint on March 5, 2020, which the court dismissed with leave to amend on September 18, 2020. The Company filed a Second Amended Complaint on November 9, 2020. The Company also filed a notice of appeal to the Ninth Circuit of the order denying its motion for preliminary injunction filed in the U.S. District Court, Central District of California on March 10, 2020. On April 24, 2020, the Company submitted its opposition to the government’s motion to dismiss. On May 7, 2020, the Company filed its opening brief in the preliminary injunction appeal. On July 6, 2020, the government filed its answering brief. The Company filed its reply on July 27, 2020. Oral argument is scheduled for November 18, 2020. While the pending litigation with respect to AB5 would not automatically stay an enforcement action by the state of California seeking to reclassify Postmates from independent contractors to employees, the pending litigation does provide grounds for the Company to obtain a stay while the constitutionality of the bill is determined. The Company has not applied for any stay as it has not been subject to any enforcement action in this regard. However, in one such enforcement action, the San Francisco Superior Court recently granted the California Attorney General’s motion for a preliminary injunction requiring two transportation network companies to reclassify their drivers as employees instead of independent contractors. On August 20, 2020, the California Court of Appeal stayed the preliminary injunction pending resolution of the companies’ expedited appeals of the injunction order. On October 22, 2020, the California Court of Appeal affirmed the lower court’s ruling and held that companies have until 30 days after the case is returned to the lower court to comply with the lower court’s order. However, the preliminary injunction in that case applies only to the companies’ ride-hailing drivers and does not directly impact the Company or its litigation. Such regulatory scrutiny or action may create different or conflicting obligations from one jurisdiction to another. The passage of AB5 (as amended by Assembly Bill No. 2257, Worker classification: employees and independent contractors: occupations: professional services or herein referred to as “AB2257” in September 2020) could lead to additional challenges to the independent contractor classification of the fleet in California, where approximately 26% of the fleet were located as of September 30, 2020. The outcome of this matter is uncertain and any adverse determination may result in the fleet being construed as employees, resulting in the Company having to incur additional expenses which could have a material impact on the Company’s business, financial condition and results of operations. However, in November 2020, the California voters voted on Proposition 22, a state ballot initiative that provides a framework for app-based drivers that use platforms, including the Postmates fleet (“Proposition 22”), as long as certain conditions are met. Based on the unofficial results published by the California Secretary of State as of the date of the issuance of the accompanying condensed consolidated financial statements, Proposition 22 was approved. As a result, individuals in the Postmates fleet will be able to maintain their status as independent contractors under California law provided that the Company complies with the provisions of Proposition 22. The Company expects that Proposition 22 will go into effect in the fourth quarter of 2020; however, for periods prior to its effectiveness, the Company continuously intends to vigorously defend its position and its chances of success on the merits are still uncertain and any reasonably possible loss or range of loss cannot be estimated.

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Indemnifications

In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities relating to or arising from the Company’s platform or the Company’s acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments.

In addition, the Company has indemnification agreements with its directors and executive officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The terms of such obligations vary.

6. Short-term and long-term loans

Silicon Valley Bank (“SVB”) Mezzanine Loan

On January 31, 2018 (“Effective Date”), the Company entered into a loan agreement with SVB in an aggregate principal amount up to $25.0 million which will mature on January 1, 2022, the first calendar day of the 48th month after the Effective Date and will carry a floating rate per annum equal to prime rate as reported in The Wall Street Journal plus 5.50% (“Mezzanine Loan”). Monthly payments on any amounts drawn shall consist of the interest only payments for the first 24 months, followed by monthly payments of principal and accrued interest for months 25 to 48. On February 1, 2018, the Company borrowed $25.0 million on the Mezzanine Loan. On December 31, 2018, the Company paid $5.0 million of the principal balance outstanding under the Mezzanine Loan in connection with the Series E convertible preferred stock financing as required under the SVB Loan Agreement which required the Company to repay $5.0 million of the outstanding principal upon such a financing.

Pursuant to the terms of the Mezzanine Loan, except for the qualifying equity event transaction as noted above, the Company may voluntarily prepay all, but not less than all, of the outstanding amount of the loan if the Company pays an additional fee to SVB as described in the loan agreement. The Mezzanine Loan is secured by substantially all of the Company’s assets, other than its intellectual property (but including accounts that are proceeds of such intellectual property) and certain other customary exceptions. Subject to customary exceptions, the loan agreement does not permit the Company to pledge its intellectual property. The loan agreement contains customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness or make subordinated debt, make certain restricted payments, merge, consolidate, make an acquisition, enter into certain licensing arrangements and dispose of certain assets. The loan agreement also contains a subjective acceleration clause that allows the lender to cause the Company’s indebtedness to become immediately due and payable upon events of default. The events of default, some of which are subject to cure periods, include, among others, a non-payment default, a covenant default, the occurrence of a material adverse effect, the occurrence of an insolvency, a material judgment default, defaults regarding other indebtedness and certain actions by governmental authorities. In addition, during the continuance of certain events of default under the loan agreement (subject to a cure period for some events of default), interest may accrue at a rate that is 500 basis points above the otherwise applicable rate. The Company believes that no events or conditions that the lender would consider a material adverse change, which could give rise to an acceleration of any amounts outstanding under the loan agreement, have occurred and that occurrence of such events is remote in the foreseeable future. The Company is in compliance with all the covenants related to the Mezzanine Loan.

In January 2018, in connection with the Mezzanine Loan, the Company granted SVB a warrant to purchase 446,250 shares of common stock at $5.2669 per share upon closing and an additional warrant to purchase 78,750 shares of common stock at the same price per share based on the $25.0 million borrowing.

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On January 24, 2020, the Company and SVB entered into a Second Amendment to Mezzanine Loan and Security Agreement which required the Company to maintain unrestricted and unencumbered cash of at least $40.0 million with SVB at all times. On October 5, 2020, the Company and SVB entered into a Fourth Amendment to Mezzanine Loan and Security Agreement which reduced the minimum cash requirement to $30.0 million beginning on October 5, 2020 through October 23, 2020.

As disclosed in Note 12, on October 9, 2020, the Company paid the remaining outstanding principal balance owing under the SVB Mezzanine Loan and Security Agreement plus any accrued and unpaid interest thereon as of such date.

Hercules term loan

On August 30, 2018, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with Hercules Capital, Inc., as a lender and as administrative agent and collateral agent for the lenders. The Loan and Security Agreement provided for growth capital term loans in an aggregate principal amount up to $45 million, subject to funding in two tranches. The first tranche of $35 million was available until March 31, 2019, and the second tranche of up to $10 million was available from March 31, 2019 to September 30, 2019, if the Company achieved certain milestones. Pursuant to the terms of the Loan and Security Agreement, the Company borrowed $20.0 million on August 30, 2018 (the “existing term loan”). Under the terms of the Loan and Security Agreement, the Company may, but is not obligated to, draw on the two tranches. The existing loan will carry an interest rate equal to the greater of either (i) 8.85%, plus the prime rate as reported in The Wall Street Journal, minus 5%, and (ii) 8.85%. Pursuant to the Fourth Amendment to Loan and Security Agreement executed on October 9, 2020, the Company is required to make interest-only payments prior to April 1, 2021 and beginning on April 1, 2021, the Company is required to make equal monthly payments of principal and interest until the principal amount is fully paid at its maturity on the earlier of (a) June 1, 2022 and (b) 120 days prior to the scheduled maturity date of the Uber loan.

At the Company’s election, it may prepay all or a portion of the outstanding growth capital term loans by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon. In addition, the Company is obligated to pay an end of term charge equal to 8.55% of the aggregate original principal amount of existing term loan drawn pursuant to the Loan and Security Agreement, upon the earliest to occur of the maturity date, the prepayment or the acceleration of any growth capital term loans.

As security for the Company’s obligations under the Loan and Security Agreement, the Company granted a security interest in substantially all of its existing and future assets except for its intellectual property (but including accounts that are proceeds of such intellectual property) and certain other customary exclusions. Subject to customary exceptions, the Company is not permitted to encumber its intellectual property. The Loan and Security Agreement contains customary affirmative and negative covenants, including, among others, limits or restrictions on the Company’s ability to incur liens, incur indebtedness, make certain restricted payments, make certain investments, merge, consolidate, make an acquisition, enter into certain licensing arrangements and dispose of certain assets. In addition, the Loan and Security Agreement contains a subjective acceleration clause that entitles the lenders to cause the Company’s indebtedness under the Loan and Security Agreement to become immediately due and payable. The events of default, some of which are subject to cure periods, include, among others, a non-payment default, a covenant default, the occurrence of a material adverse effect, the occurrence of an insolvency, a material judgment default, defaults regarding other indebtedness and certain actions by governmental authorities. The Company believes that no events or conditions that the lender would consider a material adverse change, which could give rise to an acceleration of any amounts outstanding under the Loan and Security Agreement, have occurred and that occurrence of such events is remote in the foreseeable future. The Company is in compliance with all the covenants related to this Loan and Security Agreement.

On August 30, 2018, in connection with the borrowing under this Loan and Security Agreement, the Company granted Hercules a warrant to purchase 189,865 shares of common stock at $5.2669 per share.

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On October 9, 2020, the Company and Hercules Capital, Inc. entered into a Fourth Amendment to Loan and Security Agreement which required the Company to maintain at all times unrestricted and unencumbered cash in deposit accounts or securities accounts of at least $20 million, provided that if the Uber merger agreement is terminated or the California Proposition 22 is not passed, the amount of minimum cash required shall be increased to the aggregate outstanding principal amount of all growth capital loan advances which amount shall be reduced dollar for dollar for any amortization payments.

Short term and long-term loans consisted of the following:

(in thousands, except interest rate)	September 30, 2020	December 31, 2019
Principal:
Silicon Valley Bank	$13,333	$20,000
Hercules Capital, Inc.	20,000	20,000
Less: debt issuance costs and discounts, net of amortization
Silicon Valley Bank (effective interest—1.89%)	(159)	(399)
Hercules Capital, Inc. (effective interest—1.76%)	(423)	(691)
Net carrying amount	$32,751	$38,910

Debt issuance costs and discounts are amortized to interest expense over the respective terms of the loans using the effective interest method. Amortization of debt issuance costs and discounts for the three months ended September 30, 2020 and 2019 was $0.2 million and $0.2 million, respectively, and for the nine months ended September 30, 2020 and 2019 was $0.5 million and $0.6 million, respectively.

7. Convertible preferred stock and common stock

Series E convertible preferred stock

On September 11, 2018, the Company entered into a purchase agreement with certain investors named therein for the purchase of 47,466,251 shares of the Company’s Series E convertible preferred stock at a purchase price of $5.2669 per share. The shares were issued on October 15, 2018. In connection with the Series E convertible preferred stock financing, the Company filed its Sixth Amended and Restated Certificate of Incorporation on October 15, 2018 to (i) increase the number of authorized shares of Common Stock to 219,840,000 shares (“Common Stock”), (ii) modify the number of authorized shares of Preferred Stock to 76,480,863 shares (“Preferred Stock”), (iii) increase the number of authorized shares of Series E convertible preferred stock to 76,480,863, (iv) remove the authorized shares of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and Series D convertible preferred stock and (v) make certain other changes, as specified in the Sixth Amended and Restated Certificate of Incorporation.

Series F convertible preferred stock

On January 8, 2019, the Company entered into a convertible purchase agreement between the Company and certain investors named therein for the purchase of up to 15,665,925 shares of the Company’s Series F convertible preferred stock at a purchase price of $7.9791 per share. On January 8, 2019, January 9, 2019, March 15, 2019, March 26, 2019 and April 1, 2019, 6,114,724 shares, 6,517,025 shares, 2,506,548 shares, 490,030 shares and 37,598 shares, respectively, were sold to investors for net proceeds of $124.9 million.

In connection with the Series F convertible preferred stock financing, the stockholders approved the Company’s Seventh Amended and Restated Certificate of Incorporation on January 7, 2019 to (i) increase the number of authorized shares of Common Stock to 240,870,000 shares, (ii) increase the number of authorized shares of Preferred Stock to 92,146,788 shares, (iii) authorize a new series of 15,665,925 shares of Series F convertible preferred stock and specify the rights, preferences and privileges thereof, and (iv) make certain other changes, all as set forth in the Seventh Amended and Restated Certificate of Incorporation, which amendment and restatement was

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approved by the Board of Directors on January 7, 2019. Upon filing and effectiveness of the amended and restated Certificate of Incorporation, a sufficient number of shares of Series F convertible preferred stock was reserved for issuance pursuant to the Series F convertible preferred stock purchase agreement.

Series G convertible preferred stock

On September 16, 2019, the Company entered into a convertible preferred stock purchase agreement with GPI Capital Gemini HoldCo LP and Tiger Global for the purchase up to 24,570,023 shares of the Company’s Series G convertible preferred stock at a purchase price of $9.1575 per share. On October 21, 2019 (“initial closing date”), the Company issued and sold an aggregate of 16,380,015 shares to such investors for net proceeds of $145.5 million. No additional shares were sold subsequent to the initial closing date, however, the Company may sell up to the balance of the shares not sold at the initial closing date to one or more purchasers provided that such subsequent sale is agreed to by the Company, GPI Capital Gemini HoldCo LP and Tiger Global pursuant to the Series G convertible preferred stock purchase agreement.

In connection with the Series G convertible preferred stock financing, the Company filed its Eighth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) on October 21, 2019 to (i) increase the number of authorized shares of Common Stock to 277,070,000 shares, (ii) increase the number of authorized shares of Preferred Stock to 116,716,811 shares, (iii) authorize a new series of 24,570,023 shares of Series G convertible preferred stock and specify the rights, preferences and privileges thereof, and (iv) make certain other changes, all as set forth in the Eighth Amended and Restated Certificate of Incorporation. Upon filing and effectiveness of the amended and restated Certificate of Incorporation, a sufficient number of shares of Series G convertible preferred stock was reserved for issuance pursuant to the Series G convertible preferred stock purchase agreement.

The rights, preferences and privileges of the Preferred Stock and Common Stock are as follows:

Voting

Each holder of Common Stock, into which the Preferred Stock may be converted, is entitled to one (1) vote for each share of Common Stock held. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible.

As long as any shares of Preferred Stock are outstanding, the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock is required to effect or validate certain actions as specified in the Restated Certificate.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder thereof, at any time after the issuance of such share of Preferred Stock into that number of fully-paid, nonassessable shares of Common Stock determined for each series of the Preferred Stock by dividing the applicable original issue price or in the case of the Series G Preferred Stock, the original issue price including any accrued but unpaid dividends thereon, by the applicable conversion price for such series of Preferred Stock (the “Conversion Rate”).

The conversion price is $5.2669 per share for Series E Preferred Stock and $7.9791 per share for Series F Preferred Stock.

The Series G Preferred Stock, including any accrued but unpaid dividends thereon, will automatically convert into Common Stock immediately prior to the closing of a Qualified IPO at a conversion price equal to the lower of (i) $9.1575 and (ii) one minus 15% of the offering price in such Qualified IPO (“Series G Discount”) provided that the closing of a Qualified IPO occurs prior to October 21, 2020. If the closing of a Qualified IPO occurs after October 21, 2020, the Series G Discount will increase by 250 basis points on October 21, 2020 and every six months thereafter. The Series G Discount shall not exceed 25%. Any automatic conversion of the Series G Preferred Stock pursuant to a written request requires the consent of a majority of the Series G Preferred Stock (voting together as

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a separate class) in addition to the approval of the majority of Preferred Stock then outstanding (voting together as a single class).

Each share of Preferred Stock will automatically convert into shares of Common Stock at the then-applicable Conversion Rate for such share of Preferred Stock (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock, provided that aggregate gross proceeds to the Company are not less than $100,000,000, or (ii) upon the receipt by the Company of a written request for such conversion from the holders of at least a majority of the Preferred Stock then outstanding, voting as a single class and on an as-converted basis, or, if later, the effective date for conversion specified in such request.

Antidilution provisions

In the event that the Company issues, or is deemed to have issued, shares of Common Stock (“Additional Shares of Common”), other than certain issuances or deemed issuances specified in the Restated Certificate, without consideration or for a consideration per share less than the applicable conversion price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then the conversion price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such conversion price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the conversion price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For purposes of this antidilution provision, all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other of the Company’s outstanding convertible securities and all of the Company’s outstanding options shall be deemed to be outstanding.

Redemption

Shares of Preferred Stock are not mandatorily redeemable at the election of the holder and do not have a mandatory redemption date; however, in case of any deemed liquidation event, the Preferred Stock holders are entitled to receive their liquidation preference (redeem their shares).

Dividends

Holders of Series E and Series F Preferred Stock, shall be entitled to receive, but only out of funds that are legally available therefore, cash dividends at an annual rate of $0.421352 for Series E Preferred Stock and $0.638328 for Series F Preferred Stock on each outstanding share (each subject to adjustment from time to time for recapitalizations or as specified in the Articles of Incorporation). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. Payment of any dividends to the holders of Series E and Series F Preferred Stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of Preferred Stock and payable in preference and priority to any declaration and payment of dividends to the holders of Common Stock.

The Series G Preferred Stock accrues dividends at an annual rate of 5% (“Series G Dividend Rate”) and such accruals are cumulative and compounded on a semi-annual basis. The Series G Preferred Stock is entitled to receive, prior and in preference to any declaration and payment of dividends to the holders of Preferred Stock (excluding the Series G Preferred Stock) and Common Stock. The payment of such dividends shall only be due when declared by the Company’s Board of Directors, however, any accumulated but unpaid dividends shall convert into Common Stock upon a Qualified IPO (as defined in the Restated Certificate) or upon a liquidation, dissolution or winding up of the Company, whether or not

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declared. If the closing of a Qualified IPO occurs after October 21, 2020, the Series G Dividend Rate will increase by 100 basis points on October 21, 2020 and every six months thereafter. The Series G Dividend Rate shall not exceed 8%.

Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock then held by them equal to the sum of (i) the liquidation preference for such share of Preferred Stock specified in the Restated Certificate and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock, or such lesser amount as may be approved by the holders of a majority of the outstanding shares of Preferred Stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified above, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The Series G Preferred Stock is entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Preferred Stock (excluding the Series G Preferred Stock) and Common Stock by reason of their ownership of such stock, an amount per share for each share Series G Preferred Stock then held by them equal to the sum of (i) the liquidation preference of the Series G Preferred Stock specified in the Restated Certificate and (ii) any accrued but unpaid dividends thereon.

After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified above, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of Common Stock of the Company in proportion to the number of shares of Common Stock held by them.

For purposes of liquidation preference, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would own at least 50% of the outstanding voting stock of the Company (or the surviving or acquiring entity); or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clauses (i) through (iii) of the preceding sentence may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

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 The Company’s convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the accompanying condensed consolidated balance sheets as the Preferred Stock holders are entitled to receive their liquidation preference (redeem their shares) in the event of any liquidation, dissolution or winding up of the Company as described above.

Convertible preferred stock

Convertible preferred stock at September 30, 2020 consists of the following:

Series	Shares authorized	Shares issued and outstanding	Per share liquidation preference	Aggregate liquidation preference (in thousands)
E	76,480,863	76,480,863	$5.26690	$402,817
F	15,665,925	15,665,925	7.97910	125,000
G	24,570,023	16,380,015	9.59570	157,178	(1)
	116,716,811	108,526,803		$684,995
(1)	Includes accrued cumulative dividends of approximately $7.2 million as of September 30, 2020.

Convertible preferred stock at December 31, 2019 consists of the following:

Series	Shares authorized	Shares issued and outstanding	Per share liquidation preference	Aggregate liquidation preference (in thousands)
E	76,480,863	76,480,863	$5.26690	$402,817
F	15,665,925	15,665,925	7.97910	125,000
G	24,570,023	16,380,015	9.24782	151,479	(2)
	116,716,811	108,526,803		$679,296
(2)	Includes accrued cumulative dividends of approximately $1.5 million as of December 31, 2019.

Common stock

The Company is required to reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares sufficient to effect the conversion of all outstanding shares of the Company’s convertible preferred stock, $0.000001 par value per share, the exercise of all outstanding warrants exercisable into shares of Common Stock, and the exercise of all shares granted and available for grant under the Company’s 2011 Equity Incentive Plan. The Company had reserved shares of common stock for issuance as follows:

	September 30, 2020	December 31, 2019
Common stock	78,325,931	77,169,263
Conversion of convertible preferred stock(1)	108,526,803	108,526,803
Options outstanding under 2011 Equity Incentive Plan	38,866,342	37,901,127
Options available for grant under 2011 Equity Incentive Plan	1,100,110	3,221,993
Common stock warrants	29,808,113	29,808,113
	256,627,299	256,627,299
(1)	See above for the conversion features applicable to each series of convertible preferred stock.

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Common stock warrants

In May 2015, the Company issued warrants to purchase 155,675 shares of the Company’s common stock. These warrants were issued in connection with the 2015 Loan and Security Agreement with Silicon Valley Bank. Upon their issuance, the warrants have a term of ten years and are exercisable prior to their expiration date on May 7, 2025 unless the warrant holder elects not to convert to common stock. The value of these warrants is immaterial.

In October 2016, the Company issued warrants to purchase 28,937,573 shares of the Company’s common stock at an exercise price of $5.2669 per share. These warrants were issued to investors in connection with the Series E convertible preferred stock issuance. Upon their issuance, the warrants have a term of seven years and are exercisable prior to their expiration date on October 27, 2023 unless the warrant holder elects not to convert to common stock. The Company valued these warrants using the Black-Scholes method with a weighted average risk-free interest rate of 1.64%, an expected volatility of 65%, an expected life of the awards of seven years, and expected dividend yield of zero. The resulting relative fair value of approximately $18.3 million was recorded as a decrease in the value of the Series E convertible preferred stock and an increase in common stock (i.e. Additional Paid-In Capital).

In January 2018, in connection with the Mezzanine Loan with SVB, as described in Note 6, the Company issued warrants to purchase 446,250 shares of common stock at an exercise price of $5.2669 per share upon closing and an additional warrant to purchase 78,750 shares of common stock at the same price per share based on the $25.0 million borrowing. The Company valued these warrants using the Black-Scholes method with a risk-free interest rate of 2.78%, an expected volatility of 55%, an expected life of ten years, and expected dividend yield of zero. Based on the relative fair value allocation, the amount of loan proceeds allocated to warrants was $1.0 million and was accounted for as additional paid-in capital. This also resulted in a debt discount which is amortized as interest expense over the term of the loan using the effective interest method.

In August 2018, pursuant to the terms of the Loan and Security Agreement with Hercules Capital, Inc., as described in Note 6, the Company issued warrants to purchase 189,865 shares of common stock at an exercise price of $5.2669 per share to Hercules Capital, Inc. The Company valued these warrants using the Black-Scholes method with a risk-free interest rate of 2.86%, an expected volatility of 54%, an expected life of ten years, and expected dividend yield of zero. Based on the relative fair value allocation, the amount of loan proceeds allocated to warrants was $0.4 million and was accounted for as additional paid-in capital. This also resulted in a debt discount which is amortized as interest expense over the term of the loan using the effective interest method.

8. Stock-based compensation

Equity Incentive Plan

The Company maintains a 2011 Equity Incentive Plan (the “Plan”). The Plan provides for the granting of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants of the Company, as specified in the Plan.

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Stock option activity under this Plan is set forth below:

	Options outstanding
	Number of options	Weighted average exercise price	Weighted average remaining contractual life (in years)	Aggregate intrinsic value (in thousands)
Balances at December 31, 2019	37,901,127	$4.16	8.0	$133,051
Options exercised	(1,156,668)	2.61
Options granted	2,678,655	7.67
Options cancelled	(3,513,502)	4.73
Balances at September 30, 2020	35,909,612	$4.42	7.3	$190,846
At September 30, 2020
Vested and expected to vest	35,909,612	$4.42	7.3	$190,846
Options exercisable	22,581,466	$3.21	6.4	$147,267

The intrinsic value as reflected in the above table represents the difference between the exercise price and the fair market value of common stock for all in the money options outstanding.

The fair value of the employee stock options was estimated using the following weighted-average assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Common stock fair value	$—	$7.47	$7.67	$6.87
Expected term (in years)	—	6.0	6.0	5.9
Risk-free interest rate	—%	1.8%	0.9%	2.2%
Expected volatility	—%	47.6%	51.2%	47.5%
Dividend yield	—%	—%	—%	—%

 As of September 30, 2020, unrecognized employee stock-based compensation expense related to stock options was $41.9 million which is expected to be recognized over a weighted average remaining period of approximately 1.2 years.

Stock-based compensation expense related to options granted to employees was recognized as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Operations and support	$48	$68	$165	$181
Sales and marketing	896	740	2,722	1,755
Research and development	1,960	2,031	6,184	5,117
General and administrative	1,565	1,558	4,879	4,706
	$4,469	$4,397	$13,950	$11,759

For the three and nine months ended September 30, 2020 and 2019, there was no stock-based compensation expense recognized related to options granted to non-employees.

For the three months ended September 30, 2020 and 2019 and for the nine months ended September 30, 2020 and 2019, $0.2 million, $0.1 million, $0.5 million and $0.3 million, respectively, was capitalized as part of capitalized internal software costs (included in property and equipment, net in the accompanying condensed consolidated balance sheets).

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Restricted stock unit (“RSU”) awards

On July 5, 2020, the Company granted performance-based RSUs to certain executive officers aggregating to 2,956,730 RSUs as retention awards to incentivize such executive officers to remain in the employ or other service of the Company and Uber through and following the transaction closing. The performance-based RSU awards will vest upon the satisfaction of both service-based and performance-based conditions. The performance-based condition for these retention RSU awards is satisfied upon the transaction closing. The service-based condition for these retention RSU awards is satisfied from the grant date up to four months following the transaction closing. Each retention RSU awards will vest and be settled as to two-thirds of the total number of RSUs granted immediately prior to the transaction closing and the remaining one-third of the total number of RSUs granted will vest on the 4-month anniversary of the transaction closing, in each case, subject to the holder’s continued service to the Company, its successor or any affiliate thereof through the applicable vesting date, but subject to accelerated vesting in accordance with the Plan or any Change in Control Severance Agreement entered into between the Company and the holder.

The following table summarizes the activity related to the Company’s RSU awards for the nine months ended September 30, 2020:

	Number of shares	Weighted average grant date fair value per share
Unvested at December 31, 2019	—	$—
Granted	2,956,730	9.73
Vested	—	—
Cancelled and forfeited	—	—
Unvested at September 30, 2020	2,956,730	$9.73

 As of September 30, 2020, unrecognized employee stock-based compensation expense related to RSUs was $28.8 million, two-thirds of which is expected to be recognized immediately prior to the transaction closing and the remaining one-third of which is expected to be recognized during the four months following the transaction closing. The Company has not recognized stock-based compensation expense for RSU awards which vest upon the satisfaction of both service-based and performance-based conditions as the performance condition described above had not yet occurred and was not considered probable.

9. Income taxes

The Company’s quarterly tax provision is based upon an estimated annual effective tax rate. The Company’s provision for income taxes has not been historically significant to the business as the Company has incurred operating losses to date. The provision for income taxes consists primarily of state taxes and foreign taxes in jurisdictions in which the Company conducts business.

The Company’s provision for income taxes was $39 thousand and $85 thousand for the three months ended September 30, 2020 and 2019, respectively, with an effective tax rate of (0.06)% and (0.08)%, respectively, and $111 thousand and $185 thousand for the nine months ended September 30, 2020 and 2019, respectively, with an effective tax rate of (0.07)% and (0.05)%, respectively. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowance on the Company’s U.S. deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted into law in the United States. Provisions in the bill, that are relevant to the Company but do not directly impact the tax provision since the Company is in a taxable loss position, relate to changes in net operating losses carryback and limitation rules and Section 163(j). A key provision related to employer payroll taxes allows the Company to defer its share of Social Security payments through the remainder of 2020, which will create a deferred tax asset, and will not impact

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the tax provision due to a full valuation allowance on its U.S. deferred tax assets. The Company is continuing to analyze these legislative developments; however, they do not have a material impact on the Company’s provision for income taxes for the three and nine months ended September 30, 2020.

10. Employee benefit plans

The Company maintains a 401(k) defined contribution benefit plan that covers substantially all domestic employees. The plan allows U.S. employees to make pre-tax contributions in certain investments at the discretion of the employee, up to maximum annual contribution limits established by the U.S. Department of Treasury. There were no contributions by the Company for the three and nine months ended September 30, 2020 and 2019.

11. Geographic information

The Company’s revenue for the three and nine months ended September 30, 2020 and 2019 was primarily generated in the United States.

The Company’s property and equipment as of September 30, 2020 and December 31, 2019 are principally located in the United States. Property and equipment located outside the United States was nominal.

12. Subsequent events

The Company evaluated subsequent events through November 12, 2020, the date the interim condensed consolidated financial statements as of and for the nine months ended September 30, 2020 were available for issuance and identified the following:

Uber interim loan

On October 9, 2020, the Company issued a promissory note to Uber for a principal amount of $100.0 million. See Note 1 for further details on the key terms of the promissory note.

Hercules term loan

On October 9, 2020, the Company and Hercules Capital, Inc. entered into a Fourth Amendment to Loan and Security Agreement (“Amended Loan and Security Agreement”) which provides an incremental term loan up to a principal amount of $14.2 million. On the same date, the Company requested and Hercules Capital, Inc. funded the incremental term loan for a principal amount of $14.2 million. The incremental term loan will accrue interest at the greater of either (i) 8.00%, plus the prime rate as reported in The Wall Street Journal, minus 3.25%, and (ii) 8.00%. The Company is required to make interest-only payments prior to April 1, 2021 and beginning on April 1, 2021, the Company is required to make equal monthly payments of principal and interest until the principal amount is fully paid at its maturity on the earlier of (a) June 1, 2022 and (b) 120 days prior to the scheduled maturity date of the Uber loan.

Pursuant to the Amended Loan and Security Agreement, at the Company’s election, it may prepay all or a portion of the outstanding growth capital term loans under the agreement (existing and incremental term loans) by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon. In addition, the Company is obligated to pay an end of term charge equal to 2.25% of the aggregate principal amount of incremental loan drawn pursuant to the Amended Loan and Security Agreement, upon the earliest to occur of the maturity date, the prepayment or the acceleration of any growth capital term loans.

The Amended Loan and Security Agreement also requires that where applicable, if the Company receives any portion of the termination fee payable by Uber in accordance with the terms of the merger agreement, the Company is mandatorily required to prepay the entire principal balance of the outstanding growth capital term loans under the agreement (existing and incremental term loans) together with the accrued and unpaid interest thereon.

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SVB Mezzanine Loan

On October 9, 2020, the Company paid the remaining outstanding principal balance of $12.5 million plus any accrued and unpaid interest thereon as of such date of $24 thousand owing under the SVB Mezzanine Loan and Security Agreement. The Company also paid an additional fee of $250 thousand to SVB representing the prepayment premium.

Equity Incentive Plan

On October 13, 2020, the Company’s stockholders ratified and approved the increase in the number of shares of its common stock reserved for issuance under the Plan to 56,929,060 shares, which was approved by the Company’s Board of Directors on September 19, 2020.

Subsequent to September 30, 2020, the Company granted the following stock awards to its employees:

•	150,560 stock options; and
•	4,775,156 RSUs of which, 1,512,502 RSUs are granted as retention awards to incentivize employees to remain in the employ or other service of the Company and Uber through and following the transaction closing.

Each stock option awards requires a service-based vesting condition only, which requisite service period is generally four years.

Each RSU awards (other than retention RSU awards) will be eligible to vest as of the first to occur of (i) immediately following the transaction closing (as defined in the merger agreement) or (ii) the termination of the merger agreement, subject to the holder’s continued service through such date (such the earlier of such dates, the “Initial Date”). Following the occurrence of the Initial Date, subject to the holder’s continued service through the applicable date, 25% of the total number of RSUs granted will vest on the first anniversary of the vesting commencement date and 1/16th of the total number of RSUs granted will vest quarterly thereafter (the “Service Vesting Schedule”). Any RSUs that would have vested under the Service Vesting Schedule prior to the Initial Date will instead vest on the occurrence of the Initial Date (subject to the holder’s continued service through such date). In no event will the RSUs be eligible to vest prior to the Initial Date, and in the event the holder ceases to provide service for any reason prior to the Initial Date (even if a portion of the Service Vesting Schedule has been satisfied), then 100% of the RSUs will be forfeited.

Each retention RSU awards will vest and be settled as to two-thirds of the total number of RSUs granted immediately prior to the transaction closing and the remaining one-third of the total number of RSUs granted will vest on the 4-month anniversary of the transaction closing, in each case, subject to the holder’s continued service to the Company, its successor or any affiliate thereof through the applicable vesting date, but subject to accelerated vesting in accordance with the Plan or any Change in Control Severance Agreement entered into between the Company and the holder.

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PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Uber certificate permits indemnification of Uber’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Uber bylaws provide that Uber will indemnify its directors and officers and permit Uber to indemnify its employees and other agents, in each case to the maximum extent permitted by the DGCL.

Uber’s policy is to enter into agreements with its directors and executive officers that require Uber to indemnify its directors and officers to the fullest extent permitted by the DGCL, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of Uber, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of Uber.

Uber maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of the Uber certificate and the Uber bylaws.

Item 21. Exhibits and Financial Statements

(a) The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this consent solicitation statement/prospectus.

(b) Exhibit Index

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of July 5, 2020, by and among Uber Technologies, Inc., News Merger Sub Corp., News Merger Company LLC and Postmates Inc. (attached as Annex A to the consent solicitation statement/prospectus that forms a part of this registration statement).*

3.1	Amended and Restated Certificate of Incorporation of Uber Technologies, Inc. (incorporated by reference to Exhibit 3.1 to Uber Technologies, Inc.’s Current Report on Form 8-K filed on May 14, 2019).

3.2	Amended and Restated Bylaws of Uber Technologies, Inc. (incorporated by reference to Exhibit 3.2 to Uber Technologies, Inc.’s Current Report on Form 8-K filed on May 14, 2019).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the Uber common stock being registered.†

8.1	Opinion of Latham & Watkins LLP regarding certain tax matters.

10.1	Support Agreement, dated as of July 6, 2020, by and among Uber Technologies, Inc. and the stockholders of Postmates Inc. party thereto (attached as Annex E to the consent solicitation statement/prospectus that forms a part of this registration statement).*

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23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Wachtell, Lipton, Rosen & Katz (included as part of the opinion filed as Exhibit 5.1 to this registration statement).

23.4	Consent of Latham & Watkins LLP (included as part of the opinion filed as Exhibit 8.1 to this registration statement).

24.1	Power of Attorney.†

99.1	Form of Written Consent for holders of Postmates capital stock.†

99.2	Form of Letter of Transmittal (attached as Annex D to the consent solicitation statement/prospectus that forms a part of this registration statement).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Uber agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.
†	Previously filed.

Item 22. Undertakings

(a)          The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities

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provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on November 12, 2020.

Uber Technologies, Inc.

By:	/s/ Dara Khosrowshahi
Name:	Dara Khosrowshahi
Title:	Chief Executive Officer
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 12, 2020.

Signature	Title

/s/ Dara Khosrowshahi	Chief Executive Officer and Director
Dara Khosrowshahi	(Principal Executive Officer)

/s/ Nelson Chai	Chief Financial Officer
Nelson Chai	(Principal Financial Officer)

/s/ Glen Ceremony	Chief Accounting Officer and Global Corporate Controller
Glen Ceremony	(Principal Accounting Officer)

*	Chairperson of the Board of Directors
Ronald Sugar

*	Director
Revathi Advaithi

*	Director
Ursula Burns

*	Director
Robert Eckert

*	Director
Amanda Ginsberg

*	Director
Wan Ling Martello

Director
H.E. Yasir Al-Rumayyan

*	Director
John Thain

*	Director
David Trujillo

* Dara Khosrowshahi, by signing his name hereto, does hereby sign this registration statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Dara Khosrowshahi
Name: Dara Khosrowshahi
Title: Chief Executive Officer, as Attorney-in-Fact
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